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As filed with the Securities and Exchange Commission on June 2, 2005

Registration No. 333-123857

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CROMPTON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2820 (Primary Standard Industrial Classification Code Number)	52-2183153 (I.R.S. Employer Identification Number)

199 Benson Road
Middlebury, Connecticut 06749
(203) 573-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

LYNN A. SCHEFSKY
Senior Vice President and General Counsel
Crompton Corporation
199 Benson Road
Middlebury, Connecticut 06749
(203) 573-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to

SCOTT J. DAVIS JAMES T. LIDBURY Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, Illinois 60603-3441 (312) 782-0600	JEFFREY M. LIPSHAW Great Lakes Chemical Corporation 9025 North River Road, Suite 400 Indianapolis, Indiana 46240 (317) 715-3000	THOMAS A. ROBERTS R. JAY TABOR Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

        Approximate date of commencement of proposed sale to the public: Upon consummation of the merger.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          The information in this document is not complete and may be changed. A registration statement related to the Crompton common stock being registered pursuant to this document has been filed with the Securities and Exchange Commission. Crompton may not distribute or issue these securities until the registration statement is effective. This document is not an offer to distribute these securities and Crompton is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

        On March 8, 2005, Crompton Corporation and Great Lakes Chemical Corporation agreed to combine their businesses by merging a wholly owned subsidiary of Crompton with and into Great Lakes. In the merger, each Great Lakes stockholder will receive 2.2232 shares of Crompton common stock for each share of Great Lakes common stock that the stockholder owns, and Great Lakes will become a wholly owned subsidiary of Crompton. We do not expect that Great Lakes stockholders will recognize any gain or loss for U.S. federal income tax purposes except to the extent they receive cash proceeds from the sale of fractional shares of Crompton common stock to which they would otherwise have been entitled.

        The merger agreement must be adopted by Great Lakes stockholders. In addition, the issuance of shares of Crompton common stock pursuant to the merger agreement requires the approval of Crompton stockholders. Great Lakes and Crompton have each scheduled special meetings of their stockholders on July 1, 2005 to vote on these matters. Regardless of the number of shares that you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are provided inside.

        Great Lakes' board of directors has approved and declared advisable the merger agreement and the transactions that it contemplates. Great Lakes' board of directors recommends that Great Lakes stockholders vote to adopt the merger agreement.

        Crompton's board of directors has approved and declared advisable the merger agreement and the transactions that it contemplates. Crompton's board of directors recommends that Crompton stockholders vote to approve the issuance of Crompton common stock contemplated by the merger agreement.

        Crompton is also proposing to change its name to Chemtura Corporation in connection with the merger by amending its certificate of incorporation. The name change amendment requires the approval of Crompton stockholders and is subject to completion of the merger. Crompton's board of directors recommends that Crompton stockholders vote to approve the name change amendment.

        This document provides you with detailed information about the proposed merger and the name change amendment. We encourage you to read the entire document carefully.

        Crompton common stock is traded on the New York Stock Exchange under the symbol "CK." Each share of Crompton common stock is accompanied by one right, issued pursuant to Crompton's stockholders rights plan, that trades with the Crompton common stock.

        Great Lakes common stock is traded on the New York Stock Exchange under the symbol "GLK."

        See "Risk Factors" beginning on page 14 of this document for a discussion of risks relevant to the merger.

Robert L. Wood Chairman, President and Chief Executive Officer CROMPTON CORPORATION	John J. Gallagher III Chief Executive Officer GREAT LAKES CHEMICAL CORPORATION

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This document is dated June 2, 2005, and was first mailed to stockholders on or about June 3, 2005.

CROMPTON CORPORATION
199 Benson Road
Middlebury, Connecticut 06749

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on July 1, 2005

To Crompton Corporation Stockholders:

        We will hold a special meeting of stockholders of Crompton Corporation for the following purposes:

  •
  To consider and vote on the issuance of shares of Crompton common stock contemplated to be issued by the Agreement and Plan of Merger, dated as of March 8, 2005, by and among Crompton Corporation, Copernicus Merger Corporation and Great Lakes Chemical Corporation, as it may be amended from time to time, including Crompton common stock to be issued pursuant to the merger and Crompton common stock issuable upon the exercise of Crompton stock options and settlement of restricted share units that are converted pursuant to the merger agreement from Great Lakes stock options and restricted share units;

  •
  To consider and vote on the approval of an amendment to Crompton's certificate of incorporation, subject to the consummation of the merger, that will change Crompton's name to Chemtura Corporation; and

  •
  To transact other business as may properly be presented at the special meeting or any adjournments or postponements of the special meeting.

        The date, time and place of the special meeting are as follows:

July 1, 2005
10 am, local time
Sheraton Stamford Hotel,
2701 Summer Street,
Stamford, Connecticut 06905

        Only stockholders of record at the close of business on May 27, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Crompton will keep at its offices in Middlebury, Connecticut, a list of stockholders entitled to vote at the special meeting available for inspection for any purpose relevant to the special meeting during normal business hours for the 10 days before the special meeting.

        YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

  •
  USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

  •
  USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

  •
  MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

BARRY J. SHAINMAN Secretary

Middlebury, Connecticut June 2, 2005

GREAT LAKES CHEMICAL CORPORATION
9025 North River Road, Suite 400
Indianapolis, Indiana 46240

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on July 1, 2005

To Great Lakes Chemical Corporation Stockholders:

        We will hold a special meeting of stockholders of Great Lakes Chemical Corporation for the following purposes:

  •
  To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of March 8, 2005, by and among Crompton Corporation, Copernicus Merger Corporation and Great Lakes Chemical Corporation, as it may be amended from time to time; and

  •
  To transact other business as may properly be presented at the special meeting or any adjournments or postponements of the special meeting.

        The date, time and place of the special meeting are as follows:

July 1, 2005
9 am, local time
8425 Woodfield Crossing,
Indianapolis, Indiana 46240

        Only stockholders of record at the close of business on May 27, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Great Lakes will keep at its offices in Indianapolis, Indiana, a list of stockholders entitled to vote at the special meeting available for inspection for any purpose relevant to the special meeting during normal business hours for the 10 days before the special meeting.

        YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

  •
  USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

  •
  USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

  •
  MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

KAREN WITTE DUROS Secretary

Indianapolis, Indiana June 2, 2005

TABLE OF CONTENTS

Page
SUMMARY	1
The Companies	1
The Special Meetings	1
What Great Lakes Stockholders Will Receive in the Merger	2
U.S. Federal Income Tax Consequences	2
Directors and Senior Management of the Combined Company Following the Merger	2
Market Prices of Crompton and Great Lakes Common Stock on Important Dates	3
Change of Crompton's Name	3
Our Recommendations to Stockholders	3
Crompton's Reasons for the Merger	4
Great Lakes' Reasons for the Merger	4
Interests of Great Lakes' Executive Officers and Directors in the Merger	4
Opinions of Financial Advisors	5
The Merger Agreement	6
Other Information	8
Selected Historical Consolidated Financial Data of Crompton	10
Selected Historical Consolidated Financial Data of Great Lakes	11
Comparative Per Share Data	12
Selected Unaudited Pro Forma Combined Condensed Financial and Other Data	13
RISK FACTORS	14
The combined company may not be able to integrate the operations of Crompton and Great Lakes successfully	14
The market value of the consideration to Great Lakes stockholders at the effective time of the merger is determined by the price of Crompton common stock; the market value of the merger consideration will decrease if the market value of Crompton common stock decreases	14
The merger may be dilutive to various financial measurements	14
The combined company expects to incur significant costs in connection with the merger that may affect the combined company's results of operations	15
The combined company's credit ratings are expected to be below investment grade, which is lower than Great Lakes' current ratings	15
Obtaining required regulatory approvals may delay consummation of the merger or adversely affect the combined company's business or operating results.	16
Significant competition may force the combined company to reduce prices, which may adversely impact its results of operations	16
Current and future litigation, governmental investigations and administrative claims, including antitrust-related governmental investigations and lawsuits, could harm the combined company's financial condition, results of operations and cash flows	16
Environmental, health, and safety regulation matters could have a substantial negative impact on the combined company's business	17
Crompton and Great Lakes are, and the combined company will be, subject to uncertainties of foreign operations	17
The results of operations of Crompton and Great Lakes are, and the combined company's results of operations will be, subject to exchange rate and other currency risks	18
Crompton and Great Lakes have unfunded pension plans and post-retirement health care plans, which could result in claims against their assets	19

i

Any disruption in the availability or price, or deterioration in the quality, of the raw materials or energy available for our products may have a material adverse effect on our operating results	19
The cyclicality of the chemical industry may cause significant fluctuations in our operating results and cash flow	20
Changes in Crompton's sales strategy may impact its results of operations and its ability to service its customers.	20
Production facilities are subject to operating risks that may adversely affect the combined company's operations	21
Crompton has charter and other provisions that could prevent or delay future transactions or other changes that stockholders believe are desirable.	21
THE COMPANIES	22
Crompton Corporation	22
Great Lakes Chemical Corporation	22
MARKET PRICES AND DIVIDEND INFORMATION	23
THE SPECIAL MEETINGS	24
Time, Place and Date	24
Purposes	24
Quorum	24
Record Date	24
Shares Entitled to Vote	24
Recommendations of the Boards of Directors	25
Votes Required	25
Shares Outstanding	26
Voting Procedures	26
Solicitation of Proxies	27
Shares Held in Street Name	27
Independent Registered Public Accounting Firm	28
THE MERGER	29
Background of the Merger	29
Recommendation of Crompton's Board of Directors and Reasons for the Merger	37
Recommendation of Great Lakes' Board of Directors and Reasons for the Merger	40
Certain Prospective Financial Information (Unaudited)	41
Opinions of Financial Advisors	43
Opinion of Citigroup Global Markets Inc.—Financial Advisor to Crompton	43
Opinion of Morgan Stanley & Co. Incorporated—Financial Advisor to Crompton	51
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated—Financial Advisor to Great Lakes	59
Interests of Great Lakes' Directors and Executive Officers in the Merger	68
Appraisal Rights	74
Regulatory Matters	74
Delisting and Deregistration of Great Lakes Common Stock	74
Accounting Treatment	74
THE MERGER AGREEMENT	76
Structure of the Merger	76
When the Merger Becomes Effective	76
Conversion of Great Lakes Stock, Stock Options and Restricted Share Units	77

Exchange of Shares; Fractional Shares	78
Conditions to the Merger	79
Representations and Warranties	81
Covenants and Other Agreements	83
Termination	87
Termination Fees and Expenses	89
Amendment; Extension and Waiver	90
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY	91
Directors	91
Executive Officers	94
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	96
General	96
Tax Treatment of Corporate Parties to the Reorganization and of Great Lakes Common Stockholders	97
U.S. Information Reporting and Backup Withholding	97
DESCRIPTION OF CROMPTON CAPITAL STOCK	98
Common Stock	98
Preferred Stock	99
Rights Plan	100
COMPARISON OF THE RIGHTS OF CROMPTON AND GREAT LAKES STOCKHOLDERS	101
ADDITIONAL INFORMATION	107
Deadline for Future Stockholder Proposals	107
Legal Matters	107
Experts	107
Where You Can Find More Information	108
Forward-Looking Statements	110
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	F-1
ANNEXES
Annex A: Agreement and Plan of Merger	A-1
Annex B: Opinion of Citigroup Global Markets Inc. to Crompton's Board of Directors	B-1
Annex C: Opinion of Morgan Stanley & Co. Incorporated to Crompton's Board of Directors	C-1
Annex D: Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to Great Lakes' Board of Directors	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Why am I receiving these materials?

A:    Crompton and Great Lakes have agreed to combine their businesses by merging a wholly owned subsidiary of Crompton with and into Great Lakes. The transaction cannot be completed without the approval of the stockholders of both Crompton and Great Lakes. Crompton is also proposing to change its name to Chemtura Corporation, subject to completion of the merger, to reflect the creation of a new company.

Q:    What will happen to Great Lakes as a result of the merger?

A:    A wholly owned Crompton subsidiary will merge with and into Great Lakes. Great Lakes will be the surviving company of that merger and will become a wholly owned subsidiary of Crompton.

Q:    What will Great Lakes stockholders receive in the merger?

A:    Each Great Lakes stockholder will receive 2.2232 shares of Crompton common stock for each share of Great Lakes common stock that the stockholder owns at the effective time of the merger. Instead of issuing fractional shares, the exchange agent will combine all of the fractional shares and sell them on the New York Stock Exchange. Great Lakes stockholders will receive cash, without interest, instead of fractional shares from the proceeds obtained from the sale of those shares.

Q:    Should Great Lakes stockholders send in their stock certificates now?

A:    No. After the transaction is completed, Great Lakes stockholders will receive written instructions for exchanging their stock certificates. Please do not send in your stock certificates with your proxy.

Q:    When do you expect the merger to be completed?

A:    We are working to complete the merger as soon as possible. A number of conditions must be satisfied before we can complete the merger, including approval of the stockholders of both Crompton and Great Lakes. Although we cannot be sure when all of the conditions to the transaction will be satisfied, we hope to complete the transaction by mid-year 2005.

Q:    What do I need to do now?

A:    You should carefully read this document. Then, if you choose to vote by proxy, you should do so as soon as possible by completing, signing and mailing your proxy card. Stockholders can also vote by proxy by either (1) using the toll-free telephone number listed on their proxy cards and following the recorded instructions or (2) going to the Internet website listed on their proxy cards and following the instructions provided.

Q:    If I am planning on attending a meeting in person, should I still grant my proxy?

A:    Yes. Whether or not you plan to attend a meeting, you should grant your proxy as described above. Your shares will not be voted if you neither attend a meeting and vote in person nor grant your proxy. For Great Lakes stockholders, this would have the same effect as a vote against adoption of the merger agreement. Assuming a quorum is present, the failure of a Crompton stockholder to vote in person or by proxy will not affect the outcome of the matters to be voted on at the Crompton meeting.

Q:    Can I change my vote after I have granted my proxy?

A:    Yes. You can change your vote at any time before your proxy is voted at the meeting by following the procedures set forth in this document under "The Special Meetings—Voting Procedures—Revocation."

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    No. Your broker will NOT vote your shares unless you tell the broker how to vote. To do so, you should follow the directions that your broker provides you.

Q:    Am I entitled to appraisal rights in connection with the merger?

A:    No. Neither Great Lakes nor Crompton stockholders are entitled to appraisal rights in connection with the merger.

Q:    Whom do I call if I have further questions about voting, the meetings or the merger?

A:    Great Lakes stockholders may call Great Lakes' Investor Relations at (317) 715-3027. Crompton stockholders may call Crompton's Investor Relations at (203) 573-2163.

v

SUMMARY

        This summary highlights some of the information in this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this document and the other documents to which we have referred you. See the "Additional Information—Where You Can Find More Information" section of this document for more details.

The Companies

Crompton Corporation
199 Benson Road
Middlebury, Connecticut 06749
Telephone: (203) 573-2000

        Crompton is a global diversified producer of specialty chemicals (including agricultural chemicals), polymer products and polymer processing equipment. Crompton's products are used in a wide variety of end-use markets, principally including automotive, transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods and personal care products. Most of Crompton's chemical products are sold to industrial manufacturing customers for use as additives, ingredients or intermediates that add value to their end products. Crompton manufactures and sells more than 3,500 products and formulations. Crompton is a market leader in many of its key product lines, including polyvinyl chloride additives, aluminum alkyl catalysts and high-performance castable urethanes.

Great Lakes Chemical Corporation
9025 North River Road, Suite 400
Indianapolis, Indiana 46240
Telephone: (317) 715-3000

        Great Lakes is a global company dedicated to delivering innovative, market-focused specialty chemical solutions and consumer products. Great Lakes' products and services help treat and purify water, keep surfaces in and around the home shining, protect against and extinguish fire, and enhance the stability and performance of a wide range of consumer products, such as computers, electronics, automobiles, packaging, building materials and furniture. Great Lakes serves customers and markets through an integrated network of research, production, sales, distribution and technical services facilities.

        In this document, we sometimes refer to Crompton, Great Lakes and their respective subsidiaries as the "combined company."

The Special Meetings

  Crompton Special Meeting

        Where and when: The Crompton special meeting will take place at Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905, on July 1, 2005, at 10 am, local time.

        What you are being asked to vote on: At the Crompton special meeting, Crompton stockholders will vote on the approval of the issuance of up to 140,111,063 shares of Crompton common stock contemplated to be issued by the merger agreement, including Crompton common stock to be issued pursuant to the merger and Crompton common stock issuable upon the exercise of Crompton stock options and settlement of restricted share units that are converted pursuant to the merger agreement from Great Lakes stock options and restricted share units. Crompton stockholders will also vote on the approval of an amendment to Crompton's certificate of incorporation, subject to the consummation of the merger, that will change Crompton's name to Chemtura Corporation. Approval of the issuance of Crompton common stock contemplated by the merger agreement is not conditioned on approval of the name change amendment, but the name change amendment is conditioned on the consummation of the merger.

        Who may vote: You may vote at the Crompton special meeting if you owned Crompton common stock at the close of business on the record date, May 27, 2005. On that date, there were 117,802,321 shares of Crompton common stock outstanding and entitled to vote. You may cast one vote for each share of

Crompton common stock that you owned on the record date.

        What vote is needed: The affirmative vote of the holders of at least a majority of the votes cast in person or by proxy by holders of Crompton common stock is required to approve the issuance of Crompton common stock contemplated by the merger agreement, provided that the total vote cast represents at least a majority of the shares of Crompton common stock entitled to vote. The affirmative vote in person or by proxy of the holders of at least a majority of the shares of Crompton common stock outstanding and entitled to vote is required to approve the name change amendment. As of May 27, 2005, shares representing approximately 0.7% of the outstanding shares of Crompton common stock were held by Crompton's directors, executive officers and their respective affiliates.

  Great Lakes Special Meeting

        Where and when: The Great Lakes special meeting will take place at 8425 Woodfield Crossing, Indianapolis, Indiana 46240, on July 1, 2005 at 9 am, local time.

        What you are being asked to vote on: At the Great Lakes special meeting, Great Lakes stockholders will vote on the adoption of the merger agreement.

        Who may vote: You may vote at the Great Lakes special meeting if you owned Great Lakes common stock at the close of business on the record date, May 27, 2005. On that date, there were 52,169,638 shares of Great Lakes common stock outstanding and entitled to vote. You may cast one vote for each share of Great Lakes common stock that you owned on the record date.

        What vote is needed: The affirmative vote in person or by proxy of the holders of at least a majority of the shares of Great Lakes common stock outstanding and entitled to vote is required to adopt the merger agreement. As of May 27, 2005, shares representing approximately 0.9% of the outstanding shares of Great Lakes common stock were held by Great Lakes' directors, executive officers and their respective affiliates.

What Great Lakes Stockholders Will Receive in the Merger

        Each Great Lakes stockholder will receive 2.2232 shares of Crompton common stock for each share of Great Lakes common stock that the stockholder owns at the effective time of the merger. Instead of issuing fractional shares, the exchange agent will combine all of the fractional shares and sell them on the New York Stock Exchange. Great Lakes stockholders will receive cash, without interest, instead of fractional shares from the proceeds obtained from the sale of those shares.

U.S. Federal Income Tax Consequences

        The merger has been structured so that none of Great Lakes, Crompton or their respective stockholders will recognize any gain or loss for U.S. federal income tax purposes, except to the extent that Great Lakes stockholders receive cash proceeds from the sale of fractional shares of Crompton common stock to which they otherwise would have been entitled. As a condition to the merger, Crompton and Great Lakes must each receive a satisfactory opinion from its own legal counsel regarding the U.S. federal income tax treatment of the merger. See the "Material Federal Income Tax Considerations" section of this document for more information.

        Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. We urge that you consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Directors and Senior Management of the Combined Company Following the Merger

        The board of directors of the combined company will consist of 11 directors as follows:

  •
  Class II Directors (to serve until Crompton's 2008 annual stockholder meeting): Robert L. Wood, Nigel D. T. Andrews, Robert A. Fox and Mack G. Nichols.

  •
  Class I Directors (to serve until Crompton's 2007 annual stockholder meeting): Martin M. Hale, C. A. Piccolo and Bruce F. Wesson.

  •
  Class III Directors (to serve until Crompton's 2006 annual stockholder meeting): James W. Crownover, Roger L. Headrick, Leo I. Higdon, Jr. and Jay D. Proops.

        Robert L. Wood currently is, and will continue as, Crompton's Chairman, President and Chief Executive Officer. Robert A. Fox, Roger L. Headrick, Leo I. Higdon, Jr., C. A. Piccolo and Bruce F. Wesson currently are members of Crompton's board of directors. Nigel D. T. Andrews, James W. Crownover, Martin M. Hale, Mack G. Nichols and Jay D. Proops currently are members of Great Lakes' board of directors and, upon completion of the merger, will become members of the board of directors of the combined company.

        Unless the combined company's board of directors unanimously determines otherwise after the merger, Crompton will decrease the size of the combined company's board of directors to nine effective as of Crompton's 2006 annual stockholder meeting by causing one Great Lakes designee and one original Crompton director on the combined company's board of directors either to resign from or not to seek re-election to the board of directors as of or at the 2006 annual stockholder meeting. Crompton will use its best efforts to cause each Great Lakes board designee whose term expires in 2006 or 2007 to be re-nominated for one additional term, unless the designee does not meet Crompton's board membership criteria or such designee is to resign or not seek re-election as part of the decrease in the size of Crompton's board of directors described above.

        Crompton has announced that certain members of Crompton's existing senior management, including Mr. Wood, will continue in their current capacities after the merger. The combined company may select members from both Crompton's and Great Lakes' existing management to augment its management team.

Market Prices of Crompton and Great Lakes Common Stock on Important Dates

        Shares of Crompton common stock are traded on the New York Stock Exchange under the symbol "CK". Shares of Great Lakes common stock are traded on the New York Stock Exchange under the symbol "GLK". The following table shows the closing per share sales prices of Crompton and Great Lakes common stock and the equivalent price per share of Great Lakes common stock on:

  •
  March 8, 2005—the last full trading day before Crompton and Great Lakes announced the proposed merger; and

  •
  June 1, 2005—the last full trading day before the date of this document.

        The equivalent price per share of Great Lakes common stock is equal to the closing price of a share of Crompton common stock on that date multiplied by 2.2232, the applicable exchange ratio in the merger.

Date	Crompton Common Stock	Great Lakes Common Stock	Equivalent Price per share of Great Lakes Common Stock
March 8, 2005	$13.46	$27.18	$29.92
June 1, 2005	$15.50	$34.30	$34.46

Change of Crompton's Name

        Crompton is proposing to change its name to Chemtura Corporation in connection with the merger by amending its certificate of incorporation. The new name is intended to reflect the creation of a new company in the merger. Approval of the name change amendment is not a condition to the merger, but the name change amendment is subject to completion of the merger. The combined company will be named Chemtura Corporation if the name change amendment is approved and the merger is completed.

Our Recommendations to Stockholders

  To Crompton Stockholders:

        Crompton's board of directors has approved and declared advisable the merger agreement and the transactions that it contemplates. One Crompton director was not present at the board meeting at which the merger agreement was approved but has stated he fully supports the board's actions in approving the merger agreement. Crompton's board of directors recommends that Crompton stockholders vote "FOR" the approval of the issuance of Crompton common stock contemplated by the merger agreement and "FOR" the approval of the name change amendment.

        As of May 27, 2005, shares representing approximately 0.7% of the outstanding shares of Crompton common stock were held by Crompton's directors, executive officers and their respective affiliates, all of whom Crompton expects will vote their shares for the approval of the issuance of Crompton common stock contemplated by the merger agreement and for the approval of the name change amendment.

  To Great Lakes Stockholders:

        Great Lakes' board of directors has unanimously approved and declared advisable the merger agreement and the transactions that it contemplates. Great Lakes' board of directors recommends that Great Lakes stockholders vote "FOR" the adoption of the merger agreement.

        As of May 27, 2005, shares representing approximately 0.9% of the shares of Great Lakes common stock outstanding and entitled to vote were held by Great Lakes' directors, executive officers and their respective affiliates, all of whom Great Lakes expects will vote their shares for the adoption of the merger agreement.

Crompton's Reasons for the Merger

        Crompton's board of directors considered various factors in approving the merger agreement and the transactions that it contemplates, including

  •
  expected accretion to earnings per share and cash flow per share beginning in 2006;

  •
  the combined company's greater size and leading positions in high-value specialty chemical niche businesses;

  •
  anticipated cost savings of $90 million to $100 million per year expected to be achieved in most part beginning in 2006;

  •
  expected cash flow benefits related to utilization of Crompton's net operating losses;

  •
  improved financial strength;

  •
  improved market position;

and the other matters referred to under "The Merger—Recommendation of Crompton's Board of Directors and Reasons for the Merger."

Great Lakes' Reasons for the Merger

        Great Lakes' board of directors considered various factors in approving the merger agreement and the transactions that it contemplates, including

  •
  the belief that the combined company will have the opportunity to realize significant synergies;

  •
  the assessment of Great Lakes' strategic alternatives (including other potential transactions);

  •
  the view that the merger presented a more attractive opportunity than remaining as an independent company;

  •
  the fact that Great Lakes stockholders will own approximately 49% of the combined company on a fully diluted basis and will have an opportunity to participate in the potential growth of the combined company;

and the other matters referred to under "The Merger—Recommendation of Great Lakes' Board of Directors and Reasons for the Merger."

Interests of Great Lakes' Executive Officers and Directors in the Merger

        Some of Great Lakes' directors and executive officers may have interests in the merger that may be different from, or are in addition to, your interests:

  •
  At the effective time of the merger, five current members of Great Lakes' board of directors will be appointed to Crompton's board of directors, to serve until their respective successors are elected and qualified or until their respective earlier resignations.

  •
  After the merger, Great Lakes' executive officers may remain executive officers of Great Lakes or may become executive officers or employees of Crompton and may be offered equity-based or other incentives to remain with the combined company.

  •
  The merger will trigger change-of-control provisions in the employment agreements or change in control agreements of Great Lakes' executive officers, which will entitle them to severance benefits and payments to cover excise taxes if their employment ceases within a specified time after the merger other than for cause. Some payments may be made under those agreements immediately after the merger is completed without regard to termination of employment.

  •
  The merger will cause vesting of certain outstanding awards under Great Lakes' employee stock option and stock unit plans, in which some of Great Lakes' directors and executive officers participate.

  •
  Participants in the Great Lakes nonqualified deferred compensation plan will become fully vested in their account balances upon the completion of the merger. If, within three years of the completion of the merger, a participant in the plan should be terminated by the combined company for other than cause or if she terminates her employment for good reason, then within sixty days from the termination date, the participant is entitled to receive a lump sum payment equal to her account balance in the plan.

  •
  The surviving corporation will indemnify, defend and hold harmless each current and former director, officer and employee of Great Lakes and its subsidiaries against all losses in connection with any proceeding arising out of the fact that such person was a director, officer or employee of Great Lakes or its subsidiaries, to the same extent that such person was indemnified prior to the date of the merger under Great Lakes' charter documents or a contractual agreement with Great Lakes.

  •
  For six years after the merger, Crompton will maintain Great Lakes' current policies of directors' and officers' liability insurance and fiduciary liability insurance, or policies on terms no less favorable to the insured, covering acts or omissions before the merger.

        Great Lakes' directors and executive officers beneficially owned about 0.9% of the shares of Great Lakes common stock outstanding and entitled to vote as of May 27, 2005. Crompton's directors and executive officers did not beneficially own any shares of Great Lakes stock as of March 31, 2005.

        The boards of directors of both companies were aware of these interests and considered them in approving the merger agreement.

Opinions of Financial Advisors

        The opinions of Crompton's and Great Lakes' financial advisors are attached to this document as Annexes B, C and D. We encourage you to read those opinions carefully, as well as the descriptions of the analyses and assumptions on which the opinions were based in "The Merger—Opinions of Financial Advisors" section of this document. Each opinion is directed to the applicable company's board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

  Opinions of Crompton's Financial Advisors

        Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, Crompton's financial advisors, each delivered its opinion to Crompton's board of directors on March 8, 2005. Citigroup Global Markets Inc.'s opinion states that, as of the date of its opinion and based upon and subject to the matters and assumptions set forth in the opinion, its experience as an investment banker and its work as described in the opinion and other factors it deemed relevant, the 2.2232 exchange ratio was fair, from a financial point of view, to Crompton. Morgan Stanley & Co. Incorporated's opinion states that, as of the date of its opinion and based on and subject to the matters and assumptions set forth in the opinion, the 2.2232 exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Crompton.

  Opinion of Great Lakes' Financial Advisor

        On March 8, 2005, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Great Lakes' financial advisor, delivered its oral opinion, which opinion was subsequently confirmed in writing, to Great Lakes' board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in the opinion, the 2.2232 exchange ratio was fair, from a financial point of view, to the holders of Great Lakes common stock.

The Merger Agreement

        The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

  What We Need to Do to Complete the Merger

        Crompton and Great Lakes will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

  •
  adoption by Great Lakes stockholders of the merger agreement;

  •
  approval by Crompton stockholders of the issuance of Crompton common stock contemplated by the merger agreement;

  •
  the expiration of applicable antitrust waiting periods or the receipt of necessary antitrust approvals;

  •
  the absence of legal prohibitions to the merger;

  •
  the continued effectiveness of the registration statement of which this document is a part;

  •
  either (1) the receipt of a requisite percentage of consents from Crompton's lenders under a credit agreement to which Crompton is party or (2) the execution of a replacement credit agreement under which completing the merger would not be a default;

  •
  the merger and other transactions contemplated by the merger agreement not constituting a default or event of default under two indentures to which Crompton is a party;

  •
  the approval for listing on the New York Stock Exchange of the shares of Crompton common stock to be issued as contemplated in the merger agreement;

  •
  the absence of any restatement or other modification of Crompton's historical earnings or other financial results caused by the material weakness identified by Crompton in its management's report on internal control over financial reporting contained in Crompton's Form 10-K for the year ended December 31, 2004, as filed by Crompton with the Securities and Exchange Commission;

  •
  the continued accuracy of each company's representations and warranties;

  •
  the performance by each company of its obligations under the merger agreement; and

  •
  the receipt of legal opinions from counsel for each company as to the treatment of the merger for U.S. federal income tax purposes.

  Termination of the Merger Agreement

        Crompton and Great Lakes can agree to terminate the merger agreement at any time without completing the merger, even after stockholder approvals have been obtained. In addition, either company can terminate the merger agreement on its own without completing the merger if:

  •
  the merger is not completed by September 30, 2005, other than due to a breach of the merger agreement by the terminating party, and except that either party can extend this date to December 31, 2005 if the merger has not received antitrust clearance by September 30, 2005;

  •
  the necessary approval of the stockholders of either company is not obtained at their respective special meetings;

  •
  any legal prohibition to completing the merger has become final and non-appealable;

  •
  the other company materially breaches the merger agreement and cannot or does not correct the breach within a 30-day cure period;

  •
  the board of directors of the other company withdraws or adversely changes its original recommendation of the merger, or recommends to its stockholders a competing transaction; or

  •
  its own board of directors determines that an alternate takeover proposal received by it is more favorable to its stockholders than the merger and the other company party to the merger agreement has not proposed improvements to the terms of the merger agreement within three business days that would cause the alternate takeover proposal to no longer be more favorable to its stockholders.

  Great Lakes Termination Fees

        Great Lakes will be required to pay a $50 million termination fee to Crompton if:

  •
  Great Lakes terminates the merger agreement to accept an offer for a competing transaction that Great Lakes' board of directors determines is more favorable to Great Lakes stockholders than the merger;

  •
  Crompton terminates the merger agreement prior to the Great Lakes special meeting because (1) Great Lakes' board of directors withdraws or changes its recommendation of the merger and such action is related to an offer for a competing transaction made to Great Lakes or its stockholders prior to the Great Lakes special meeting or (2) Great Lakes' board of directors recommends or approves a competing transaction; or

  •
  Great Lakes or Crompton terminates the merger agreement after the Great Lakes special meeting because (1) (a) Great Lakes' board of directors withdraws or changes its recommendation of the merger and such action is related to an offer for a competing transaction made to Great Lakes or its stockholders prior to the Great Lakes special meeting or (b) Great Lakes' board of directors recommends or approves a competing transaction; and (2) Great Lakes stockholders fail to adopt the merger agreement at the Great Lakes special meeting.

        Great Lakes will be required to pay a $25 million termination fee to Crompton if (1) an offer for a competing transaction is made to Great Lakes or its stockholders prior to the Great Lakes special meeting and that offer is not withdrawn before the Great Lakes special meeting, (2) Great Lakes' board of directors does not withdraw or change its recommendation of the merger and does not recommend or approve the competing transaction, (3) Great Lakes stockholders fail to adopt the merger agreement at the Great Lakes special meeting and (4) either Crompton or Great Lakes terminates the merger agreement. In that case, an additional $25 million termination fee will be payable by Great Lakes if, within 12 months after the merger agreement is terminated under those circumstances, Great Lakes signs an agreement for, or completes, a transaction that would have been a competing transaction had the merger agreement not been terminated.

  Crompton Termination Fees

        Crompton will be required to pay a $50 million termination fee to Great Lakes if:

  •
  Crompton terminates the merger agreement to accept an offer for a competing transaction that Crompton's board of directors determines is more favorable to Crompton stockholders than the merger;

  •
  Great Lakes terminates the merger agreement prior to the Crompton special meeting because (1) Crompton's board of directors withdraws or changes its recommendation of the merger and such action is related to an offer for a competing transaction made to Crompton or its stockholders prior to the Crompton special meeting or (2) Crompton's board of directors recommends or approves a competing transaction; or

  •
  Crompton or Great Lakes terminates the merger agreement after the Crompton special meeting because (1) (a) Crompton's board of directors withdraws or changes its recommendation of the merger and such action is related to an offer for a competing transaction made to Crompton or its stockholders prior to the Crompton special meeting or (b) Crompton's board of directors recommends or approves a competing transaction; and (2) Crompton stockholders fail to approve the issuance of Crompton common stock contemplated by the merger agreement at the Crompton special meeting.

        Crompton will be required to pay a $25 million termination fee to Great Lakes if (1) an offer for a competing transaction is made to Crompton or its stockholders prior to the Crompton special meeting and that offer is not withdrawn before the Crompton special meeting, (2) Crompton's board of directors does not withdraw or change its recommendation of the merger and does not recommend or approve the competing transaction, (3) Crompton stockholders fail to approve the issuance of Crompton common stock contemplated by the merger agreement and (4) either Great Lakes or Crompton terminates the merger agreement. In that case, an additional $25 million termination fee will be payable by Crompton if, within 12 months after the merger agreement is terminated under those circumstances, Crompton signs an agreement for, or completes, a transaction that would have been a competing transaction had the merger agreement not been terminated.

  No Solicitation

        Crompton and Great Lakes have generally agreed not to initiate or continue any discussions with any other party regarding a business combination while the merger is pending or to engage in any of those discussions unless required by fiduciary obligations under applicable law.

Other Information

  Antitrust and Competition Law Clearance Required to Complete the Merger

        The merger is subject to antitrust and competition laws. We have made the required filings with the Department of Justice and the Federal Trade Commission relating to the merger, and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on April 28, 2005. Crompton and Great Lakes conduct business in member states of the European Union, and the merger therefore also requires the review of the European Commission. Crompton has filed a formal notification of the proposed merger with the European Commission. We have also filed for antitrust or competition approval or clearance, and are continuing to review whether filings or approvals may be required or advisable, in various other foreign jurisdictions. Although we do not expect the federal government or any foreign or state government to attempt to stop the merger, we cannot assure you that they will not try to do so.

  Listing of Crompton Common Stock to be Issued in the Merger

        Crompton expects to obtain approval to list on the New York Stock Exchange the shares of

Crompton common stock to be issued in the merger and the shares of Crompton common stock issuable upon the exercise of Crompton stock options and settlement of restricted share units that are converted pursuant to the merger agreement from Great Lakes stock options and restricted share units.

  Accounting Treatment

        Crompton will account for the merger using the purchase method of accounting. Under that method of accounting, the aggregate consideration that Crompton pays to Great Lakes stockholders will be allocated to Great Lakes' assets and liabilities based on their fair values, with any excess being treated as goodwill. For purposes of preparing the pro forma combined financial statements, approximately $1.1 billion of the total consideration has been allocated to goodwill. Such allocation does not reflect any fair value adjustments related to certain of the assets and liabilities of Great Lakes, including property, plant and equipment and intangible assets, as such valuations have not yet been completed. It also does not reflect any charges for severance or other charges related to the integration of the two companies, which could be material. Crompton believes that a portion of the $1.1 billion of goodwill reflected in the pro forma combined financial statements will be re-allocated to tangible and intangible assets, including property, plant and equipment, patents, tradenames, customer relationships and in-process research and development.

        At this time, Crompton is unable to estimate the amount of any re-allocation of the purchase price to tangible and intangible assets pending completion of the valuations. However, final valuations of property, plant and equipment and intangible assets could still result in a significant portion of the purchase price being allocated to goodwill.

        The strategic long-term factors contributing to this are:

  •
  The creation of the third largest U.S. specialty chemical company with leading positions in high-value specialty chemical niche markets and global leadership in several business areas. Crompton believes this will enhance its position relative to its competitors and give the combined company better access to customers, greater marketing, purchasing and operating strengths and increase cross selling opportunities. In addition, the larger size of the combined company will provide it with greater liquidity in the market for its shares and may allow it to consider future transactions that would not otherwise be possible.

  •
  The combined company is expected to have greater stability through geographic and end-market diversification.

  •
  A significantly strengthened balance sheet and credit profile, including the positioning of the combined company to achieve investment grade ratings earlier than Crompton would on its own and providing the combined company greater operating and financial flexibility and better access to markets.

  •
  Crompton believes the combination will provide a platform for enhanced future growth of the business due to the combined company's increased scale, improved marketing opportunities, stronger financial position and lower costs.

        In addition, the proposed merger is expected to yield at least $90 million to $100 million per year of cost savings, which are anticipated to be achieved in most part by 2006, and to be accretive to earnings per share and cash flow per share beginning in 2006. We will revise the allocation of the purchase price when additional information becomes available.

Selected Historical Consolidated Financial Data of Crompton

        The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from Crompton's audited consolidated financial statements for the years 2000 through 2004 and from Crompton's unaudited consolidated financial statements for the three months ended March 31, 2004 and 2005.

        This information is only a summary. You should read it along with Crompton's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Crompton's annual reports on Form 10-K, quarterly reports on Form 10-Q and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See the "Additional Information—Where You Can Find More Information" section of this document.

	Years Ended December 31,					Quarter Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(in millions, except per share data)
Consolidated Statement of Operations Data:
Net sales	$2,327.4	$2,054.9	$1,861.4	$1,941.8	$2,285.2	$555.5	$589.7
Earnings (loss) from continuing operations before cumulative effect of accounting change	$22.4	$(158.7)	$(39.6)	$(117.6)	$(42.0)	$60.8	$18.2
Net earnings (loss)	$89.3	$(123.9)	$(283.5)	$19.0	$(34.6)	$61.0	$20.4
Earnings per common share basic:
Earnings (loss) per common share from continuing operations before cumulative effect of accounting changes	$0.20	$(1.40)	$(0.35)	$(1.05)	$(0.37)	$0.53	$0.16
Net earnings (loss) per common share	$0.78	$(1.10)	$(2.50)	$0.17	$(0.30)	$0.53	$0.18
Weighted average number of shares outstanding	113.6	113.1	113.6	112.5	114.7	114.5	116.8
Earnings per common share diluted:
Earnings (loss) per common share from continuing operations before cumulative effect of accounting changes	$0.20	$(1.40)	$(0.35)	$(1.05)	$(0.37)	$0.53	$0.15
Net earnings (loss) per common share	$0.78	$(1.10)	$(2.50)	$0.17	$(0.30)	$0.53	$0.17
Weighted average number of shares outstanding	115.2	113.1	113.6	112.5	114.7	114.8	118.9
	As of December 31,
						As of March 31, 2005
	2000	2001	2002	2003	2004
Consolidated Balance Sheet Data:
Total assets	$3,528.3	$3,232.2	$2,840.8	$2,529.2	$2,678.7	$2,640.0
Total debt	$1,493.9	$1,412.0	$1,256.8	$814.7	$866.5	$892.1
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.05

Selected Historical Consolidated Financial Data of Great Lakes

        The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from Great Lakes' audited consolidated financial statements for the years 2000 through 2004 and from Great Lakes' unaudited consolidated financial statements for the three months ended March 31, 2004 and 2005.

        This information is only a summary. You should read it along with Great Lakes' historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Great Lakes' annual reports on Form 10-K, quarterly reports on Form 10-Q and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See the "Additional Information—Where You Can Find More Information" section of this document.

	Years Ended December 31,					Quarter Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(in millions, except per share data)
Consolidated Statement of Operations Data:
Net sales	$1,424.2	$1,318.4	$1,365.4	$1,425.9	$1,603.7	$358.1	$420.4
Earnings (loss) from continuing operations before cumulative effect of accounting change	$77.1	$(187.2)	$40.7	$(40.1)	$19.9	$(5.6)	$12.5
Net earnings (loss)	$127.0	$(289.5)	$125.0	$(51.4)	$62.9	$(5.0)	$12.5
Earnings per common share basic:
Earnings (loss) per common share from continuing operation before cumulative effect of accounting changes	$1.47	$(3.73)	$0.81	$(0.80)	$0.39	$(0.11)	$0.24
Net earnings (loss) per common share	$2.42	$(5.76)	$2.48	$(1.02)	$1.23	$(0.10)	$0.24
Weighted average number of shares outstanding	52.4	50.3	50.2	50.4	50.9	50.7	51.5
Earnings per common share diluted:
Earnings (loss) per common share from continuing operations before cumulative effect of accounting changes	$1.47	$(3.73)	$0.81	$(0.80)	$0.39	$(0.11)	$0.24
Net earnings (loss) per common share	$2.42	$(5.76)	$2.48	$(1.02)	$1.23	$(0.10)	$0.24
Weighted average number of shares outstanding	52.5	50.3	50.3	50.4	51.1	50.7	51.7
	As of December 31,
						As of March 31, 2005
	2000	2001	2002	2003	2004
Consolidated Balance Sheet Data:
Total assets	$2,134.4	$1,687.6	$1,727.9	$1,693.2	$1,801.5	$1,774.6
Total debt	$663.0	$511.7	$440.6	$434.7	$439.3	$433.1
Cash dividends declared per common share	$0.32	$0.32	$0.33	$0.365	$0.385	$0.100

Comparative Per Share Data

        The following table presents: (1) historical per share data for Crompton; (2) unaudited pro forma per share data of the combined company after giving effect to the merger; and (3) historical and unaudited equivalent pro forma per share data for Great Lakes.

        The combined company unaudited pro forma per share data was derived by combining information from the historical consolidated financial statements of Crompton and Great Lakes using the purchase method of accounting for the merger. The Great Lakes unaudited equivalent pro forma per share data was derived by multiplying the combined company unaudited pro forma per share data by the 2.2232 exchange ratio. You should read this table together with the historical consolidated financial statements of Crompton and Great Lakes that are filed with the Securities and Exchange Commission and incorporated by reference into this document. See the "Additional Information—Where You Can Find More Information" section of this document. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred prior to the dates indicated below.

			Great Lakes
		Combined Company Unaudited Pro Forma
	Crompton Historical		Historical	Unaudited Equivalent Pro Forma
Earnings (loss) from continuing operations before cumulative effect of accounting change per share for the year ended December 31, 2004:
Basic	$(0.37)	$(0.06)	$0.39	$(0.13)
Diluted	$(0.37)	$(0.06)	$0.39	$(0.13)
Cash dividends per share for the year ended December 31, 2004	$0.20	$0.18	$0.385	$0.40
Book value per share as of December 31, 2004	$2.84	$8.49	$17.03	$18.87
Earnings (loss) from continuing operations before cumulative effect of accounting change per share for the quarter ended March 31, 2005:
Basic	$0.16	$0.15	$0.24	$0.33
Diluted	$0.15	$0.15	$0.24	$0.33
Cash dividends per share for the quarter ended March 31, 2005	$0.05	$0.05	$0.10	$0.11
Book value per share as of March 31, 2005	$2.85	$8.50	$16.88	$18.90

Selected Unaudited Pro Forma Combined Condensed Financial and Other Data

        The following unaudited pro forma combined financial information gives effect to the merger between a subsidiary of Crompton and Great Lakes using the purchase method of accounting and the proposed sale of Crompton's refined products business. The pro forma combined statement of operations data gives effect to the merger as if it had occurred on the first day of the period presented. The pro forma combined balance sheet data gives effect to the merger as if it had occurred on the last day of the periods presented. The information is based upon the historical financial statements of Crompton and Great Lakes. The information should be read in conjunction with such historical financial statements, the related notes and other information contained elsewhere or incorporated by reference in this document. Certain items derived from Crompton's and Great Lakes' historical financial statements have been reclassified to conform to the pro forma combined presentation.

        The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the foregoing transactions been completed on the dates set forth therein, nor does it give effect to (1) any transaction other than the merger and the proposed sale of Crompton's refined products business, (2) Crompton's or Great Lakes' results of operations since March 31, 2005, (3) certain synergies, cost savings and one-time charges expected to result from the merger or (4) the results of final valuations of the assets and liabilities of Great Lakes, including property, plant and equipment and intangible assets. We are currently developing plans to integrate the operations of the companies, which may involve various costs, including severance and other charges, which may be material. We will also revise the allocation of the purchase price when additional information becomes available. Accordingly, the pro forma combined financial information does not purport to be indicative of the financial position or results of operations as of the date of this document, as of the effective date of the merger, any period ending at the effective date of the merger or as of any other future date or period. The foregoing matters could cause both Crompton's pro forma financial position and results of operations, and Crompton's actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma combined financial information.

As of and for the Year Ended December 31, 2004 and the Quarter Ended March 31, 2005
(in thousands except per share data)

	Year Ended December 31, 2004	Quarter Ended March 31, 2005
Pro Forma Combined Statement of Operations Data:
Net sales	$3,888,929	$1,010,155
Earnings (loss) from continuing operations before cumulative effect of accounting change	$(14,407)	$34,228
Earnings per common share basic:
Earnings (loss) per common share from continuing operations before cumulative effect of accounting change	$(0.06)	$0.15
Weighted average number of shares outstanding	229,410	233,404
Earnings per common share diluted:
Earnings (loss) per common share from continuing operations before cumulative effect of accounting change	$(0.06)	$0.15
Weighted average number of shares outstanding	229,410	235,811
Pro Forma Combined Balance Sheet Data:
Total assets	$5,431,276	$5,442,598
Total debt	$1,345,804	$1,365,186
Cash dividends declared per common share	$0.18	$0.05

RISK FACTORS

        In addition to the other information included and incorporated by reference in this document, you should consider carefully the following risk factors before deciding how to vote.

THE COMBINED COMPANY MAY NOT BE ABLE TO INTEGRATE THE OPERATIONS OF CROMPTON AND GREAT LAKES SUCCESSFULLY.

        The merger will present challenges to management, including the integration of the operations, technologies and personnel of Crompton and Great Lakes. The merger will also include other risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management's attention. For example, difficulties were encountered in connection with the 1999 merger of Crompton & Knowles Corporation and Witco Corporation to form Crompton in a number of critical areas, such as the integration of information technology platforms, the implementation of a single business culture and the timely consolidation of offices and placement of personnel, which when taken together with the significant debt burden assumed in that merger, had a significant negative impact on the operating results of the combined company.

        Since the proposed merger was announced, Crompton and Great Lakes have been working together to develop specific plans and timelines for integrating all aspects of the business processes and systems of the two companies, with the goal of creating a combined company with a common culture and a single set of standards, business processes and systems. We believe that the key areas of integration for the combined company are culture, people, business processes and information technology platforms. However, any difficulties that the combined company encounters in the transition and integration process, and any level of integration that is not successfully achieved, could have an adverse effect on the revenue, level of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers. As a result, notwithstanding our plans and expectations, the combined company may not realize all or some of the anticipated benefits or synergies of the merger.

THE MARKET VALUE OF THE CONSIDERATION TO GREAT LAKES STOCKHOLDERS AT THE EFFECTIVE TIME OF THE MERGER IS DETERMINED BY THE PRICE OF CROMPTON COMMON STOCK; THE MARKET VALUE OF THE MERGER CONSIDERATION WILL DECREASE IF THE MARKET VALUE OF CROMPTON COMMON STOCK DECREASES.

        The market value of the consideration that Great Lakes stockholders will receive in the merger depends on the trading price of Crompton common stock at the effective time of the merger. The 2.2232 exchange ratio that determines the number of shares of Crompton common stock that Great Lakes stockholders will receive in the merger is fixed. This means that there is no "price protection" mechanism contained in the merger agreement that would adjust the number of shares that Great Lakes stockholders will receive based on any increases or decreases in the trading price of Crompton common stock. If Crompton's stock price decreases, the market value of the consideration will also decrease. For historical and current market prices of Crompton common stock and Great Lakes common stock, see the "Summary—Market Prices of Crompton and Great Lakes Common Stock on Important Dates" and "Market Prices and Dividend Information" sections of this document.

THE MERGER MAY BE DILUTIVE TO VARIOUS FINANCIAL MEASUREMENTS.

        The market value of the combined company's common stock could decline if Crompton's expectations as to the effect the merger will have on various financial measures are not realized. Crompton expects that the merger will be dilutive to its earnings per share and cash flow per share in 2005 and accretive to its earnings per share and cash flow per share beginning in 2006, but future events and conditions could cause such accretion to be less than expected or could cause the merger to be dilutive to its earnings per share or cash flow per share. Those factors could include, among other things, adverse changes in:

  •
  chemical industry market conditions;

  •
  prices for raw materials;

  •
  the combined company's ability to realize cost synergies;

  •
  the expected costs of integrating our businesses;

  •
  future operating results;

  •
  competitive conditions;

  •
  the effectiveness of technologies;

  •
  the availability of capital resources;

  •
  laws and regulations affecting the chemical business;

  •
  capital expenditure obligations; and

  •
  general economic conditions.

THE COMBINED COMPANY EXPECTS TO INCUR SIGNIFICANT COSTS IN CONNECTION WITH THE MERGER THAT MAY AFFECT THE COMBINED COMPANY'S RESULTS OF OPERATIONS.

        Based on current estimates, Crompton and Great Lakes expect to incur one-time cash expenditures totaling approximately $125 million to $135 million relating to the change in control provisions triggered by the merger agreement. Crompton anticipates that it will have incremental one-time severance and related expenditures of approximately $20 million to $25 million as a result of headcount reductions after the merger is completed. Crompton also expects to incur one-time cash expenditures to support the integration of both companies, including travel costs and costs associated with the use of consultants and advisors. Crompton will also incur certain non-cash costs, such as writing off unamortized fees relating to bank facilities that are being replaced and assets that will not be used in the post-merger company. Crompton does not yet have precise estimates for these integration and non-cash costs. In addition, Crompton and Great Lakes expect the merger to result in one-time expenditures of approximately $40 million to $45 million relating to the closing of the transaction. Such closing costs primarily include investment banker, legal, audit and other fees directly related to closing the merger. There can be no assurance that these costs will not be higher. The combined company may also incur additional unanticipated costs and expenses in connection with the merger. As a result of the costs incurred in connection with the merger, the combined company will have less capital available to fund its operations and activities. Although Crompton and Great Lakes expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset closing and integration-related costs over time, we cannot assure you that this net benefit will be achieved in the near future, or at all.

THE COMBINED COMPANY'S CREDIT RATINGS ARE EXPECTED TO BE BELOW INVESTMENT GRADE, WHICH IS LOWER THAN GREAT LAKES' CURRENT RATINGS.

        The combined company's credit ratings are expected to be below investment grade. A credit rating of below investment grade could make it more difficult for the combined company to borrow in the capital market as compared to a company with investment grade ratings, such as Great Lakes. Companies with below-investment-grade ratings often receive less favorable terms for borrowings than companies with investment grade ratings. If the combined company is unable to borrow in the capital market or obtains less favorable borrowing terms than it expects, the combined company's future operating results could be adversely affected.

OBTAINING REQUIRED REGULATORY APPROVALS MAY DELAY CONSUMMATION OF THE MERGER OR ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS OR OPERATING RESULTS.

        Completion of the merger is conditioned upon the receipt of all required material governmental authorizations, consents, orders and approvals. At any time before or after the effective time of the merger, the European Commission, the U.S. Antitrust Division of the Department of Justice, the U.S. Federal Trade Commission or other competition authorities may seek to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Crompton or Great Lakes. These conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, the combined company following the merger, which may adversely affect the combined company's business or operating results. There can be no assurance that a challenge to the merger on antitrust grounds will not be made before or after the merger or, if such a challenge is made, that it would not be successful.

SIGNIFICANT COMPETITION MAY FORCE THE COMBINED COMPANY TO REDUCE PRICES, WHICH MAY ADVERSELY IMPACT ITS RESULTS OF OPERATIONS.

        Crompton and Great Lakes face significant competition in the markets in which they operate as a result of the trends toward global expansion and consolidation by competitors. Some of our existing competitors are larger than we are and may have more resources, or better access to capital markets, for continued expansion or new product development than we do. Some of our competitors also have greater product range or better distribution capability than we do for specific products or geographic regions. Price competition also exists in our operating markets due to factors such as industry overcapacity and low-cost competition. We expect that the combined company will continue to face new competitive challenges as well as additional risks inherent in international operations in developing regions. We also expect the combined company to face increased competition from the further use and introduction of generic and alternative products by its competitors. This increased competition could cause the combined company to reduce its prices and take other steps to compete effectively, which could negatively affect its results of operations. In addition, even if it were to raise prices, the reactions of the combined company's competitors' to such price increases could cause it to reevaluate and perhaps reverse such price increases.

CURRENT AND FUTURE LITIGATION, GOVERNMENTAL INVESTIGATIONS AND ADMINISTRATIVE CLAIMS, INCLUDING ANTITRUST-RELATED GOVERNMENTAL INVESTIGATIONS AND LAWSUITS, COULD HARM THE COMBINED COMPANY'S FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

        Crompton and Great Lakes are currently involved in a number of governmental investigations, administrative claims and civil lawsuits. That number could increase in the future. Further, Crompton has incurred and could incur significant additional expense in the future in connection with antitrust-related matters, including expenses related to their cooperation with governmental authorities and defense of related civil lawsuits.

        Crompton is also involved in several significant lawsuits and claims relating to environmental matters. In addition, Crompton and Great Lakes are routinely subject to other civil claims, litigation and arbitration, and regulatory investigations, arising in the ordinary course of their present businesses as well as in respect of their divested businesses. Some of these claims and lawsuits relate to product liability claims, including claims related to current products and claims concerning premises and historic products of corporate affiliates and predecessors. Crompton and Great Lakes also could become subject to additional claims in the future. An adverse outcome of one or more of these claims could have a material adverse effect on the combined company's business or results of operations.

ENVIRONMENTAL, HEALTH, AND SAFETY REGULATION MATTERS COULD HAVE A SUBSTANTIAL NEGATIVE IMPACT ON THE COMBINED COMPANY'S BUSINESS.

        Crompton and Great Lakes are subject to extensive federal, state, local and foreign environmental, safety and health laws, and regulations concerning, among other things, emissions to the air, discharges to land and water, and the generation, handling, treatment and disposal of hazardous waste and other materials. The operations of Crompton and Great Lakes entail the risk of violations of those laws and regulations, many of which provide for substantial fines and criminal sanctions for violations such as clean-up costs, costs of waste disposal, and payments for property damage and personal injury. Although it is Crompton's and Great Lakes' policy to comply with such laws and regulations, it is possible that they have not been or may not be at all times in compliance with all of these requirements.

        In addition, these requirements, and enforcement of these requirements, may become more stringent in the future. The ultimate cost of compliance with any such requirements could be material. Non-compliance could subject the combined company to material liabilities, such as government fines or orders, third-party lawsuits, remediations, and settlements, or the suspension of non-compliant operations. The combined company may also be required to make significant site or operational modifications at substantial cost. Future regulatory or other developments could also restrict or eliminate the use of or require the combined company to make modifications to its products, packaging, manufacturing processes and technology, which could have a significant negative impact on its cash flow and results of operations.

        At any given time, Crompton and Great Lakes are involved in claims, litigation, administrative proceedings, settlements, and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage, personal injury, and regulatory compliance or noncompliance. The resolution of these environmental matters could have a material adverse effect on the combined company's results of operations or cash flow.

CROMPTON AND GREAT LAKES ARE, AND THE COMBINED COMPANY WILL BE, SUBJECT TO UNCERTAINTIES OF FOREIGN OPERATIONS.

        Crompton and Great Lakes have significant international operations, particularly in Europe, and export to many markets around the world from the United States and other locations. Political, economic and other uncertainties may adversely affect these operations. These uncertainties include:

  •
  general strikes and civil unrest;

  •
  the risk of war, acts of terrorism, expropriation, forced renegotiation or modification of existing contracts;

  •
  import and export regulations;

  •
  taxation policies, including royalty and tax increases and retroactive tax claims, and investment restrictions;

  •
  transportation regulations and tariffs;

  •
  exchange controls, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds;

  •
  laws and policies of the United States affecting foreign trade, including trade sanctions; and

  •
  the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

        In some countries in which Crompton and Great Lakes operate, it is difficult and can be extremely costly to reduce labor costs by eliminating jobs or closing plants or other business facilities. This might limit the combined company's ability to reduce costs and be competitive. Over the last two years, the U.S. dollar has weakened relative to most European currencies, including the euro, and many Asian currencies. As a result, Crompton's and Great Lakes' cost to manufacture in those countries is higher. To the extent products are exported from Europe to Asia or the United States, the combined company may face a higher cost structure than its competitors who manufacture predominantly in the United States.

        Various regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. This could adversely affect the combined company's interests.

        Certain of Crompton's non-U.S. affiliates have conducted limited business activities involving Iran and Syria, primarily through third party distributors selling small amounts of non-U.S. agricultural products and additives for industrial uses. Both of these countries have been designated by the U.S. State Department as state sponsors of terrorism and are subject to economic sanctions administered by divisions of the U.S. Departments of Commerce and Treasury. The agricultural products sold by Crompton's affiliates in these countries are used to protect and enhance the yield of cereal grains and to curtail the spread of malaria by controlling mosquitoes. The industrial additives consist of rubber chemicals to tire manufacturers and catalyst components and additives used in the production of polyolefins and PVC, which are used in applications aimed at improving quality and conservation of food, ensuring safe transportation of drinking water and advancing safe handling of waste. Some sales of agriculture and plastic additives are sold to or through government agencies of state-owned enterprises. Crompton takes compliance with U.S. economic sanctions and export control laws seriously, and it has implemented policies and procedures designed to ensure that its non-U.S. affiliates conduct business in full accordance with applicable U.S. laws and regulations. If such laws or regulations regarding economic sanctions or export controls change in the future, Crompton's non-U.S. affiliates may be required to cease some or all of their business activities involving Syria and Iran. Sales of Crompton products in Iran and Syria accounted for approximately one-quarter of one percent (0.25%) of Crompton's consolidated revenues in 2004.

THE RESULTS OF OPERATIONS OF CROMPTON AND GREAT LAKES ARE, AND THE COMBINED COMPANY'S RESULTS OF OPERATIONS WILL BE, SUBJECT TO EXCHANGE RATE AND OTHER CURRENCY RISKS.

        Significant portions of Crompton's and Great Lakes' businesses are conducted in currencies other than the U.S. dollar, which is the reporting currency of each. This means that foreign currency translation affects both Crompton's and Great Lakes' operating results and will affect the combined company's operating results. The following table shows the impact of foreign currency translation on

Crompton's and Great Lakes' pre-tax earnings (loss) from continuing operations and net sales for 2004 and 2003:

	Crompton		Great Lakes
	Year Ended December 31,
	2004	2003	2004	2003
	(in millions)
Pre-tax earnings (loss)	$(91.7)	$(152.9)	$3.5	$(98.8)
Impact of favorable (unfavorable) foreign currency translation	(2.6)	(3.9)	(0.4)	(2.4)
Net sales	2,285.2	1,941.8	1,603.7	1,425.9
Impact of favorable (unfavorable) foreign currency translation	54.7	76.1	40.0	60.0

Effects of exchange rate fluctuations upon the combined company's future operating results cannot be predicted because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates.

        The combined company will face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit its ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by its foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in diminished value of funds denominated in the currency of the country instituting a devaluation. Actions of this nature could adversely affect the combined company's earnings or cash flow.

CROMPTON AND GREAT LAKES HAVE UNFUNDED PENSION PLANS AND POST-RETIREMENT HEALTH CARE PLANS, WHICH COULD RESULT IN CLAIMS AGAINST THEIR ASSETS.

        Crompton and Great Lakes have substantial unfunded obligations under their domestic tax-qualified defined benefit pension plans, totaling approximately $179.7 million on a projected benefit obligation basis as of December 31, 2004. A significant decline in the value of plan investments in the future or unfavorable changes in laws or regulations that govern pension plan funding could materially change the timing and amount of required pension funding. Crompton and Great Lakes also sponsor foreign and non-qualified pension plans under which there are substantial unfunded liabilities, totaling approximately $238.9 million on a projected benefit obligation basis as of December 31, 2004. In addition, Crompton sponsors post-retirement health care plans under which it has substantial unfunded liabilities, totaling approximately $197.8 million on a projected benefit obligation basis as of December 31, 2004. Mandatory funding contributions with respect to its tax-qualified pension plans and potential unfunded benefit liability claims could have a material adverse effect on the combined company's financial condition, results of operations and cash flows.

ANY DISRUPTION IN THE AVAILABILITY OR PRICE, OR DETERIORATION IN THE QUALITY, OF THE RAW MATERIALS OR ENERGY AVAILABLE FOR OUR PRODUCTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

        Crompton and Great Lakes purchase, and the combined company will purchase, large amounts of raw materials and energy for their businesses. The costs of these materials and energy, in the aggregate, represent a substantial portion of our operating expenses. The prices and availability of the raw materials used by Crompton and Great Lakes vary with market conditions and may be highly volatile. Over the past few years, Crompton and Great Lakes have experienced significant cost increases in purchases of petrochemicals, tin, soybean oil, other raw materials and our primary energy source, natural gas. While we may attempt to match raw material or energy price increases with corresponding product price increases, we may not be able to immediately raise product prices, if at all. Ultimately, our ability to pass on increases in the cost of raw materials or energy to customers is greatly dependent upon market conditions. There have been in the past, and will likely be in the future, periods of time during which we are unable to pass raw material and energy price increases on to our customers, in whole or in part. This may increase our operating expenses and negatively affect our operating results.

THE CYCLICALITY OF THE CHEMICAL INDUSTRY MAY CAUSE SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS AND CASH FLOW.

        Crompton's and Great Lakes' historical operating results reflect the cyclical and volatile nature of the supply and demand balance of the chemical industry. The chemical industry has experienced alternating periods of inadequate capacity and tight supply, allowing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity and utilization rates, and declining prices and profit margins. The cyclicality of the markets in which Crompton and Great Lakes operate may result in volatile operating results and cash flow over the business cycle. Currently, we believe that there is over capacity in rubber chemicals and some excess capacity in vinyl additives. Future growth in product demand may not be sufficient to utilize current or additional capacity. Excess industry capacity has depressed and may continue to depress Crompton's and Great Lakes' volumes and margins on some products. As a result of excess industry capacity, rising energy costs, and rising raw materials costs, operating results may be volatile.

CHANGES IN CROMPTON'S SALES STRATEGY MAY IMPACT ITS RESULTS OF OPERATIONS AND ITS ABILITY TO SERVICE ITS CUSTOMERS.

        Crompton recently began to utilize third-party distributors for sales and service to some customers that purchase small annual quantities of its products. Crompton believes this action will lower its costs to serve smaller customers, thus enhancing profitability, and reduce its investment in inventory. However, it is possible that changing its sales strategy with respect to these customers could result in the loss of some sales to some customers or some disruption in selling and in inventory management during the transition.

PRODUCTION FACILITIES ARE SUBJECT TO OPERATING RISKS THAT MAY ADVERSELY AFFECT THE COMBINED COMPANY'S OPERATIONS.

        Crompton and Great Lakes are dependent on the continued operation of their production facilities. Such production facilities are subject to hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, remediation complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks, and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental damage, fines, and liabilities and could have a material adverse effect on the combined company's business, financial condition, or results of operations.

CROMPTON HAS CHARTER AND OTHER PROVISIONS THAT COULD PREVENT OR DELAY FUTURE TRANSACTIONS OR OTHER CHANGES THAT STOCKHOLDERS BELIEVE ARE DESIRABLE.

        Crompton's charter and bylaws contain provisions that could prevent or delay future transactions that the combined company's stockholders believe to be in their best interests. Some of the provisions also may make it difficult for stockholders to replace incumbent directors with new directors who are willing to entertain changes that stockholders believe will lead to improvements in the combined company's business. These charter and bylaw provisions include:

  •
  a classified board, the members of which serve staggered three-year terms and may be removed by stockholders only for cause;

  •
  a prohibition on stockholders calling special meetings or acting by written consent; and

  •
  authorized preferred stock, the specific terms of which can be designated by Crompton's board of directors without a stockholder vote.

        Crompton also has adopted a stockholder rights plan that could have the effect of delaying or preventing a person or group of persons from acquiring beneficial ownership of shares of Crompton common stock in excess of 15% of the total then outstanding shares of Crompton common stock.

THE COMPANIES

Crompton Corporation

        Crompton is a global diversified producer of specialty chemicals (including agricultural chemicals), polymer products and polymer processing equipment. Crompton's products are used in a wide variety of end-use markets, principally including transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods and personal care products. Most of Crompton's chemical products are sold to industrial manufacturing customers for use as additives, ingredients or intermediates that add value to their end products. Crompton is a market leader in many of its key product lines, including polyvinyl chloride additives, aluminum alkyl catalysts and high-performance castable urethanes. Crompton manufactures and sells more than 3,500 products and formulations.

        Crompton's businesses are grouped into two units: "Polymer Products" and "Specialty Products." Polymer Products consists of separate reporting segments for Polymer Additives (plastic additives, rubber additives, urethane additives and petroleum additives), Polymers (EPDM and urethane polymers) and Polymer Processing Equipment (Davis-Standard, which Crompton contributed to a joint venture on April 29, 2005). Specialty Products consists of separate reporting segments for Crop Protection and Other (refined products, which Crompton agreed to sell on March 18, 2005, and industrial specialties, which was sold in June 2002).

Great Lakes Chemical Corporation

        Great Lakes is a global company dedicated to delivering innovative, market-focused specialty chemical solutions and consumer products. Great Lakes' products and services help treat and purify water, keep surfaces in and around the home shining, protect against and extinguish fire and enhance the stability and performance of a wide range of consumer products, such as computers, electronics, automobiles, packaging, building materials and furniture. Great Lakes serves customers and markets through an integrated network of research, production, sales, distribution and technical services facilities. Great Lakes is organized into two global business units that serve diverse markets around the world: Industrial Performance Products and Consumer Products.

        Great Lakes' Industrial Performance Products business unit offers a portfolio of polymer additive solutions and performance products. Great Lakes' additive products directed to the polymer industry include flame retardants and polymer stabilizers. Great Lakes is a leading producer of bromine-, phosphorus- and antimony-based flame retardants and synergists, as well as a variety of compounds and blends, which reduce or eliminate the flammability of a wide variety of combustible materials. Great Lakes' broad range of stabilizing products—from UV stabilizers to antioxidants to patented non-dusting blends—enhance critical polymer performance characteristics such as heat and light resistance and color consistency. Great Lakes' performance products holdings include performance additives and fluids, specialty additives used in industrial water treatment and desalination processes, fire suppressants, fluorine specialties, brominated performance products and optical monomers.

        Great Lakes' Consumer Products business unit is a leading supplier of products for use in swimming pools, hot tubs and home cleaning applications. The recreational water treatment division is a leading provider of pool and spa care products, including water treatment sanitizers, algaecides, biocides, oxidizers, pH and mineral balancers and other specialty chemicals. This business unit also offers specialty and multipurpose cleaners and degreasers that disinfect and clean indoor and outdoor surfaces in such areas as kitchens, bathrooms, laundry rooms, patios, garages and automobiles.

MARKET PRICES AND DIVIDEND INFORMATION

        Shares of Crompton common stock are traded on the New York Stock Exchange under the symbol "CK". Shares of Great Lakes common stock are traded on the New York Stock Exchange under the symbol "GLK". The following table sets forth, for the periods indicated, the range of high and low sales prices per share for Crompton common stock and Great Lakes common stock, each on the New York Stock Exchange composite tape, as well as information concerning quarterly cash dividends paid on those shares. The sales prices are as reported in published financial sources.

	Shares of Crompton Common Stock			Shares of Great Lakes Common Stock
	High	Low	Dividends	High	Low	Dividends
2003
First Quarter	$6.90	$3.63	$.05	$25.53	$20.10	$.09
Second Quarter	7.75	3.75	.05	24.84	20.11	.09
Third Quarter	7.63	5.10	.05	22.10	19.55	.09
Fourth Quarter	7.37	5.31	.05	27.60	19.51	.095
2004
First Quarter	$7.85	$5.77	$.05	$28.00	$22.26	$.095
Second Quarter	6.98	5.35	.05	27.17	22.19	.095
Third Quarter	9.63	5.02	.05	27.33	22.88	.095
Fourth Quarter	11.80	8.09	.05	29.83	23.82	.10
2005
First Quarter	$16.24	$10.41	$.05	$35.60	$24.86	$.10
Second Quarter (through June 1, 2005)	$15.80	$12.61	$.05	$34.94	$27.80	$.10

THE SPECIAL MEETINGS

	Great Lakes	Crompton
Time, Place and Date	July 1, 2005
9 am, local time
8425 Woodfield Crossing
Indianapolis, Indiana 46240

The special meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.	July 1, 2005
10 am, local time
Sheraton Stamford Hotel,
2701 Summer Street,
Stamford, Connecticut 06905

The special meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.
Purposes
•  To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of March 8, 2005, by and among Crompton Corporation, Copernicus Merger Corporation and Great Lakes Chemical Corporation, as it may be amended from time to time; and

•  To transact other business as may properly be presented at the special meeting or any adjournments or postponements of the special meeting.

At the present time, Great Lakes knows of no other matters that will be presented for consideration at the special meeting.
•  To consider and vote on the issuance of up to 140,111,063 shares of Crompton common stock contemplated to be issued by the Agreement and Plan of Merger, dated as of March 8, 2005, by and among Crompton Corporation, Copernicus Merger Corporation and Great Lakes Chemical Corporation, as it may be amended from time to time, including Crompton common stock to be issued pursuant to the merger and Crompton common stock issuable upon the exercise of Crompton stock options and settlement of restricted share units that are converted pursuant to the merger agreement from Great Lakes stock options and restricted share units;

•  To consider and vote on the approval of an amendment to Crompton's certificate of incorporation, subject to the consummation of the merger, that will change Crompton's name to Chemtura Corporation; and

•  To transact other business as may properly be presented at the special meeting or any adjournments or postponements of the special meeting.

At the present time, Crompton knows of no other matters that will be presented for consideration at the special meeting.
Quorum	Presence, in person or by proxy, of stockholders holding a majority of the shares of Great Lakes common stock entitled to vote at the special meeting.	Presence, in person or by proxy, of stockholders holding a majority of the shares of Crompton common stock entitled to vote at the special meeting.
Record Date	Close of business on May 27, 2005.	Close of business on May 27, 2005.

Shares Entitled to Vote	• You may vote at the Great Lakes special meeting if you owned Great Lakes common stock as of the record date.	• You may vote at the Crompton special meeting if you owned Crompton common stock as of the record date.
	• You may cast one vote for each share of Great Lakes common stock that you owned on the record date.	• You may cast one vote for each share of Crompton common stock that you owned on the record date.
Recommendations of the Boards of Directors
Great Lakes' board of directors has unanimously approved and declared advisable the merger agreement and the transactions that it contemplates. Great Lakes' board of directors recommends that Great Lakes stockholders vote for the adoption of the merger agreement.
Crompton's board of directors has approved and declared advisable the merger agreement and the transactions that it contemplates. One Crompton director who was not present at the board meeting at which the merger agreement was approved has stated he fully supports the board's actions in approving the merger agreement. Crompton's board of directors recommends that Crompton stockholders vote for the approval of the issuance of Crompton common stock contemplated by the merger agreement. Crompton's board of directors also recommends that Crompton stockholders vote to approve the name change amendment.
Votes Required
•  The affirmative vote in person or by proxy of the holders of at least a majority of the shares of Great Lakes common stock outstanding and entitled to vote is required to adopt the merger agreement.

•  Abstentions will have the same effect as votes against adoption of the merger agreement.

•  The failure of a stockholder to vote in person or by proxy will also have the effect of a vote against adoption of the merger agreement.

•  The affirmative vote of the holders of at least a majority of the votes cast in person or by proxy by holders of Crompton common stock is required to approve the issuance of Crompton common stock contemplated by the merger agreement, provided that the total vote cast represents at least a majority of the shares of Crompton common stock entitled to vote.

•  The affirmative vote in person or by proxy of the holders of at least a majority of the shares of Crompton common stock outstanding and entitled to vote is required to approve the name change amendment.

•  Abstentions will not affect the outcome of the vote with respect to the issuance of Crompton common stock contemplated by the merger agreement.

•  Abstentions will have the same effect as votes against approval of the name change amendment.

•  Assuming a quorum is present, the failure of a stockholder to vote in person or by proxy will not affect the outcome of the Crompton vote.

• The failure of a stockholder to vote in person or by proxy will have the effect of a vote against approval of the name change amendment.

Shares Outstanding	As of the record date, there were 52,169,638 shares of Great Lakes common stock outstanding and entitled to vote.	As of the record date, there were 117,802,321 shares of Crompton common stock outstanding and entitled to vote.
Voting Procedures
A proxy card will be sent to each Crompton and Great Lakes stockholder of record.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your shares will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your shares will be voted FOR the proposal to adopt the merger agreement, in the case of Great Lakes stockholders, and FOR both the proposal to approve the issuance of shares of Crompton common stock contemplated by the merger agreement and the proposal to approve the name change amendment, in the case of Crompton stockholders.

If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposals related to the merger will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.
Great Lakes	Crompton

Voting by Great Lakes Stockholders

Great Lakes stockholders may vote using any of the following methods:

•  phone the toll-free number listed on your proxy card and follow the recorded instructions;

•  go to the Internet website listed on your proxy card and follow the instructions provided;

•  complete, sign and mail your proxy card in the postage-paid envelope; or

• attend the special meeting and vote in person.
Voting by Crompton Stockholders

Crompton stockholders may vote using any of the following methods:

•  phone the toll-free number listed on your proxy card and follow the recorded instructions;

•  go to the Internet website listed on your proxy card and follow the instructions provided;

•  complete, sign and mail your proxy card in the postage-paid envelope; or

• attend the special meeting and vote in person.

Revocation

Great Lakes stockholders may revoke their proxy at any time prior to its exercise by:

•  giving written notice of revocation to the Secretary of Great Lakes;

•  appearing and voting in person at the Great Lakes special meeting; or

•  properly completing and executing a later dated proxy and delivering it to the Secretary of Great Lakes at or before the

Revocation

Crompton stockholders may revoke their proxy at any time prior to its exercise by:

•  giving written notice of revocation to the Secretary of Crompton;

•  appearing and voting in person at the Crompton special meeting; or

• properly completing and executing a later dated proxy and delivering it to the Secretary of Crompton at or before the

	Great Lakes special meeting. Your presence, without voting at the meeting, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.	Crompton special meeting. Your presence, without voting at the meeting, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Validity

The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. Great Lakes' board of directors has the right to waive any irregularities or conditions as to the manner of voting. Great Lakes may accept your proxy by any form of communication permitted by Delaware law so long as Great Lakes is reasonably assured that the communication is authorized by you.
Validity

The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. Crompton's board of directors has the right to waive any irregularities or conditions as to the manner of voting. Crompton may accept your proxy by any form of communication permitted by Delaware law so long as Crompton is reasonably assured that the communication is authorized by you.
Solicitation of Proxies
The accompanying proxy is being solicited on behalf of Great Lakes' board of directors. The expense of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Great Lakes. Morrow & Co. has been retained by Great Lakes to aid in the solicitation of proxies for a fee of $12,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from Great Lakes stockholders by personal interview, telephone and telegram by Great Lakes' directors, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Great Lakes shares held by those persons, and Great Lakes will reimburse them for any reasonable expenses that they incur.
The accompanying proxy is being solicited on behalf of Crompton's board of directors. The expense of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Crompton. Mellon Investor Services has been retained by Crompton to aid in the solicitation of proxies for a fee of $7,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from Crompton stockholders by personal interview, telephone and telegram by Crompton's directors, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Crompton shares held by those persons, and Crompton will reimburse them for any reasonable expenses that they incur.
Shares Held in Street Name
General

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your shares or when granting or revoking your proxy.

Absent specific instructions from you, your broker is not empowered to vote your shares, also known as "broker non-votes."

	Great Lakes	Crompton

Effect of Broker Non-Votes

Broker non-votes will be counted as present and represented at the Great Lakes special meeting and will have the same effect as a vote against adoption of the merger agreement.
Effect of Broker Non-Votes

Broker non-votes will be counted as present and represented at the Crompton special meeting and will not affect the outcome of the vote regarding the issuance of Crompton common stock contemplated by the merger agreement, but will have the same effect as a vote against approval of the name change amendment.
Independent Registered Public Accounting Firm
Ernst & Young LLP serves as Great Lakes' independent registered public accounting firm. Representatives of Ernst & Young LLP plan to attend the Great Lakes special meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the special meeting if they so desire, although it is not expected that any such statement will be made.
KPMG LLP serves as Crompton's independent registered public accounting firm. Representatives of KPMG LLP plan to attend the Crompton special meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the special meeting if they so desire, although it is not expected that any such statement will be made.

THE MERGER

Background of the Merger

        During the past several years, Great Lakes' board of directors has regularly reviewed Great Lakes' strategic objectives and the means of achieving those objectives, including potential strategic initiatives and various business combinations. In September 2003, Great Lakes' board of directors formed a committee to study the long-term strategic potential of Great Lakes' portfolio of businesses, in particular its industrial businesses, and that committee engaged a consulting firm to assist it in its endeavor. In December 2003, the consulting firm indicated to Great Lakes' board of directors its belief that the anticipated business environment in which the industrial businesses would be operating suggested that Great Lakes explore strategic options for its portfolio of businesses. Accordingly, the board of directors requested Merrill Lynch to assess the strategic alternatives available in connection with the industrial businesses. Great Lakes' board of directors selected Merrill Lynch to assist it in evaluating strategic alternatives based on its long-standing relationship with Great Lakes, during which it had a proven track record of providing valuable strategic advice to Great Lakes' board of directors, and its expertise as financial advisors to companies in and breadth of knowledge of the chemical industry. The board of directors also asked the consulting firm to conduct a similar review of the consumer products businesses of Great Lakes.

        In February 2004, the consulting firm reported to Great Lakes' board of directors regarding its review of the consumer products businesses and indicated to the board of directors its belief that a healthy return was possible if Great Lakes were to adopt a "retailer-centric" strategy of providing a niche portfolio of household chemical consumer products. Representatives of Merrill Lynch also indicated to Great Lakes' board of directors that a strategy of monetizing the industrial businesses and reinvesting those proceeds in the consumer products businesses might help maximize the long-term strategic potential of Great Lakes. However, Merrill Lynch also expressed its view that any effort to dispose of the industrial businesses might be more successful in late 2004 or early in 2005 when the anticipated stronger results were achieved by the industrial businesses.

        In May 2004, Great Lakes' board of directors held a meeting, in which representatives of the consulting firm and Merrill Lynch participated, to discuss the various strategic options available to Great Lakes. The board of directors then directed management of Great Lakes and Merrill Lynch to begin the process of preparing materials in connection with the potential disposition of the industrial businesses of Great Lakes, including preparation of a list of potential buyers.

        In early June 2004, Mark P. Bulriss, then Chairman, Chief Executive Officer and President of Great Lakes, and Richard T. Higgons, Executive Vice President, Business Development, of Great Lakes, met with Robert L. Wood, Chairman, President and Chief Executive Officer of Crompton, and Myles S. Odaniell, Executive Vice President, Specialty Chemicals, of Crompton, and had a general discussion of Crompton's and Great Lakes' businesses and the possibility of one specific manufacturing arrangement that would permit the parties to achieve cost efficiencies.

        At a meeting held on September 8 and 9, 2004, Great Lakes' board of directors continued its review of each of Great Lakes' lines of business and the strategic alternatives available to each line of business. At the conclusion of that meeting, Great Lakes' board of directors instructed Mr. Bulriss and Merrill Lynch to initially contact a specific potential buyer for certain of the industrial businesses, whom had previously expressed an interest in pursuing a preemptive offer for certain of the industrial businesses should the opportunity arise.

        On October 15, 2004, the potential buyer for certain of the industrial businesses executed a confidentiality agreement, which provided for exclusivity until December 1, 2004. Great Lakes agreed to provide a limited period of exclusivity to the potential buyer at that time because, based on prior communications with the potential buyer, Great Lakes believed that the potential buyer might be prepared to make an offer at a preemptive price for those businesses of Great Lakes for which the potential buyer had previously expressed an interest. Furthermore, the potential buyer had expressed to Great Lakes its unwillingness to proceed further with Great Lakes unless it was provided with exclusivity. On November 26, 2004, the potential buyer submitted a non-binding indication of interest for the possible acquisition of certain of Great Lakes' industrial businesses that proposed, among other things, an aggregate purchase price of $610 million in cash and no assumption of liabilities relating to those industrial businesses.

        On November 5, 2004, Mr. Bulriss resigned as Chairman, Chief Executive Officer and President of Great Lakes, and Nigel D. T. Andrews, a member of Great Lakes' board of directors, and John J. Gallagher III, then Chief Financial Officer of Great Lakes, were appointed Non-Executive Chairman of Great Lakes' board of directors and Chief Executive Officer of Great Lakes, respectively.

        In late November 2004, the chief executive officer of a major chemical company called Mr. Andrews to propose the possibility of a business combination involving Great Lakes and that major chemical company. Mr. Andrews informed that chief executive officer that he believed Great Lakes' board of directors would not be interested in a business combination that did not provide a meaningful premium to Great Lakes stockholders, but agreed to inform Great Lakes' board of directors of that major chemical company's interest in a business combination at the December 2004 meeting of Great Lakes' board of directors.

        On November 29, 2004, Mr. Wood contacted Mr. Andrews and indicated Crompton's interest in a possible strategic transaction involving the two companies. Mr. Andrews agreed to inform Great Lakes' board of directors at their December 2004 meeting of Crompton's interest.

        At its December 1-2, 2004 meeting, Great Lakes' board of directors considered the potential buyer's non-binding proposal for certain of the industrial businesses. After discussion, Great Lakes' board of directors authorized senior management of Great Lakes to proceed with negotiations with the potential buyer and to allow the potential buyer to begin due diligence based on its assessment that even though the aggregate purchase price offered by the potential buyer would be an inadequate price on which to complete a sale of those industrial businesses, the proposed price was sufficient to permit negotiations and due diligence to proceed. Members of Great Lakes' board of directors also discussed the possibility of a strategic transaction with either Crompton or the major chemical company, and, since the exclusivity period with the potential buyer for certain of the industrial businesses had expired, authorized Mr. Andrews to engage in discussions with both Crompton and the major chemical company regarding possible strategic transactions involving their respective companies and Great Lakes. The board of directors also authorized senior management of Great Lakes and Merrill Lynch to initiate contact with potential buyers of the industrial businesses in their entirety.

        Following the December 1-2, 2004 meeting, senior management of Great Lakes, representatives of Merrill Lynch and Weil, Gotshal & Manges LLP, whom Great Lakes' senior management had engaged to act as counsel for Great Lakes in connection with its consideration of strategic alternatives, held numerous discussions with the senior management, financial advisors and counsel of the potential buyer for certain of the industrial businesses.

        Following the December 2004 meeting of the board of directors, Mr. Andrews and the chief executive officer of the major chemical company spoke and agreed that before proceeding further, the parties should assess the likelihood of obtaining regulatory clearance in the event that Great Lakes and the major chemical company decided to pursue a business combination. Beginning on December 16, 2004, senior management and counsel for Great Lakes and the major chemical company, along with economists and cost-efficiency experts engaged by the two companies, held numerous discussions regarding the regulatory issues in connection with a possible business combination involving the two companies.

        At a meeting on December 20, 2004, Mr. Wood suggested to Mr. Andrews a possible exchange of some or all of Great Lakes' industrial businesses for shares of Crompton common stock. Mr. Andrews indicated that he did not believe this would be an attractive transaction for Great Lakes or its stockholders because that transaction would not provide capital for re-investment in the consumer products businesses and would leave Great Lakes holding a minority interest in a publicly-traded company. The following day, Mr. Wood called Mr. Andrews to indicate that Crompton would be interested in pursuing a merger of the two companies. During that conversation, Mr. Andrews indicated that he believed that Great Lakes' board of directors would not be interested in a transaction that, among other things, did not offer a meaningful premium to Great Lakes stockholders. Each of them committed to take the possibility of a business combination of the two companies to their respective boards of directors for consideration.

        On December 22, 2004, Great Lakes' board of directors held a telephonic meeting in which it discussed the possible transactions then under consideration. After discussions among its members, Great Lakes' board of directors authorized Mr. Andrews to continue discussions with Mr. Wood regarding a possible business combination of the two companies and directed Mr. Andrews to indicate to Mr. Wood that any business combination involving the two companies should, among other things, offer Great Lakes stockholders a meaningful up-front premium. Great Lakes' board of directors also authorized senior management of Great Lakes to proceed with due diligence and further discussions with the potential buyer for certain of the industrial businesses and the major chemical company and to continue to contact potential buyers of the industrial businesses in their entirety.

        On December 31, 2004, Great Lakes and Crompton executed a confidentiality agreement.

        During the month of January 2005, Great Lakes continued to engage in discussions and due diligence with the potential buyer for certain of the industrial businesses and the major chemical company.

        On January 13, 2005, senior management of Great Lakes and Crompton met to present to each other overviews of their respective businesses. At a meeting on January 26, 2005, Mr. Andrews indicated to Mr. Wood that Great Lakes would only be interested in a business combination if, among other things, its stockholders received a meaningful up-front premium relative to the current price of Great Lakes common stock. During that meeting, Mr. Wood indicated that Crompton would be making a proposal.

        From January 22 through January 25, 2005, at Great Lakes' request, representatives of Merrill Lynch provided four potential buyers of Great Lakes' industrial businesses in their entirety with a descriptive memorandum regarding those businesses and invited them to submit indications of interest for the industrial businesses in their entirety. The four potential buyers were selected, after consultation with Merrill Lynch, as the parties believed to be best positioned to make the most attractive offers for the industrial businesses in their entirety. Moreover, Great Lakes already had undertaken discussions with the parties it believed to be the three most likely strategic buyers. Great Lakes' board of directors considered contacting other potential strategic buyers, but it determined not to do so because it concluded that the other strategic buyers that likely would be interested in the industrial businesses in their entirety likely would be limited in number and may not be in a position, based on their financial condition, to pay a cash purchase price that would be acceptable. In addition, Great Lakes' board of directors determined that permitting potential strategic buyers to conduct diligence with respect to the industrial businesses could be competitively damaging to Great Lakes. By the time of the February 8, 2005 meeting of Great Lakes' board of directors, two of the financial sponsors submitted indications of interest for the industrial businesses in their entirety while the other two financial sponsors declined to submit indications of interest. One of those indications of interest provided for a preliminary proposed cash price of $850 million to $950 million, on a debt free basis, for the industrial businesses in their entirety while the other indication of interest provided for a preliminary proposed cash price of

$900 million, on a debt free basis, for the industrial businesses in their entirety. Each of these indications of interest related to all of the industrial businesses, whereas the indication of interest previously received from the other potential buyer for certain of the industrial businesses had excluded the stabilizers portion of the industrial businesses. One of the parties submitting an indication of interest also indicated that it might be willing to consider an acquisition of the entirety of Great Lakes.

        On January 23, 2005, the Crompton board of directors held a regularly scheduled meeting at which Mr. Wood provided an update on the status of discussions between Crompton and Great Lakes regarding a possible transaction.

        On January 25, 2005, due to significant and fundamental differences on price and assumption of liabilities between Great Lakes and the potential buyer for certain of the industrial businesses, both agreed to defer further negotiations and due diligence until after senior management of Great Lakes could review the situation with Great Lakes' board of directors at its scheduled February 8, 2005 meeting.

        On January 31, 2005, Mr. Wood informed Mr. Gallagher that Crompton did not wish to proceed with a business combination in which Crompton would pay a premium to Great Lakes stockholders. On February 1, 2005, Mr. Wood called Mr. Andrews to state that, while Crompton continued to be interested in an "at-market" business combination with Great Lakes, given Great Lakes' expectation of a premium, Crompton declined to submit a proposal at that time.

        On or about February 3, 2005, the chief executive officer of the major chemical company informed Mr. Andrews and Mr. Gallagher that the major chemical company did not wish to continue exploring a business combination with Great Lakes given the regulatory issues that a possible business combination would face.

        At the February 8, 2005 meeting of Great Lakes' board of directors, senior management of Great Lakes and Merrill Lynch provided an overview to Great Lakes' board of directors of all the activity relating to strategic alternatives that Great Lakes had been involved in since the December 1-2, 2004 meeting of Great Lakes' board of directors. Members of Great Lakes' board of directors then discussed the merits of the two indications of interest for the industrial businesses in their entirety received prior to the meeting. Kevin M. Dunn, who had recently been appointed Executive Vice President, Consumer Products, of Great Lakes in December 2004, also gave a presentation to Great Lakes' board of directors in which he provided his views of the consumer products businesses and outlined their near-term operational priorities. Great Lakes' board of directors determined not to further pursue a sale of the industrial businesses at that time to the financial sponsors who had submitted indications of interest for all or a portion of the industrial businesses because, among other reasons, these indications of interest did not reflect attractive enough prices. Based on Mr. Dunn's presentation, as well as its review of acquisition candidates for the consumer business during the preceding year, Great Lakes' board of directors also concluded that the strategy of selling the industrial businesses and investing proceeds in the consumer businesses had inherent risk because there were only a limited number of strategically attractive and reasonably priced consumer business acquisition prospects into which the cash proceeds of the sale of the industrial businesses might be invested. In addition, Great Lakes' board of directors took into account Mr. Dunn's view that, in the near term, the management of the consumer businesses should focus their efforts on the near term operational priorities and integration matters with respect to the two smaller acquisitions previously made by the consumer businesses, rather than on exploring or integrating additional acquisitions. As a result, Great Lakes' board of directors determined not to pursue any of the indications of interest for all or a portion of the industrial businesses or to contact any broader group of possible buyers for the industrial businesses at that time.

        At the February 8, 2005 meeting, Great Lakes' board of directors also considered exploring other possibilities for a transaction involving Great Lakes in its entirety. Although one financial sponsor that submitted an indication of interest for the industrial businesses also had indicated that it might be interested in exploring an acquisition of Great Lakes in its entirety, Great Lakes' board of directors believed that, because such financial sponsor would not have the benefit of the potential synergies offered by a business combination with Crompton, it would not be in a position to offer consideration to Great Lakes' stockholders that would be as favorable as the consideration that would be available in a business combination with Crompton. In this regard, Great Lakes' board of directors noted that a business combination with Crompton, in addition to providing the potential for an immediate premium to Great Lakes' stockholders, would permit Great Lakes' stockholders to continue to participate in, and obtain significant ongoing benefit from, the synergies offered by the business combination. Great Lakes' board of directors also was concerned that delay could jeopardize a transaction with Crompton and that the extensive diligence process that would be required as part of any sale of Great Lakes in its entirety to any financial sponsor or other buyer as part of a potential broader sale process would create a serious risk of damage to Great Lakes' business if Great Lakes were viewed in the market place as being for sale at a time when no definitive sale agreement had been executed. Great Lakes' board of directors also took into account that any merger agreement with Crompton would include provisions permitting the board of directors to consider and act on other offers that might be made for Great Lakes in its entirety. In light of these factors and the potential draw-backs of the other strategic alternatives, Great Lakes' board of directors concluded that further exploring a potential merger with Crompton before pursuing other strategic options was likely the most beneficial course of action for Great Lakes' stockholders. Accordingly, Great Lakes' board of directors authorized Mr. Andrews to approach Mr. Wood to re-open the possibility of a business combination based on an exchange ratio that would reflect a premium translating into a price for Great Lakes common stock equal to the 52-week high price of Great Lakes common stock, which at that time was $29.83, the mid-day trading price achieved on November 22, 2004. Based on the closing trading price for Great Lakes common stock on February 7, 2005 of $26.31, this would represent a 13.4% premium and would represent ownership of approximately 50% of the combined company by Great Lakes stockholders which would afford Great Lakes stockholders an opportunity to participate in the potential growth of the combined company.

        On February 9, 2005, Mr. Andrews met with Mr. Wood and communicated to him Great Lakes' board of directors' willingness to further explore a business combination based on an exchange ratio that would reflect a value equal to the 52-week high price of Great Lakes common stock and board representation of the combined company being apportioned evenly between Great Lakes' designees and Crompton's designees.

        On February 14, 2005, Crompton's board of directors held a special meeting in which senior management of Crompton and representatives of Citigroup and Morgan Stanley, each acting as joint financial advisor to Crompton, participated. At this meeting, Mr. Wood led the board of directors in a discussion of the possible merits of a possible transaction with Great Lakes and other considerations with respect thereto. Mr. Wood and the representatives of Citigroup and Morgan Stanley responded to questions from members of the board of directors and the board of directors authorized management to continue to pursue a possible transaction with Great Lakes.

        Crompton engaged both Citigroup and Morgan Stanley as its financial advisors in connection with the merger because of Crompton's view that the two firms have complementary skill sets and that having two strong firms, both with extensive merger evaluation and industry-specific experience, working together could give Crompton a broader and deeper perspective on issues to consider in developing Crompton's evaluation of the merger. Crompton also has long-term relationships with both Citigroup and Morgan Stanley (including their predecessors and affiliates) as investment and commercial bankers and as financial advisors.

        On February 15, 2005, Mr. Andrews met with Mr. Wood. Mr. Wood presented an offer to combine Great Lakes and Crompton at an exchange ratio of 2.223 shares of Crompton common stock for each share of Great Lakes common stock and under which four of eleven directors of the combined company would be designated by Great Lakes. Mr. Andrews urged Mr. Wood to consider offering a higher exchange ratio, noting that the proposed 2.223 exchange ratio would not reflect a value equal to the 52-week high price of Great Lakes common stock based on recent trading prices. Based on the closing trading prices of Crompton common stock and Great Lakes common stock as of February 14, 2005, that exchange ratio represented a 9.9% premium. Based on the closing trading price of Great Lakes common stock as of February 14, 2005, an exchange ratio reflecting the 52-week high price of Great Lakes common stock would have represented a 15.2% premium.

        On February 16, 2005, Mr. Wood sent a non-binding proposal to Great Lakes' board of directors that outlined a business combination at an exchange ratio of 2.2232 shares of Crompton common stock for each share of Great Lakes common stock and in which four members of Great Lakes' board of directors would be added to the current seven members of Crompton's board of directors to comprise the board of directors of the combined company. The proposed exchange ratio was higher than the 2.223 exchange ratio presented by Mr. Wood to Mr. Andrews on the previous day, which Crompton believed might be viewed favorably by Great Lakes' board of directors, but Crompton determined not to increase the exchange ratio beyond 2.2232 because doing so would have changed the percentage of the combined company that would be owned by each company's stockholders after the merger. The 2.2232 exchange ratio represented ownership in the combined company equal to 51% by Crompton stockholders and 49% by Great Lakes stockholders, and, based on the closing trading prices of Crompton common stock and Great Lakes common stock as of February 15, 2005, the proposed exchange ratio represented an 11.2% premium. Based on the closing trading price of Great Lakes common stock as of February 15, 2005, an exchange ratio reflecting the 52-week high price of Great Lakes common stock would have represented a 14.2% premium.

        On the evening of February 16, 2005, Great Lakes' board of directors held a telephonic meeting in which senior management of Great Lakes and representatives of Merrill Lynch and Weil, Gotshal & Manges participated. Members of Great Lakes' board of directors discussed the merits of a business combination with Crompton based on the terms outlined in the Crompton non-binding proposal. After these discussions, Great Lakes' board of directors authorized Mr. Andrews to continue discussions with Mr. Wood regarding a proposed exchange ratio that would reflect a premium translating into a price for Great Lakes common stock equal to the 52-week high price of Great Lakes common stock and to propose that the board of directors of the combined company be comprised of nine individuals, four of whom would be Great Lakes' designees.

        Immediately after the conclusion of the February 16, 2005 board meeting, Mr. Andrews contacted Mr. Wood and reiterated Great Lakes' desire to have an exchange ratio that reflected the 52-week high price of Great Lakes common stock and proposed board representation of the combined company as discussed at the February 16, 2005 meeting of Great Lakes' board of directors.

        On February 17, 2005, Mr. Wood spoke with Mr. Andrews and informed him that Crompton's board of directors was willing to agree to the proposal on board representation, but could not agree to increasing the proposed exchange ratio. Mr. Wood noted that the fixed nature of the proposed exchange ratio gave Great Lakes stockholders the potential to receive the 52-week high price of Great Lakes common stock and that Crompton's board of directors had sensitivities as to the amount of the premium that Crompton would be providing in the business combination.

        On February 18, 2005, Great Lakes' board of directors held a telephonic meeting at which Mr. Andrews briefed the other members of Great Lakes' board of directors regarding his conversation with Mr. Wood. After deliberating, Great Lakes' board of directors authorized senior management of Great Lakes to proceed with due diligence in connection with the proposed business combination with Crompton.

        From February 22 through February 25, 2005, representatives of Great Lakes and Crompton, including their respective financial and legal advisors, conducted due diligence concerning the businesses and operations of Great Lakes and Crompton in New York. Thereafter and until the signing of the merger agreement, representatives of Great Lakes and Crompton, including their respective financial and legal advisors, continued their respective due diligence investigations of the other, including site visits to various facilities of Crompton and Great Lakes.

        On February 24, 2005, Weil, Gotshal & Manges circulated an initial draft of the merger agreement to Mayer, Brown, Rowe & Maw LLP, counsel for Crompton. On February 27, 2005, Mayer Brown circulated a revised draft of the merger agreement. Thereafter and until the signing of the merger agreement, senior management of Great Lakes and Crompton and their respective financial and legal advisors held numerous conversations and reviewed revised drafts of the merger agreement and negotiated various terms of the merger agreement, including, among other things, the amount of the termination fee, when a termination fee would be payable by either Great Lakes or Crompton and whether either company could terminate the merger agreement to accept a superior proposal.

        On March 2, 2005, a special meeting of Great Lakes' board of directors was held, attended by senior management of Great Lakes and representatives of Merrill Lynch and Weil, Gotshal & Manges. At that meeting, senior management of Great Lakes reviewed with the members of Great Lakes' board of directors the results of the due diligence investigations conducted by representatives of Great Lakes and its advisors. Senior management of Great Lakes also updated Great Lakes' board of directors on the status of the negotiations with Crompton and reviewed and discussed considerations related to, and the potential merits of, the potential business combination, including the strengths and weaknesses of Crompton's businesses, potential legal and regulatory issues, issues relating to Crompton's internal controls over financial reporting and matters related to valuation, including synergies. Representatives of Merrill Lynch summarized the strategic alternatives considered by Great Lakes since the fall of 2003 and presented its financial analysis of the proposed business combination, and representatives of Weil, Gotshal & Manges distributed a summary of the most recent draft merger agreement to the members of Great Lakes' board of directors. Mr. Wood then joined the meeting and presented his rationale for combining the two companies. After those presentations, Great Lakes' board of directors deliberated at length on the strategic fit, the valuation risks, the potential for achieving synergies, the potential impact on financial flexibility and timing of the proposed business combination, as well as the positives and negatives of remaining a stand-alone company. Great Lakes' board of directors agreed to consider the matter further after additional due diligence was completed regarding, among other things, the financial flexibility of the combined company and issues relating to Crompton's internal controls over financial reporting.

        On March 4, 2005, Crompton's board of directors held a special meeting in which senior management of Crompton and representatives of Citigroup, Morgan Stanley and Mayer Brown participated. At this meeting, the board of directors was updated on the status of negotiations with Great Lakes, discussed the business opportunity with members of Crompton's senior management and received preliminary analyses of the possible transaction from Citigroup and Morgan Stanley. The board of directors asked questions of Crompton's senior management and financial and legal advisors regarding Great Lakes and the possible transaction.

        On March 5, 2005, Great Lakes' board of directors held a telephonic meeting. Representatives of Merrill Lynch reviewed with Great Lakes' board of directors selected portions of the financial analysis of the business combination presented at the March 2, 2005 meeting. In addition, senior management of Great Lakes and representatives of Merrill Lynch reported to Great Lakes' board of directors their views on the financial flexibility of the combined company. Senior management of Great Lakes and representatives of Weil, Gotshal & Manges also informed Great Lakes' board of directors of the following material issues relating to the merger agreement and items identified in due diligence: (1) Crompton's view that neither party should be permitted to terminate the merger agreement in order to take a superior proposal and (2) the need to determine whether Crompton's potential material weakness relating to its internal controls over financial reporting would cause a restatement of

Crompton's historical earnings or other financial results and whether Crompton's management had confirmed that the proper internal controls over financial reporting were currently in place. Thereafter, members of Great Lakes' board of directors held an extensive discussion and agreed to further consider the merits of the proposed business combination after those issues were resolved.

        On the morning of March 8, 2005, Mr. Andrews contacted Mr. Wood to discuss Great Lakes' desire to increase the initial size of the combined company's board of directors from nine to eleven, five of whom would be Great Lakes' designees and six of whom would be Crompton's designees. Mr. Andrews also proposed that the size of the board be decreased to nine effective as of Crompton's 2006 annual stockholder meeting. Later that day, Mr. Wood called Mr. Andrews and accepted this proposal.

        On March 8, 2005, Crompton's board of directors held a meeting at which members of Crompton's senior management and representatives of Citigroup, Morgan Stanley and Mayer Brown were present. At this meeting, the board of directors reviewed the terms of the merger agreement and reviewed its legal duties with its legal counsel. Representatives of Citigroup and Morgan Stanley reviewed their financial analyses and rendered to Crompton's board of directors their respective oral opinions as of March 8, 2005, subsequently confirmed in writing and based upon and subject to the matters stated in their respective opinions, as to the fairness, from a financial point of view, of the 2.2232 exchange ratio pursuant to the merger agreement to Crompton. For further information regarding these opinions, see the "Opinions of Financial Advisors—Opinion of Citigroup Global Markets Inc.—Financial Advisor to Crompton" and "—Opinion of Morgan Stanley & Co. Incorporated—Financial Advisor to Crompton" sections of this document. Following further discussions and deliberations, Crompton's board of directors, by a unanimous vote of those directors present, approved and declared advisable the merger agreement and the transactions that it contemplates and resolved to recommend that Crompton stockholders vote for the approval of the issuance of Crompton common stock contemplated by the merger agreement. One Crompton director was not present at this board meeting but subsequently stated that he fully supports Crompton's board of directors' actions in approving the merger agreement.

        On March 8, 2005, Great Lakes' board of directors held a telephonic meeting during which representatives of Weil, Gotshal & Manges informed Great Lakes' board of directors that Crompton had agreed that either party could terminate the merger agreement in order to accept a superior proposal and that both Crompton and its auditors had confirmed earlier that day to Great Lakes that no restatement of Crompton's historical earnings or other financial results would be required and that the proper internal controls over financial reporting were currently in place. Merrill Lynch then reviewed its financial analysis and rendered to Great Lakes' board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of March 8, 2005 and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the 2.2232 exchange ratio pursuant to the merger was fair, from a financial point of view, to the holders of Great Lakes common stock. For further information regarding this opinion, see the "Opinions of Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated—Financial Advisor to Great Lakes" section of this document. Great Lakes' board of directors noted that based on the closing trading prices of Crompton common stock and Great Lakes common stock as of March 7, 2005, the proposed exchange ratio reflected a per share value of Great Lakes common stock in excess of the 52-week high price of Great Lakes common stock and provided to Great Lakes stockholders a meaningful 10.9% premium. Following further discussions and deliberations, Great Lakes' board of directors unanimously approved the merger agreement, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to Great Lakes and its stockholders and resolved to recommend that Great Lakes stockholders vote to adopt the merger agreement.

        The merger agreement was signed by the parties on the night of March 8, 2005. On the morning of March 9, 2005, prior to the commencement of trading, Great Lakes and Crompton issued a joint press release announcing the execution of the merger agreement.

Recommendation of Crompton's Board of Directors and Reasons for the Merger

        Recommendation of Crompton's Board of Directors.    Crompton's board of directors has approved and declared advisable the merger agreement and the transactions that it contemplates. One Crompton director who was not present at the board meeting at which the merger agreement was approved has stated he fully supports the board's actions in approving the merger agreement. Crompton's board of directors recommends that Crompton stockholders vote to approve the issuance of Crompton common stock contemplated by the merger agreement.

        Crompton's Reasons for the Merger.    In reaching its decision to approve and adopt the merger agreement, Crompton's board of directors consulted with Crompton's management, as well as its financial and legal advisors. Crompton's board of directors considered a number of factors, including, among other things, the following principal positive factors (the order does not reflect relative significance):

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  Per Share Accretion—Crompton believes that the merger will be accretive to its earnings per share and cash flow per share beginning in 2006.

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  Cost Savings—Crompton believes that cost savings of $90 million to $100 million per year can be realized from the merger through rationalization of the combined company's facilities, headcount reductions and the elimination of duplicate costs incurred by the businesses when they were independent of each other that will not be required to be incurred by the combined company. Crompton anticipates that 85% of the anticipated annual cost savings can be achieved beginning in 2006 and that the remaining portion would be phased in over 2007 and 2008.

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  Cash Flow Benefit From Use of NOLs—Crompton expects to realize cash flow benefits related to utilization of Crompton's net operating losses made possible by the merger.

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  Improved Financial Strength—The combined company is expected to have a stronger balance sheet and credit profile than Crompton currently has. This is expected to give the combined company greater operating and financial flexibility and better access to capital markets.

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  Improved Market Position—The combined company is expected to be the third largest U.S. specialty chemical company with leading positions in high-value specialty chemical niche businesses. Crompton expects the combined company:

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  to be a global leader in plastic additives;

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  to be a global leader in the lubricants industry;

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  to be a global leader in urethane specialties;

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  to be a global leader in flame retardants;

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  to be a global leader in pool chemical supplies; and

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  to have a strong position in certain strategic crop protection chemicals niches.

    Crompton believes that the improved position of the combined company relative to its competitors will give the combined company better access to customers and increase cross-selling opportunities.

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  Exchange Ratio—The fact that Crompton stockholders will own approximately 51% of the combined company on a fully diluted basis and the fact that Crompton believes the 2.2232 exchange ratio for Great Lakes shares in the merger represents a fair valuation from Crompton's perspective. Crompton also believes it is beneficial to Crompton that the exchange ratio is fixed and will not fluctuate as a result of changes in the market price of Crompton's stock. In reaching its decision to approve and adopt the merger agreement, Crompton's board of directors did not consider the effect, if any, that any equity-based incentives which might be offered to Great Lakes employees who remain with the combined company would have on the post-merger ownership of the combined company.

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  Diversification—The combined company is expected to have greater stability through geographic and end-market diversification.

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  Future Growth—Crompton believes the combined company will be a good platform for future growth of the business due to its increased scale, improved marketing opportunities, stronger financial position and lower costs.

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  Larger Size—The combined company is expected to be the third largest U.S. specialty chemical company measured by sales. Crompton believes there are several inherent advantages to the larger size:

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  Crompton expects to have even greater liquidity in the market for its shares after the merger;

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  the combined company's larger size may allow Crompton to consider future transactions that would not otherwise be possible; and

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  Crompton expects the combined company's larger size to give Crompton greater marketing, purchasing and operating strengths.

  •
  Opinions of Financial Advisors—Crompton's board of directors also considered the opinions of Citigroup and Morgan Stanley described elsewhere in this document. Citigroup's opinion, delivered orally on March 8, 2005 and subsequently confirmed in writing, states that, as of the date of its opinion and subject to the matters and assumptions set forth in the opinion, the 2.2232 exchange ratio was fair, from a financial point of view, to Crompton. Morgan Stanley's opinion, delivered orally on March 8, 2005 and subsequently confirmed in writing, states that, as of the date of its opinion and subject to the matters and assumptions set forth in the opinion, the 2.2232 exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Crompton.

        Crompton's board of directors recognized that there are risks associated with the merger and the merger agreement, including the following negative factors and risks (order does not reflect relative significance):

  •
  Integration Risks—The operations, technologies and personnel of the two companies may not be successfully integrated. The merger will include risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management's attention. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers.

  •
  Expenses of the Merger—Crompton and Great Lakes are expected to incur one-time pre-tax closing costs of approximately $40 million to $45 million, one-time pre-tax expenditures of approximately $125 million to $135 million related to the change in control provisions triggered by the merger and incremental one-time severance and related costs of approximately $20 million to $25 million as a result of headcount reductions after the merger is completed, which are expected to be dilutive to the combined company's earnings per share and cash flow per share in 2005. Crompton also expects to incur one-time cash and non-cash costs related to the integration of both companies, which cannot be estimated at this time. At the time

    Crompton's board of directors approved and adopted the merger agreement, Crompton had anticipated that Crompton and Great Lakes would incur one-time pre-tax expenditures of approximately $90 million to $100 million (excluding closing costs) related to the merger, as compared to the revised estimates. The combined company may also incur additional unanticipated costs and expenses in connection with the merger.

  •
  Uncertainty as to Accretion—The combined company may not realize the accretion to earnings per share and cash flow per share that Crompton expects from the merger beginning in 2006. It is possible that the merger may prove to be dilutive to Crompton's actual per share results in the future. Future events that could reduce or eliminate such accretion or cause such dilution include, among other things, adverse changes in:

  •
  chemical industry market conditions;

  •
  commodity prices for raw materials;

  •
  our ability to realize cost synergies;

  •
  the expected costs of integrating our businesses;

  •
  future operating results;

  •
  competitive conditions;

  •
  the effectiveness of technologies;

  •
  the availability of capital resources;

  •
  laws and regulations affecting the chemical business;

  •
  capital expenditure obligations; and

  •
  general economic conditions.

  •
  Closing Conditions May Not Be Satisfied—The merger may not be completed as a result of the failure to satisfy the conditions contained in the merger agreement. Neither Crompton nor Great Lakes is obligated to complete the transaction unless the conditions in the merger agreement are satisfied or, in some cases, waived.

  •
  Other—The Crompton board also considered the other factors described under the caption "Risk Factors" beginning on page 14.

        After deliberation, Crompton's board of directors concluded that, on balance, the potential benefits of the merger with Great Lakes outweighed these negative factors and risks.

        The preceding discussion of the information and factors considered and given weight by Crompton's board of directors is not intended to be exhaustive. However, Crompton's board of directors believes that the discussion includes all of the material factors that it considered. In reaching its decision to approve the merger agreement and to recommend approval to Crompton stockholders of the issuance of Crompton common stock contemplated by the merger agreement, Crompton's board of directors did not assign any relative or specific weights to the factors it considered. Individual directors may have given different weights to different factors.

Recommendation of Great Lakes' Board of Directors and Reasons for the Merger

        Recommendation of Great Lakes' Board of Directors.    Great Lakes' board of directors has unanimously approved and declared advisable the merger agreement and the transactions that it contemplates. Great Lakes' board of directors recommends that Great Lakes stockholders vote to adopt the merger agreement.

        Great Lakes' Reasons for the Merger.    In determining whether to approve the merger agreement, Great Lakes' board of directors considered a variety of factors that might impact the long-term as well as short-term interests of Great Lakes and its stockholders, including whether these interests may be best served by the continued independence of Great Lakes. As part of its deliberations, Great Lakes' board of directors took into consideration the historical, current and projected financial condition, results of operations, stock performance, capitalization and operating, strategic and financial risks of Great Lakes and Crompton, considered separately for each entity and on a combined basis.

        In making the determination described above, Great Lakes' board of directors consulted with Great Lakes' management, legal advisors, tax advisors and accountants and was advised by Merrill Lynch, Great Lakes' financial advisor. Great Lakes' board of directors considered a number of factors, including, among other things, the following principal positive factors (the order does not reflect relative significance):

  •
  the combined company will be significantly larger than Great Lakes and should have greater financial, operational and technical strengths that should enable it to consider and more effectively pursue additional opportunities for growth;

  •
  the assessment by Great Lakes' board of directors of the strategic alternatives (including other potential transactions) of Great Lakes and its view that the merger presented a more attractive opportunity than remaining as an independent company;

  •
  the assessment by Great Lakes' board of directors of the value of the shares of Crompton common stock to be received by Great Lakes stockholders in the merger and the premium represented thereby over various historical prices of Great Lakes common stock, including the likelihood of the proposed exchange ratio providing to Great Lakes stockholders a per share value equal to or greater than the 52-week high price of Great Lakes common stock;

  •
  the assessment of information regarding historical market prices and other information with respect to Great Lakes common stock and Crompton common stock and the financial performance and condition, assets, liabilities, business operations and prospects of each of Crompton and Great Lakes and their projected future values as separate entities and on a combined basis;

  •
  the belief of Great Lakes' board of directors that the combined company will have the opportunity to realize significant synergies;

  •
  the oral opinion of Merrill Lynch delivered to Great Lakes' board of directors on March 8, 2005 and subsequently confirmed in writing to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in the opinion, the 2.2232 exchange ratio was fair, from a financial point of view, to the holders of Great Lakes common stock;

  •
  the expected tax treatment of the merger;

  •
  the results of the business, legal and financial due diligence investigations of Crompton conducted by Great Lakes' management and legal and financial advisors;

  •
  the belief of Great Lakes' board of directors that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, are reasonable;

  •
  the fact that under the terms of the merger agreement five members of the combined entity's board of directors will be Great Lakes' designees; and

  •
  the fact that Great Lakes stockholders will own approximately 49% of the combined company on a fully diluted basis and will have an opportunity to participate in the potential growth of the combined company.

        Great Lakes' board of directors also identified and considered a number of potentially negative factors and risks in its deliberations concerning the merger, including but not limited to (the order does not reflect relative significance):

  •
  the risk that the merger might not be completed as a result of a failure to satisfy one or more conditions to the merger;

  •
  the risk that the operations of the two companies may not be successfully integrated and the possibility of not achieving the anticipated cost synergies and other benefits sought to be obtained from the merger;

  •
  the fact that the exchange ratio is fixed and there is a possibility that the value of the shares of Crompton common stock to be received by Great Lakes stockholders in the merger could be more or less at closing than at the time of announcement of the merger;

  •
  the limitations on Great Lakes' ability to solicit other offers as well as the possibility that it could be required to pay a $50 million termination fee in various circumstances;

  •
  the adverse impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed;

  •
  the higher leverage position of the combined company as compared to Great Lakes on a stand-alone basis; and

  •
  other matters described under the caption "Risk Factors" beginning on page 14.

        After deliberation, Great Lakes' board of directors concluded that, on balance, the potential benefits of the merger with Crompton outweighed these negative factors and risks.

        The preceding discussion of the information and factors considered and given weight by Great Lakes' board of directors is not intended to be exhaustive. However, Great Lakes' board of directors believes that the discussion includes all of the material factors that it considered. In reaching its decision to approve the merger agreement and to recommend adoption of the merger agreement to Great Lakes shareholders, Great Lakes' board of directors did not assign any relative or specific weights to the factors it considered. Individual directors may have given different weights to different factors.

Certain Prospective Financial Information (Unaudited)

        Crompton and Great Lakes do not make financial forecasts or projections public due to the uncertainty associated with predicting future market and economic conditions that may cause material deviations. However, during the course of merger negotiations Crompton and Great Lakes shared certain financial information prepared by management of each company relating to future financial performance. This financial information was not prepared with consideration towards public disclosure or compliance with either the published guidelines of the Securities and Exchange Commission's Item 10 of Regulation S-K regarding projections or forecasts or the American Institute of Certified Public Accountants Guide for Prospective Financial Statements. The financial information from the companies was also not prepared in accordance with generally accepted accounting principles and was not audited or reviewed by independent registered public accounting firms, nor did any independent registered public accounting firm perform any services with respect thereto. The prospective financial information is summarized in the document solely because it was shared between the companies and financial advisors in connection with evaluating the financial condition of both individual entities and the combined entity.

        The Crompton and Great Lakes prospective financial information was based on numerous estimates and assumptions regarding market and economic growth, foreign currency translation, raw material and energy prices, ability to maintain and increase supply of products, capital expenditures, and other significant contingent obligations, all of which are inherently subject to significant business, economic, political and competitive uncertainties, contingencies and risks that are difficult to quantify and many of which are beyond the control of Crompton and Great Lakes. Accordingly, there can be no assurances that the results suggested by the Crompton and Great Lakes prospective financial information will be realized. If any of the estimates or assumptions used to prepare the Crompton and Great Lakes prospective financial information prove to be inaccurate or are not realized, future results may vary from those set forth below, possibly by material amounts. See the "Risk Factors" and "Additional Information—Forward-Looking Statements" sections of this document.

        The Crompton prospective financial data assumes that the Refined Products divestiture and the Davis-Standard joint venture, both announced during 2005, were completed on December 31, 2004. Thus, the prospective financial information does not include any operating results from the Refined Products business and only includes proportionate equity income received from the newly formed Polymer Processing Equipment joint venture between Davis-Standard and Hamilton Robinson's Black Clawson Converting Machinery Company. The prospective financial data summarized below does not assume the impact from completing the merger, which would materially alter the prospective financial information with respect to recurring annual cost savings, one-time pre-tax closing costs, one-time pre-tax integration costs and purchase accounting.

        The inclusion of the Crompton and Great Lakes prospective financial data should not be regarded as a reliable prediction of future events. Crompton and Great Lakes are under no obligation to and have no intention to update the prospective financial information at any future time. The Crompton and Great Lakes summary prospective financial information is set forth below:

Crompton Corporation
Summary Prospective Financial Information (unaudited)

	For the Year Ending December 31,
	2005	2006	2007	2008	2009
	(all amounts in thousands)
Net Sales	$2,387.0	$2,418.1	$2,516.3	$2,590.8	$2,660.8
Operating Profit	$190.7	$313.8	$339.5	$373.0	$393.4
Depreciation and Amortization	$115.8	$115.6	$115.5	$115.1	$113.0
Net Earnings	$32.0	$131.1	$143.8	$183.6	$193.3

Great Lakes Chemical Corporation
Summary Prospective Financial Information (unaudited)

	For the Year Ending December 31,
	2005	2006	2007	2008	2009
	(all amounts in thousands)
Net Sales	$1,789.2	$1,889.6	$1,995.6	$2,107.6	$2,225.9
Operating Profit	$136.7	$163.7	$189.3	$209.1	$226.9
Depreciation and Amortization	$78.8	$78.8	$78.8	$77.7	$77.7
Net Earnings	$74.3	$94.1	$112.3	$126.7	$146.9

Opinions of Financial Advisors

  Opinion of Citigroup Global Markets Inc.—Financial Advisor to Crompton

        Crompton retained Citigroup to act as its joint financial advisor in connection with a possible acquisition of Great Lakes. In connection with its engagement, Crompton instructed Citigroup to evaluate the fairness, from a financial point of view, to Crompton of the exchange ratio. At the March 8, 2005 meeting of Crompton's board of directors, Citigroup delivered its oral opinion to Crompton's board of directors, subsequently confirmed in writing, to the effect that, based upon and subject to the qualifications and assumptions set forth therein, as of the date thereof, the exchange ratio of 2.2232 shares of Crompton common stock for each share of Great Lakes common stock was fair, from a financial point of view, to Crompton.

        The full text of Citigroup's opinion dated March 8, 2005 is attached as Annex B to this document. We urge you to read this opinion in its entirety for assumptions made, procedures followed, matters considered and limits of the review by Citigroup in arriving at its opinion. The following summary of the opinion of Citigroup is qualified in its entirety by reference to the full text of Citigroup's opinion.

        Citigroup's opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to Crompton, and is not intended and does not constitute a recommendation to any Crompton stockholder as to how such stockholder should vote at the special meeting of Crompton. No limitations were imposed by Crompton or Great Lakes upon Citigroup with respect to the investigations made or procedures followed by it in rendering its opinion. Although Citigroup evaluated the financial terms of the merger and participated in discussions concerning the determination of the exchange ratio, Citigroup was not asked to and did not recommend this exchange ratio, which was the result of negotiations between Crompton and Great Lakes.

        In connection with rendering its opinion, Citigroup, among other things:

  •
  reviewed the merger agreement;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of Crompton and certain senior officers and other representatives and advisors of Great Lakes concerning the businesses, operations and prospects of Crompton and Great Lakes;

  •
  examined certain publicly available business and financial information relating to Crompton and Great Lakes as well as certain financial forecasts and other information and data relating to Crompton and Great Lakes that were provided to or discussed with Citigroup by the respective managements of Crompton and Great Lakes, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Crompton and Great Lakes to result from the merger;

  •
  reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

  •
  current and historical market prices and trading volumes of each of Crompton common stock and Great Lakes common stock;

  •
  the historical and projected earnings and other operating data of each of Crompton and Great Lakes; and

  •
  the capitalization and financial condition of each of Crompton and Great Lakes.

  •
  considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the merger;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Crompton and Great Lakes;

  •
  evaluated certain potential pro forma financial effects of the merger on Crompton; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of Crompton and Great Lakes that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Crompton and Great Lakes provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the respective managements of Crompton and Great Lakes that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Crompton and Great Lakes as to the future financial performance of Crompton and Great Lakes, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the merger and the other matters covered thereby. Citigroup assumed, with the consent of Crompton, that the merger will be completed in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Crompton, Great Lakes or the contemplated benefits of the merger. Citigroup also assumed, with the consent of Crompton, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

        Citigroup's opinion relates to the relative values of Crompton and Great Lakes. Citigroup did not express any opinion as to what the value of Crompton common stock actually will be when issued pursuant to the merger, or the price at which Crompton common stock will trade at any time. Citigroup did not make or provide an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Crompton or Great Lakes, nor did Citigroup make any physical inspection of the properties or assets of Crompton or Great Lakes. Citigroup was not requested to, and did not consider, and Citigroup's opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Crompton or the effect of any other transaction in which Crompton might engage. Citigroup's opinion was necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Events occurring after the date of Citigroup's opinion may affect its opinion and the assumptions used in preparing it and Citigroup did not assume any obligation to update, revise or reaffirm its opinion.

        Citigroup's opinion and financial analyses were only one of many factors considered by Crompton's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Crompton's board of directors with respect to the merger or the exchange ratio provided for in the transaction.

        In preparing its opinion, Citigroup performed a variety of financial and comparative analyses. The preparation of a financial opinion is a complex analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        The following is a summary of the material financial analyses performed by Citigroup in connection with the preparation of its opinion and presented to Crompton's board of directors at its meeting on March 8, 2005.

  Historical Implied Exchange Ratio

        Citigroup reviewed the relationship between movements in the prices of Crompton common stock and Great Lakes common stock and the implied exchange ratio for the merger for both the 3-year period from March 2002 through March 2005, and the period from December 1, 2004 through March 7, 2005. The implied exchange ratio for the merger was calculated by dividing the price of Great Lakes common stock by the price of Crompton common stock.

        Citigroup noted the following implied exchange ratio averages:

Periods Measured	Exchange Ratios:
Transaction Exchange Ratio	2.2232
Average Since December 1, 2004	2.32
3 Month Average	2.32
1 Year Average	3.29
2 Year Average	3.55
3 Year Average	3.33

  Crompton Valuation

  Discounted Cash Flow Analysis

        Citigroup performed a discounted cash flow analysis for Crompton. The forecasted financial information used by Citigroup for Crompton was provided by the management of Crompton. In the course of this analysis, Citigroup calculated the estimated present value of Crompton's unlevered free cash flows for the calendar years 2005 through 2009. Citigroup added to that estimated present value the estimated terminal value of Crompton at the end of 2009, calculated using perpetuity growth rate assumptions ranging from 2.5% to 3.5%. Citigroup applied discount rates based on weighted average cost of capital assumptions ranging from 8.0% to 9.0% to calculate the net present value of the estimated unlevered free cash flows and terminal value. The result of this discounted cash flow analysis was an implied value per share of Crompton common stock of $13.40-$21.10.

  Comparable Companies Analysis

        Citigroup performed a comparable companies analysis for Crompton. Using publicly available information, Citigroup reviewed the market values and trading multiples of selected publicly held companies in the specialty chemicals industry as described below. Citigroup calculated a range of values for Crompton by applying ranges of selected multiples derived from the selected companies to corresponding financial data of Crompton using (a) future financial estimates of the management of Crompton and (b) future financial estimates of Crompton based on certain equity research estimates. The following public companies were used:

  •
  Rohm and Haas Company;

  •
  Eastman Chemical Company;

  •
  Engelhard Corporation;

  •
  The Lubrizol Corporation;

  •
  Cytec Industries Inc.;

  •
  FMC Corporation;

  •
  Albemarle Corporation;

  •
  Hercules Incorporated;

  •
  Ferro Corporation;

  •
  H.B. Fuller Company; and

  •
  Arch Chemicals, Inc.

        No company used in the above analysis is identical to Crompton. In evaluating companies identified by Citigroup as comparable to Crompton, Citigroup made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Crompton. Citigroup's analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which Crompton is being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

        Based on this analysis, Citigroup established the following reference ranges of implied value per share of Crompton common stock:

Methodology	Ranges
Public Market Companies/Management Estimates	$14.25-$18.50
Public Market Companies/Equity Research Estimates	$12.25-$15.25

  Precedent Transactions Analysis

        Using publicly available information, Citigroup reviewed the transaction value multiples in the following 26 selected transactions involving companies in the chemicals industry:

Acquiror		Target
•	Henkel Corporation	•	Sovereign Specialty Chemicals, Inc.
•	Cytec Industries Inc.	•	UCB S.A.'s surface specialties business
•	Apollo Management, L.P.	•	Borden Chemical, Inc.
•	Albemarle Corporation	•	Akzo Nobel N.V.'s Catalyst Business
•	The Lubrizol Corporation	•	Noveon International, Inc.
•	Rockwood Specialties Group, Inc.	•	Sachtleben Chemie GmbH, Chemetall GmbH, CeramTec AG and DNES Custom Synthesis businesses of Dynamit Nobel
•	Lyondell Chemical Company	•	Millennium Chemicals Inc.
•	L'Air Liquide SA	•	Messer Griesheim's Industrial Gas Business
•	Blackstone Capital Partners	•	Celanese AG
•	Texas Pacific Group	•	KRATON Polymers Company Group
•	Blackstone Group, Apollo Management L.P., and Goldman Sachs Capital Partners	•	Ondeo Nalco
•	General Electric Company	•	Crompton Corporation's organosilicones business
•	UCB S.A.	•	Solutia Inc.'s Resins, Additives and Adhesives Businesses
•	Johnson Matthey Plc.	•	Imperial Chemical Industries PLC's catalyst business (Synetix)
•	Rohm and Haas Company	•	Ferro Corporation's powder coatings business
•	E. I. DuPont de Nemours	•	ChemFirst Inc.
•	General Electric Company	•	BetzDearborn
•	Solvay	•	Ausimont
•	Bayer AG	•	Aventis CropScience
•	Schroder Ventures and Goldman, Sachs & Co.	•	Henkel KGaA's Cognis Chemicals unit

•	Ferro Corporation	•	OM Group, Inc.'s dmc2 businesses
•	OM Group, Inc.	•	dmc2 Degussa Metals Catalysts Cerdec AG
•	The Dow Chemical Company	•	Ascot Plc.
•	Kohlberg Kravis Roberts & Co.	•	LaPorte plc's Pigments and Additives, formulated products and compounds and electronics divisions
•	The Valspar Corporation	•	Lilly Industries, Inc.
•	Eastman Chemical Company	•	McWhorter Technologies, Inc.

        All multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Citigroup compared firm values in the selected transactions as a multiple of latest 12 months EBITDA. Citigroup then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to the latest 12 months EBITDA of Crompton.

        No transaction utilized in the above analysis is identical to the merger. Citigroup's analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the merger is being compared; mathematical analysis is not in itself a meaningful method of using selected transaction data.

        The result of this precedent transaction analysis was an implied value per share of Crompton common stock of $9.50-$12.50.

  Great Lakes Valuation

  Discounted Cash Flow Analysis

        Citigroup performed a discounted cash flow analysis for Great Lakes. The forecasted financial information used by Citigroup for Great Lakes was provided by the management of Great Lakes. In the course of this analysis, Citigroup calculated the estimated present value of Great Lakes' unlevered free cash flows for the calendar years 2005 through 2009. Citigroup added to that estimated present value the estimated terminal value of Great Lakes at the end of 2009, calculated using perpetuity growth rate assumptions ranging from 2.5% to 3.5%. Citigroup applied discount rates based on weighted average cost of capital assumptions ranging from 8.0% to 9.0% to calculate the net present value of the estimated unlevered free cash flows and terminal value. The result of this discounted cash flow analysis was an implied value per share of Great Lakes common stock of $28.90-$42.00. Additionally, Citigroup calculated an implied valuation range of Great Lakes common stock taking into account a discounted cash flow valuation of estimated synergies supplied by Crompton's management, net of implementation costs, at 0% perpetuity growth and a weighted average cost of capital of 8.5%. These synergies increased the high-end of the implied valuation range of Great Lakes common stock to $54.30.

  Comparable Companies Analysis

        Citigroup performed a comparable companies analysis for Great Lakes. Using publicly available information, Citigroup reviewed the market values and trading multiples of the selected publicly held companies in the specialty chemicals industry described in the section captioned "—Crompton Valuation—Comparable Companies Analysis". Citigroup calculated a range of values for Great Lakes by applying ranges of selected multiples derived from the selected companies to corresponding financial data of Great Lakes using (a) future financial estimates of the management of Great Lakes and (b) future financial estimates of Great Lakes based on certain equity research estimates. Additionally, Citigroup calculated an implied valuation range of Great Lakes common stock taking into account a discounted cash flow valuation of estimated synergies supplied by Crompton's management, net of implementation costs, at 0% perpetuity growth and a weighted average cost of capital of 8.5%.

        No company used in the above analysis is identical to Great Lakes. In evaluating companies identified by Citigroup as comparable to Great Lakes, Citigroup made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Great Lakes. Citigroup's analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which Great Lakes is being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

        Based on this analysis, Citigroup established the following reference ranges of implied value per share of Great Lakes common stock:

Methodology	Ranges	High-end of range including synergies
Public Market Companies/Management Estimates	$26.00-$30.00	$42.30
Public Market Companies/Equity Research Estimates	$27.75-$32.00	$44.30

  Precedent Transactions Analysis

        Using publicly available information, Citigroup reviewed the transaction value multiples in the selected transactions involving companies in the chemicals industry described in the section captioned "—Crompton Valuation—Precedent Transactions Analysis".

        All multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Citigroup compared firm values in the selected transactions as a multiple of latest 12 months EBITDA. Citigroup then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to the latest 12 months EBITDA of Great Lakes.

        No transaction utilized in the above analysis is identical to the merger. Citigroup's analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the merger is being compared; mathematical analysis is not in itself a meaningful method of using selected transaction data.

        The result of this precedent transaction analysis was an implied value per share of Great Lakes common stock of $22.50-$27.25. Additionally, Citigroup calculated an implied valuation range of Great Lakes common stock taking into account a discounted cash flow valuation of estimated synergies supplied by Crompton's management, net of implementation costs, at 0% perpetuity growth and a weighted average cost of capital of 8.5%. These synergies increased the high-end of the implied valuation range of Great Lakes common stock to $39.55.

  Relative Values Analysis

        Citigroup compared the relative values of Crompton common stock and Great Lakes common stock derived from the discounted cash flow, comparable companies and precedent transactions analyses described above. Using the methodologies described above, both with and without synergies, Citigroup established the following reference ranges of implied relative exchange ratios:

Crompton and Great Lakes share valuation methodology	Range 1	Range 2	Range 3
Public Market Companies/Management Estimates	1.4x-2.1x	1.6x-1.8x	2.3x-2.7x
Public Market Companies/Equity Research Estimates	1.8x-2.6x	2.1x-2.3x	2.9x-3.3x
Precedent Transactions	1.8x-2.9x	2.2x-2.4x	3.2x-3.7x
Discounted Cash Flow	1.4x-3.1x	2.0x-2.2x	2.6x-3.1x

        Range 1 reflects high values of Great Lakes divided by low values of Crompton and low values of Great Lakes divided by high values of Crompton.

        Range 2 reflects high values of Great Lakes divided by high values of Crompton and low values of Great Lakes divided by low values of Crompton.

        Range 3 reflects high values of Great Lakes including 100% of estimated synergies divided by high values of Crompton and low values of Great Lakes including 100% of synergies divided by low values of Crompton.

  Relative Contribution Analysis

        Citigroup compared the contribution, based on management expectations of Crompton and Great Lakes, respectively, of each of Crompton and Great Lakes to the combined company to result from the completion of the merger. The implied contribution was based on actual revenues, EBITDA, EBIT and net income for 2004 and estimates of revenues, EBITDA, EBIT and net income for 2005 and 2006. Citigroup calculated the following implied exchange ratio ranges, both with and without estimated synergies:

Year	Implied Exchange Ratio Ranges without Synergies	Implied Exchange Ratio Ranges with Synergies
Revenues	2.0584-2.3680	Not applicable
EBITDA	1.6078-2.1467	2.4662-3.9496
EBIT	1.4702-2.3632	2.6597-6.9512
Net Income	1.6541-7.5125	2.7699-3.5884

  Pro Forma Merger Analysis

        Citigroup analyzed the expected impact of the merger on Crompton's pro forma earnings per share following the merger, both with and without synergies, estimated by Crompton's management. Citigroup based this analysis on earnings projections for 2005, 2006 and 2007 provided by Crompton and Great Lakes management. Based on this analysis, Citigroup observed that without synergies, the merger would result in earnings per share dilution for Crompton of (8.6)%, (13.0)% and (10.2)% in 2005, 2006 and 2007, respectively. According to this analysis, the amount of pre-tax synergies required for the combined entity to realize no earnings dilution are $23 million, $50 million and $44 million in 2005, 2006 and 2007, respectively. With synergies of $9.5 million in 2005, $80.8 million in 2006 and $95.0 million in 2007, the merger would result in a per share dilution of (5.7)% in 2005 and 7.7% and 11.8% accretion in 2006 and 2007, respectively, to Crompton's earnings per share.

        Citigroup analyzed the pro forma implications of the merger on Crompton's pro forma credit profile following the merger using earnings and free cash flow estimates for the years 2004-2009 prepared by the managements of Crompton and Great Lakes. This analysis suggested that the merger would reduce Crompton's ratio of total debt to EBITDA and increase its ratio of EBITDA to interest expense for each of the years 2004-2009.

        Pursuant to the engagement letter between Citigroup and Crompton, Crompton agreed to pay Citigroup a $5 million fee for services rendered by Citigroup in connection with the merger, including Citigroup's delivery of its opinion described in this document. As required by the engagement letter, Crompton paid $1 million of that fee upon signing the merger agreement. The remaining $4 million is payable by Crompton upon completion of the merger. Crompton has also agreed to reimburse Citigroup, regardless of whether the merger is completed, for all reasonable documented travel and other expenses incurred in performing Citigroup's services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and its affiliates and their directors, officers, agents and employees and each other person controlling Citigroup or any of its affiliates from and against certain losses related to or arising out of Citigroup's services to Crompton in connection with the merger.

        Citigroup and its affiliates in the past have provided, and currently provide, services to Crompton and Great Lakes unrelated to the merger, for which services Citigroup and such affiliates have received and expect to receive compensation, including, without limitation, (i) acting as co-syndication agent and lender in connection with Crompton's $120 million revolving credit facility dated as of August 16, 2004, for which Citigroup received fees of $375,000 from Crompton; (ii) acting as joint book-running manager for the August 16, 2004 offering by Crompton of $375 million 9 7/8% senior notes due 2012 and $225 million floating rate notes due 2010, for which Citigroup received fees of $2.55 million from Crompton; and (iii) acting as lead arranger, administrative agent and lender in connection with the $375 million revolving credit facility of Great Lakes dated as of September 30, 2004, for which Citigroup received fees of $225,000 from Great Lakes. In the ordinary course of their business, Citigroup and its affiliates may actively trade or hold the securities of Crompton and Great Lakes for their own account or for the account of their customers and accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Crompton, Great Lakes and their respective affiliates.

        Citigroup's advisory services and its opinion were provided for the information of Crompton's board of directors in its evaluation of the merger, and Citigroup's opinion was not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger.

        Crompton considered other potential financial advisors prior to selecting Citigroup as one of its financial advisors in connection with the merger. Crompton selected Citigroup over the other potential financial advisors it considered based on Citigroup's reputation, experience and familiarity with Crompton and its business, capital markets positions and capital structure. Citigroup is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes.

  Opinion of Morgan Stanley & Co. Incorporated—Financial Advisor to Crompton

        Crompton retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. Crompton considered other potential financial advisors prior to selecting Morgan Stanley as one of its financial advisors in connection with the merger. Crompton selected Morgan Stanley over the other potential advisors it considered based on Morgan Stanley's qualifications, expertise, reputation and knowledge of the business and affairs of Crompton, including its specific expertise in equity capital markets and stock-for-stock mergers. At the meeting of Crompton's board of directors on March 8, 2005, Morgan Stanley rendered its oral opinion to Crompton's board of directors, subsequently confirmed in writing, that as of March 8, 2005, and subject to and based upon the considerations in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Crompton.

        The full text of Morgan Stanley's opinion, dated as of March 8, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley is attached as Annex C to this document. We urge you to read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to Crompton's board of directors, addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Crompton, and does not address any other aspect of the merger or constitute a recommendation to any holder of Crompton common stock as to how to vote at the special meeting. The summary of the opinion of Morgan Stanley set forth in this prospectus is qualified in its entirety by reference to the full text of the opinion.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of Great Lakes and Crompton, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Great Lakes and Crompton, respectively;

  •
  reviewed certain financial projections prepared by the managements of Great Lakes and Crompton, respectively;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the managements of Great Lakes and Crompton, respectively;

  •
  discussed the past and current operations and financial condition and the prospects of Great Lakes, including information relating to certain strategic, financial and operational benefits anticipated from the merger with senior executives of Great Lakes;

  •
  discussed the past and current operations and financial condition and the prospects of Crompton, including information relating to certain strategic, financial and operational benefits anticipated from the merger with senior executives of Crompton;

  •
  reviewed the pro forma impact of the merger on Crompton's earnings per share, cash flow, consolidated capitalization and financial ratios;

  •
  reviewed the reported prices and trading activity for Great Lakes common stock and Crompton common stock;

  •
  compared the financial performance of Great Lakes and Crompton and the prices and trading activity of Great Lakes common stock and Crompton common stock with that of certain other publicly traded companies comparable with Great Lakes and Crompton, respectively, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in discussions and negotiations among representatives of Great Lakes and Crompton and their financial and legal advisors;

  •
  reviewed the merger agreement and certain related documents; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by Great Lakes and Crompton for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Great Lakes and Crompton. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended.

        Morgan Stanley also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal or tax advisor and relied upon, without independent verification, the assessment of Crompton and its legal and tax advisors with respect to legal and tax matters.

        Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Great Lakes, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of March 8, 2005. Events occurring after March 8, 2005 may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Historical Exchange Ratio Analysis

        Morgan Stanley compared the exchange ratio of 2.2232 shares of Crompton common stock offered for each share of Great Lakes common stock set forth in the merger agreement to average ratios of the closing prices of Great Lakes common stock divided by the corresponding prices of Crompton common stock over various periods during the three year period ending March 7, 2005, which are referred to as "Market Exchange Ratios." Morgan Stanley then calculated the premiums and discounts represented by the 2.2232 exchange ratio over these Market Exchange Ratios. The results of the analysis are set forth below:

	Average Market Exchange Ratio	2.2232 % Premium (Discount)
As of March 7, 2005	2.005	10.9%
One Week ended March 7, 2005	2.009	10.6%
One Month ended March 7, 2005	2.004	10.9%
Three Months ended March 7, 2005	2.306	(3.6%)
One Year ended March 7, 2005	3.290	(32.4%)
Two Years ended March 7, 2005	3.542	(37.2%)
Three Years ended March 7, 2005	3.339	(33.4%)

  Peer Group Comparison

        As part of its analysis of the merger, Morgan Stanley compared publicly available financial information of Great Lakes and Crompton with publicly available financial information for the following U.S. based specialty chemical companies. Morgan Stanley selected companies for the peer group that operate in and are exposed to the specialty chemical industry and that have similar lines of business as Great Lakes and Crompton. The peer group included:

  •
  Albemarle Corporation;

  •
  Arch Chemicals, Inc.;

  •
  Cytec Industries Inc.;

  •
  Eastman Chemical Company;

  •
  Engelhard Corporation;

  •
  Ferro Corporation;

  •
  FMC Corporation;

  •
  H.B. Fuller Company;

  •
  Hercules Incorporated;

  •
  The Lubrizol Corporation; and

  •
  Rohm and Haas Company.

        For this analysis, Morgan Stanley examined a range of estimates for the peer group based on consensus securities analysts research provided by I/B/E/S and public filings for each of the companies in the peer group. The following table presents, as of March 7, 2005, the mean and median of (i) the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar years 2005 and 2006 earnings before interest, taxes, depreciation and amortization (or EBITDA); and (ii) the ratio of share price to estimated calendar years 2005 and 2006 earnings per share. Morgan Stanley then compared this information to information for Great Lakes and Crompton as of March 7, 2005. Morgan Stanley noted that the information used in comparing Great Lakes and Crompton with those companies in the peer group was based upon Great Lakes and Crompton respective management's estimates for each company's performance.

	Aggregate Value / EBITDA				Price / Earnings
	2005E		2006E		2005E		2006E
Comparable Companies Mean	8.0	x	7.3	x	16.7	x	13.7	x
Comparable Companies Median	7.7		7.2		16.2		13.2
Great Lakes	7.7		6.9		19.2		15.2
Crompton	6.9		5.9		18.2		12.5

        Morgan Stanley noted that based upon estimated 2005 EBITDA, a comparable trading multiple range for the peer group companies of 7.5x to 8.5x 2005 EBITDA would imply a Great Lakes share price range of approximately $26 to $31 per share. Morgan Stanley noted that the implied offer price of $30.35 was within the range of per share values observed in this analysis. Morgan Stanley also noted that Great Lakes estimated 2005 EBITDA did not include the anticipated cost and operating synergies related to the merger.

        Morgan Stanley noted that based upon estimated 2005 EBITDA, a comparable trading multiple range for the peer group companies of 7.5x to 8.5x 2005 EBITDA would imply a Crompton share price range of approximately $15 to $18 per share.

        No company utilized in the peer group comparison is identical to Great Lakes or Crompton. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Great Lakes and Crompton, such as the impact of competition on the businesses of Great Lakes, Crompton and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Great Lakes, Crompton or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  Analysis of Selected Precedent Transactions

        Using publicly available information, Morgan Stanley reviewed the terms of certain announced, pending, and completed chemical acquisition transactions comparable to the merger. The transactions reviewed included:

  •
  the acquisition of Solutia Inc.'s Resins, Additives and Adhesives division by UCB S.A.;

  •
  the acquisition of Sovereign Specialty Chemicals, Inc. by Henkel Corporation;

  •
  the acquisition of Noveon International, Inc. by The Lubrizol Corporation;

  •
  the acquisition of Akzo Nobel N.V.'s catalyst division by Albemarle Corporation;

  •
  the acquisition of Crompton's organosilicones division by General Electric Company;

  •
  the acquisition of UCB SA's Surface Specialty division by Cytec Industries Inc.;

  •
  the acquisition of ChemFirst Inc. by E. I. du Pont de Nemours and Company;

  •
  the acquisition of Henkel KGaA's Cognis division by an investor group;

  •
  the acquisition of Imperial Chemical Industries' Synetix division by Johnson Matthey Plc;

  •
  the acquisition of Hercules Incorporated's BetzDearborn division by General Electric Company;

  •
  the acquisition of Borden Chemical, Inc. by an investor group; and

  •
  the acquisition of Sachtleben Chemie GmbH, Chemetall GmbH, CeramTec AG, and DNES Custom Synthesis divisions of Dynamit Nobel by Rockwood Specialties Group, Inc.

        For each of the transactions above, Morgan Stanley reviewed the price paid and calculated (i) the implied multiple of the acquired company's revenue implied by the consideration, (ii) the implied multiple of the acquired company's EBITDA implied by the consideration, and (iii) the implied multiple of the acquired company's earnings before interest and taxes (or EBIT) implied by the consideration. This analysis indicated the following multiples:

	Low		High		Mean		Median
Revenue Multiple	0.8	x	2.3	x	1.5	x	1.6	x
EBITDA Multiple	6.8		12.1		9.1		9.0
EBIT Multiple	10.8		21.2		16.2		16.3

        Morgan Stanley noted that a multiple range of 8.5x-10.0x EBITDA applied to 2004 Great Lakes EBITDA statistics, prepared by Great Lakes management, yielded implied equity values per share for Great Lakes between approximately $23 and $27. Morgan Stanley noted that the implied offer price of $30.35 was above the range of per share values observed in its precedent transaction analysis. Morgan Stanley also noted that the Great Lakes 2004 EBITDA did not include the anticipated improvement in Great Lakes 2005 operating performance as estimated by the management of Great Lakes or the cost and operating synergies related to the merger.

        Morgan Stanley noted that a multiple range of 8.5x-10.0x EBITDA applied to 2004 Crompton EBITDA statistics, prepared by Crompton management, yielded implied equity values per share for Crompton between approximately $9 and $12. Morgan Stanley also noted that the Crompton 2004 EBITDA did not include the anticipated improvement in Crompton 2005 operating performance as estimated by the management of Crompton.

        No company or transaction utilized in the precedent transactions analyses is identical to Crompton, Great Lakes or the merger. In evaluating the precedent transactions, Morgan Stanley made judgements and assumptions with regard to industry performance, business, economic, market and financial conditions and other matters, many of which are beyond the control of Crompton and Great Lakes, such as the impact of competition on the business of Crompton, Great Lakes or the industries in which they are principally engaged, the growth of these industries and the absence of any material adverse change in the financial condition and prospects of Crompton or Great Lakes or the industries in which they are principally engaged or in the financial markets in general, which could affect the public trading value of Crompton and Great Lakes and the aggregate value of the transactions to which they are being compared.

  Discounted Cash Flow Analysis

        Morgan Stanley conducted a discounted cash flow analysis of Great Lakes based on projections received from Great Lakes management. Morgan Stanley calculated the unlevered free cash flow estimates for a five year projection period from 2005 to 2009 and applied a range of perpetual growth rates of 2.0% to 3.0% to estimated 2009 unlevered free cash flow to arrive at a terminal value. The unlevered free cash flows and terminal values were then discounted to present values as of January 1, 2005 using discount rates of 7.5% to 9.5%. Based on this analysis, Morgan Stanley arrived at per share equity value estimates for Great Lakes of approximately $31 to $34. Morgan Stanley noted that the implied offer price of $30.35 was below the range of per share values observed in its discounted cash flow analysis.

        Morgan Stanley additionally performed discounted cash flow analyses to determine a range of present values for Crompton based on financial projections prepared by the management of Crompton. Morgan Stanley observed equity values per share between approximately $15 and $18. In calculating the discounted cash flow equity value per share, Morgan Stanley calculated the unlevered free cash flow estimates for a five-year projection period from 2005 to 2009 and applied a range of perpetual growth rates of 2.0% to 3.0% to estimated 2009 unlevered free cash flow to arrive at a terminal value. The unlevered free cash flows and terminal values were then discounted to present values as of January 1, 2005 using discount rates of 7.5% to 9.5%.

  Contribution Analysis

        Morgan Stanley analyzed the relative contributions of Crompton and Great Lakes to the combined company resulting from the merger. The implied contribution calculations were based upon actual revenues, EBITDA and net income for 2004, estimated revenues, EBITDA and net income for 2005, and net debt as of December 31, 2004. The revenue, EBITDA and net income estimates for 2005 were based on forecasts for Great Lakes prepared by the management of Great Lakes and forecasts for Crompton prepared by the management of Crompton, respectively. Morgan Stanley also analyzed the relative contributions of Crompton and Great Lakes including the anticipated cost and operating synergies related to the merger estimated by the managements of Great Lakes and Crompton. Morgan Stanley calculated implied exchange ratios based upon the contribution analysis as follows:

	Implied Exchange Ratio
Statistic	Excluding Synergies		Including Synergies
2005E Revenue	2.318	x	NA
2005E EBITDA	1.761		2.844
2005E Net Income	1.943		3.600

        Morgan Stanley also compared the estimated equity value per share of Great Lakes to the estimated equity value per share of Crompton calculated in each of the peer group comparison, analysis of selected precedent transactions and discounted cash flow analysis methodology as described above. For each of the methodologies, Morgan Stanley calculated ranges of implied exchange ratios excluding and including the anticipated cost and operating synergies related to the merger estimated by the managements of Great Lakes and Crompton, respectively. This analysis resulting in the following implied exchange ratio ranges:

Implied Exchange Ratio Range
Methodology	Excluding Synergies	Including Synergies
Peer Group Comparison	1.66x - 1.71x	2.33x - 2.50x
Analysis of Selected Precedent Transactions	2.21 - 2.38	3.21 - 3.67
Discounted Cash Flow Analysis	1.93 - 2.06	2.53 - 2.67

  Pro Forma Merger Analysis

        Morgan Stanley reviewed the pro forma impact of the merger on Crompton's projected earnings per share for the calendar years 2005 to 2007. Morgan Stanley based its analysis for Crompton on Crompton management projections and for Great Lakes on Great Lakes management projections. Morgan Stanley performed pro forma analyses both excluding and including the future benefits of anticipated cost synergies. Morgan Stanley observed that the merger would result in earnings per share as set forth below:

	Accretion / (Dilution) to Crompton Earnings Per Share
	2005E	2006E	2007E
Excluding the Benefits of Anticipated Synergies	(8.6%)	(13.0%)	(10.2%)
Including the Benefits of Anticipated Synergies	(5.7%)	7.7%	11.8%
Estimated Benefits of Anticipated Synergies (Pre-Tax $MM)	$9.5	$80.8	$95.0

        According to this analysis based on Crompton and Great Lakes respective management projections, the pre-tax synergies required for the combined entity to realize no earnings dilution in calendar years 2005 to 2007 would be as follows:

	Additional Pre-Tax Synergies Required to Realize No Earnings Dilution
($MM)
	2005E	2006E	2007E
Excluding the Benefits of Anticipated Synergies	$22	$50	$44
Including the Benefits of Anticipated Synergies	$15	$0	$0

        In addition, Morgan Stanley reviewed the pro forma impact of the merger on Crompton's projected earnings per share for the calendar years 2005 to 2007 based on consensus earnings estimates by securities research analysts provided by I/B/E/S for Crompton and Great Lakes. Morgan Stanley

performed pro forma analyses both excluding and including the future benefits of anticipated synergies. Morgan Stanley observed that the merger would result in earnings per share as set forth below:

	Accretion / (Dilution) to Crompton Earnings Per Share
	2005E	2006E	2007E
Excluding the Benefits of Anticipated Synergies	(7.0%)	(4.1%)	(15.1%)
Including the Benefits of Anticipated Synergies	(2.5%)	28.7%	11.9%
Anticipated Benefits of Anticipated Synergies (Pre-Tax $MM)	$9.5	$80.8	$95.0

        According to this analysis based on I/B/E/S consensus earnings estimates, the pre-tax synergies required for the combined entity to realize no earnings dilution in calendar years 2005 to 2007 would be as follows:

	Additional Pre-Tax Synergies Required to Realize No Earnings Dilution
($MM)
	2005E	2006E	2007E
Excluding the Benefits of Anticipated Synergies	$15	$10	$53
Including the Benefits of Anticipated Synergies	$5	$0	$0

        Morgan Stanley also noted that the pro forma combination analysis suggested that the merger would reduce the leverage in the capital structure of Crompton resulting from the addition of Great Lakes operating results and lower total debt.

        In connection with the review of the merger by Crompton's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.

        Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Crompton or Great Lakes.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Crompton or Great Lakes. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Crompton and were conducted in connection with the delivery by Morgan Stanley of its opinion dated March 8, 2005 to the Crompton board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Crompton common stock or Great Lakes common stock might actually trade. The exchange ratio in the transaction was determined through arm's-length negotiations between Crompton and Great Lakes and was approved by Crompton's board of directors. Morgan Stanley provided advice to Compton during such negotiations. However, Morgan Stanley did not recommend any specific exchange ratio to Crompton or that any given exchange ratio constituted the only appropriate exchange ratio for the merger.

        Morgan Stanley's opinion was one of many factors taken into consideration by the Crompton board of directors in making its decision to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Crompton's board of directors with respect to the value of Crompton or Great Lakes or of whether Crompton's board of directors would have been willing to agree to a different exchange ratio or form of consideration.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading, investment management, financing and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of Crompton or Great Lakes or any currency or commodity that may be involved in this transaction. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Crompton and Great Lakes and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Crompton in the future and will receive fees for the rendering of these services.

        Pursuant to the engagement letter between Morgan Stanley and Crompton, Crompton agreed to pay Morgan Stanley a $5 million fee for services rendered by Morgan Stanley in connection with the merger, including Morgan Stanley's delivery of its opinion described in this document. As required by the engagement letter, Crompton paid $1 million of that fee upon signing the merger agreement. The remaining $4 million is payable by Crompton upon completion of the merger. Crompton has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Crompton has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated—Financial Advisor to Great Lakes

        On March 8, 2005, Merrill Lynch, Pierce, Fenner & Smith Incorporated delivered its oral opinion, which opinion was subsequently confirmed in writing, to the board of directors of Great Lakes to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio of 2.2232 pursuant to the merger was fair from a financial point of view to the holders of Great Lakes common stock. A copy of Merrill Lynch's written opinion is attached to this document as Annex D.

        Merrill Lynch's written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Great Lakes common stock is encouraged to read Merrill Lynch's opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of Great Lakes' board of directors, does not address the merits of the underlying decision by Great Lakes to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger or any related matter. Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Great Lakes, other than the holders of Great Lakes common stock. This summary of Merrill Lynch's opinion is qualified by reference to the full text of the opinion attached as Annex D.

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to Great Lakes and Crompton that it deemed to be relevant;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Great Lakes and Crompton, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to as the "Expected Synergies," furnished to it by Great Lakes and Crompton, respectively;

  •
  conducted discussions with members of senior management and representatives of Great Lakes and Crompton concerning the matters described in the two bullet points above, as well as their respective businesses and prospects before and after giving effect to the merger and the Expected Synergies;

  •
  reviewed the market prices and valuation multiples for Great Lakes common stock and Crompton common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

  •
  reviewed the results of operations of Great Lakes and Crompton and compared them with those of certain publicly traded companies that it deemed to be relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of Great Lakes and Crompton and their financial and legal advisors;

  •
  reviewed the potential pro forma impact of the merger;

  •
  reviewed a draft merger agreement dated March 8, 2005; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Great Lakes or Crompton and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Great Lakes or Crompton under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Great Lakes or Crompton. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Great Lakes or Crompton, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Great Lakes' or Crompton's management as to the expected future financial performance of Great Lakes or Crompton, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by it.

        Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

        In connection with the preparation of Merrill Lynch's opinion, Merrill Lynch did not solicit, nor was it authorized by Great Lakes or Great Lakes' board of directors to solicit, third party indications of interest for the acquisition of Great Lakes.

        Merrill Lynch's opinion did not express any opinion as to the prices at which Great Lakes common stock or Crompton common stock will trade following the announcement or consummation of the merger.

        The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to the Great Lakes board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.

  Transaction Overview

        Based upon the closing price per share of Crompton common stock on March 1, 2005 of $13.64 and the exchange ratio pursuant to the merger of 2.2232, Merrill Lynch noted that the implied value of the consideration to be received in the merger per share of Great Lakes common stock as of that date was $30.32, which is referred to as the "Implied Consideration Value." Based upon the Implied Consideration Value of $30.32, approximately 51.4 million shares outstanding, approximately 2.3 million in-the-money options outstanding with a weighted average exercise price of $23.46, net option proceeds of approximately $54 million, and approximately $249 million of net debt and minority interest, Merrill Lynch also noted that the merger implied a net offer value of approximately $1.576 billion, and a transaction value of approximately $1.825 billion, which is referred to as the "Implied Transaction Value."

        Merrill Lynch compared the Implied Consideration Value of $30.32 to the average daily closing prices for Great Lakes common stock and noted the following implied offer premia:

Implied Offer Premia

Time Period	Great Lakes common stock price	Premium Implied by Implied Consideration Value of $30.32
Current (March 1, 2005)	$27.21	11.4%
1 month average	$26.19	15.8%
3 month average	$27.29	11.1%
6 month average	$26.81	13.1%
1 year average	$25.72	17.9%

        Using publicly available research analyst estimates for Great Lakes, Merrill Lynch reviewed:

  •
  the Implied Transaction Value as a multiple of fiscal year 2004 actual sales, which is referred to below as "Implied Transaction Value/2004 Sales";

  •
  the Implied Transaction Value as a multiple of estimated sales for fiscal year 2005, which is referred to below as "Implied Transaction Value/2005E Sales";

  •
  the Implied Transaction Value as a multiple of the fiscal year 2004 actual earnings before interest, taxes, depreciation and amortization, which is referred to below as "Implied Transaction Value/2004 EBITDA";

  •
  the Implied Transaction Value as a multiple of estimated earnings before interest, taxes, depreciation and amortization for fiscal year 2005, which is referred to below as "Implied Transaction Value/2005E EBITDA";

  •
  the Implied Consideration Value as a multiple of estimated earnings per share for fiscal year 2005, which is referred to below as "2005E Implied P/E"; and

  •
  the Implied Consideration Value as a multiple of estimated earnings per share for fiscal year 2006, which is referred to below as "2006E Implied P/E".

        Using publicly available research analyst estimates for Crompton, Merrill Lynch compared these implied multiples for Great Lakes to the corresponding multiples for Crompton based upon the closing price per share of Crompton common stock on March 1, 2005 of $13.64. Merrill Lynch also reviewed:

  •
  Crompton's enterprise value, which is defined as market equity value plus net debt, as a multiple of fiscal year 2004 actual sales, which is referred to below as "Enterprise Value/2004 Sales";

  •
  Crompton's enterprise value as a multiple of estimated sales for fiscal year 2005, which is referred to below as "Enterprise Value/2005E Sales";

  •
  Crompton's enterprise value as a multiple of the fiscal year 2004 actual earnings before interest, taxes, depreciation and amortization, which is referred to below as "Enterprise Value/2004 EBITDA";

  •
  Crompton's enterprise value as a multiple of the estimated earnings before interest, taxes, depreciation and amortization for fiscal year 2005, which is referred to below as "Enterprise Value/2005E EBITDA";

  •
  the closing price per share of Crompton common stock on March 1, 2005 of $13.64 as a multiple of estimated earnings per share for fiscal year 2005, which is referred to below as "2005E Crompton P/E"; and

  •
  the closing price per share of Crompton common stock on March 1, 2005 of $13.64 as a multiple of estimated earnings per share for fiscal year 2006, which is referred to below as "2006E Crompton P/E."

        This analysis indicated the following:

Implied Multiples

Great Lakes Benchmark	Great Lakes Implied Multiple		Crompton Benchmark	Crompton Implied Multiple
Implied Transaction Value/2004 Sales	1.14	x	Enterprise Value/2004 Sales	1.03	x
Implied Transaction Value/2005E Sales	1.04	x	Enterprise Value/2005E Sales	0.96	x
Implied Transaction Value/2004 EBITDA	11.3	x	Enterprise Value/2004 EBITDA	10.3	x
Implied Transaction Value/2005E EBITDA	8.8	x	Enterprise Value/2005E EBITDA	8.4	x
2005E Implied P/E	24.7	x	2005E Crompton P/E	23.9	x
2006E Implied P/E	19.6	x	2006E Crompton P/E	17.7	x

  Analysis of Great Lakes

  Historical Trading Performance

        Merrill Lynch reviewed historical trading prices for Great Lakes common stock. This review indicated that during the three-year period ending March 1, 2005, Great Lakes common stock traded as low as $20.11 per share and as high as $29.83 per share, compared to the closing price per share of Great Lakes common stock on March 1, 2005 of $27.21, and the Implied Consideration Value of $30.32. This analysis also showed the following:

Great Lakes Common Stock Trading History

Time Period ending March 1, 2005	Low	Average	High
Last month	$25.03	$26.19	$27.21
Last 3 months	$25.03	$27.29	$29.39
Last 6 months	$23.97	$26.81	$29.83
Last 12 months	$22.27	$25.72	$29.83
Last 2 years	$20.11	$24.30	$29.83
Last 3 years	$20.11	$24.59	$29.83

  Comparable Public Companies Analysis

        Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios for Great Lakes with corresponding financial and operating information and ratios for Crompton and the following eight chemical companies:

  •
  Albemarle Corporation;

  •
  Cambrex Corporation;

  •
  Cytec Industries Inc.;

  •
  Ecolab Inc.;

  •
  Ferro Corporation;

  •
  Hercules Incorporated;

  •
  Rohm and Haas Company; and

  •
  Sigma-Aldrich Corporation.

        Using publicly available research analyst consensus estimates for each of Great Lakes, Crompton and the other public companies listed above, Merrill Lynch reviewed:

  •
  stock price as a multiple of estimated earnings per share for fiscal year 2005, which is referred to below as "2005E P/E"; and

  •
  stock price as a multiple of estimated earnings per share for fiscal year 2006, which is referred to below as "2006E P/E."

        This analysis indicated the following:

Great Lakes Comparable Public Companies Analysis

Benchmark	High		Low		Great Lakes common stock		Crompton Common Stock
2005E P/E	25.5	x	13.6	x	22.1	x	23.9	x
2006E P/E	21.4	x	11.6	x	17.6	x	17.7	x

        These multiples compared to the implied value of Great Lakes common stock pursuant to the merger of 24.7x 2005E EPS and 19.6x 2006E EPS, respectively, based upon the Implied Consideration Value of $30.32.

  Comparable Transaction Analysis

        Using publicly available information, Merrill Lynch examined the following twenty selected transactions in the chemicals industry. The transactions considered and the month and year each transaction was announced were as follows:

Buyer/Seller	Month and Year Announced
Nuplex Industries Limited/Akzo Nobel N.V. (Coating Resins Business)	October 2004
Cytec Industries Inc./UCB SA-Surface Specialties Division	October 2004
The Carlyle Group/AZ Electronics Materials	July 2004
Apollo Management, LP/Borden Chemical, Inc.	July 2004
Ripplewood Holdings, LLC/Akzo Nobel N.V. (Phosphorous Chemicals business)	April 2004
Albemarle Corporation/Akzo Nobel N.V. (Catalysts business)	April 2004
Rockwood Specialties Group, Inc., Credit Suisse First Boston, and Kohlberg Kravis Roberts & Co./Dynamit Nobel businesses	April 2004
Lubrizol Corporation/Noveon International Inc.	April 2004
Arch Chemicals Inc./Avecia (Biocides business)	March 2004
Texas Pacific Group/Kraton Polymers Group of Companies	November 2003
The Blackstone Group, Apollo Management, LP, and Goldman Sachs Capital Partners/Ondeo Nalco Co.	September 2003
General Electric Company/Crompton Corporation (OSi Specialties Inc.)	April 2003
Rohm and Haas Company/Kureha—Plastic Additives Business of Kureha Chemical Industry Co. Ltd. of Japan	November 2002
Bear Stearns Merchant Fund Corp./Lonza-Polymer Intermediates	April 2002
AEA Investors Inc./BF Goodrich Company—Perf. Materials Segment	November 2000
Kohlberg Kravis Roberts & Co./Laporte plc (55% of Businesses)	September 2000
Bayer Corporation/Sybron Chemicals Inc.	August 2000
Eastman Chemical Company/McWhorter Technologies	May 2000
Crompton & Knowles Corporation/Witco Corporation	June 1999
Akzo Nobel N.V./Elementis plc (Akcros Chemicals business)	October 1998

        Using publicly available information for each of these transactions, Merrill Lynch reviewed:

  •
  transaction value as a multiple of the latest-twelve-month sales immediately preceding announcement of the transaction, which is referred to below as "Transaction Value/LTM Sales";

  •
  transaction value as a multiple of the latest-twelve-month earnings before interest, taxes, depreciation and amortization immediately preceding announcement of the transaction, which is referred to below as "Transaction Value/LTM EBITDA"; and

  •
  transaction value as a multiple of the latest-twelve-month earnings before interest and taxes immediately preceding announcement of the transaction, which is referred to below as "Transaction Value/LTM EBIT".

        The analysis indicated the following:

Great Lakes Comparable Transaction Analysis

Benchmark	Maximum		Mean		Median		Minimum
Transaction Value/LTM Sales	1.99	x	1.20	x	1.16	x	0.35	x
Transaction Value/LTM EBITDA	9.7	x	7.7	x	7.7	x	5.8	x
Transaction Value/LTM EBIT	19.6	x	13.7	x	13.1	x	9.4	x

        Using a reference range of 7.5x to 9.5x latest-twelve-months EBITDA, this analysis indicated a range of implied values per share of Great Lakes common stock of approximately $18.60 to $24.80 using Great Lakes' actual 2004 EBITDA (based upon approximately 51.4 million shares outstanding, approximately 2.3 million in-the-money options outstanding with a weighted average exercise price of $23.46, and approximately $249 million of net debt and minority interest), compared to the Implied Consideration Value of $30.32.

  Discounted Cash Flow Analysis

        Using both publicly available research analyst financial forecasts and financial forecasts provided by Great Lakes management, Merrill Lynch performed a discounted cash flow analysis for Great Lakes for fiscal years 2005 through 2009, inclusive, using discount rates ranging from 9.25% to 9.75% and terminal value multiples of year 2009 EBITDA ranging from 7.5x to 8.5x. This analysis indicated a range of implied values per share of Great Lakes common stock of approximately $23.60 to $27.35 using publicly available research analyst financial forecasts and a range of implied values per share of Great Lakes common stock of approximately $29.20 to $33.65 using forecasts provided by Great Lakes management, compared to the Implied Consideration Value of $30.32. These ranges of implied values per share of Great Lakes common stock were based in each case on approximately 51.8 million diluted shares outstanding and approximately $249 million of net debt and minority interest.

  Analysis of Crompton

  Historical Trading Performance

        Merrill Lynch reviewed historical trading prices for Crompton common stock. This review indicated that during the one-year period ending March 1, 2005, the Crompton common stock traded as low as $5.02 per share and as high as $13.93 per share, compared to the closing price per share of Crompton common stock on March 1, 2005 of $13.64.

  Discounted Cash Flow Analysis

        Using both publicly available research analyst financial forecasts and financial forecasts provided by Crompton management, Merrill Lynch performed a discounted cash flow analysis for Crompton for fiscal years 2005 through 2009, inclusive, using discount rates ranging from 9.25% to 9.75% and terminal value multiples of year 2009 EBITDA of 7.5x to 8.5x. This analysis indicated a range of implied values per share of Crompton common stock of approximately $11.30 to $13.87 using publicly available research analyst financial forecasts and a range of implied values per share of Crompton common stock of approximately $17.30 to $20.59 using forecasts provided by Crompton management, compared to the closing price per share of Crompton common stock on March 1, 2005 of $13.64.

        These ranges of implied values per share of Crompton common stock were based upon approximately 119.8 million diluted shares outstanding, approximately $897 million of net debt, including securitized receivables of approximately $190 million, and approximately $335 million in underfunded pension obligations, settlements and other legal exposure, net of potential performance-based contingent payments due from General Electric pursuant to Crompton's sale of OSi Specialties Inc. to General Electric on July 31, 2003, and anticipated benefits resulting from Crompton's existing net operating losses, in each case using publicly available research analyst estimates or as furnished by or discussed with Crompton management.

  Exchange Ratio Analysis

  Historical Implied Exchange Ratio Trading Analysis

        Merrill Lynch reviewed the per share daily closing market prices of Great Lakes common stock and Crompton common stock for the three-year period ending March 1, 2005, and calculated the historical implied exchange ratios by dividing the daily closing prices of Great Lakes common stock by those of Crompton common stock. This analysis showed that the exchange ratio pursuant to the merger of 2.2232 compared to an implied exchange ratio based on March 1, 2005 closing market prices for Crompton and Great Lakes of 1.995, and compared to implied exchange ratios for periods ending March 1, 2005 as follows:

Historical Implied Exchange Trading Ratios

Period Ending March 1, 2005	Low		Average		High
One month	1.942	x	2.046	x	2.316	x
Three months	1.942	x	2.342	x	2.640	x
Six months	1.942	x	2.606	x	3.831	x
One year	1.942	x	3.315	x	4.575	x
Two years	1.942	x	3.567	x	6.065	x
Three years	1.942	x	3.339	x	6.065	x

  Contribution Analysis

        Using both publicly available financial forecasts and financial forecasts provided by Great Lakes management and Crompton management, Merrill Lynch estimated the contribution of Great Lakes and Crompton to the pro forma combined company on a percentage basis with respect to the following:

  •
  Estimated net income for fiscal years 2005 through 2007; and

  •
  Implied equity value (calculated using the discounted cash flow analyses described above).

        This analysis showed the following contributions of Great Lakes to the pro forma combined company, in each case compared to the implied ownership of the pro forma combined company by holders of Great Lakes common stock of 49.1%:

Relative Contribution Analysis

Benchmark	Great Lakes Percentage Contribution (Consensus Forecasts)	Great Lakes Percentage Contribution (Management Forecasts)
Net income	44.9%-49.2%	43.0%-45.6%
Implied equity value (calculated using discounted cash flow analyses)	42.4%-51.1%	38.0%-45.7%

  Pro Forma Analysis

        Using both publicly available research analyst consensus financial forecasts and financial forecasts provided by Great Lakes management and Crompton management, Merrill Lynch analyzed the potential pro forma effect of the merger and estimated the resulting accretion/dilution to the combined company's projected earnings per share during fiscal years 2006 and 2007. This analysis indicated that, based on publicly available research analyst consensus financial forecasts and financial forecasts provided by Great Lakes management and Crompton management (including the Expected Synergies), the merger would be accretive to projected earnings per share in 2006 and 2007, as compared to the same estimates for Crompton and Great Lakes on a stand-alone basis.

Earnings Per Share Accretion / Dilution

	Consensus Forecasts		Management Forecasts
	2006	2007	2006	2007
Crompton	22%	27%	7%	11%
Great Lakes	35%	39%	43%	39%

        The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Great Lakes' and Merrill Lynch's control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to Great Lakes or Crompton, and none of the transactions utilized as a comparison is identical to the merger.

        Great Lakes' board of directors selected Merrill Lynch to deliver its opinion because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with Great Lakes and its business. As part of Merrill Lynch's investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

        Merrill Lynch acted as financial advisor to Great Lakes in connection with the merger and will receive fees for its services from Great Lakes in the amount of one percent (1%) of the Purchase Price (as defined below), of which $250,000 has been paid and the balance of which is payable contingent upon the consummation of the merger. For purposes of Merrill Lynch's engagement in connection with the merger, "Purchase Price" means an amount in cash equal to the sum of (a) the aggregate fair market value of the Crompton common stock issued to Great Lakes' security holders in connection with the merger and (b) the amount of all indebtedness of Great Lakes that is assumed, acquired, retired or defeased in connection with the merger. The fair market value of the Crompton common stock issued in connection with the merger will be the value reasonably determined by Great Lakes and Merrill Lynch upon the closing of the merger. In addition, Great Lakes has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement and to reimburse Merrill Lynch for certain expenses incurred in connection with this engagement, including the reasonable fees and disbursements of Merrill Lynch's counsel. Merrill Lynch has, in the past, provided financial advisory services to Great Lakes and may continue to do so and has received, and may receive, fees for the rendering of such services. During the past two years, Merrill Lynch has received approximately $6,000 in fees from Great Lakes for such financing services. In addition, in the ordinary course of business, Merrill Lynch may actively trade Great Lakes common stock and other securities of Great Lakes, as well as the common stock of Crompton and other securities of Crompton, for its own account and for the accounts of its customers and, accordingly, Merrill Lynch may at any time hold a long or short position in such securities.

Interests of Great Lakes' Directors and Executive Officers in the Merger

        In considering the recommendation of Great Lakes' board of directors with respect to the merger, Great Lakes stockholders should be aware that members of Great Lakes board of directors and Great Lakes' executive officers have interests in the merger that may differ from, or are in addition to, the interests of Great Lakes stockholders. Great Lakes' board of directors was aware of the interests described below and considered them, among other matters, when approving the merger agreement and recommending that Great Lakes stockholders vote to adopt the merger agreement. These interests are summarized below.

        Appointment of Directors.    When the merger is completed, five current members of Great Lakes' board of directors (namely Nigel D.T. Andrews, James W. Crownover, Martin M. Hale, Mack G. Nichols and Jay D. Proops), as designated by Great Lakes, will be appointed to the combined company's board of directors.

        Stock Options and Other Stock-Based Awards.    Under the Great Lakes 2002 Stock Option and Incentive Plan, 1998 Stock Compensation Plan, 1993 Employee Stock Compensation Plan and 1984 Employee Stock Option Plan, all outstanding options to purchase shares of Great Lakes common stock issued under those plans, including those held by directors and executive officers of Great Lakes, vest automatically at the closing of a merger such as the proposed merger with Crompton. Based upon options outstanding as of May 27, 2005, options held by directors and executive officers of Great Lakes representing 325,174 shares of Great Lakes common stock will be subject to accelerated vesting at the effective time of the merger. In addition, of the 271,300 total restricted share units granted under the Great Lakes' plans referred to above held by directors and executive officers of Great Lakes, 271,300 will be subject to accelerated vesting at the effective time of the merger. Please see the table below for further details relating to options and restricted share units held by directors and executive officers of Great Lakes that are subject to accelerated vesting.

        The following table sets forth, as of May 27, 2005, the number of shares of Great Lakes common stock subject to unvested options held by directors and executive officers of Great Lakes, the weighted average exercise prices of those options and the number of shares of Great Lakes common stock subject to unvested restricted share units held by directors and executive officers of Great Lakes that will vest upon completion of the merger.

Name of Director or Executive Officer	Number of Shares Subject to Unvested Options	Weighted Average Exercise Price Per Share ($)	Number of Shares Subject to Unvested Restricted Share Units
Nigel D. T. Andrews	3,000	23.51	0
James W. Crownover	3,000	23.51	0
Thomas M. Fulton	3,000	23.51	0
Martin M. Hale	3,000	23.51	0
Louis E. Lataif	3,000	23.51	0
John C. Lechleiter	3,000	23.51	0
Mack G. Nichols	3,000	23.51	0
Jay D. Proops	3,000	23.51	0
Larry J. Bloom	45,000	23.89	27,000
Angelo C. Brisimitzakis	35,001	23.89	23,000
Richard T. Higgons	35,001	23.89	22,600
Maurizio Butti	18,501	24.59	20,000
John B. Blatz	25,001	23.89	16,500
Kevin M. Dunn	0	N/A	30,000
John J. Gallagher III	40,001	23.89	42,000
Richard J. Kinsley	30,000	23.89	34,600
Jeffrey M. Lipshaw	33,000	23.89	20,600
Jeffrey Potrzebowski	7,334	23.94	10,000
Zoe Schumaker	25,001	23.89	16,500
William L. Sherwood	7,334	23.94	8,500

        Under the terms of the merger agreement, all outstanding options to purchase shares of Great Lakes common stock existing at the time of the completion of the merger, including those held by directors and executive officers of Great Lakes, will be assumed by Crompton and will become options to purchase shares of Crompton common stock with appropriate adjustments to be made to the number of shares and the exercise price under such options based on the exchange ratio. Under the merger agreement, all outstanding restricted share units settleable in shares of Great Lakes common stock existing at the time of the completion of the merger, including those held by directors and executive officers of Great Lakes, will be assumed by Crompton and will become restricted share units that, upon vesting, will be settled in shares of Crompton common stock. For a more complete description of the treatment of Great Lakes stock options and restricted share units, see "The Merger Agreement—Conversion of Great Lakes Stock, Stock Options and Restricted Share Units."

        Change in Control Agreements.    The closing of the merger will constitute a change in control under change in control agreements that Great Lakes has entered into with the following executive officers: John B. Blatz, Larry J. Bloom, Maurizio Butti, Angelo C. Brisimitzakis, Kevin M. Dunn, John J. Gallagher III, Richard T. Higgons, Richard J. Kinsley, Jeffrey M. Lipshaw, Jeffrey Potrzebowski, Zoe Schumaker, and William L. Sherwood. Under the change in control agreements, if, within three years following the merger, any of the executives terminates his or her employment for good reason or is terminated by Great Lakes other than for cause (as such terms are defined in the agreement), within

30 days following that executive's termination date (or, in the case of Mr. Bloom, prior to December 31, 2005), that executive will be entitled to a lump sum payment equal to:

  •
  any accrued and owing portion of that executive's full base salary through the date of termination (including salary for any accrued and unused vacation days);

  •
  a pro-rata bonus for the year in which the termination occurs (based on the greater of the target bonus for the year including the termination date or (excluding Mr. Bloom) the average annual bonus payable to that executive for the three preceding years);

  •
  an amount equal to the product of (A) the sum of (1) that executive's annual base salary and (2) the greater of that executive's target annual bonus for the year including the termination date or the average annual bonus payable to that executive for the three preceding years (or, in the case of Mr. Bloom, the target bonus for 2005) and (B) three (in the case of Mr. Gallagher, the amount to be determined under this paragraph is equal to the greater of (i) $3,000,000 or (ii) three times the sum of (x) his salary for the preceding 12 months and (y) his current target bonus or, if greater, the average of his bonuses for the preceding three years); and

  •
  an amount equal to all awards earned or accrued but not yet paid under any long term incentive or compensation plan up to and including the termination date, which payments are in lieu of any payments under the long-term incentive or compensation plans.

        In addition to the amount described above, that executive is also entitled to:

  •
  continued participation in Great Lakes' life, disability and health plans (or plans providing equivalent benefits) for a maximum period of three years after termination;

  •
  within 30 days of the termination date, a lump sum payment equal to the excess of the actuarial equivalent of the retirement pension payable as a level single life annuity that that executive would have accrued under the terms of the Great Lakes' pension plans (including the Retirement Plan and the Supplemental Retirement Plan) determined as if that executive were fully vested and had accumulated service for three years following his termination of employment over the actuarial equivalent of the retirement pension payable as a level single life annuity that that executive had accrued under the applicable pension plans as of the date of termination;

  •
  vesting of awards to that executive under any of Great Lakes' stock plans;

  •
  outplacement services reimbursement up to $20,000;

  •
  transfer of that executive's computer to that executive;

  •
  for three years following the termination date (or, in the case of Mr. Bloom, through the end of 2005), payment by Great Lakes to that executive for any car allowance in effect on the date of termination;

  •
  a "gross up" payment in an amount to cover any "golden parachute" excise tax imposed on that executive under Section 4999 of the Internal Revenue Code and any federal, state and local income tax and excise tax imposed on that executive as a result of the receipt of the gross-up payment; and

  •
  payment of legal fees incurred by that executive in enforcing the agreement.

        Employment decisions regarding the combined company post-merger have not yet been finalized, except that it has been determined that Kevin M. Dunn will be the combined company's Executive Vice President, Consumer Products and Jeffrey Potrzebowski will be the combined company's Senior Vice President, Public Affairs. It is possible that some or all of the other Great Lakes executive officers will be terminated in connection with the merger on terms that would entitle them to benefits under the change in control agreements. Based on the companies' current calculations, if all of the executive officers were terminated under circumstances that would result in payment of the benefits under the change in control agreements, the executive officers would be entitled to aggregate benefits as follows:

Name of Executive	Benefits Under Change in Control Agreement
John B. Blatz	$2,011,427
Larry J. Bloom	5,207,853
Maurizio Butti	2,858,044
Angelo C. Brisimitzakis	3,450,961
Kevin M. Dunn	3,584,880
John J. Gallagher III	6,511,733
Richard Higgons	2,854,604
Richard J. Kinsley	2,653,738
Jeffrey M. Lipshaw	2,638,424
Jeffrey Potrzebowski	3,659,587
Zoe Schumaker	1,902,680
William L. Sherwood	1,455,367

        The companies are in the process of finalizing all of the foregoing calculations.

        If an executive officer becomes an employee of Crompton, the change in control agreements would be triggered in most cases absent consent by the officer. It is anticipated, however, that Crompton will enter into a new agreement with such executive officer relating to his or her employment with Crompton. The new agreement may provide for payments in exchange for the executive officer's waiver of rights under Great Lakes' change in control agreements. No decisions have yet been made on these issues or the Great Lakes executive officers that may be offered continued employment with Crompton, except that it has been determined that Mr. Dunn and Mr. Potrzebowski will remain as part of the combined company's senior management team. It is also possible that some or all of the payments under the change in control agreements will be made to executive officers after the merger is completed without regard to whether the executive officers terminate employment.

  Other Change in Control Payments.

        Supplemental Retirement Plan.    Following the completion of the merger, each participant (or beneficiary thereof) in the Great Lakes Supplemental Retirement Plan, will be entitled to a lump sum payment of his plan benefit as determined in accordance with the terms of the plan. The amounts that will be payable to the named executive officers under the plan are as follows (these amounts do not include the three-year SERP enhancement to which the executives are entitled under the change in control agreements described above):

Name of Executive	SERP Benefit
John B. Blatz	$109,928
Larry J. Bloom	1,111,903
Angelo C. Brisimitzakis	119,437
Kevin M. Dunn	17,509
John J. Gallagher III	134,193
Richard Higgons	278,938
Richard J. Kinsley	68,560
Jeffrey M. Lipshaw	94,384
Jeffrey Potrzebowski	67,824
Zoe Schumaker	76,242
William L. Sherwood	55,671

        Nonqualified Deferred Compensation Plan.    Participants in the Great Lakes Nonqualified Deferred Compensation Plan will become fully vested in their account balances upon the completion of the merger. If, within three years of the completion of the merger, a participant in the plan should be terminated by the company for reasons other than cause or if he terminates his employment for good reason, then within sixty days from the termination date, the participant is entitled to receive a lump sum payment equal to his account balance in the plan.

        Directors and Executive Officers Indemnification and Insurance.    The merger agreement provides that the surviving corporation in the merger will indemnify, and provide advance expenses to, each person who has been at any time on or before the date of the merger agreement, or who becomes before the completion of the merger, an officer, director or employee of Great Lakes or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Great Lakes or any of its subsidiaries, and pertaining to any matter existing or occurring, at or prior to the completion of the merger, whether asserted or claimed in connection with the approval of the merger agreement and the transactions contemplated thereby, to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement.

        The merger agreement also provides that for six years after the completion of the merger, Crompton will maintain directors' and officers' liability insurance for acts or omissions occurring at or prior to the completion of the merger, covering each person who was, as of the date of the merger agreement, covered by Great Lakes' directors' and officers' liability insurance, on terms no less favorable than those in effect as of the date of the merger agreement. Crompton's obligation to provide this insurance coverage is subject to a cap of 300% of the amount of premiums paid by Great Lakes in its last full fiscal year for its existing insurance coverage. If Crompton cannot maintain the existing or equivalent insurance coverage without exceeding the 300% cap, Crompton is required to maintain only that amount of insurance coverage that can be obtained by paying an annual premium equal to the 300% cap. Crompton also has the right to cause coverage to be extended under Great Lakes' directors' and officers' liability insurance policy by obtaining a six-year "tail" policy on terms and conditions no less favorable than Great Lakes' existing directors' and officers' liability insurance policy and that "tail" policy will satisfy Crompton's insurance coverage obligation.

        Non-Employee Directors' Deferred and Long-Term Compensation.    Upon completion of the merger, a lump sum payment will be paid to each non-employee director for any portion of his cash compensation that has been credited to his cash account under the Great Lakes Non-Employee Directors' Deferred and Long-Term Compensation Plan.

        Pursuant to this plan, each non-employee director of Great Lakes received a grant of phantom stock units, as follows:

Name of Director	Phantom Stock Units
Mr. Andrews	2,829
Mr. Bayh	356
Mr. Crownover	2,652
Mr. Fulton	3,293
Mr. Hale	2,563
Mr. Lataif	2,747
Dr. Lechleiter	1,947
Mr. Nichols	2,630
Mr. Proops	2,477

These phantom units generally become fully vested after five years of service and are payable in a lump sum or in annual installments over 10 years commencing on the later of the director's retirement date or the day on which he attains age 70. However, upon completion of the merger, each director will be paid the entire balance attributable to those phantom units in a lump sum cash distribution. The amount that will be paid out to each director under this plan upon a change in control is as follows:

Name of Director	Payment
Mr. Andrews	$85,413
Mr. Bayh	10,491
Mr. Crownover	80,610
Mr. Fulton	106,409
Mr. Hale	82,820
Mr. Lataif	88,765
Dr. Lechleiter	59,593
Mr. Nichols	82,218
Mr. Proops	80,042

        Rabbi Trust.    Great Lakes has established a rabbi trust to fund the benefits of various director and executive compensation and benefit plans. Five days prior to the expected completion of the merger, Great Lakes will fund the rabbi trust in an amount sufficient to provide for certain payments to be made under change in control agreements, Directors Retirement Plan, Non-Employee Directors' Deferred and Long Term Compensation Plan and the Supplemental Retirement Plan. Great Lakes expects that the aggregate amount necessary to fund the rabbi trust for these benefits will be approximately $43.7 million. However, this estimate does not take into consideration any benefits earned in May 2005, benefits earned through the final dates of termination (as those date are still unknown), adjustments to base salary relating to May 1 merit increases and other severance-related costs.

        Continuing Employment of Great Lakes Executive Officers.    After the merger, Great Lakes executive officers may remain executive officers of Great Lakes or may become executive officers or employees of Crompton.

        Great Lakes' directors and executive officers beneficially owned about 2.7% of the outstanding shares of Great Lakes common stock as of May 27, 2005.

        Crompton's directors and executive officers did not beneficially own any shares of Great Lakes common stock as of March 31, 2005.

Appraisal Rights

        Neither Great Lakes nor Crompton stockholders are entitled to appraisal rights in connection with the merger.

Regulatory Matters

        United States Antitrust.    Under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and related rules, certain transactions, including the merger, may not be completed unless certain notification and waiting period requirements have been satisfied. On March 29, 2005, Crompton and Great Lakes each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The applicable waiting period expired on April 28, 2005. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent or rescind the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

        European Union and Other Foreign Antitrust.    Under Council Regulation No. 139/2004 and accompanying regulations, certain transactions, including the merger, may not be completed unless certain notification and waiting period requirements have been satisfied. Crompton has filed a formal notification of the proposed merger with the European Commission. Crompton and Great Lakes also conduct operations in a number of other jurisdictions where regulatory filings or approvals may be required in connection with the merger. Under the merger agreement, Crompton and Great Lakes are required to make these filings and/or to obtain these approvals prior to completing the merger, unless the failure to do so would not have a material adverse effect on Crompton or Great Lakes. Crompton and Great Lakes have identified other jurisdictions with respect to which filings or approvals are required or advisable and have or will make such filings or seek such approvals. As is the case in the United States, it is possible that any of these international regulatory authorities could take action to challenge the merger or seek regulatory concessions such as the divestiture of assets as conditions for granting approval of the merger.

        Other Regulatory Approvals. The approval of the Arkansas Department of Environmental Quality is required in connection with the merger because the merger is deemed to result in a transfer of a hazardous waste management permit held by Great Lakes. Great Lakes has applied for such approval.

Delisting and Deregistration of Great Lakes Common Stock

        If the merger is completed, Great Lakes common stock will be delisted from the New York Stock Exchange and the Pacific Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

        Crompton will account for the merger using the purchase method of accounting. Under that method of accounting, the aggregate consideration that Crompton pays to Great Lakes stockholders will be allocated to Great Lakes' assets and liabilities based on their fair values, with any excess being treated as goodwill.

        For purposes of preparing the pro forma combined financial statements, approximately $1.1 billion of the total consideration has been allocated to goodwill. Such allocation does not reflect any fair value adjustments related to certain of the assets and liabilities of Great Lakes, including property, plant and equipment and intangible assets, as such valuations have not yet been completed. It also does not reflect any charges for severance or other charges related to the integration of the two companies, which could be material. Crompton believes that a portion of the $1.1 billion of goodwill reflected in the pro forma combined financial statements will be re-allocated to tangible and intangible assets, including property, plant and equipment, patents, tradenames, customer relationships and in-process research and development.

        At this time, Crompton is unable to estimate the amount of any re-allocation of the purchase price to tangible and intangible assets pending completion of the valuations. However, final valuations of property, plant and equipment and intangible assets could still result in a significant portion of the purchase price being allocated to goodwill.

        The strategic long-term factors contributing to this are:

  •
  The creation of the third largest U.S. specialty chemical company with leading positions in high-value specialty chemical niche markets and global leadership in several business areas. Crompton believes this will enhance its position relative to its competitors and give the combined company better access to customers, greater marketing, purchasing and operating strengths and increase cross selling opportunities. In addition, the larger size of the combined company will provide it with greater liquidity in the market for its shares and may allow it to consider future transactions that would not otherwise be possible.

  •
  The combined company is expected to have greater stability through geographic and end-market diversification.

  •
  A significantly strengthened balance sheet and credit profile, including the positioning of the combined company to achieve investment grade ratings earlier than Crompton would on its own and providing the combined company greater operating and financial flexibility and better access to markets.

  •
  Crompton believes the combination will provide a platform for enhanced future growth of the business due to the combined company's increased scale, improved marketing opportunities, stronger financial position and lower costs.

        In addition, the proposed merger is expected to yield at least $90 million to $100 million per year of cost savings, which are anticipated to be achieved in most part by 2006, and to be accretive to earnings per share and cash flow per share beginning in 2006. We will revise the allocation of the purchase price when additional information becomes available.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. It is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this document as Annex A and is incorporated into this document by reference. The merger agreement has been included in this document to provide you with information regarding its terms. It is not intended to provide any other factual information about us. That information can be found elsewhere in this document and in the other public filings each of us makes with the Securities and Exchange Commission. See the "Additional Information—Where You Can Find More Information" section of this document for more details. You should read the merger agreement because it, and not this document, is the legal document that governs the terms of the merger.

Structure of the Merger

        At the effective time of the merger, Copernicus Merger Corporation, a newly formed, nominally capitalized Delaware corporation that is wholly owned by Crompton, will merge with and into Great Lakes. Great Lakes will be the surviving corporation in the merger and will become a wholly owned subsidiary of Crompton.

        Great Lakes' certificate of incorporation will be amended and restated at the effective time of the merger and, as so amended and restated, will be the surviving corporation's certificate of incorporation until duly amended. Copernicus Merger Corporation's bylaws will be the surviving corporation's bylaws until duly amended. The directors of Copernicus Merger Corporation at the effective time of the merger will be the surviving corporation's directors.

        Crompton's board of directors will consist of 11 directors as of the effective time of the merger. See the "Directors and Executive Officers of the Combined Company—Directors" section of this document for information on those eleven directors. See also "The Merger—Interests of Great Lakes' Executive Officers and Directors in the Merger" section of this document.

        Crompton will decrease the size of the combined company's board of directors to nine effective as of Crompton's 2006 annual stockholder meeting by causing one Great Lakes designee and one Crompton designee on the combined company's board of directors either to resign from or not to seek re-election to the combined company's board of directors as of or at the 2006 annual stockholder meeting. Crompton will use its best efforts to cause each Great Lakes board designee whose term expires in 2006 or 2007 to be re-nominated for one additional term, unless the designee does not meet Crompton's board membership criteria or such designee is to resign or not seek re-election as part of the decrease in the size of Crompton's board of directors. With the unanimous approval of the entire board of directors of the combined company, Crompton may take actions that are inconsistent with this paragraph after the effective time of the merger.

When the Merger Becomes Effective

        Great Lakes and Copernicus Merger Corporation will execute and file a certificate of merger with the Delaware Secretary of State no later than two business days after the last condition to completing the merger is satisfied or waived or at such other time as Crompton and Great Lakes may agree. The merger will become effective at the time and on the date on which the certificate of merger is filed or such other time and date on which the parties agree and specify in the certificate of merger. That time is referred to as the "effective time of the merger."

Conversion of Great Lakes Stock, Stock Options and Restricted Share Units

        At the effective time of the merger:

  •
  each outstanding share of Great Lakes common stock, other than shares owned by Crompton, Copernicus Merger Corporation or Great Lakes, will be converted into the right to receive 2.2232 shares of Crompton common stock;

  •
  shares of Great Lakes common stock owned by Crompton, Copernicus Merger Corporation or Great Lakes will be canceled and retired without any payment; and

  •
  each outstanding share of Copernicus Merger Corporation common stock will be converted into one share of common stock of the surviving corporation.

        If, before the effective time of the merger, the issued and outstanding shares of Crompton or Great Lakes common stock are changed into a different number of shares as a result of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, an appropriate adjustment will be made to the exchange ratio of 2.2232.

        Each outstanding option to purchase Great Lakes common stock granted under Great Lakes' stock plans that is unexercised as of the effective time of the merger will be assumed by Crompton at the effective time of the merger, and will become an option to purchase a number of shares of Crompton common stock equal to the number of Great Lakes shares covered by the option multiplied by 2.2232 (or, if the exchange ratio is adjusted, the adjusted exchange ratio), with any fractional amount rounded down to the nearest whole share. After conversion, the exercise price per share of Crompton common stock subject to each option will equal the pre-conversion exercise price per share of Great Lakes common stock divided by 2.2232, with any fractional amount rounded up to the nearest whole cent.

        Each Great Lakes restricted share unit granted and outstanding under Great Lakes' stock plans as of the effective time of the merger will be converted at the effective time of the merger into a restricted share unit for the number of shares of Crompton common stock equal to the number of Great Lakes shares covered by the restricted share unit multiplied by 2.2232 (or, if the exchange ratio is adjusted, the adjusted exchange ratio), with any fractional amount rounded down to the nearest whole share. The restricted share units otherwise will be subject to the same terms and conditions after the merger as they were before the merger under the Great Lakes stock plans and contractual arrangements.

        As of March 7, 2005, there were 51,437,056 shares of Great Lakes common stock outstanding and not held by a Great Lakes subsidiary and 5,168,447 shares of Great Lakes common stock held by an indirect wholly owned subsidiary of Great Lakes. As of March 8, 2005, there were 6,416,745 shares of Great Lakes common stock reserved for possible future issuance, including 4,484,722 shares of Great Lakes common stock subject to issuance upon exercise of outstanding options and 441,350 shares of Great Lakes common stock subject to issuance pursuant to outstanding restricted stock units. Crompton stockholders will vote on the approval of up to 140,111,063 shares of common stock contemplated to be issued by the merger agreement. That number consists of the exchange ratio of 2.2232 multiplied by the sum of the 56,605,503 Great Lakes common shares described in the first sentence of this paragraph and the 6,416,745 Great Lakes common shares reserved for issuance under Great Lakes' options and stock plans.

        For a description of Crompton and Great Lakes common stock and a description of the comparative rights of holders of Crompton common stock and Great Lakes common stock, see the "Comparison of the Rights of Great Lakes and Crompton Stockholders" section of this document.

Exchange of Shares; Fractional Shares

        Exchange Agent.    At or prior to the effective time of the merger, Crompton will authorize an exchange agent, to be designated by Crompton and reasonably acceptable to Great Lakes, to issue certificates representing shares of Crompton common stock to effect the conversion of Great Lakes common stock into the Crompton common stock to be issued in the merger. Crompton will also make funds available to the exchange agent from time to time after the effective time of the merger as needed to pay any dividends or other distributions declared by Crompton on its common stock with a record date after the effective time of the merger and a payment date on or before the date the relevant shares of Great Lakes common stock are surrendered.

        At the effective time of the merger, the stock transfer books of Great Lakes will be closed and no further issuances or transfers of shares of Great Lakes common stock will be made. If, after the effective time, valid Great Lakes stock certificates are presented to the surviving corporation for any reason, they will be cancelled and exchanged as described above to the extent allowed by applicable law.

        Exchange of Shares.    If you own Great Lakes common stock, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your shares of Great Lakes common stock to the exchange agent after the effective time of the merger.

        Great Lakes stock certificates should not be returned with the enclosed proxy card. A transmittal letter and accompanying instructions will be provided to Great Lakes stockholders following the merger.

        Great Lakes stockholders who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange agent, together with their Great Lakes stock certificates (to the extent their Great Lakes common stock is evidenced by stock certificates) will receive:

  •
  the number of whole shares of Crompton common stock to which the holder is entitled in accordance with the merger agreement; and

  •
  after giving effect to any required tax withholdings, a check in the aggregate amount of:

  •
  the cash proceeds received from the sale by the exchange agent of any fractional shares of Crompton common stock; and

  •
  any cash dividends and any other dividends or other distributions declared by Crompton on its common stock with a record date after the effective time of the merger and a payment date on or before the date the Great Lakes stockholder surrendered its stock certificate.

        If your Great Lakes common stock is evidenced by a stock certificate, you should surrender that certificate to the exchange agent with your transmittal letter for exchange after the effective time of the merger. Until you deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange agent, together with your Great Lakes stock certificates (to the extent your Great Lakes common stock is evidenced by stock certificates) dividends or other distributions declared with a record date after the effective time of the merger will accrue, but will not be paid, on shares of Crompton common stock that you are entitled to receive as a result of the conversion of your shares of Great Lakes common stock. No interest will be paid or accrue on:

  •
  the amount of cash to be received in lieu of fractional shares of Crompton common stock; or

  •
  any cash dividends and any other dividends or other distributions declared by Crompton on its common stock with a record date after the effective time of the merger and a payment date on or before the date the Great Lakes stock certificate is surrendered.

        The exchange agent will deliver to Crompton any shares of Crompton common stock to be issued in the merger or funds received from the sale of fractional shares in connection with the merger or to pay dividends or other distributions on shares of Crompton common stock to be issued in the merger that are not claimed by former Great Lakes stockholders within one year after the effective time of the merger. Thereafter, Crompton will act as the exchange agent and former Great Lakes stockholders may look only to Crompton for payment of their shares of Crompton common stock, cash in lieu of fractional shares and unpaid dividends and distributions. To the extent permitted by applicable law, any amount that would escheat or become the property of any governmental entity will, immediately prior thereto, become the property of Crompton free and clear of all claims or interests of any person previously entitled thereto. None of Crompton, the surviving corporation or the exchange agent will be liable to any former Great Lakes stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        Fractional Shares.    No fractional shares of Crompton common stock will be issued to Great Lakes stockholders. After the effective time of the merger, the exchange agent will determine the number of shares of Crompton common stock, which are referred to as excess shares, equal to the difference between (1) the total number of shares of Crompton common stock that would be issuable to Great Lakes stockholders if fractional shares were being issued in the merger and (2) the total number of shares of Crompton common stock issuable to Great Lakes stockholders taking into account that fractional shares will not be issued in the merger.

        The exchange agent will sell on the New York Stock Exchange, in round lots to the extent practicable, the excess shares as soon as practicable after the effective time of the merger. The exchange agent will deduct from the proceeds of the sale of the excess shares all commissions, transfer taxes and other out-of-pocket transaction costs of selling the excess shares. The exchange agent will hold in trust for the benefit of Great Lakes stockholders the proceeds of the sale of excess shares. Instead of fractional shares, each Great Lakes stockholder otherwise entitled to a fractional share of Crompton common stock will receive, in cash and without interest, an amount determined by the following formula:

Aggregate net proceeds from the sale of the excess shares	x	Fractional share of Crompton common stock to which the Great
Lakes stockholder otherwise would be entitled
Aggregate amount of fractional shares of Crompton common stock to which all Great Lakes stockholders otherwise would be entitled

        Lost, Stolen or Destroyed Certificates.    If a Great Lakes stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of Crompton common stock properly issuable, any dividends or other distribution to which the holder of the certificate would otherwise be entitled to, and any net cash proceeds from the sale of the excess shares upon receipt of (1) an affidavit of that fact by the person claiming that the certificate is lost, stolen or destroyed and (2) if required by Crompton, the posting of a bond, in such reasonable amount as Crompton may direct, as indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed certificate.

Conditions to the Merger

        Conditions to Each Party's Obligation to Effect the Merger.    The obligations of Crompton and Great Lakes to complete the merger are subject to the following conditions:

  •
  adoption by Great Lakes stockholders of the merger agreement;

  •
  approval by Crompton stockholders of the issuance of Crompton common stock as contemplated by the merger agreement;

  •
  the approval for listing on the New York Stock Exchange of the shares of Crompton common stock to be issued as contemplated by the merger agreement, subject to official notice of issuance;

  •
  (1) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (2) the expiration or early termination of any mandatory waiting period, or the receipt of any required consent, under any applicable foreign competition or antitrust law or regulation (except where the failure to obtain such clearance would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Crompton or Great Lakes);

  •
  the absence of any statute, law, rule, temporary restraining order, injunction or other judgment, legal restraint or prohibition preventing the merger;

  •
  the declaration of effectiveness of the registration statement of which this document is a part by the Securities and Exchange Commission and the absence of any stop order or proceeding seeking a stop order;

  •
  the absence of any default as a result of the merger under certain of Crompton's debt securities;

  •
  Crompton's receipt, from the lenders under its existing credit agreement, of the requisite consent to the transactions contemplated by the merger agreement, or, in the alternative, the effectiveness of a replacement credit agreement that Crompton will not breach by completing the merger (and is not otherwise in default under at the closing of the merger);

  •
  each other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed;

  •
  the representations and warranties set forth in the merger agreement relating to capitalization, authority, approval and recommendation of the merger agreement, voting requirements and inapplicability of Section 203 of the General Corporation Law of the State of Delaware that are qualified as to materiality or a material adverse effect are true and correct, and the representations and warranties relating to capitalization, authority, approval and recommendation of the merger agreement, voting requirements and inapplicability of Section 203 of the General Corporation Law of the State of Delaware that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then as of that date, except to the extent that the facts or matters as to which those representations and warranties are not so true and correct as of those dates, individually or in the aggregate, have not had and would not reasonably be expected to have a materially detrimental effect;

  •
  all other representations and warranties set forth in the merger agreement (other than Crompton's representations relating to no restatements) that are qualified as to materiality or a material adverse effect are true and correct and all other representations and warranties (other than Crompton's representations relating to no restatements) set forth in the merger agreement that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then as of that date, except to the extent that the facts or matters as to which those representations and warranties are not so true and correct as of those dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in those representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect; and

  •
  receipt of a written opinion of Weil, Gotshal & Manges LLP, in the case of Great Lakes, and Mayer, Brown, Rowe & Maw LLP, in the case of Crompton, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code.

        Great Lakes' obligation to complete the merger is further subject to the following condition:

  •
  the absence of any restatement or other modification of Crompton's historical earnings or other financial results caused by the material weakness identified by Crompton in its management's report on internal controls over financial reporting contained in Crompton's annual report on Form 10-K for the year ended December 31, 2004, as filed by Crompton with the Securities and Exchange Commission.

        Great Lakes' obligation to complete the merger had been subject to the following further conditions which expired after March 23, 2005 and may no longer be asserted by Great Lakes:

  •
  the representations and warranties of Crompton relating to the draft annual report on Form 10-K for the year ended December 31, 2004 that are qualified as to materiality or in all substantial respects are true and correct and the representations and warranties of Crompton relating to the draft annual report on Form 10-K for the year ended December 31, 2004 that are not so qualified are true and correct in all respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then as of that date;

  •
  receipt of Crompton's principal executive officer's and principal financial officer's certifications and related disclosure required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 in connection with Crompton's annual report on Form 10-K for the year ended December 31, 2004;

  •
  receipt of Crompton's management's and independent auditor's management's report on internal control over financial reporting and related disclosure required by Section 404(a) of Sarbanes-Oxley that concludes that internal control over financial reporting is effective; and

  •
  receipt of Crompton's auditor's attestation required by Section 404(b) of Sarbanes-Oxley that concludes that (1) Crompton's management maintained effective internal control over financial reporting in all material respects and (2) management's report on internal control over financial reporting is fairly stated in all material respects.

        Waiver of Conditions.    Either Crompton or Great Lakes may choose to complete the merger even though a condition to that company's obligation has not been satisfied if the necessary stockholder approvals have been obtained and the law allows the company to do so. We will recirculate a revised version of this document and re-solicit stockholder approval if either Crompton or Great Lakes waives the condition to closing with respect to the receipt of legal opinions as to the tax treatment of the merger and the change in tax consequences of the merger is material. Other than under those circumstances, neither Crompton nor Great Lakes intends to re-solicit stockholder approval in the event that it waives a condition to its obligation to complete the merger.

Representations and Warranties

        The merger agreement contains representations and warranties by each of Crompton and Great Lakes as to itself and its subsidiaries. Many of these representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not have a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

  •
  incorporation, qualifications, standing and authority;

  •
  capital structure;

  •
  corporate authorization to enter into the merger agreement and to complete the merger;

  •
  significant subsidiaries;

  •
  the absence, with certain exceptions, of required approvals of governmental authorities to complete the merger;

  •
  compliance with agreements, court orders, laws and permits;

  •
  the absence of defaults, breaches and other conflicts caused by entering into the merger agreement and completing the merger;

  •
  the accuracy of financial statements and reports filed with the Securities and Exchange Commission;

  •
  the absence of litigation and undisclosed liabilities;

  •
  the absence of conditions or events that have had a material adverse effect on the party making the representation and warranty or certain other changes or events;

  •
  the information supplied for inclusion in this document;

  •
  tax matters;

  •
  employee benefits and labor matters;

  •
  the absence of violations or liabilities under environmental laws;

  •
  material contracts;

  •
  title to properties and encumbrances;

  •
  the ownership and rights to use intellectual property;

  •
  receipt of financial advisor opinions in connection with the merger;

  •
  broker's and finder's fees;

  •
  required board and stockholder approvals;

  •
  the inapplicability of Section 203 of the General Corporation Law of the State of Delaware;

  •
  in Crompton's case only, the operations of Copernicus Merger Corporation;

  •
  in Crompton's case only, the content of its annual report on Form 10-K for the year ended December 31, 2004; and

  •
  in Crompton's case only, the absence of any restatement or other modification of Crompton's historical earnings or other financial results of Crompton or its subsidiaries caused by the material weakness identified by Crompton in its management's report on internal control over financial reporting contained in Crompton's annual report on Form 10-K for the year ended December 31, 2004, as filed by Crompton with the Securities and Exchange Commission.

        For purposes of the merger agreement, a material adverse effect with respect to any party means any change, event, occurrence or state of facts that (i) is materially adverse to the business, assets and liabilities (contingent or otherwise), taken together, or financial condition of each party and its respective subsidiaries, taken as a whole, other than:

  •
  any change in the United States economy or securities or financial markets in general;

  •
  any change that generally affects the chemical industry which does not affect each party and its respective subsidiaries to a materially greater extent than such change affects other persons in the chemical industry;

  •
  any change in applicable laws or in GAAP;

  •
  the negotiation, execution or public announcement of the merger agreement, compliance with the terms of the merger agreement or the consummation of the merger agreement and other transactions contemplated under it, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees;

  •
  any act of terrorism or war (whether or not threatened, pending or declared); or

  (ii)
  would prevent or materially delay or materially impair the ability of each party to consummate the transactions contemplated under the merger agreement. A change in the trading prices or relative prices of Great Lakes or Crompton common stock, as the case may be, will also not be considered, by themselves, to be a material adverse effect.

Covenants and Other Agreements

        Operating Covenants.    Prior to the merger and unless the other party has consented in writing, with certain exceptions, each of Crompton and Great Lakes has agreed:

  •
  to conduct its operations in the ordinary course in compliance with all laws and in substantially the same manner as previously conducted;

  •
  to use its reasonable best efforts to preserve intact its business organizations;

  •
  to use its reasonable best efforts to keep available the services of its officers, employees and consultants, and preserve its relationships with those persons with whom it or any of its respective subsidiaries has business dealings;

  •
  not to declare, set aside or pay any dividend, other than regular quarterly dividends (not to exceed $0.10 per share in the case of Great Lakes or $0.05 per share in the case of Crompton), or redeem, purchase or otherwise acquire any shares of its capital stock or options or any other rights to acquire shares of its capital stock;

  •
  not to split, combine or reclassify its outstanding stock or encumber any shares of its capital stock;

  •
  not to issue or grant any right to acquire shares of its capital stock, other than (1) to non-employee directors or new employees consistent with past practice or (2) pursuant to existing contractual commitments;

  •
  not to amend its certificate of incorporation or bylaws;

  •
  not to acquire any assets of any third party, in Great Lakes' case for aggregate consideration in excess of $5 million, other than (1) acquisitions in the ordinary course of business that would not materially hinder or delay the merger or (2) pursuant to existing contractual commitments or, in Crompton's case, (3) as would not require the approval of Crompton's board of directors;

  •
  not to dispose of or otherwise encumber any of its assets, in Great Lakes' case for an amount in excess of $5 million, except (1) in the ordinary course of business or (2) pursuant to existing contractual commitments or, in Crompton's case, (3) as would not require the approval of Crompton's board of directors;

  •
  not to make any new capital expenditures other than as provided in the capital expenditure budget or, in Crompton's case, in excess of $10 million;

  •
  not to increase any compensation or benefits, other than in the ordinary course of business consistent with past practice or as required by any existing contractual commitment or, in Crompton's case, as would not require the approval of Crompton's board of directors;

  •
  not to enter into or amend any employment, deferred compensation, supplemental retirement or other similar agreement with any of its present or future officers or directors;

  •
  not to increase or accelerate the vesting and/or payment of, or benefits under, any existing severance or termination pay policies or employment agreements, except consistent with past practice or as required by existing contractual commitments or applicable laws, or, in Crompton's case, as would not require the approval of Crompton's board of directors;

  •
  in Great Lakes' case, not to adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, and not to cause the acceleration of rights, benefits or payments under any of its benefit plans, other than to provide for full vesting and lump sum payouts of the present value of participants' accrued benefits under its supplemental retirement plan;

  •
  not to incur or guarantee any indebtedness for borrowed money, or issue any debt or make any loans or contributions to any entity, except as would not require the approval of the board of directors;

  •
  not to enter into any contract with which the merger would conflict or create a breach of, or create any additional right under, such contract;

  •
  not to revalue any material assets or, except as may be required by accounting principles generally accepted in the United States, make any material change in its accounting principles or practices;

  •
  not to make any material tax election, or settle or compromise any tax liability in excess of the amount reserved on its financial statements, or agree to an extension of a statute of limitations with respect to taxes;

  •
  in Great Lakes' case, not to fund or make any payments from the trust agreements dated as of February 12, 1998 and January 1, 2004, as amended, except for payments that may be required under the directors' compensation plan with respect to outstanding restricted share units or as required to pay remaining amounts payable under the Great Lakes Directors Retirement Plan and amounts required to be paid under the Great Lakes Supplemental Retirement Plan, and with respect to funding the cash value of payments to be made under Great Lakes change in control agreements;

  •
  not to take any action that can reasonably be expected to prevent or materially delay or impair the completion of the merger;

  •
  not to agree in writing or otherwise to take any of the foregoing actions; and

  •
  to notify the other party promptly of (1) any representation or warranty becoming untrue or incorrect or (2) a failure to comply with any covenant, condition or agreement to be satisfied in connection with the merger.

        Other Acquisition Proposals.    In the merger agreement, each of Crompton and Great Lakes has agreed that it and its subsidiaries:

  •
  will not, and will not permit any of their officers, directors, employees, agents or representatives to, solicit, initiate or encourage any inquiry, proposal or offer for a merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Crompton or Great Lakes, as the case may be, or any issuance of 25% or more of the capital stock of Crompton or Great Lakes, as the case may be, as consideration for the assets or securities of another party, or involving any acquisition of 25% or more of the equity securities or assets that represent 25% or more of the total consolidated assets of Crompton or Great Lakes, as the case may be, in a single transaction or a series of related transactions, or participate in any discussions or negotiations or furnish any information concerning such an acquisition proposal; and

  •
  will immediately cease any existing negotiations with any third parties with respect to any of the above transactions.

        Crompton or Great Lakes, as the case may be, have also agreed to (1) provide prompt notice to the other party, and in no event later than 24 hours after receipt, that it has received an unsolicited request for information or an acquisition proposal identifying the person requesting the information or making the acquisition proposal and stating the material terms and conditions of the acquisition proposal, and (2) continue to provide prompt updates to the other party as to material developments with respect to such matters.

        Crompton's and Great Lakes' agreement regarding other acquisition proposals is additionally subject to the following provisions:

  •
  Crompton or Great Lakes may furnish information to a party making an acquisition proposal pursuant to a confidentiality agreement and participate in discussions or negotiations regarding such proposal with the party making the acquisition proposal if Crompton's or Great Lakes' board of directors, as the case may be, (1) after consultation with its financial advisors, determines in good faith that an acquisition proposal is reasonably likely to result in a transaction that is more favorable from a financial point of view to holders of Crompton or Great Lakes common stock, as the case may be, than the merger, and (2) such proposal is in writing and would result in a third party owning 50% or more of Great Lakes stock or Crompton stock, as the case may be, or 50% or more of the total consolidated assets of Great Lakes or Crompton, as the case may be;

  •
  neither Crompton nor Great Lakes may enter into any agreement, other than a confidentiality agreement permitted by the terms of the merger agreement, with respect to an acquisition proposal prior to the termination of the merger agreement;

  •
  Crompton or Great Lakes, or Crompton's or Great Lakes' board of directors, may respond publicly to a third-party tender offer as required by the federal securities laws; and

  •
  Crompton or Great Lakes, or Crompton's or Great Lakes' board of directors, may make disclosures to its stockholders if, after consultation with outside counsel, in the good faith judgment of its board of directors, the failure to make those disclosures would constitute a violation of applicable law.

        Withdrawal or Change of Recommendation to Stockholders.    Neither Crompton's nor Great Lakes' board of directors may (1) withdraw or propose to withdraw (or modify in a manner adverse to the other party) its approval or recommendation of the merger and merger agreement, (2) recommend, adopt or approve, or propose to recommend, adopt or approve, any proposal or offer for a third-party transaction involving a merger, consolidation, dissolution, recapitalization or other business combination of Crompton or Great Lakes, as the case may be, or any issuance of 25% or more of the capital stock of Crompton or Great Lakes, as the case may be, as consideration for the assets or securities of another party, or involving any acquisition of 25% or more of the equity securities or assets that represent 25% or more of the total consolidated assets of Crompton or Great Lakes, as the case may be, in a single transaction or a series of related transactions, or (3) approve or recommend, or propose to approve or recommend, or allow Crompton or Great Lakes, as the case may be, or any of its subsidiaries, to enter into, any letter of intent, memorandum of understanding, merger agreement or similar agreement constituting or relating to any such transaction as described in (2) above.

        However, either Crompton's or Great Lakes' board of directors may take either of the actions described in (1) or (2) above if the board of directors of Crompton or of Great Lakes, as the case may be, determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to its stockholders under applicable law.

        In addition, either Crompton's or Great Lakes' board of directors also may cause the termination of the merger agreement if it has received an acquisition proposal in writing from a third party that does not breach the prohibitions on non-solicitation in the merger agreement, and that the board of directors, after consultation with its financial advisors, determines in good faith that the proposal is reasonably likely to result in a transaction that is more favorable than the merger from a financial point of view to holders of Crompton or Great Lakes common stock, as the case may be, and the transaction would result in a third party owning 50% or more of Crompton stock or Great Lakes stock, as the case may be, or 50% or more of the total consolidated assets of Crompton or Great Lakes, as the case may be. Crompton or Great Lakes will be required to pay a $50 million termination fee to the other party in connection with such termination. Notwithstanding the foregoing, the Crompton and Great Lakes boards of directors may only terminate the merger agreement in the manner described above, withdraw or propose to withdraw the approval of this merger agreement, or approve or recommend or enter into any agreement with respect to such a transaction after the third business day following the receipt by the other party to the merger agreement of written notice advising such party that the board of directors of Crompton or Great Lakes, as the case may be, intends to take such action.

        Other Agreements Relating to the Period Before the Effective Time.    The merger agreement contains additional agreements between Crompton and Great Lakes relating to, among other things:

  •
  the preparation, filing and distribution of this document;

  •
  convening and holding the Crompton and Great Lakes stockholder meetings;

  •
  access to and confidential treatment of information respecting the other party;

  •
  using their reasonable best efforts to satisfy the conditions to closing, including:

  •
  eliminating any impediment under any competition or other merger control law and lifting any order relating to such laws that would prohibit or materially delay the merger;

  •
  cooperating regarding filings with governmental and other agencies and organizations and providing updates to the other party with respect to any material communication received from governmental and other agencies;

  •
  obtaining necessary approvals and consents from governmental authorities and third parties;

  •
  defending any lawsuits or legal proceedings challenging the merger;

  •
  obtaining required tax opinions under the merger; and

  •
  ensuring that no state takeover statute or similar regulation becomes applicable to the merger.

  •
  making reasonable best efforts to obtain necessary consents and approvals of holders of Crompton's outstanding debt securities;

  •
  taking reasonable steps to cause dispositions of Great Lakes securities by officers or directors of Great Lakes pursuant to the merger to be exempt from short-swing profit liability under Section 16 of the Securities Exchange Act;

  •
  Crompton entering into a credit agreement that will not be in default as a result of the merger;

  •
  public announcements;

  •
  information regarding Great Lakes' affiliates;

  •
  the coordination of dividend record and payment dates so that Great Lakes stockholders do not fail to receive a dividend in any calendar quarter or receive dividends on both Great Lakes common stock and Crompton common stock received in the merger in any calendar quarter;

  •
  the listing on the New York Stock Exchange of the Crompton common stock to be issued as contemplated by the merger agreement; and

  •
  actions or omissions that would result in the merger not qualifying as a reorganization under section 368(a) of the Internal Revenue Code.

        Employee Benefits.    The merger agreement specifies that, at least until the one year anniversary of the effective time of the merger, Great Lakes employees who continue to be employed following the effective time of the merger will continue to receive employee benefits that are not materially less favorable in the aggregate to the benefits provided to similarly situated employees of Crompton (which obligation may be satisfied by continuing the material Great Lakes plans). For at least one year following the effective time of the merger, Great Lakes employees will also receive base salary or hourly wage rates not less favorable than those provided for similarly situated employees of Crompton. Great Lakes employees who become participants in Crompton's employee benefit plans will be given credit under the plans for their prior service with Great Lakes for purposes of eligibility, vesting and, only for purposes of vacation and sick leave, benefit accrual.

        Crompton has agreed to waive all limitations regarding pre-existing conditions, exclusions and waiting periods for any welfare plans that Great Lakes employees may become eligible to participate in if such employee had satisfied such conditions under the corresponding welfare plan with Great Lakes prior to the merger. Crompton has also agreed to provide such employees with credit for any co-payments and deductibles paid prior to the merger under the corresponding Great Lakes plan.

        Any Great Lakes employee who continues to be employed following the effective time of the merger who had accrued but unused vacation pursuant to the applicable policy prior to the merger will be allowed by Crompton to either use the vacation time or receive from Crompton cash for such accrued vacation. In addition, to the extent required under the Great Lakes vacation policy as in effect immediately prior to the merger, Crompton will pay cash for accrued vacation to any Great Lakes employee who continues to be employed following the merger but whose employment ends before the end of the year in which the merger is completed.

        Affiliate Agreements.    Great Lakes has agreed to use its reasonable best efforts to cause its affiliates, as defined by Rule 145 under the Securities Act of 1933, to enter into written agreements prior to the effective time of the merger that restrict their ability to sell, pledge, transfer or otherwise dispose of any shares of Crompton common stock issued to them in connection with the merger:

  •
  in compliance with Rule 145 under the Securities Act of 1933;

  •
  pursuant to an effective registration statement under the Securities Act of 1933; or

  •
  in reliance upon a written opinion of counsel delivered to Crompton in a form and substance reasonably acceptable to Crompton, or as described in a "no action" or interpretive letter from the Securities and Exchange Commission, to the effect that such sale, pledge, transfer or other disposition is exempt from registration under the Securities Act of 1933.

Termination

        Before the effective time of the merger, the merger agreement may be terminated:

  •
  by mutual written consent of Crompton and Great Lakes;

  •
  by Crompton or Great Lakes, if:

  •
  the merger is not completed by September 30, 2005, so long as the party seeking to terminate was not a principal cause of the merger failing to close, except that either party can extend such date to December 31, 2005 if the applicable antitrust waiting period has not expired or the receipt of necessary antitrust approvals has not occurred prior to September 30, 2005;

  •
  Crompton stockholders fail to approve the issuance of shares of Crompton common stock in the merger at Crompton's special meeting;

  •
  Great Lakes stockholders fail to adopt the merger agreement at Great Lakes' special meeting; or

  •
  there is a legal prohibition to completing the merger that has become final and non-appealable.

  •
  by Crompton, if Great Lakes breaches any of its representations, warranties or agreements in the merger agreement or if any of Great Lakes' representations or warranties becomes untrue resulting in a condition of the merger not being satisfied, and the breach is not curable or is not cured within 30 days;

  •
  by Great Lakes, if Crompton or Copernicus Merger Corporation breaches any of its representations, warranties or agreements (other than the representations and warranties relating to Crompton's annual report on Form 10-K for the year ended December 31, 2004) in the merger agreement or if any of Crompton's or Copernicus Merger Corporation's representations or warranties (other than the representations and warranties relating to Crompton's annual report on form 10-K for the year ended December 31, 2004) becomes untrue resulting in a condition of the merger not being satisfied, and the breach is not curable or is not cured within 30 days;

  •
  by Great Lakes, if the representations and warranties relating to Crompton's 10-K had become untrue resulting in a condition of the merger not being satisfied on or prior to March 16, 2005 (the right to terminate under this provision expired without being exercised on March 23, 2005);

  •
  by Great Lakes, if the condition of the merger relating to certifications under Sections 302, 906 and 404 of Sarbanes-Oxley had not been satisfied by Crompton on or prior to March 16, 2005 (the right to terminate under this provision expired without being exercised on March 23, 2005);

  •
  by Great Lakes, if Crompton had not filed its annual report on Form 10-K with the Securities and Exchange Commission by March 16, 2005 (the right to terminate under this provision expired without being exercised on March 23, 2005);

  •
  by Crompton, if Great Lakes' board of directors withdraws or adversely changes its recommendation to stockholders, or recommends to its stockholders a competing transaction, or resolves to do so;

  •
  by Great Lakes, if Crompton's board of directors withdraws or adversely changes its recommendation to stockholders, or recommends to its stockholders a competing transaction, or resolves to do so;

  •
  by Crompton, upon payment of the termination fee described below, no earlier than three business days after notice to Great Lakes, in response to a bona fide written offer that it determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be more favorable than the merger to holders of Crompton common stock, and would result in a third party owning 50% or more of Crompton stock or 50% or more of the total consolidated assets of Crompton, and such alternate offer continues to be more favorable to holders of Crompton common stock in light of any amendments or changes to the terms of the merger agreement that may have been proposed by Great Lakes; and

  •
  by Great Lakes, upon payment of the termination fee described below, no earlier than three business days after notice to Crompton, in response to a bona fide written offer that it determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be more favorable than the merger to holders of Great Lakes common stock, and would result in a third party owning 50% or more of Great Lakes stock or 50% or more of the total consolidated assets of Great Lakes, and such alternate offer continues to be more favorable to holders of Great Lakes common stock in light of any amendments or changes to the terms of the merger agreement that may have been proposed by Crompton.

Termination Fees and Expenses

        Termination Fees and Expenses Potentially Payable by Great Lakes.    Great Lakes will be required to pay a $50 million termination fee to Crompton if:

  •
  Great Lakes terminates the merger agreement to accept an offer for a competing transaction that Great Lakes' board determines is more favorable to Great Lakes stockholders than the merger;

  •
  Crompton terminates the merger agreement prior to the Great Lakes special meeting because (1) Great Lakes' board withdraws or changes its recommendation of the merger and such action is related to an offer for a competing transaction made to Great Lakes or its stockholders prior to the Great Lakes special meeting or (2) Great Lakes' board recommends or approves a competing transaction; or

  •
  Great Lakes or Crompton terminates the merger agreement after the Great Lakes stockholders meeting because (1) (a) Great Lakes' board withdraws or changes its recommendation of the merger and such action is related to an offer for a competing transaction made to Great Lakes or its stockholders prior to the Great Lakes stockholders meeting or (b) Great Lakes' board recommends or approves a competing transaction and (2) Great Lakes stockholders fail to adopt the merger agreement at the Great Lakes stockholders meeting.

        Great Lakes will be required to pay a $25 million termination fee to Crompton if (1) an offer for a competing transaction is made to Great Lakes or its stockholders prior to the Great Lakes special meeting and that offer is not withdrawn before the Great Lakes special meeting, (2) Great Lakes' board does not withdraw or change its recommendation of the merger and does not recommend or approve the competing transaction, (3) Great Lakes stockholders fail to adopt the merger agreement at the Great Lakes stockholders meeting and (4) either Crompton or Great Lakes terminates the merger agreement. In that case, an additional $25 million termination fee will be payable by Great Lakes if, within 12 months after the merger agreement is terminated under those circumstances, Great Lakes signs an agreement for, or completes, a transaction that would have been a competing transaction had the merger agreement not been terminated.

        Termination Fees and Expenses Potentially Payable by Crompton.    Crompton will be required to pay a $50 million termination fee to Great Lakes if:

  •
  Crompton terminates the merger agreement to accept an offer for a competing transaction that Crompton's board determines is more favorable to Crompton stockholders than the merger;

  •
  Great Lakes terminates the merger agreement prior to the Crompton special meeting because (1) Crompton's board withdraws or changes its recommendation of the merger and such action is related to an offer for a competing transaction made to Crompton or its stockholders prior to the Crompton special meeting or (2) Crompton's board recommends or approves a competing transaction; or

  •
  Crompton or Great Lakes terminates the merger agreement after the Crompton stockholders meeting because (1) (a) Crompton's board withdraws or changes its recommendation of the merger and such action is related to an offer for a competing transaction made to Crompton or its stockholders prior to the Crompton stockholders meeting or (b) Crompton's board recommends or approves a competing transaction and (2) Crompton stockholders fail to approve the issuance of Crompton common stock contemplated by the merger agreement.

        Crompton will be required to pay a $25 million termination fee to Great Lakes if (1) an offer for a competing transaction is made to Crompton or its stockholders prior to the Crompton special meeting and that offer is not withdrawn before the Crompton special meeting, (2) Crompton's board does not withdraw or change its recommendation of the merger and does not recommend or approve the competing transaction, (3) Crompton stockholders fail to approve the issuance of Crompton common stock contemplated by the merger agreement at the Crompton special meeting and (4) either Great Lakes or Crompton terminates the merger agreement. In that case, an additional $25 million termination fee will be payable by Crompton if, within 12 months after the merger agreement is terminated under those circumstances, Crompton signs an agreement for, or completes, a transaction that would have been a competing transaction had the merger agreement not been terminated.

        Collection of Termination Fee.    If either party fails to promptly pay any termination fee due and, in order to obtain payment, the other party commences a suit that results in a judgment against the party owing the termination fee, the party owing the termination fee must pay to the other party its costs and expenses in connection with the suit, together with interest on the termination fee from the date payment was required until the date such payment is made at the annual prime lending rate of Citibank, N.A. in effect on the date the payment was required to be made.

        Other Expenses.    All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring them, except that termination fees and expenses will be paid as described above and except that each party will pay one-half of the filing fees for approval of the merger under the Hart-Scott-Rodino Act and for the registration statement of which this document is a part.

Amendment; Extension and Waiver

        Amendment.    Subject to the next sentence, the merger agreement may be amended at any time prior to the effective time with the consent of Crompton and Great Lakes. If the merger agreement has been approved by the Crompton stockholders or the Great Lakes stockholders, then no amendment can be made that by law requires the further approval of the applicable company's stockholders without obtaining such further stockholder approval.

        Extension and Waiver.    At any time prior to the effective time of the merger, each of Crompton and Great Lakes may, to the extent permitted by law, (1) grant the other party additional time to perform its obligations under the merger agreement, (2) waive any inaccuracies in the representations and warranties of the other party or (3) subject to the preceding paragraph, waive compliance with any agreements or conditions for the benefit of that party.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Directors

        Crompton's certificate of incorporation divides Crompton's board of directors into three classes. At each annual meeting, Crompton stockholders elect the members of one of the three classes to three-year terms. Immediately following the merger, the board of directors of the combined company will consist of the following 11 members:

Name	Age	Current Board Membership	Expiration of Term
Robert L. Wood(1)	51	Crompton	2008
Robert A. Fox	68	Crompton	2008
Roger L. Headrick(2)	68	Crompton	2006
Leo I. Higdon, Jr.(3)(4)	58	Crompton	2006
C. A. (Lance) Piccolo	64	Crompton	2007
Bruce F. Wesson(5)	62	Crompton	2007
Nigel D. T. Andrews	57	Great Lakes	2008
James W. Crownover	61	Great Lakes	2006
Martin M. Hale	64	Great Lakes	2007
Mack G. Nichols(6)	66	Great Lakes	2008
Jay D. Proops	63	Great Lakes	2006

(1)
Chairman of the Board.

(2)
Chairman of the Organization, Compensation and Governance Committee.

(3)
Chairman of the Finance and Pension Committee.

(4)
Mr. Higdon is currently a member of the class of directors whose terms expire in 2007. In order to even out the number of directors in each class, Mr. Higdon has agreed to resign as a member of that class at the effective time of the merger. At the effective time of the merger, Mr. Higdon will be appointed to serve as a member of the class of directors whose terms expire in 2006.

(5)
Chairman of the Audit Committee.

(6)
Chairman of the Safety, Health and Environment Committee.

        Robert L. Wood, 51, has served as President and Chief Executive Officer of the Crompton since January 2004 and Chairman since April 2004. From November 2000 to January 2004, Mr. Wood served as business group president for Thermosets and Dow Automotive. Mr. Wood joined Dow in 1977 in the Marketing Development Program and moved to DowBrands in 1989, where he was named vice president of marketing for Household Products. He was named vice president of sales for Household Products in 1990 and group vice president and general manager of Household Products for DowBrands North America in 1993. In 1994, Mr. Wood became vice president for Polyolefins and Elastomers for Dow Plastics, Dow North America and, in 1995, was named business vice president for Engineering Plastics. In 1997, he was named business vice president for Polyurethanes and served in that capacity until 2000. He also serves on the board of directors of the Jarden Corporation and Praxair, Inc. and is immediate past chairman of Big Brothers/Big Sisters of America. He earned a B.A. degree with a history major from the University of Michigan.

        Robert A. Fox, 68, is the Managing General Partner of Fox Investments L.P., a private investment management company, Reno, Nevada, and Chairman of AgriCapital Advisors, an advisory board to AgriCapital Corporation, a New York, New York-based firm providing banking, financing and consulting services to the agriculture industry. Mr. Fox has served in those capacities since 2001. He served as President and Chief Executive Officer of Foster Farms, a privately held, integrated poultry company, Livingston, California from 1992 to 2000. Mr. Fox has been a director of Crompton, or a predecessor of Crompton, since 1990. He also serves as a director of the American Balanced Fund, Fundamental Investors, the Growth Fund of America, Inc., the Income Fund of America, Inc., the New Perspective Fund and the New World Fund, Inc. He also serves as a trustee of the Euro-Pacific Growth Fund.

        Roger L. Headrick, 68, is the Managing General Partner of HMCH Ventures, a private investment company, Wayzata, Minnesota and the President and Chief Executive Officer of ProtaTek International, Inc., a biotechnical animal vaccine company, St. Paul, Minnesota. Mr. Headrick has served in those capacities since 1990. He served as President and Chief Executive Officer of the Minnesota Vikings Football Club, Inc., Eden Prairie, Minnesota from 1991 to 1998. Mr. Headrick has been a director of Crompton, or a predecessor of Crompton, since 1988. He also serves as a director of Caremark Rx, Inc.

        Leo I. Higdon, Jr., 58, is the President of the College of Charleston, Charleston, South Carolina. He has served in that capacity since September 2001. Mr. Higdon served as the President of Babson College, Babson Park, Massachusetts from 1997 to 2001 and as Dean of the Darden Graduate School of Business Administration of the University of Virginia, Charlottesville, Virginia from 1993 to 1997. Mr. Higdon is also a former Vice Chairman and member of the Executive Committee of Salomon Brothers, an investment banking firm, New York, New York. Mr. Higdon has been a director of Crompton, or a predecessor of Crompton, since 1993. He also serves as a director of Newmont Mining Corporation, Eaton Vance Corp. and HealthSouth Corporation.

        C. A. (Lance) Piccolo, 64, is President and Chief Executive Officer of HealthPic Consultants, Inc., a strategic health-care consulting firm, Lincolnshire, Illinois. He has served in that capacity since 1996. Prior to the merger of Caremark International Inc. and MedPartners/Mullikin, Inc., he was the Chairman and Chief Executive Officer of Caremark International Inc., a provider of alternate-site health-care services, Northbrook, Illinois from 1992 to 1996. Mr. Piccolo served as Executive Vice President of Baxter International Inc., a supplier of health-care products, Deerfield, Illinois from 1990 to 1992. Mr. Piccolo has been a director of Crompton, or a predecessor of Crompton, since 1988. He also serves as a director and Vice Chairman of the Board of Caremark Rx, Inc. and as a director of Novamed Eyecare, Inc.

        Bruce F. Wesson, 62, is President of Galen Associates, a health care venture firm, New York, New York and a General Partner of Galen Partners, L.P., New York, New York. He has served in those capacities since 1991. Prior to January 1991, Mr. Wesson was Senior Vice President and Managing Director of Smith Barney, Harris Upham & Co. Incorporated, an investment banking firm, New York, New York. Mr. Wesson has been a director of Crompton, or a predecessor of Crompton, since 1980. He also serves as Chairman of the Board of QMed, Inc. and as a director of Acura Pharmaceuticals, Inc., Encore Medical Corp. and Daou Systems, Inc.

        Nigel D. T. Andrews, 57, has served as a director of Great Lakes since July 2000. Mr. Andrews was named non-executive Chairman of the board of directors of Great Lakes in November, 2004. He is a venture partner of Internet Capital Group. Mr. Andrews was managing director of Internet Capital Group from 2000 to 2001. He served as executive vice president of GE Capital from 1993 to 2000, and prior to that, as vice president and general manager of GE Plastics Americas. During Mr. Andrews' 13-year career with GE, he also served as vice president for corporate business development reporting to the chairman. Before joining GE, Mr. Andrews was a partner at Booz-Allen & Hamilton.

Mr. Andrews is a director of Old Mutual plc, a trustee of Victory Funds, and a governor of the London Business School.

        James W. Crownover, 61, has served as a director of Great Lakes since January 2000. Mr. Crownover retired in 1998 as a director of the global management consulting firm of McKinsey & Company. During his 30-year career with McKinsey, Mr. Crownover served as managing director and head of its Southwest practice, a member of its board of directors, and head of its North American energy practice. He currently serves as a director of Unocal Corp., Weingarten Realty Investors and Allied Waste Industries, Inc. Mr. Crownover serves as a trustee of Rice University and St. John's School, and as a director of the Houston Grand Opera, Project Grad, and the United Way of Texas Gulf Coast.

        Martin M. Hale, 64, has served as a director of Great Lakes since February 1979. Mr. Hale served as non-executive chairman of the board of directors of Great Lakes from 1995 until May 2000. From 2000 to 2002, he served as the executive vice president of Hellman, Jordan Management Co., Inc., a registered investment advisor specializing in asset management, a position he also held from 1983 until December 31, 1999. Prior to 1983, Mr. Hale was president and chief executive officer of Marsh & McClennan Asset Management Company. He currently serves as a director of Octel Corp. and previously served as a director of OSCA, Inc. Mr. Hale is a trustee of the Museum of Fine Arts, Boston.

        Mack G. Nichols, 66, has served as a director of Great Lakes since February 1998. Mr. Nichols retired in 1998 as president, chief operating officer and director of Mallinckrodt Inc., a diversified chemical and healthcare company. He has served as a director of OSCA, Inc., A. P. Green Industries, Inc., the National Association of Manufacturers and the Chemical Manufacturers Association (now known as the American Chemistry Council). Mr. Nichols currently serves as a board member for Habitat for Humanity of Eagle and Lake Counties, Colorado. Mr. Nichols has also served as chairman of the Metropolitan St. Louis YMCA, as a board member for the Saint Louis Art Museum and as a member of the Chancellor's Council for the University of Missouri-St. Louis.

        Jay D. Proops, 63, has served as a director of Great Lakes since June 1996. Mr. Proops is the retired co-founder and former vice chairman of the Vigoro Corporation, a leading North American manufacturer and distributor of fertilizers and related products. During his career with Vigoro, Mr. Proops served as its vice chairman, president, and chief financial officer and as a director. Prior to founding Vigoro, Mr. Proops held a number of senior management positions with Emerson Electric Corporation and Esmark, Inc. Mr. Proops currently serves as a director of AMCOL International Corp. He serves as a member of the board of trustees of the Allendale Association; as Chairman of the Board and Director of the Lincoln Park Zoological Society; and the Montana Land Reliance.

Executive Officers

        The following executive officers of Crompton and Great Lakes will serve in their respective capacities as executive officers of the combined company until their successors are duly elected and qualified or until their earlier resignation or removal:

Name	Age	Position in the Combined Company	Current Company Affiliation
Robert L. Wood	51	Chairman, President and Chief Executive Officer	Crompton
Karen R. Osar	55	Executive Vice President and Chief Financial Officer	Crompton
Myles S. Odaniell	46	Executive Vice President	Crompton
Marcus Meadows-Smith	43	Executive Vice President	Crompton
Robert B. Weiner	53	Executive Vice President	Crompton
Kevin M. Dunn	52	Executive Vice President	Great Lakes

        Karen R. Osar, 55, joined Crompton in May 2004 and has served as Executive Vice President and Chief Financial Officer of Crompton since July 1, 2004. Before joining Crompton, Ms. Osar served as senior vice president and chief financial officer of Westvaco from November 1999 to January 2002. Westvaco subsequently merged with Mead Corporation to become MeadWestvaco Corporation, where Ms. Osar continued as senior vice president and chief financial officer until April 2003. From 1994 to 1999, Ms. Osar served as vice president and treasurer of Tenneco Inc. Ms. Osar spent the first 19 years of her career at J.P. Morgan and Company, serving most recently as the managing director of its investment banking group. She has served as a director of Allergan Inc. and BNY Hamilton Funds for more than five years and as a director of Encore Medical Corporation since September 2003. Ms. Osar earned a B.A. in Latin American studies from Smith College and an M.B.A. in finance from Columbia University.

        Myles S. Odaniell, 46, has served as Executive Vice President of Crompton specialty chemicals business since June 2004. Prior to that time he served as Executive Vice President Plastics and Petroleum Additives. Before joining Crompton in June 2003, Mr. Odaniell worked for more than 20 years at Cytec Industries Inc. /American Cyanamid Company, where he served most recently as president of coating and performance chemicals and president of Cytec Latin America. Mr. Odaniell also served on the board of directors of Cyro Industries, a joint venture company with Degussa Huls. In addition, Mr. Odaniell spent two years in The Netherlands as vice president and general manager of Surfactants & Specialty Monomers. Mr. Odaniell received a B.S. in chemistry and an M.B.A. from the University of Connecticut.

        Marcus Meadows-Smith, 43, has served as Executive Vice President of Crompton crop protection business since January 1, 2005. Since he joined Crompton in 1993, Mr. Meadows-Smith had held other executive positions, including director of crop protection for Europe, the Middle East and Africa, district manager of crop protection for Eastern Europe, the Balkans, Germany, Austria and Switzerland and district manager for the former Soviet Union. Mr. Meadows-Smith came to Crompton from Sumitomo Corporation, where he was marketing manager of agricultural and public health chemicals for Europe, the Middle East and Northern Africa. Before joining Sumitomo, he was a research technician at the University of Witwatersrand in Johannesburg, South Africa. Mr. Meadows-Smith has a B.S. with honors in Genetics from Birmingham University, the United Kingdom and is a graduate of the Harvard Business School Advanced Management Program.

        Robert B. Weiner, 53, has served as Executive Vice President of Crompton supply chain operations since November 2004. Prior to joining Crompton, Mr. Weiner worked at Exide Technologies, where he served as executive vice president of product delivery from 2001 to 2004. Mr. Weiner's career also includes seven years in executive positions at United Technology Corporation's Pratt & Whitney division, 16 years of manufacturing and quality control experience at General Electric, and early experience as a plant manager. Mr. Weiner has a B.S. in mechanical engineering from the Polytechnic Institute of Brooklyn, New York and an M.B.A. in financial and marketing management from Loyola College of Maryland. He also completed the executive education program at the Darden School of Business of University of Virginia.

        Kevin M. Dunn, 52, joined Great Lakes in December 2004 after serving as president of Playtex Products, Inc., Consumer Products Division from 2000. From 1995 to 2000, Mr. Dunn worked at Reckitt & Colman plc, serving as President of the North American Household Products Division from 1999 until his departure. He has also served in numerous marketing and general management positions with Eastman Kodak and Sterling Winthrop. Mr. Dunn holds a B.S. degree from New York University and an M.B.A. degree from St. John's University.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal income tax considerations of the merger that are applicable to Great Lakes stockholders. This summary is based on the Internal Revenue Code of 1986, referred to as the "Code", its legislative history, applicable U.S. Treasury regulations, judicial authority and administrative rulings and practice, all as of the date of this document, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. The discussion below does not address any state, local or foreign tax consequences of the merger. In addition, this discussion may not apply, in whole or in part, to particular stockholders, such as individuals who hold options in respect of Great Lakes common stock or who have acquired Great Lakes common stock under a compensatory or other employment-related arrangement, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens nor residents of the United States, traders in securities that elect to mark-to-market, and persons who hold Great Lakes common stock as part of a hedge, straddle or conversion transaction. In the case of a Great Lakes stockholder that is a partnership, determinations as to tax consequences will generally be made at the partner level, but other special considerations not described herein may apply. The following discussion assumes that Great Lakes stock is held as a capital asset at the effective time of the merger. Great Lakes stockholders should be aware that the Code contains limitations on the extent to which a holder may deduct capital losses from ordinary income, and that the federal income tax rate for individual holders on long-term capital gains may be significantly lower than the rate imposed on ordinary income or short-term capital gains.

        The discussion under this "Material Federal Income Tax Considerations" section of this document regarding (1) the tax consequences of the merger to the corporate parties to the reorganization is the opinion of Mayer, Brown, Rowe & Maw LLP (counsel to Crompton) and (2) the tax consequences of the merger to Great Lakes and Great Lakes stockholders is the opinion of Weil, Gotshal & Manges LLP (counsel to Great Lakes), in each case subject to the limitations and qualifications referenced in the discussion.

        Great Lakes stockholders are urged to consult their tax advisors as to the particular tax consequences of the merger to them, including the applicability and effect of any U.S. federal, state, local or foreign laws, and the effect of possible changes in applicable tax laws.

General

        It is a condition to closing of the merger that (1) Crompton receive an opinion of its counsel, Mayer, Brown, Rowe & Maw LLP, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and (2) Great Lakes receive an opinion of its counsel, Weil, Gotshal & Manges LLP, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The opinions of counsel will be, and the discussion under the heading "Material Federal Income Tax Considerations—Tax Treatment of Corporate Parties to the Reorganization and of Great Lakes Common Stockholders" is, based upon certain assumptions, including the assumptions that (1) the statements and facts concerning the merger set forth in the merger agreement and described in this document (other than in this "Material Federal Income Tax Considerations" section of this document) are true, correct and complete, and (2) the merger will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the merger agreement and described in this document. In addition, the tax opinions will be based, and such discussion is based, on certain representations made by Crompton and Great Lakes. If the tax opinions to be delivered as of the closing are materially different from the opinions respecting the federal income tax considerations expressed in this "Material Federal Income Tax Considerations" section of this document, Crompton and Great Lakes would not effect the merger without recirculating this document after revising this discussion appropriately and resoliciting the approvals of their stockholders.

        Neither Crompton nor Great Lakes has requested nor will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger, and there can be no assurance that the Internal Revenue Service will agree with the conclusions in the above-described opinions or in the discussion below.

Tax Treatment of Corporate Parties to the Reorganization and of Great Lakes Common Stockholders

        No corporate party to the merger, including Great Lakes, will recognize gain or loss as a result of the merger.

        Except for cash proceeds received in lieu of fractional shares of Crompton common stock, a Great Lakes common stockholder will not recognize any gain or loss as a result of the receipt of shares of Crompton common stock in the merger. A Great Lakes common stockholder's aggregate tax basis in the shares of Crompton common stock received in the merger, including any fractional share interest for which cash is received, will equal the stockholder's aggregate tax basis in shares of Great Lakes common stock held immediately prior to the effective time of the merger. A Great Lakes common stockholder's holding period for the shares of Crompton common stock received in the merger, including any fractional share interest for which cash is received, will include the period during which the shares of Great Lakes common stock were held.

        A Great Lakes common stockholder who receives cash proceeds in lieu of a fractional share of Crompton common stock to which such stockholder otherwise would have been entitled to receive in the merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's adjusted tax basis allocable to such fractional share. The capital gain or loss will constitute long-term capital gain or loss if the Great Lakes common stockholders' holding period is greater than one year as of the effective time of the merger.

        Great Lakes common stockholders receiving Crompton common stock in the merger will be required to retain records and file with their U.S. federal income tax returns a statement setting forth certain facts related to the merger.

U.S. Information Reporting and Backup Withholding

        Cash proceeds received in lieu of fractional shares of Compton common stock may be subject to information reporting and backup withholding at a 28% rate unless a Great Lakes common stockholder (1) is a corporation or other exempt recipient or (2) provides a taxpayer identification number. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the stockholder's U.S. tax liability, and a Great Lakes common stockholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service. Backup withholding will not be required under these rules if the gross proceeds on the sale of a fractional share is less than $20.00.

DESCRIPTION OF CROMPTON CAPITAL STOCK

        The following summary is a description of the material terms of Crompton's capital stock and is not complete. You should also refer to Crompton's amended and restated certificate of incorporation, Crompton's bylaws, Crompton's stockholder's rights plan and the applicable provisions of the General Corporation Law of the State of Delaware.

Common Stock

        Crompton is authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share.

        After the requirements with respect to preferential dividends upon any issued and outstanding preferred stock of Crompton, the holders of Crompton common stock are entitled to receive dividends when, as and if declared by Crompton's board of directors out of funds legally available for payment.

        Each holder of Crompton common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, the Crompton common stock has the exclusive right to vote for the election of directors and for all other purposes, which means that the holders of more than 50% of the shares of Crompton common stock voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

        The issued and outstanding shares of Crompton common stock are fully paid and nonassessable. Holders of shares of Crompton common stock are not entitled to preemptive rights. Shares of Crompton common stock are not convertible into shares of any other class of capital stock. ChaseMellon LLC is the transfer agent, registrar and dividend disbursement agent for the Crompton common stock. Crompton may from time to time after the consummation of the merger engage another transfer agent, registrar or dividend disbursement agent for its stock as business circumstances warrant.

        Crompton's board of directors is divided into three classes, each having three-year terms, with the terms of only one class of directors expiring at each annual meeting of stockholders. Directors are apportioned as nearly as possible to the three classes. Directors may only be removed for cause and only by the holders of a majority of the shares Crompton common stock entitled to vote on such matter. These features of Crompton's amended and restated certificate of incorporation may have anti-takeover effects in that they may make it more difficult to elect a majority of Crompton's directors.

        In addition to the classified board, some other provisions of Crompton's charter and bylaws may have anti-takeover effects by making it difficult for stockholders to replace incumbent directors. These provisions include:

  •
  a prohibition on stockholders calling special meetings or acting by written consent; and

  •
  authorized preferred stock, the specific terms of which can be designated by Crompton's board of directors without a stockholder vote.

        As permitted under Delaware law, Crompton's charter provides that any repeal or amendment related to the election and powers of directors, meetings of the stockholders, stockholder consent, business combinations or the required vote to amend Crompton's charter or bylaws requires the approval of at least 80% of all shares entitled to vote for the election of directors.

        In addition to any affirmative vote required by law, subject to certain exceptions discussed below, certain business combination transactions with an "interested stockholder" or an affiliate of an interested stockholder require the affirmative vote of at least 80% of the outstanding voting shares of Crompton under a provision in Crompton's amended and restated certificate of incorporation. This feature of Crompton's amended and restated certificate of incorporation may have anti-takeover effects. The business combination transactions covered by this provision include:

  •
  mergers or consolidations with an interested stockholder or an affiliate of an interested stockholder

  •
  sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets having a fair market value of $1,000,000 or more to an interested stockholder or an affiliate of an interested stockholder

  •
  issuances or transfers of securities of Crompton or a subsidiary of Crompton to an interested stockholder or an affiliate of an interested stockholder

  •
  the adoption of a plan or proposal for the liquidation or dissolution of Crompton or

  •
  reclassifications of securities (including any reverse stock split), or recapitalization of Crompton or any merger, consolidation or similar transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Crompton or any subsidiary of Crompton which is directly or indirectly owned by any interested stockholder or affiliate of an interested stockholder.

        This 80% voting requirement is not applicable to a business combination transaction that has been approved by a majority of the "continuing directors" of Crompton who are unaffiliated with an interested stockholder and were Crompton directors prior to the time an interested stockholder became an interested stockholder and certain successors of such directors. The 80% voting requirement also is not applicable to a business combination transaction if the aggregate amount of the cash and fair market value of consideration other than cash to be received per share by holders of Crompton common stock in such business combination is in the same form and of the same kind as the consideration paid by the interested stockholder in acquiring the initial 10% of the Crompton common stock owned by it and is at least equal to the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees and after giving effect to appropriate adjustments for recapitalizations, stock splits, stock dividends and like distributions) paid by such interested stockholder for any shares of common stock acquired by it prior to the business combination; and the aggregate amount of cash to be received per share by the holders of any class of preferred stock in such business combination is the greater of the highest per share price paid by the interested stockholder in acquiring any shares of such preferred stock or the highest preferential amount per share to which the holders of such class of preferred stock are entitled in the event of a voluntary or involuntary liquidation of the corporation.

        An "interested stockholder" within the meaning of the foregoing discussion includes a person who is the beneficial owner, directly or indirectly, of more than 10% of the voting stock of Crompton, who is an affiliate of Crompton and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 10% of the then outstanding voting shares, or certain assignees of or successors to another person who was an interested stockholder.

        This feature of Crompton's amended and restated certificate of incorporation may have anti-takeover effects in that business combination transactions with interested stockholders must meet the requirements described above.

Preferred Stock

        Crompton is authorized to issue up to 250,000 shares of preferred stock, par value $0.10 per share. Shares of preferred stock may be authorized by Crompton's board of directors, without further stockholder action, in one or more series, and Crompton's board of directors may designate the terms, rights, restrictions and qualifications of the shares, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. As of the date of this document Crompton has no preferred stock outstanding.

        Junior Participating Preferred Stock Authorized. A series of up to 150,000 shares of junior participating preferred stock, par value $0.10 per share, has been designated in connection with Crompton's stockholder rights plan. No shares of junior participating preferred stock are currently outstanding. Junior participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each junior participating preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per common share. In the event of liquidation, the holders of the junior participating preferred shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per common share. Each junior participating preferred share will have 1,000 votes, voting together with the common shares.

        Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each junior participating preferred share will be entitled to receive 1,000 times the amount received per common share. These rights are protected by customary antidilution provisions. The value of the one one-thousandth interest in a junior participating preferred share purchasable upon exercise of each right should, because of the nature of the junior participating preferred shares' dividend, liquidation and voting rights, approximate the value of one common share.

Rights Plan

        Crompton has adopted a stockholder rights plan under which Crompton has issued one right to the registered holder of each share of Crompton common stock. Each right entitles the registered holder of a share of Crompton common stock to purchase one one-thousandth of a share of a junior participating preferred stock of Crompton, par value $0.10 per share, at a price of $100.00 for each one one-thousandth of a share. If a person or group becomes the beneficial owner of 15% or more of the outstanding common shares of Crompton, then each right would entitle the holders other than the acquiring person or group to receive Crompton common stock having a market value equal to twice the applicable exercise price of the right. If Crompton is acquired in a merger or other business combination transaction, or if 50% or more of its consolidated assets or earning power are sold after a person or group becomes the beneficial owner of 15% or more of the outstanding common shares of Crompton, then each right would entitle the holders other than the acquiring person or group to receive common stock of the acquiring company having a market value equal to twice the applicable exercise price of the right. The rights do not become exercisable until the earlier of:

  •
  10 days after a public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding common shares of Crompton, and

  •
  10 business days (or as may otherwise be determined by Crompton's board of directors) after commencing, or announcing an intention to make, a tender or exchange offer that would result in the beneficial ownership by a person or group of 15% or more of the outstanding common shares of Crompton.

        The rights expire on December 31, 2009, unless such date is extended or the rights are redeemed or exchanged by Crompton. The rights have anti-takeover effects in that they will cause substantial dilution to a person or group that attempts to acquire Crompton in a manner that causes the rights to become exercisable. The rights may be redeemed in whole by Crompton's board of directors for $0.01 per right. The terms of the rights plan may be amended by Crompton's board of directors without the consent of the holders of the rights. The merger agreement and the transactions that it contemplates will not cause the rights to become exercisable because Crompton is not a party to the merger and no person or group (as defined in the rights plan) will become the beneficial owner of 15% or more of Crompton's common stock as a result of the merger.

COMPARISON OF THE RIGHTS OF CROMPTON AND GREAT LAKES STOCKHOLDERS

        The rights of Great Lakes stockholders are currently governed by Delaware law, Great Lakes' certificate of incorporation and Great Lakes' bylaws. Upon completion of the merger, Great Lakes stockholders will become Crompton stockholders and their rights as Crompton stockholders will be governed by Delaware law, Crompton's certificate of incorporation, Crompton's bylaws and Crompton's stockholder rights plan.

        The following describes the material differences between the rights of Great Lakes stockholders and the rights of Crompton stockholders. In this summary, we refer to Crompton's certificate of incorporation as Crompton's charter and to Great Lakes' certificate of incorporation as Great Lakes' charter.

Authorized Capital Stock
Crompton	Great Lakes
The authorized capital stock of Crompton consists of 500,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.10 per share.	The authorized capital stock of Great Lakes consists of 200,000,000 shares of common stock, par value $1.00 per share.
Size of Board of Directors
Crompton	Great Lakes
Crompton's board of directors currently has seven members. Crompton's charter and bylaws provide that the number of directors will not be less than eight nor more than fifteen, and that the actual number of directors may be fixed by a majority of the entire board of directors.	Great Lakes' board of directors currently has eight members. Great Lakes' charter provides that the number of directors will not be less than three nor more than eleven, and that the actual number of directors will be as determined by the board of directors. Great Lakes' bylaws provide that the number of directors will be as many as nine.
Cumulative Voting
Crompton	Great Lakes
Under Delaware law, stockholders of a Delaware corporation do not have the right to accumulate their votes in the election of directors, unless that right is granted in the certificate of incorporation of the corporation. Crompton's charter does not expressly grant cumulative voting by Crompton stockholders.	Great Lakes stockholders are subject to the same Delaware law provision. Great Lakes' charter does not expressly grant cumulative voting by Great Lakes stockholders.
Classes of Directors
Crompton	Great Lakes
Crompton's charter provides that its board of directors is divided into three classes of directors, of as equal size as practicable, with each class being elected to a staggered three-year term.	Great Lakes does not have separate classes for the members of its board of directors.

Removal of Directors
Crompton	Great Lakes
Under Delaware law, unless the certificate of incorporation provides otherwise, a director of a Delaware corporation with a classified board may be removed only for cause and only by the holders of a majority of the shares entitled to vote. Crompton's charter provides that a director may be removed at any time only for cause and with the affirmative vote of the holders of at least 80% of all shares entitled to vote for the election of directors.	Great Lakes' charter provides that a director may be removed only for cause.
Vacancies on the Board of Directors
Crompton	Great Lakes
Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. Crompton's charter and bylaws provides that newly created directorships resulting from any increase in the authorized number of directors, or resulting from death, resignation, disqualification, removal or other cause, may only be filled by the affirmative vote of a majority of the remaining directors.	Great Lakes' charter and bylaws provide that any vacancy in the board of directors or newly created directorship resulting from any increase in the number of directors may be filled by a majority of the directors then in office, excluding any directors who shall theretofore have resigned as of a future date, although less than a quorum, or by a sole remaining director.
Action by Written Consent
Crompton	Great Lakes
Under Delaware law, unless the certificate of incorporation provides otherwise, any stockholder action may be taken without a meeting if consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less then the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Crompton's charter and bylaws require that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders. Crompton's charter specifically prohibits stockholder action via written consent.	Great Lakes' charter provides that any action required or permitted to be taken by stockholders must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

Amendments to Charter
Crompton	Great Lakes
Under Delaware law, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and (if applicable) the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. Crompton's charter provides that any repeal or amendment related to the election and powers of directors, meetings of the stockholders, stockholder consent, business combinations, or the required vote to amend Crompton's charter or bylaws requires the approval of at least 80% of all shares entitled to vote for the election of directors.	Great Lakes' charter provides that the charter may not be amended, altered, changed or repealed with respect to stockholder meetings except upon the affirmative vote of at least 80% of all shares entitled to vote for the election of directors. Otherwise, Great Lakes' charter may be amended in the manner provided by Delaware law.
Amendments to Bylaws
Crompton	Great Lakes
As permitted by Delaware law, Crompton's charter and bylaws provide that any alteration, amendment, repeal or rescission of Crompton's bylaws may be adopted by the stockholders by the affirmative vote of at least 80% of all shares entitled to vote for the election of directors. In addition, Crompton's charter and bylaws authorize Crompton's board of directors, without additional authorization of the stockholders, to alter, amend or repeal Crompton's bylaws.	As permitted by Delaware law, Great Lakes' charter and bylaws provide that Great Lakes' bylaws may be adopted, altered or repealed by the board of directors.
Special Meetings of Stockholders
Crompton	Great Lakes
As permitted by Delaware law, Crompton's charter and bylaws provide that special meetings of the stockholders may be called only by a resolution adopted by a majority of Crompton's board of directors (as if there were no vacancies) or by the Chairman of the Board. Crompton stockholders do not have the ability to call a special meeting of the stockholders.	As permitted by Delaware law, Great Lakes' bylaws provide that special meetings of the stockholders may be called by the Chairman of the Board, by the President or by the board of directors. Great Lakes stockholders do not have the ability to call a special meeting of the stockholders.

Vote on Extraordinary Corporate Transactions
Crompton	Great Lakes
Under Delaware law, a sale or other disposition of all or substantially all of a corporation's assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation requires the affirmative vote of the corporation's board of directors (except in limited circumstances) plus, with limited exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction. Crompton's charter requires the affirmative vote of at least 80% of all shares entitled to vote for the election of directors in order to approve certain interested party transactions, reclassifications or recapitalizations of Crompton, or any proposal for the liquidation or dissolution of Crompton.	Great Lakes Stockholders are subject to the same Delaware law provision. In addition, Great Lakes' charter requires the vote of at least two-thirds of the votes entitled to be voted in order to approve certain interested party transactions.
Inspection of Documents
Crompton	Great Lakes
Delaware law allows any stockholder the right to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts from those documents. A proper purpose means a purpose reasonably related to the person's interest as a stockholder.	Great Lakes stockholders are subject to the same Delaware law provisions.
State Anti-Takeover Statutes
Crompton		Great Lakes
Delaware law generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation's stock for a period of three years after the holder exceeds that ownership level, unless:		Great Lakes stockholders are subject to the same Delaware law provisions.
•
the board approves either the transaction in question or the acquisition of shares by the interested stockholder prior to the time the stockholder becomes an interested stockholder based on its direct or indirect ownership of 15% of the corporation's stock;
•	when the interested stockholder exceeds the 15% threshold, it acquires at least 85% of the outstanding shares not held by certain affiliates, such as pursuant to a tender offer; or
•	the transaction is approved by the board of directors and the holders of at least two-thirds of the corporation's shares entitled to vote thereon, excluding the shares held by the interested stockholder, at a meeting of stockholders. Delaware law permits this vote to occur at or after the interested stockholder's share acquisition date.

Notice of Stockholder Proposals and Director Nominations
Crompton	Great Lakes
A Crompton stockholder must give notice, in proper form, of director nominations or proposals for each annual meeting to the secretary by the earlier of (1) at least 90 days before the one-year anniversary of the last annual meeting or (2) within 10 days after the public announcement of the date of the meeting, whichever is earlier. If the size of the board of directors is increased and there is no public announcement of the nominees for director or of the size of the increased board of directors within 70 days before the one-year anniversary of the last annual meeting, a stockholder must give notice, in proper form, with respect to nominees for any new positions within 10 days after the public announcement of the meeting. For a special meeting called to elect directors, a stockholder must give notice, in proper form, of director nominations to the secretary between 60 and 90 days before the date of the meeting, or within 10 days after the public announcement of the date of the meeting.	A Great Lakes stockholder must give notice, in proper form, of director nominations and proposed business to be conducted at an annual meeting of stockholders to the secretary between 120 and 150 days before the one-year anniversary of the last annual meeting. If the date of the annual meeting is more than 30 days before or after the anniversary date, a stockholder notice must be given to the secretary within 10 days after the public announcement of the date of the meeting or when such notice of meeting was mailed, whichever occurs first.

Stockholder Rights Plan
Crompton	Great Lakes
Under Crompton's stockholder rights plan, Crompton common stockholders received a dividend of one preferred share purchase right with respect to each outstanding share of Crompton common stock. Each right entitles the registered holder of a share of Crompton common stock to purchase one one-thousandth of a share of a junior participating preferred stock of Crompton, par value $0.10 per share, at a price of $100.00 for each one one-thousandth of a share. If a person or group becomes the beneficial owner of 15% or more of the outstanding common shares of Crompton, then each right would entitle the holders other than the acquiring person or group to receive Crompton common stock having a market value equal to twice the applicable exercise price of the right. If Crompton is acquired in a merger or other business combination transaction, or if 50% or more of its consolidated assets or earning power are sold after a person or group becomes the beneficial owner of 15% or more of the outstanding common shares of Crompton, then each right would entitle the holders other than the acquiring person or group to receive common stock of the acquiring company having a market value equal to twice the applicable exercise price of the right. The rights do not become exercisable until the earlier of (1) 10 days after a public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding common shares of Crompton, and (2) 10 business days (or as may otherwise be determined by Crompton's board of directors) after commencing, or announcing an intention to make, a tender or exchange offer that would result in the beneficial ownership by a person or group of 15% or more of the outstanding common shares of Crompton. The rights expire on December 31, 2009, unless such date is extended or the rights are redeemed or exchanged by Crompton. The rights have anti-takeover effects in that they will cause substantial dilution to a person or group that attempts to acquire Crompton in a manner that causes the rights to become exercisable. The rights may be redeemed in whole by Crompton's board of directors for $0.01 per right. The terms of the rights plan may be amended by Crompton's board of directors without the consent of the holders of the rights. The merger agreement and the transactions that it contemplates will not cause the rights to become exercisable.	Great Lakes stockholders do not have a stockholder rights plan.

ADDITIONAL INFORMATION

Deadline for Future Stockholder Proposals

        Whether or not the merger is completed as expected, Crompton will hold an annual stockholder meeting in 2006. If a Crompton stockholder wants a proposal to be included in Crompton's proxy statement for the 2006 annual meeting of stockholders, the proposal must be in writing addressed to Crompton's Secretary and must be received by Crompton no later than November 28, 2005. If a Crompton stockholder desires to recommend nominees to Crompton's board of directors at the 2006 annual meeting of stockholders or to bring other business before the 2006 annual meeting of stockholders, the proposal must be in writing addressed to Crompton's Secretary and must be received by Crompton by the earlier of January 27, 2006 and ten days after notice of the date of the 2006 annual stockholder meeting is given to Crompton stockholders.

        Great Lakes will hold a 2005 annual meeting of stockholders only if the merger is not completed. The deadline for receipt by Great Lakes' secretary of shareholder proposals for inclusion in Great Lakes' proxy materials for the Great Lakes 2005 annual stockholder meeting (if it is held) will be no later than the close of business on the 10th day following the day on which notice of the date of the Great Lakes 2005 annual stockholder meeting is mailed or public announcement of the date of the 2005 annual meeting is made, whichever occurs first.

Legal Matters

        The validity of the securities to be issued in the merger will be passed upon for Crompton by Mayer, Brown, Rowe & Maw LLP. We expect that the opinions referred to in the discussion set forth in the "Material Federal Income Tax Considerations" section of this document will be provided to Crompton by Mayer, Brown, Rowe & Maw LLP and to Great Lakes by Weil, Gotshal & Manges LLP.

Experts

        The consolidated financial statements of Great Lakes included in Great Lakes' annual report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and Great Lakes management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of Crompton and its subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 and Crompton management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses an opinion that Crompton did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that certain controls designed to prevent and detect errors related to income tax accounting did not operate effectively. The report of KPMG LLP on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 143 in 2003 and Statement of Financial Accounting Standards No. 142 in 2002.

Where You Can Find More Information

        Crompton has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the distribution of the shares of Crompton common stock to be issued to Great Lakes stockholders in connection with the merger. That registration statement, including the attached exhibits and schedules, contains additional relevant information about Crompton and Crompton common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information included in the registration statement from this document.

        In addition, Crompton and Great Lakes file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Securities and Exchange Commission's public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549
1-800-732-0330

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        The Securities and Exchange Commission also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Crompton and Great Lakes, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

        The Securities and Exchange Commission allows Crompton and Great Lakes to "incorporate by reference" information into this document. This means that Crompton and Great Lakes can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

        This document incorporates by reference the documents listed below that Crompton and Great Lakes have previously filed with the Securities and Exchange Commission. The documents contain important information about Crompton and Great Lakes and their respective financial conditions.

Crompton's Filings (File No. 001-15339)	Period
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	Filed on:
	•	June 1, 2005
	•	May 20, 2005
	•	May 9, 2005
	•	May 2, 2005
	•	April 29, 2005
	•	April 27, 2005
	•	April 4, 2005
	•	March 31, 2005
	•	March 22, 2005
	•	March 18, 2005
	•	March 10, 2005
	•	March 9, 2005
	•	February 28, 2005
	•	February 23, 2005
	•	January 11, 2005
	•	January 4, 2005

        The description of Crompton capital stock set forth in the current report on Form 8-K (Commission File No. 1-4663) filed by Crompton with the Securities and Exchange Commission on September 15, 1999 including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description.

Great Lakes' Filings (File No. 001-06450)	Period
Annual Report on Form 10-K	Year ended December 31, 2004, as amended by Amendment No. 1 thereto filed on Form 10-K/A on April 1, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	Filed on:
• May 2, 2005
• March 10, 2005
• February 1, 2005

        The description of Great Lakes capital stock set forth in the registration statement on Form 8-A (Commission File No. 1-6450) filed by Great Lakes with the Securities and Exchange Commission on March 30, 1988, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description.

        Crompton and Great Lakes also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the Great Lakes and Crompton stockholders' meetings. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference into this document through Crompton or Great Lakes, as the case may be, or from the Securities and Exchange Commission's website at http://www.sec.gov. Documents incorporated by reference are available from Crompton and Great Lakes without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

Crompton Corporation 199 Benson Road Attention: Investor Relations Middlebury, Connecticut 06749 Telephone: (203) 573-2000	Great Lakes Chemical Corporation 9025 North River Road, Suite 400 Attention: Investor Relations Indianapolis, Indiana 46240 Telephone: (317) 715-3000

        If you would like to request documents incorporated by reference, please do so by June 24, 2005, to receive them before the special meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

        Neither Crompton nor Great Lakes has authorized anyone to give any information or make any representation about the merger, Crompton or Great Lakes, that is different from, or in addition to, the information contained in this document or in any of the materials that we have incorporated into this document by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Forward-Looking Statements

        Crompton and Great Lakes have made forward-looking statements in this document and in the documents incorporated by reference into this document, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our managements and on the information currently available to them.

        When used or referred to in this document or the documents incorporated by reference into this document, these forward-looking statements may be preceded by, followed by or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that certain events or conditions "will" or "may" occur. Forward-looking statements in this document also include:

  •
  the Crompton and Great Lakes unaudited prospective financial information included in this document under the heading "The Merger—Certain Prospective Financial Information (Unaudited)";

  •
  statements relating to the synergies and cost savings that Crompton and Great Lakes anticipate will result from the merger;

  •
  statements regarding other perceived benefits expected to result from the merger;

  •
  statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating Crompton and Great Lakes; and

  •
  statements relating to revenue, income and operations of the combined company after the merger is completed.

        These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, including those discussed in the "Risk Factors" section of this document, could cause actual results to differ materially from those described in the forward-looking statements:

  •
  synergies and cost savings expected from the merger may not be fully realized;

  •
  revenue of the combined company following the merger may be lower than expected;

  •
  costs or difficulties related to obtaining regulatory approvals for completing the merger and, following the merger, to the integration of the businesses of Crompton and Great Lakes, may be greater than expected;

  •
  general economic conditions, either internationally or nationally or in the jurisdictions in which Crompton or Great Lakes is doing business, may be less favorable than expected;

  •
  legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which Crompton and Great Lakes are engaged;

  •
  there may be environmental risks and liability under federal, state and foreign environmental laws and regulations; and

  •
  changes may occur in the securities or capital markets.

        Except for its ongoing obligations to disclose material information as required by the federal securities laws, neither Crompton nor Great Lakes has any intention or obligation to update these forward-looking statements after it distributes this document.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined financial information gives effect to the merger between a subsidiary of Crompton and Great Lakes using the purchase method of accounting and the proposed sale of Crompton's refined products business. The pro forma combined statements of operations give effect to the merger as if it had occurred on the first day of the periods presented. The pro forma combined balance sheet gives effect to the merger as if it had occurred on the last day of the period presented. The information is based upon the historical financial statements of Crompton and Great Lakes. The information should be read in conjunction with such historical financial statements, the related notes and other information contained elsewhere or incorporated by reference in this document. Certain items derived from Crompton's and Great Lakes' historical financial statements have been reclassified to conform to the pro forma combined presentation.

        The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the foregoing transactions been completed on the dates set forth therein, nor does it give effect to (1) any transaction other than the merger and the proposed sale of Crompton's refined products business, (2) Crompton's or Great Lakes' results of operations since March 31, 2005, (3) certain synergies, cost savings and one-time charges expected to result from the merger or (4) the results of final valuations of the assets and liabilities of Great Lakes, including property, plant and equipment and intangible assets. We are currently developing plans to integrate the operations of the companies, which may involve various costs including severance and other charges, which may be material. We will also revise the allocation of the purchase price when additional information becomes available. Accordingly, the pro forma combined financial information does not purport to be indicative of the financial position or results of operations as of the date of this document, as of the effective date of the merger, any period ending at the effective date of the merger or as of any other future date or period. The foregoing matters could cause both Crompton's pro forma financial position or results of operations, and Crompton's actual future financial position and results of operations to differ materially from those presented in the following unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2005
(in thousands)

	Crompton as Reported	Great Lakes as Reported	Pro Forma Adjustments			Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash	$118,411	$111,939	$—			$230,350
Accounts receivable	267,106	387,966	(23,398)		(2a),(2b)	631,674
Inventories	404,093	361,304	62,275		(3d)	827,672
Deferred income taxes		17,258	(17,258)		(2c)	—
Current assets—discontinued operations		8,691	(8,691)		(2d)	—
Other current assets	153,254	18,467	49,347		(2a),(2b),(2c),(2d)	221,068
Assets held for sale	95,877		—			95,877

Total current assets	1,038,741	905,625	62,275			2,006,641

NON-CURRENT ASSETS
Property, plant and equipment	674,137	542,080	—			1,216,217
Cost in excess of acquired net assets	401,288		1,106,050		(3c)	1,507,338
Goodwill—Great Lakes		208,724	(208,724)		(3b)	—
Intangible assets		70,464	(70,464)		(2e)	—
Investments in and advances to unconsolidated affiliates		22,058	(22,058)		(2f)	—
Non-current assets—discontinued operations		1,450	(1,450)		(2g)	—
Other assets	525,823	24,152	93,972 (42 (1,688 70,185	) )	(2e),(2f),(2g) (3g) (3e) (3j)	712,402

	$2,639,989	$1,774,553	$1,028,056			$5,442,598

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$14,137	$8,888	$—			$23,025
Accounts payable	207,593	192,011	—			399,604
Accrued expenses	307,460	99,157	5,143 133,854		(2h) (3h)	545,614
Income taxes payable	99,916	20,700	—			120,616
Dividends payable		5,143	(5,143)		(2h)	—
Current liabilities—discontinued operations		12,078	(12,078)		(2i)	—
Other current liabilities	21,265		12,078		(2i)	33,343
Liabilities held for sale	3,866		—			3,866

Total current liabilities	654,237	337,977	133,854			1,126,068

NON-CURRENT LIABILITIES
Long-term debt	877,927	424,234	40,000		(3f)	1,342,161
Pension and post-retirement health care liabilities	557,595		18,851 68,381		(2j) (3g)	644,827
Deferred income taxes		24,773	(24,773)		(2k)	—
Non-current liabilities—discontinued operations		5,272	(5,272)		(2l)	—
Minority interest		32,605	(32,605)		(2m)	—
Other liabilities	214,951	71,854	43,799 8,479		(2j),(2k),(2l),(2m) (3g)	339,083
STOCKHOLDERS' EQUITY
Common stock	1,192	74,164	(74,164 1,281)		(3a) (3)(4)	2,473
Additional paid-in capital	1,033,291	147,206	(147,206 1,816,949)		(3a) (3)(4)	2,850,240
Accumulated deficit	(633,051)	1,663,434	(1,663,434)		(3a)	(633,051)
Accumulated other comprehensive loss	(49,651)	15,100	(15,100)		(3a)	(49,651)
Treasury stock at cost	(16,502)	(1,022,066)	1,022,066 (163,050)		(3a) (3i)	(179,552)

Total stockholders' equity	335,279	877,838	777,342			1,990,459

	$2,639,989	$1,774,553	$1,028,056			$5,442,598

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2004

(in thousands except per share data)

	Crompton, as Reported	Great Lakes, as Reported	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,285,231	$1,603,698	$—		$3,888,929
Cost of products sold	1,759,000	1,277,388	(73,567)	(2n),(2o)	2,959,101
			(3,720)	(5)

	526,231	326,310	77,287		929,828
Selling, general and administrative	265,785	270,472	(55,285)	(2n),(2o),(2q)	479,668
			(1,304)	(5)
Depreciation and amortization	118,181		96,725	(2o),(2p)	214,906
Research and development	47,880		25,595	(2q)	73,192
			(283)	(5)
Equity income	(14,109)		(731)	(2r)	(14,840)
Facility closures, severance and related costs	62,808		16,283	(2n)	79,091
Asset impairments		3,007	(3,007)	(2n)	—
Antitrust costs	113,736		—		113,736

Operating profit (loss)	(68,050)	52,831	(706)		(15,925)
Interest expense	78,441	25,167	1,820	(2s)	98,210
			(7,218)	(6)
Loss on early extinquishment of debt	20,063		—		20,063
Other (income) expense, net	(74,807)	24,168	(7,833)	(2p),(2r),(2s)	(58,472)

Earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change	(91,747)	3,496	12,525		(75,726)
Income tax (benefit) expense	(49,788)	(16,416)	4,885	(8)	(61,319)

Earnings (loss) from continuing operations before cumulative effect of accounting change	$(41,959)	$19,912	$7,640		$(14,407)

Basic and diluted earnings (loss) per common share
Earnings (loss) from continuing operations before cumulative effect of accounting change	$(0.37)				$(0.06)

Basic and diluted weighted average shares outstanding	114,736		114,674	(9)	229,410

Unaudited Pro Forma Combined Statement of Operations

For the Quarter Ended March 31, 2005

(in thousands except per share data)

	Crompton, as Reported	Great Lakes, as Reported	Pro Forma Adjustments		Pro Forma Combined
Net sales	$589,730	$420,425	$—		$1,010,155
Cost of products sold	418,669	330,500	(15,160)	(2t)	733,326
			(683)	(5)

	171,061	89,925	15,843		276,829
Selling, general and administrative	61,271	67,787	(9,663)	(2t),(2v)	119,155
			(240)	(5)
Depreciation and amortization	30,126		19,750	(2t),(2u)	49,876
Research and development	10,511		6,734	(2v)	17,193
			(52)	(5)
Equity (income) loss	(88)		280	(2w)	192
Facility closures, severance and related costs	158		—		158
Antitrust costs	3,166		—		3,166

Operating profit	65,917	22,138	(966)		87,089
Interest expense	24,406	6,494	475	(2x)	29,173
			(2,202)	(6)
Merger related costs		2,549	(2,549)	(7)	—
Other (income) expense, net	8,799	(5,029)	(2,416)	(2u),(2w),(2x)	1,354

Earnings from continuing operations before income taxes and cumulative effect of accounting change	32,712	18,124	5,726		56,562
Income tax expense	14,483	5,618	2,233	(8)	22,334

Earnings from continuing operations before cumulative effect of accounting change	$18,229	$12,506	$3,493		$34,228

Basic earnings per common share
Earnings from continuing operations before cumulative effect of accounting change	$0.16				$0.15

Basic weighted average shares outstanding	116,760		116,644	(9)	233,404
Diluted Earnings per common share
Earnings from continuing operations before cumulative effect of accounting change	$0.15				$0.15

Diluted weighted average shares outstanding	118,945		116,866	(9)	235,811

Notes to Unaudited Pro Forma Combined Financial Information
(in thousands, except per share data)

(1)
Reflects the estimated impact of the restatement of Crompton's historical financial statements to present its Refined Products business as a discontinued operation.

(2)
Reflects certain reclassifications to the balance sheet and statement of operations made to conform to the expected post-merger presentation. The reclassifications are as follows:

  Unaudited Pro Forma Combined Balance Sheet Reclassifications—March 31, 2005

  (2a)
  —  Reclassification of $593 of Great Lakes' employee receivables and advances from Accounts receivable to Other current assets.

  (2b)
  —  Reclassification of $22,805 of Great Lakes' other receivables from Accounts receivable to Other current assets.

  (2c)
  —  Reclassification of $17,258 of Great Lakes' current deferred income tax asset from Deferred income taxes to Other current assets.

  (2d)
  —  Reclassification of $8,691 of Great Lakes' current assets from discontinued operations related to WIL, Fine Chemicals and OSCA from Current assets—discontinued operations to Other current assets.

  (2e)
  —  Reclassification of $70,464 of Great Lakes' intangible assets from Intangible assets to Other assets.

  (2f)
  —  Reclassification of $22,058 of Great Lakes' investments in and advances to unconsolidated affiliates from Investments in and advances to unconsolidated affiliates to Other assets.

  (2g)
  —  Reclassification of $1,450 of Great Lakes' non-current assets from discontinued operations related to WIL, Fine Chemicals and OSCA from Non-current assets—discontinued operations to Other assets.

  (2h)
  —  Reclassification of $5,143 of Great Lakes' accrued dividends payable from Dividends payable to Accrued expenses.

  (2i)
  —  Reclassification of $12,078 of Great Lakes' current liabilities from discontinued operations related to WIL, Fine Chemicals and OSCA from Current liabilities—discontinued operations to Other current liabilities.

  (2j)
  —  Reclassification of $18,851 of Great Lakes' accrued pension liability from Other liabilities to Pension and post-retirement health care liabilities.

  (2k)
  —  Reclassification of $24,773 of Great Lakes' non-current deferred income tax liability from Deferred income taxes to Other liabilities.

  (2l)
  —  Reclassification of $5,272 of Great Lakes' non-current liabilities from discontinued operations related to WIL, Fine Chemicals and OSCA from Non-current liabilities—discontinued operations to Other liabilities.

  (2m)
  —  Reclassification of $32,605 of Great Lakes' minority interest from Minority interest to Other liabilities.

  Unaudited Pro Forma Combined Statement of Operations Reclassifications—Year ended December 31, 2004

  (2n)
  —  Reclassification of $16,283 of Great Lakes' restructuring costs from Cost of products sold ($11,952), Selling, general and administrative ($1,324) and Asset impairments ($3,007) to Facility closures, severance and related costs.

  (2o)
  —  Reclassification of $89,981 of Great Lakes' depreciation from Cost of products sold ($61,615) and Selling, general and administrative ($28,366) to Depreciation and amortization.

  (2p)
  —  Reclassification of $6,744 of Great Lakes' amortization of intangible assets from Other (income) expense, net to Depreciation and amortization.

  (2q)
  —  Reclassification of $25,595 of Great Lakes' research and development expense from Selling, general and administrative to Research and development.

  (2r)
  —  Reclassification of $731 of Great Lakes' equity income from Other (income) expense, net to Equity income.

  (2s)
  —  Reclassification of $1,820 of Great Lakes' interest income from Interest expense to Other (income) expense, net.

  Unaudited Pro Forma Combined Statement of Operations Reclassifications—Quarter ended March 31, 2005

  (2t)
  —  Reclassification of $18,089 of Great Lakes' depreciation from Cost of products sold ($15,160) and Selling, general and administrative ($2,929) to Depreciation and amortization.

  (2u)
  —  Reclassification of $1,661 of Great Lakes' amortization of intangible assets from Other (income) expense, net to Depreciation and amortization.

  (2v)
  —  Reclassification of $6,734 of Great Lakes' research and development expense from Selling, general and administrative to Research and development.

  (2w)
  —  Reclassification of $280 of Great Lakes' equity expense from Other (income) expense, net to Equity (income) loss.

  (2x)
  —  Reclassification of $475 of Great Lakes' interest income from Interest expense to Other (income) expense, net.

(3)
The merger agreement provides that a wholly owned subsidiary of Crompton will be merged with and into Great Lakes and Great Lakes will become a wholly owned subsidiary of Crompton. Each Great Lakes stockholder will receive 2.2232 shares of Crompton stock for each share of Great Lakes common stock.

  Under the purchase method of accounting the total consideration payable in the merger will be allocated to Great Lakes tangible and intangible assets and liabilities based on their fair values as of the date of the merger.

  The total consideration to be paid of $1,818,230 is based on the issuance of 128,135 shares of Crompton common stock valued at $14.19 per share (the average closing price for the period from March 4, 2005 through March 10, 2005). These shares will be issued to holders of 57,194 shares of Great Lakes common stock as of March 31, 2005 and to holders of restricted share units for 441 shares of Great Lakes common stock as of March 31, 2005. The consideration has been reflected on the pro forma combined balance sheet as an increase in common stock of $1,281 and an increase in additional paid-in capital of $1,816,949. The market value of the consideration that Great Lakes stockholders will receive in the merger depends on the trading price of Crompton common stock at the effective time of the merger.

  For purposes of these pro forma combined financial statements, the total consideration has been preliminarily allocated as follows:

(3a)	Great Lakes' historical net book value	$877,838
(3b)	Elimination of Great Lakes' historical goodwill	(208,724)
(3c)	Goodwill created	1,106,050
(3d)	Estimate of adjustment to fair value of inventories	62,275
(3e)	Elimination of Great Lakes' deferred debt issuance costs	(1,688)
(3f)	Estimated fair value adjustment of Great Lakes' $400,000 of notes payable, bearing interest at 7%, due July 15, 2009	(40,000)
(3g)	Estimate of fair value of pensions	(76,902)
(3h)	Estimate of accrued transaction costs	(133,854)
(3i)	Value of treasury stock held by a wholly-owned subsidiary	163,050
(3j)	Estimate of deferred taxes on adjustments at rate of 39%	70,185

	Total consideration allocated	$1,818,230

  The results of final valuations of property, plant and equipment and intangible assets have not yet been completed, as well as estimates for severance and other charges related to the integration of the two companies, which may be material. Crompton believes that a portion of the $1.1 billion of goodwill reflected in the pro forma combined financial statements will be re-allocated to tangible and intangible assets, including property, plant and equipment, patents, tradenames, customer relationships and in-process research and development.

  At this time, Crompton is unable to estimate the amount of any re-allocation of the purchase price to tangible and intangible assets pending completion of the valuations. However, final valuations of property, plant and equipment and intangible assets could still result in a significant portion of the purchase price being allocated to goodwill.

  The strategic long-term factors contributing to this are:

    •
    The creation of the third largest U.S. specialty chemical company with leading positions in high-value specialty chemical niche markets and global leadership in several business areas. Crompton believes this will enhance its position relative to its competitors and give the combined company better access to customers, greater marketing, purchasing and operating strengths and increase cross selling opportunities. In addition, the larger size of the combined company will provide it with greater liquidity in the market for its shares and may allow it to consider future transactions that would not otherwise be possible.

    •
    The combined company is expected to have greater stability through geographic and end-market diversification.

    •
    A significantly strengthened balance sheet and credit profile, including the positioning of the combined company to achieve investment grade ratings earlier than Crompton would on its own and providing the combined company greater operating and financial flexibility and better access to markets.

    •
    Crompton believes the combination will provide a platform for enhanced future growth of the business due to the combined company's increased scale, improved marketing opportunities, stronger financial position and lower costs.

  In addition, the proposed merger is expected to yield at least $90 million to $100 million per year of cost savings, which are anticipated to be achieved in most part by 2006, and to be accretive to earnings per share and cash flow per share beginning in 2006.

  Crompton is not aware of any pre-acquisition contingencies that have not been reflected on the historical balance sheet of Great Lakes. We will revise the allocation of the purchase price when additional information becomes available.

  An increase or decrease in the amount of the purchase price allocated to depreciable or amortizable assets would impact the amount of annual depreciation and amortization expense. The following table shows the effect on pro forma net income and earnings per share for every $100 million of purchase price allocated to property and equipment and amortizable intangible assets in excess of their historical carrying amounts at a range of weighted average lives:

Weighted Average Life	Net Additional Annual Depreciation and Amortization (in millions)	Pro Forma Net Loss (in millions)	Pro Forma Net Loss per Share
Five years	$20	$(12.2)	$(0.05)
Ten years	$10	$(6.1)	$(0.03)
Twenty-five years	$4	$(2.4)	$(0.01)
Forty years	$2.5	$(1.5)	$(0.01)

  Based on current estimates, Crompton and Great Lakes expect to incur one-time cash expenditures totaling approximately $125 million to $135 million relating to the change in control provisions triggered by the merger agreement. Crompton anticipates that it will have incremental one-time severance and related expenditures of approximately $20 million to $25 million as a result of headcount reductions after the merger is completed. Crompton also expects to incur one-time cash expenditures to support the integration of both companies, including travel costs and costs associated with the use of consultants and advisors. Crompton will also incur certain non-cash costs, such as writing off unamortized fees relating to bank facilities that are being replaced and assets that will not be used in the post-merger company. Crompton does not yet have precise estimates for these integration and non-cash costs. In addition, Crompton and Great Lakes expect the merger to result in one-time expenditures of approximately $40 million to $45 million relating to the closing of the transaction. Such closing costs primarily include investment banker, legal, audit and other fees directly related to closing the merger.

(4)
Represents the shares of Crompton to be issued to holders of Great Lakes common stock and restricted share units to effect the merger as described in Note 3.

(5)
Represents a reduction in pension expense, principally due to the elimination of the impact of amortization of historical gains and losses from the net periodic benefit cost.

(6)
Represents the impact on interest expense of amortization of the fair value adjustment to long-term debt (see note (3f) above). As of the balance sheet date, Great Lakes had outstanding $400,000 of 7% notes, due July 15, 2009. The fair market value of the notes as of the balance sheet date is estimated to be $440,000, based on quoted market prices. The $40,000 fair value adjustment to the historical carrying amount of the notes payable is being amortized as a reduction to interest expense over the remaining life of the notes.

(7)
Represents the reversal of merger costs incurred by Great Lakes in connection with the proposed transaction.

(8)
Represents tax expense attributable to pro forma adjustments at the estimated federal, foreign and state combined statutory rate of 39%.

(9)
Represents the increase in shares outstanding due to the issuance of shares of Crompton common stock to holders of shares of Great Lakes common stock and restricted share units.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of March 8, 2005

among

CROMPTON CORPORATION,

COPERNICUS MERGER CORPORATION

and

GREAT LAKES CHEMICAL CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2005 (this "Agreement"), is among CROMPTON CORPORATION, a Delaware corporation ("Crompton"), COPERNICUS MERGER CORPORATION, a Delaware corporation and a direct, wholly owned Subsidiary of Crompton ("Merger Sub"), and GREAT LAKES CHEMICAL CORPORATION, a Delaware corporation ("Great Lakes"). Certain terms used in this Agreement are defined in Section 9.8.

        WHEREAS, the respective Boards of Directors of Crompton, Merger Sub and Great Lakes have approved and declared advisable this Agreement and the merger of Merger Sub with and into Great Lakes (the "Merger"), on the terms and subject to the conditions provided for in this Agreement, in order to advance the long-term strategic business interests of Crompton and Great Lakes; and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and that this Agreement constitutes a plan of reorganization.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Crompton, Merger Sub and Great Lakes hereby agree as follows:

ARTICLE I

The Merger

        SECTION 1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into Great Lakes, and the separate corporate existence of Merger Sub shall thereupon cease, and Great Lakes shall be the surviving corporation in the Merger (the "Surviving Corporation").

        SECTION 1.2.    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

        SECTION 1.3.    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger"). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

        SECTION 1.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Great Lakes and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Great Lakes and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.5.    Certificate of Incorporation and By-laws of the Surviving Corporation.

        (a)   The Restated Certificate of Incorporation of Great Lakes, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        (b)   The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        SECTION 1.6.    Directors of the Surviving Corporation.    Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Great
Lakes Stock Options, Great Lakes Restricted Share Units and Great Lakes Restricted Shares

        SECTION 2.1.    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, of Great Lakes ("Great Lakes Common Stock") or any shares of capital stock of Merger Sub:

        (a)    Capital Stock of Merger Sub.    Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)    Cancellation of Treasury Stock and Crompton-Owned Stock.    Any shares of Great Lakes Common Stock that are owned by Great Lakes as treasury stock, and any shares of Great Lakes Common Stock owned by Crompton or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

        (c)    Conversion of Great Lakes Common Stock.    Subject to Section 2.2(e), each issued and outstanding share of Great Lakes Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 2.2232 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Crompton ("Crompton Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Great Lakes Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Great Lakes Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and any net cash proceeds from the sale of the Excess Shares to which such holder is entitled pursuant to Section 2.2(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

        SECTION 2.2.    Exchange of Certificates.

        (a)    Exchange Agent.    As of the Effective Time, Crompton shall deposit with the bank or trust company to be designated by Crompton and reasonably acceptable to Great Lakes (the "Exchange Agent"), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Crompton Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Great Lakes Common Stock (such shares of Crompton Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund").

        (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, Crompton shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Great Lakes Common Stock were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form as Crompton and Great Lakes may reasonably agree to use and shall have such other provisions as Crompton and Great Lakes may reasonably agree to specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and any net cash proceeds from the sale of the Excess Shares to which such holders are entitled pursuant to Section 2.2(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Crompton Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Great Lakes Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) any net cash proceeds from the sale of the Excess Shares to which such holder is entitled pursuant to Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Great Lakes Common Stock that is not registered in the transfer records of Great Lakes, a certificate representing the proper number of shares of Crompton Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid, or pay, any transfer and other taxes required by reason of the issuance of shares of Crompton Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of Crompton and the Exchange Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and any net cash proceeds from the sale of the Excess Shares to which such holder is entitled pursuant to Section 2.2(e), in each case without interest.

        (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Crompton Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Crompton Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Crompton Common Stock shall be paid to any such holder pursuant to Section 2.2(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) at the time of such surrender, the amount of any net cash proceeds from the sale of the Excess Shares to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions, payable with respect to that number of whole shares of Crompton Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Effective Time and paid with respect to Crompton Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Crompton Common Stock.

        (d)    Transfer Books; No Further Ownership Rights in Great Lakes Stock.    All shares of Crompton Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.2(c) and any net cash proceeds from the sale of the Excess Shares paid pursuant to Section 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Great Lakes Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of Great Lakes shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Great Lakes Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.2(g), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        (e)    No Fractional Shares.    No certificates or scrip representing fractional shares of Crompton Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Crompton shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Crompton. In lieu of such fractional share interests, each holder of a Certificate shall receive (upon surrender thereof as provided in this Article II) an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 2.2(e), on behalf of all such holders, of the Excess Shares. As soon as reasonably practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the aggregate number of shares of Crompton Common Stock into which the shares of Great Lakes Common Stock were converted pursuant to Section 2.1(c) before giving effect to the first sentence of this Section 2.2(e) over (B) the aggregate number of whole shares of Crompton Common Stock to which the former holders of shares of Great Lakes Common Stock are entitled pursuant to Section 2.1(c) after giving effect to the first sentence of this Section 2.2(e) (such excess, the "Excess Shares"). As soon as reasonably practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates, shall sell the Excess Shares at the then-prevailing prices on the New York Stock Exchange. The sale of the Excess Shares on the New York Stock Exchange shall be executed through one or more member firms of the New York Stock Exchange and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of sale of the Excess Shares all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the net proceeds of such sale of the Excess Shares have been distributed to the holders of Certificates, the Exchange Agent will hold such net proceeds in trust for such holders of Certificates (the "Excess Shares Trust"). The portion of the Excess Shares Trust to which each holder of a Certificate shall be entitled, if any, shall be determined by multiplying the amount of the aggregate net proceeds comprising the Excess Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest in Crompton Common Stock to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests in Crompton Common Stock to which all holders of Certificates are entitled. Crompton shall comply with the provisions of Rule 236(c) under the Securities Act in connection with such sale of the Excess Shares.

        (f)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Crompton, the posting by such Person of a bond, in such reasonable amount as Crompton may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and any net cash proceeds from the sale of the Excess Shares to which such holder would be entitled pursuant to Section 2.2(e), in each case pursuant to this Agreement.

        (g)    Termination of the Exchange Fund and the Excess Shares Trust.    Any portion of the Exchange Fund or the Excess Shares Trust that remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Crompton, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Crompton for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Crompton Common Stock and any net cash proceeds from the sale of the Excess Shares in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all net cash proceeds from the sale of the Excess Shares payable pursuant to Section 2.2(e)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all net cash proceeds from the sale of the Excess Shares payable pursuant to Section 2.2(e)) shall become, to the extent permitted by applicable Law, the property of Crompton, free and clear of all claims or interest of any Person previously entitled thereto.

        (h)    No Liability.    Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Crompton Common Stock (or dividends or other distributions with respect thereto) or cash from the Exchange Fund or the Excess Shares Trust, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (i)    Investment of the Exchange Fund and the Excess Shares Trust.    The Exchange Agent shall invest any cash included in the Exchange Fund or the Excess Shares Trust, as directed by Crompton. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Crompton.

        (j)    Withholding Taxes.    Crompton and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Great Lakes Common Stock, Great Lakes Stock Options, Great Lakes Restricted Share Units or Great Lakes Restricted Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, Crompton and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Great Lakes Common Stock, Great Lakes Stock Options, Great Lakes Restricted Share Units or Great Lakes Restricted Shares in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Great Lakes Common Stock, Great Lakes Stock Options, Great Lakes Restricted Share Units or Great Lakes Restricted Shares. If withholding is required from shares of Crompton Common Stock, Crompton and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        SECTION 2.3.    Great Lakes Stock Options, Great Lakes Restricted Share Units and Great Lakes Restricted Shares.

        (a)    Great Lakes Stock Options.    Before the Closing, the Board of Directors of Great Lakes (or, if appropriate, any committee of the Board of Directors of Great Lakes administering the Great Lakes Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

            (i)  adjust the terms of all outstanding options to acquire shares of Great Lakes Common Stock (each, a "Great Lakes Stock Option") granted under Great Lakes' 2002 Stock Option and Incentive Plan, 1998 Stock Compensation Plan, as amended, 1993 Employee Stock Compensation Plan, as amended, and 1984 Employee Stock Option Plan, as amended (collectively, the "Great Lakes Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Great Lakes Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the corresponding Great Lakes Stock Option (taking into account the terms of the Great Lakes Stock Plans, the individual award agreement pursuant to which the Great Lakes Stock Option was granted and any individual agreement providing for vesting of such Great Lakes Stock Option upon a change in control of Great Lakes), that number of shares of Crompton Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Great Lakes Common Stock subject to such Great Lakes Stock Option by the Exchange Ratio, at a price per share of Crompton Common Stock equal to (A) the exercise price per share of Great Lakes Common Stock otherwise purchasable pursuant to such Great Lakes Stock Option divided by (B) the Exchange Ratio (each Great Lakes Stock Option, as so adjusted, an "Adjusted Great Lakes Stock Option"), provided that the exercise price of the Adjusted Great Lakes Stock Option shall be rounded up to the nearest whole cent; and

           (ii)  make such other changes to the Great Lakes Stock Plans as Crompton and Great Lakes may agree are appropriate to give effect to the Merger.

        (b)    Great Lakes Restricted Share Units.    Before the Closing, the Board of Directors of Great Lakes (or, if appropriate, any committee of the Board of Directors of Great Lakes administering the Great Lakes Stock Plans) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding restricted share units granted under the Great Lakes Stock Plans (each, a "Great Lakes Restricted Share Unit"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Great Lakes Restricted Share Unit outstanding immediately prior to the Effective Time shall be amended and converted into a restricted share unit to receive, on the same terms and conditions as were applicable under the Great Lakes Restricted Share Unit (taking into account the terms of the Great Lakes Stock Plans, the individual award agreement pursuant to which the Great Lakes Restricted Share Unit was granted and any individual agreement providing for the vesting of such Great Lakes Restricted Share Unit upon a change in control of Great Lakes), that number of shares of Crompton Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Great Lakes Common Stock subject to such corresponding Great Lakes Restricted Share Unit by the Exchange Ratio (each Great Lakes Restricted Share Unit, as so adjusted, an "Adjusted Great Lakes Restricted Share Unit").

        (c)    Great Lakes Restricted Shares.    At the Effective Time, each share of Great Lakes Common Stock (other than any shares to be cancelled in accordance with Section 2.1(b)) which is subject to restrictions or forfeiture risks ("Great Lakes Restricted Shares") shall be converted to that number of shares of Crompton Common Stock ("Adjusted Great Lakes Restricted Shares") as the holder of such Great Lakes Restricted Share would have been entitled to receive pursuant to the Merger had the Great Lakes Restricted Share not been subject to restrictions or forfeiture risks immediately prior to the Effective Time, which Adjusted Great Lakes Restricted Share shall be subject to the same restrictions and forfeiture risks as applied to the corresponding Great Lakes Restricted Share.

        (d)   The adjustments provided herein with respect to any Great Lakes Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code and the adjustments provided herein with respect to any Great Lakes Stock Options, Great Lakes Restricted Share Units and Great Lakes Restricted Shares shall be made in accordance with the requirements of Section 409A of the Code (or a good faith interpretation thereof in the absence of definitive guidance thereunder).

        (e)   At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Crompton shall assume the Great Lakes Stock Plans, with the result that all obligations of Great Lakes under the Great Lakes Stock Plans, including with respect to Great Lakes Stock Options, Great Lakes Restricted Share Units and Great Lakes Restricted Shares outstanding at the Effective Time (adjusted pursuant to Sections 2.3(a), (b) and (c)), shall be obligations of Crompton following the Effective Time. As of and after the Effective Time, the Board of Directors of Crompton, or any committee thereof responsible for the administration of stock plans, shall take such action, including approving the issuance of shares of Crompton Common Stock, as may be necessary to give effect to the provisions of Sections 2.3(a), (b) and (c).

        (f)    On, or as soon as practicable (but in any event not more than three Business Days) after, the Closing Date, Crompton shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Crompton Common Stock equal to the number of shares of Crompton Common Stock subject to the Adjusted Great Lakes Stock Options and the Adjusted Great Lakes Restricted Share Units. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Great Lakes Stock Options, Adjusted Great Lakes Restricted Share Units or any unsettled awards granted under the Great Lakes Stock Plans after the Effective Time may remain outstanding.

        (g)   As soon as practicable after the Effective Time, Crompton shall deliver to the holders of Adjusted Great Lakes Stock Options, Adjusted Great Lakes Restricted Share Units and Adjusted Great Lakes Restricted Shares appropriate notices setting forth such holders' rights pursuant to the respective Great Lakes Stock Plans and the agreements evidencing the grants of such Adjusted Great Lakes Stock Options, Adjusted Great Lakes Restricted Share Units and Adjusted Great Lakes Restricted Shares and informing such holders that such Adjusted Great Lakes Stock Options, Adjusted Great Lakes Restricted Share Units and Adjusted Great Lakes Restricted Shares have been assumed by Crompton and shall continue in effect from and after the Effective Time in accordance with their terms (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

        (h)   Except as otherwise contemplated by this Section 2.3 and except to the extent required under the respective terms of the respective Great Lakes Stock Options, Great Lakes Restricted Share Units and Great Lakes Restricted Shares (including any individual agreement providing for vesting of the applicable award upon a change in control of Great Lakes) all restrictions or limitations on transfer and vesting with respect to Great Lakes Stock Options, Great Lakes Restricted Share Units and Great Lakes Restricted Shares awarded under the Great Lakes Stock Plans or any other plan, program or arrangement of Great Lakes or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options, restricted share units or restricted shares after giving effect to the Merger and the assumption by Crompton as set forth above.

        SECTION 2.4.    Adjustments.    Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.1(a) or 5.1(b)), if between the date of this Agreement and the Effective Time the outstanding shares of Great Lakes Common Stock or Crompton

Common Stock shall have been changed (or a provision for such change shall have been irrevocably made) into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio and other portions of this Agreement that would be affected by the number of such shares outstanding (including Section 2.3 and the limitations on dividends in Section 5.1) shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of Great Lakes

        Except as set forth in the Filed Great Lakes SEC Documents or in the disclosure schedule delivered by Great Lakes to Crompton simultaneously with the execution of this Agreement (the "Great Lakes Disclosure Schedule") and subject to Section 9.7(a), Great Lakes represents and warrants to Crompton and Merger Sub as follows:

        SECTION 3.1.    Organization; Standing; Corporate Power; Subsidiaries.

        (a)   Each of Great Lakes and its Subsidiaries is a corporation or a limited liability company duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Great Lakes and its Subsidiaries is duly licensed or qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect. For purposes of this Agreement, "Great Lakes Material Adverse Effect" shall mean (i) any change, event, occurrence or state of facts that is materially adverse to the business, assets and liabilities (contingent or otherwise), taken together, or financial condition of Great Lakes and its Subsidiaries, taken as a whole, other than to the extent based upon, resulting from or relating to any one or more of the following: (A) any change in the United States economy or securities or financial markets in general, (B) any change that generally affects the chemical industry which does not affect Great Lakes and its Subsidiaries to a materially greater extent than such change affects other Persons in the chemical industry, (C) any change in applicable Laws or in GAAP, (D) the negotiation, execution or public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (E) any act of terrorism or war (whether or not threatened, pending or declared) or (ii) any change, event, occurrence or state of facts that would prevent or materially delay or materially impair the ability of Great Lakes to consummate the transactions contemplated hereby. Notwithstanding the foregoing, in no event shall a change in the trading prices of Great Lakes Common Stock or the relative prices of Great Lakes Common Stock and Crompton Common Stock, by themselves, be considered to constitute a Great Lakes Material Adverse Effect.

        (b)   All the outstanding shares of capital stock of, or other equity interests in, each "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X of the SEC) of Great Lakes (collectively, the "Great Lakes Significant Subsidiaries") have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Great Lakes free and clear of all liens, pledges, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

        (c)   Great Lakes has made available to Crompton true and complete copies of its Restated Certificate of Incorporation and Amended and Restated By-Laws (collectively, the "Great Lakes Charter Documents").

        SECTION 3.2.    Capitalization.

        (a)   The authorized capital stock of Great Lakes consists of 200,000,000 shares of Great Lakes Common Stock. At the close of business on March 7, 2005, (i) 56,605,503 shares of Great Lakes Common Stock were issued and outstanding, (ii) 16,970,125 shares of Great Lakes Common Stock were held by Great Lakes in its treasury, (iii) 4,750,000 shares of Great Lakes Common Stock were reserved for issuance under Great Lakes Stock Plans (of which 4,292,256 shares of Great Lakes Common Stock were subject to outstanding Great Lakes Stock Options granted under the Great Lakes Stock Plans) and (iv) no shares of Great Lakes Common Stock were owned by any Subsidiary of Great Lakes. All outstanding shares of Great Lakes Common Stock are, and all shares which may be issued will be, duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights. Great Lakes has made available to Crompton a true and complete list of all Great Lakes Stock Options, Great Lakes Restricted Share Units, Great Lakes Restricted Shares or other rights to purchase or receive shares of Great Lakes Common Stock granted under the Great Lakes Stock Plans or otherwise by Great Lakes or any of its Subsidiaries outstanding as of March 8, 2005, the number of shares of Great Lakes Common Stock subject thereto, expiration dates and exercise prices thereof and the names of the holders thereof. Except as set forth above in this Section 3.2(a), at the close of business on March 8, 2005, no shares of capital stock or other voting securities of Great Lakes were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.2(a), there are no outstanding stock appreciation rights, rights to receive shares of Great Lakes Common Stock on a deferred basis or other rights that are linked to the value of Great Lakes Common Stock granted under the Great Lakes Stock Plans or otherwise by Great Lakes or any of its Subsidiaries.

        (b)   There are no bonds, debentures, notes or other indebtedness of Great Lakes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Great Lakes may vote. Except as set forth above in Section 3.2(a) and except as permitted under Section 5.1(a), (i) there are not issued, reserved for issuance or outstanding (A) any securities of Great Lakes or any of the Great Lakes Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Great Lakes or any of the Great Lakes Significant Subsidiaries or (B) any warrants, calls, options or other rights to acquire from Great Lakes or any of the Great Lakes Significant Subsidiaries, or any obligation of Great Lakes or any of the Great Lakes Significant Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Great Lakes or any of the Great Lakes Significant Subsidiaries and (ii) there are not any outstanding obligations of Great Lakes or any of the Great Lakes Significant Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Great Lakes nor any of the Great Lakes Significant Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

        SECTION 3.3.    Authority; Noncontravention; Voting Requirements.

        (a)   Great Lakes has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Great Lakes Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Great Lakes of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Great Lakes, and no other corporate action on the part of Great Lakes is necessary to authorize the execution, delivery and performance by Great Lakes of this Agreement and the consummation by it of the transactions contemplated hereby, subject to obtaining the Great Lakes Stockholder Approval. This Agreement has been duly executed and delivered by Great Lakes and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Great Lakes, enforceable against Great Lakes in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

        (b)   As of the date hereof, the Board of Directors of Great Lakes, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (ii) resolved to recommend that stockholders of Great Lakes adopt this Agreement.

        (c)   The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Great Lakes or any of its Subsidiaries under, (i) the Great Lakes Charter Documents or the certificates of incorporation and by-laws (or comparable organizational documents) of the Great Lakes Significant Subsidiaries (collectively, the "Great Lakes Subsidiary Charter Documents"), (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license, whether oral or written (each, a "Contract"), to which Great Lakes or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.4, any Law applicable to Great Lakes or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect.

        (d)   The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Great Lakes Common Stock at the Great Lakes Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the "Great Lakes Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of Great Lakes or any of its Subsidiaries that is necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby.

        SECTION 3.4.    Governmental Approvals.    No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Authority") is required by or with respect to Great Lakes or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Great Lakes or the consummation by Great Lakes of the Merger or the other transactions contemplated by this Agreement, except for (a) (i) the filing of a premerger notification and report form by Great Lakes and termination or expiration of all relevant waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of a Notification of a Concentration and receipt of clearance from the European Commission pursuant to Council Regulation No. 139/2004, as amended (the "EC Merger Regulation"), if required, and (iii) any other applicable filings and approvals under similar foreign antitrust Laws, (b) the filing with the SEC of (A) a joint proxy statement relating to the Great Lakes Stockholders Meeting and the Crompton Stockholders Meeting (as amended or supplemented from time to time, the "Joint Proxy Statement") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Great Lakes is qualified to do business, (d) such filings with and approvals of the New York Stock Exchange or the Pacific Stock Exchange and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Great Lakes Material Adverse Effect.

        SECTION 3.5.    Great Lakes SEC Documents; Undisclosed Liabilities; Off-Balance Sheet Contracts.

        (a)   Great Lakes has filed and furnished all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2002 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Great Lakes SEC Documents"). No Subsidiary of Great Lakes is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of the Great Lakes SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act")) and as of their respective SEC filing dates (in the case of all other Great Lakes SEC Documents), the Great Lakes SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Great Lakes SEC Documents, and none of the Great Lakes SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The consolidated financial statements of Great Lakes included in the Great Lakes SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto and reports furnished or filed under Form 8-K) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Great Lakes and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements and reports furnished or filed under Form 8-K, to the absence of footnote disclosure and to normal year-end audit adjustments).

        (c)   Except (i) as set forth in the audited consolidated financial statements of Great Lakes as at and for the year ended December 31, 2004, a true and complete copy of which has been delivered to Crompton by Great Lakes (the "Great Lakes 2004 Audited Financial Statements"), or (ii) for liabilities incurred since the date of the Great Lakes 2004 Audited Financial Statements (x) in the ordinary course of business or (y) pursuant to the terms of Contracts in effect as of the date hereof or Contracts entered into after the date hereof not in violation of this Agreement, neither Great Lakes nor any of its Subsidiaries has any liabilities or obligations of any kind or nature (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in or reserved against or otherwise described in the consolidated balance sheet of Great Lakes (including the notes thereto) as of December 31, 2004 which, individually or in the aggregate, have had or would reasonably be expected to have a Great Lakes Material Adverse Effect.

        (d)   Neither Great Lakes nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among Great Lakes and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

        SECTION 3.6.    Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or permitted to be incurred pursuant to Section 5.1(a), (a) since December 31, 2004, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Great Lakes Material Adverse Effect and (b) since December 31, 2004 through the date of this Agreement, Great Lakes and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and have taken no actions which, if taken after the date of this Agreement, would have violated Section 5.1(a)(i), (ii), (iii), (iv), (v), (vii), (viii) or (ix).

        SECTION 3.7.    Legal Proceedings.    There is no suit, action or proceeding pending or, to the Knowledge of Great Lakes, threatened against Great Lakes or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Great Lakes Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Great Lakes, investigation by any Governmental Authority involving, Great Lakes or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Great Lakes Material Adverse Effect.

        SECTION 3.8.    Compliance With Laws; Permits.

        (a)   Great Lakes and its Subsidiaries are in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to Great Lakes or any of its Subsidiaries, any of their respective properties or other assets or any of their respective businesses or operations, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect. Since December 31, 2003, neither Great Lakes nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that Great Lakes or any of its Subsidiaries was not in compliance with all Laws applicable to Great Lakes or any of its Subsidiaries, any of their respective properties or other assets or any of their respective businesses or operations, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect. Great Lakes and each of its Subsidiaries hold or have in effect all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Laws, Environmental Laws or Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, "Great Lakes Permits"), except for such Great Lakes Permits the failure of which to hold or have in effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Great Lakes Permit, except for violations, defaults or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Great Lakes Permit, except for such revocations or cancellations that, individually or in the aggregate, would not reasonably be expected to have a Great Lakes Material Adverse Effect.

        (b)   Great Lakes and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act ("Sarbanes-Oxley") and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange and the Pacific Stock Exchange. Great Lakes has previously disclosed to Crompton any of the information required to be disclosed by Great Lakes and certain of its officers to the Board of Directors of Great Lakes or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.

        (c)   Great Lakes has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Great Lakes, including its consolidated Subsidiaries, is made known to Great Lakes' principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting Great Lakes' principal executive officer and its principal financial officer to material information required to be included in Great Lakes' periodic reports required under the Exchange Act.

        (d)   Great Lakes has disclosed, based on its most recent evaluation prior to the date hereof, to Great Lakes' auditors and the audit committee of the Board of Directors of Great Lakes and to Crompton (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed as of December 31, 2004 or later which are reasonably likely to adversely affect in any material respect Great Lakes' ability to record, process, summarize and report financial information for its financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Great Lakes' internal controls over financial reporting.

        SECTION 3.9.    Information Supplied.    None of the information supplied (or to be supplied) in writing by or on behalf of Great Lakes specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Crompton in connection with the issuance of shares of Crompton Common Stock in the Merger (as amended or supplemented from time to time, the "Form S-4") will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement will, on the date it is first mailed to stockholders of Great Lakes and the stockholders of Crompton, and at the time of Great Lakes Stockholders Meeting and the Crompton Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Great Lakes makes no representation or warranty with respect to any information supplied (or to be supplied) by or on behalf of Crompton or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 3.10.    Tax Matters.

        (a)   Each of Great Lakes and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

        (b)   No material deficiency with respect to Taxes has been proposed, asserted or assessed against Great Lakes or any of its Subsidiaries that has not previously been paid.

        (c)   The Federal income Tax Returns of Great Lakes and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 2000. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

        (d)   Neither Great Lakes nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two year period ending on the Closing Date.

        (e)   No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to income or franchise Taxes of Great Lakes or any of its Subsidiaries and no written notice thereof has been received.

        (f)    Neither Great Lakes nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

        (g)   Great Lakes has made available to Crompton true and complete copies of (i) all income and franchise Tax Returns of Great Lakes and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of Great Lakes or any of its Subsidiaries.

        (h)   Great Lakes was at no time a "United States real property holding corporation" within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

        (i)    Neither Great Lakes nor any of its Affiliates has taken or agreed to take (or failed to so take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (j)    Neither Great Lakes nor any of its Subsidiaries has participated in, or made a filing under Treasury Regulation Section 1.6011-4 with respect to, any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        (k)   For purposes of this Agreement: (x) "Taxes" means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever imposed by any Governmental Authority, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) "Tax Returns" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        SECTION 3.11.    Employee Benefits and Labor Matters.

        (a)   Section 3.11(a) of Great Lakes Disclosure Schedule sets forth a true and complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act

of 1974, as amended ("ERISA")), and all other material employee benefit plans, policies, agreements, arrangements or payroll practices, including employment, individual consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave, vacation pay, employee loans, salary continuation, health insurance, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which Great Lakes or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of Great Lakes or any of its Subsidiaries (collectively, the "Great Lakes Plans"). Section 3.11(a) of Great Lakes Disclosure Schedule separately sets forth each Great Lakes Plan which is subject to Title IV of ERISA (a "Title IV Plan") or is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA.

        (b)   True and complete copies of the following documents with respect to each of the Great Lakes Plans (other than a Multiemployer Plan) have been made available to Crompton by Great Lakes to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Great Lakes Plans.

        (c)   The Great Lakes Plans have been maintained, in form and operation in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

        (d)   The Great Lakes Plans intended to qualify under Section 401 or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Great Lakes Plans that would reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (e)   Neither Great Lakes nor any of its Subsidiaries is required to contribute to, or otherwise has any liability with respect to, a Multiemployer Plan.

        (f)    All contributions required to have been made under any of the Great Lakes Plans or by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of Great Lakes Plans subject to Title IV of ERISA or Section 412 of the Code.

        (g)   The "benefit liabilities" as defined in Section 4001(a)(16) of ERISA of each Title IV Plan using the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Title IV Plan do not exceed the assets of such Title IV Plan.

        (h)   There are no pending actions, claims or lawsuits arising from or relating to the Great Lakes Plans, or the assets thereof (in each case, other than routine benefit claims), nor does Great Lakes have any Knowledge of facts that would form the basis for any such claim or lawsuit that, individually or in the aggregate, has had or would reasonably be expected to have a Great Lakes Material Adverse Effect.

        (i)    None of the Great Lakes Plans provide for post-employment life insurance or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or similar provisions of applicable state Law and at the expense of the participant or the participant's beneficiary.

        (j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee of Great Lakes or any of its Subsidiaries (under any of the Great Lakes Plans or otherwise), (ii) increase any benefits otherwise payable to any current or former employee of Great Lakes or any of its Subsidiaries under any of the Great Lakes Plans, (iii) result in the acceleration of the time of payment of or vesting of any rights with respect to such benefits under any of the Great Lakes Plans, or (iv) require any contributions or payments to fund any obligations under any of the Great Lakes Plans.

        (k)   To the Knowledge of Great Lakes, any individual who performs services for Great Lakes or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Great Lakes or any of its Subsidiaries for Federal income tax purposes by Great Lakes is not an employee for such purposes.

        (l)    None of the employees of Great Lakes or any of its Subsidiaries is represented in his or her capacity as an employee of Great Lakes or any of its Subsidiaries by any labor organization, and neither Great Lakes nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of Great Lakes or any of its Subsidiaries, nor has Great Lakes or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of Great Lakes or any of its Subsidiaries. There is no union organization activity involving any of the employees of Great Lakes or any of its Subsidiaries pending or, to the Knowledge of Great Lakes, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Great Lakes Material Adverse Effect. There is no picketing pending or, to the Knowledge of Great Lakes, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of Great Lakes or any of its Subsidiaries pending or, to the Knowledge of Great Lakes, threatened that, individually or in the aggregate, have had or would reasonably be expected to have a Great Lakes Material Adverse Effect. There are no complaints, charges or claims against Great Lakes or any of its Subsidiaries pending or, to the Knowledge of Great Lakes, threatened that could be brought by or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Great Lakes or any of its Subsidiaries, of any individual that, individually or in the aggregate, have had or would reasonably be expected to have a Great Lakes Material Adverse Effect. Great Lakes and its Subsidiaries are in material compliance with all Laws relating to employment, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law (collectively, "WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax. In the six years preceding the date hereof, there has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to Great Lakes or any of its Subsidiaries.

        SECTION 3.12.    Environmental Matters.

        (a)   Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect, (i) each of Great Lakes and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to Environmental Liabilities or relating to or arising under Environmental Laws that is pending or, to the Knowledge of Great Lakes, threatened against or affecting Great Lakes or any of its Subsidiaries or any real property currently or, to the Knowledge of Great Lakes, formerly owned, operated or leased by Great Lakes or any of its Subsidiaries, (iii) neither Great Lakes nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract, any known obligation, liability, order, settlement, judgment, injunction or decree relating to Environmental Liabilities or relating to or arising under Environmental Laws, (iv) to the knowledge of Great Lakes, no facts, circumstances or conditions exist with respect to Great Lakes or any of its Subsidiaries that would reasonably be expected to result in Great Lakes or any of its Subsidiaries incurring Environmental Liabilities, including facts, circumstances or conditions relating to any property currently or, to the Knowledge of Great Lakes, formerly owned, operated or leased by Great Lakes or any of its Subsidiaries or any property to or at which Great Lakes or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials and (v) none of the transactions contemplated hereby requires notice to, or approval of, any Governmental Authority with jurisdiction over Environmental Laws.

        (b)   For purposes of this Agreement:

            (i)  "Environmental Laws" shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

           (ii)  "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

          (iii)  "Hazardous Materials" shall mean any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous", "toxic", a "pollutant", a "contaminant", "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

          (iv)  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

        SECTION 3.13.    Contracts.

        (a)   Except as has not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect, neither Great Lakes nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Great Lakes SEC Documents.

        (b)   All "material contracts" (as defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) of Great Lakes or any of its Subsidiaries (collectively, the "Great Lakes Material Contracts") are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect. None of Great Lakes or any of its Subsidiaries nor, to the Knowledge of Great Lakes, any other party to any of the Great Lakes Material Contracts is in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Great Lakes Material Contract, except, in each case for violations, breaches, defaults or failures to enforce rights or benefits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect.

        SECTION 3.14.    Title to Properties.

        (a)   Each of Great Lakes and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and other assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect. All such properties and other assets, other than properties and other assets in which Great Lakes or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect.

        (b)   Each of Great Lakes and its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect.

        SECTION 3.15.    Intellectual Property.

        (a)   Each of Great Lakes and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, technical know-how and other proprietary intellectual property rights whether U.S. or foreign and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of Great Lakes and its Subsidiaries, taken as a whole.

        (b)   No claims are pending or, to the Knowledge of Great Lakes, threatened that Great Lakes or any of its Subsidiaries is infringing (including with respect to the manufacture, use or sale by Great Lakes or any of its Subsidiaries of their respective commercial products), misappropriating or otherwise violating the Intellectual Property Rights of any Person which, individually or in the aggregate, have had or would reasonably be expected to have a Great Lakes Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Great Lakes, no Person or Persons are infringing, misappropriating or otherwise violating the rights of Great Lakes or any of its Subsidiaries with respect to any Intellectual Property Right in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Great Lakes Material Adverse Effect.

        (c)   No claims are pending or, to the Knowledge of Great Lakes, threatened with regard to the ownership by Great Lakes or any of its Subsidiaries or the validity or enforceability of any of their respective Intellectual Property Rights which, individually or in the aggregate, have had or would reasonably be expected to have a Great Lakes Material Adverse Effect.

        (d)   The consummation of the transactions contemplated hereby will not: (i) result in the breach, modification, cancellation, termination or suspension of any agreement for Intellectual Property Rights, which, individually or in the aggregate, would reasonably be expected to have a Great Lakes Material Adverse Effect or (ii) result in the loss or impairment of Great Lakes' ownership of or right to use its Intellectual Property Rights, which, individually or in the aggregate, would reasonably be expected to have a Great Lakes Material Adverse Effect.

        SECTION 3.16.    Opinion of Financial Advisor.    The Board of Directors of Great Lakes has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Great Lakes Common Stock.

        SECTION 3.17.    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Great Lakes, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Great Lakes.

        SECTION 3.18.    State Takeover Statutes.    The Board of Directors of Great Lakes has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL ("Section 203") to the extent, if any, Section 203 would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Crompton and Merger Sub

        Except as set forth in the Filed Crompton SEC Documents, the Draft Form 10-K or in the disclosure schedule delivered by Crompton to Great Lakes simultaneously with the execution of this Agreement (the "Crompton Disclosure Schedule") and subject to Section 9.7(b), Crompton and Merger Sub jointly and severally represent and warrant to Great Lakes as follows:

        SECTION 4.1.    Organization; Standing; Corporate Power; Subsidiaries.

        (a)   Each of Crompton and its Subsidiaries is a corporation or a limited liability company duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Crompton and its Subsidiaries is duly licensed or qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Crompton Material Adverse Effect. For purposes of this Agreement, "Crompton Material Adverse Effect" shall mean (i) any change, event, occurrence or state of facts that is materially adverse to the business, assets and liabilities (contingent or otherwise), taken together, or financial condition of Crompton and its Subsidiaries, taken as a whole, other than to the extent based upon, resulting from or relating to any one or more of the following: (A) any change in the United States economy or securities or financial markets in general, (B) any change that generally affects the chemical industry which does not affect Crompton and its Subsidiaries to a materially greater extent than such change affects other Persons in the chemical industry, (C) any change in applicable Laws or in GAAP, (D) the negotiation, execution or public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (E) any act of terrorism or war (whether or not threatened, pending or declared) or (ii) any change, event, occurrence or state of facts that would prevent or materially delay or materially impair the ability of Crompton or Merger Sub to consummate the transactions contemplated hereby. Notwithstanding the foregoing, in no event shall a change in the trading prices of Crompton Common Stock or the relative prices of Crompton Common Stock and Great Lakes Common Stock, by themselves, be considered to constitute a Crompton Material Adverse Effect.

        (b)   All the outstanding shares of capital stock of, or other equity interests in, each "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X of the SEC) of Crompton (collectively, the "Crompton Significant Subsidiaries") have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Crompton free and clear of all Liens.

        (c)   Crompton has made available to Great Lakes true and complete copies of its Amended and Restated Certificate of Incorporation and By-Laws (collectively, the "Crompton Charter Documents").

        SECTION 4.2.    Capitalization.

        (a)   The authorized capital stock of Crompton consists of 500,000,000 shares of Crompton Common Stock and 250,000 shares of preferred stock, par value $0.10 per share, of Crompton ("Crompton Preferred Stock"). At the close of business on March 7, 2005, (i) 119,152,254 shares of Crompton Common Stock were issued and outstanding, (ii) 1,905,737 shares of Crompton Common Stock were held by Crompton in its treasury, (iii) 17,438,398 shares of Crompton Common Stock were reserved for issuance under Crompton's 1988 Long-Term Incentive Plan, 1993 Stock Option Plan, 1998 Long-Term Incentive Plan, 2001 Employee Stock Option Plan and Employee Stock Purchase Plan (collectively, the "Crompton Stock Plans") (of which 12,983,579 shares of Crompton Common Stock were subject to outstanding options to acquire Crompton Common Stock (the "Crompton Stock Options") granted under the Crompton Stock Plans), (iv) no shares of Crompton Common Stock were owned by any Subsidiary of Crompton, (v) no shares of Crompton Preferred Stock were issued or outstanding and (vi) 150,000 shares of Crompton Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Crompton Participating Preferred Stock") were reserved for issuance in connection with the rights to purchase shares of Crompton Participating Preferred Stock (the "Crompton Rights") issued pursuant to the rights agreement, dated as of September 2, 1999 (the "Crompton Rights Agreement"), between Crompton and ChaseMellon Shareholder Services, L.C.C., as rights agent. All outstanding shares of capital stock of Crompton are, and all shares which may be issued (including shares of Crompton Common Stock to be issued in accordance with this Agreement) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Crompton has made available to Great Lakes a true and complete list of all Crompton Stock Options or other rights to purchase or receive shares of Crompton Common Stock granted under the Crompton Stock Plans or otherwise by Crompton or any of its Subsidiaries outstanding as of March 8, 2005, the number of shares of Crompton Common Stock subject thereto, expiration dates and exercise prices thereof and the names of the holders thereof. Except as set forth above in this Section 4.2(a), at the close of business on March 8, 2005, no shares of capital stock or other voting securities of Crompton were issued, reserved for issuance or outstanding. Except as set forth above in this Section 4.2(a), there are no outstanding stock appreciation rights, rights to receive shares of Crompton Common Stock on a deferred basis or other rights that are linked to the value of Crompton Common Stock granted under the Crompton Stock Plans or otherwise by Crompton or any of its Subsidiaries.

        (b)   There are no bonds, debentures, notes or other indebtedness of Crompton having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Crompton may vote. Except as set forth above in Section 4.2(a) and except as permitted by Section 5.1(b), (i) there are not issued, reserved for issuance or outstanding (A) any securities of Crompton or any of the Crompton Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Crompton or any of the Crompton Significant Subsidiaries or (B) any warrants, calls, options or other rights to acquire from Crompton or any of the Crompton Significant Subsidiaries, or any obligation of Crompton or any of the Crompton Significant Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Crompton or any of the Crompton Significant Subsidiaries and (ii) there are not any outstanding obligations of Crompton or any of the Crompton Significant Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Crompton nor any of the Crompton Significant Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

        (c)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Merger Sub Common Stock"). All of the issued and outstanding shares of Merger Sub Common Stock are owned by Crompton. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any Person, other than Crompton.

        SECTION 4.3.    Authority; Noncontravention; Voting Requirements.

        (a)   Each of Crompton and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Crompton Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Crompton and Merger Sub of this Agreement, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Crompton and Merger Sub, and no other corporate action on the part of Crompton or Merger Sub is necessary to authorize the execution, delivery and performance by each of Crompton and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, subject, in connection with the issuance of shares of Crompton Common Stock in the Merger, to obtaining the Crompton Stockholder Approval. This Agreement has been duly executed and delivered by Crompton and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Great Lakes, constitutes a legal, valid and binding obligation of Crompton and Merger Sub, enforceable against Crompton and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

        (b)   As of the date hereof, the Board of Directors of Crompton, at a meeting duly called and held, has (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directed that the approval of the issuance of the shares of Crompton Common Stock contemplated by this Agreement (including pursuant to the Merger and the exercise of Great Lakes Stock Options and Great Lakes Restricted Share Units as adjusted pursuant to Section 2.3) be submitted to a vote at a meeting of the stockholders of Crompton and (iii) resolved to recommend that the stockholders of Crompton approve the issuance of the shares of Crompton Common Stock (including pursuant to the Merger and the exercise of Great Lakes Stock Options and Great Lakes Restricted Share Units as adjusted pursuant to Section 2.3).

        (c)   The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Crompton or any of its Subsidiaries under, (i) the Crompton Charter Documents or the certificates of incorporation and by-laws (or comparable organizational documents) of the Crompton Significant Subsidiaries (collectively, the "Crompton Subsidiary Charter Documents"), (ii) any Contract to which Crompton or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.4, any Law applicable to Crompton or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect.

        (d)   The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Crompton Common Stock cast at the Crompton Stockholders Meeting or any adjournment or postponement thereof to approve the issuance of shares of Crompton Common Stock contemplated by this Agreement (including pursuant to the Merger and the exercise of Great Lakes Stock Options and Great Lakes Restricted Share Units as adjusted pursuant to Section 2.3), provided that the total vote cast represents at least a majority of the shares of Crompton Common Stock entitled to vote thereon (the "Crompton Stockholder Approval"), is the only vote of the holders of any class or series of the capital stock of Crompton necessary to approve the issuance of shares of Crompton Common Stock in connection with the Merger and the other transactions contemplated by this Agreement.

        (e)   Crompton, as the sole stockholder of Merger Sub, has adopted this Agreement, and such adoption is the only vote or approval of the holders of any class or series of the capital stock of Merger Sub that is necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby.

        SECTION 4.4.    Governmental Approvals.    No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Crompton or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Crompton and Merger Sub or the consummation by Crompton and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) (i) the filing of a premerger notification and report form by Crompton and termination or expiration of all relevant waiting periods under the HSR Act, (ii) the filing of a Notification of a Concentration and receipt of clearance from the European Commission pursuant to the EC Merger Regulation, if required, and (iii) any other applicable filings and approvals under similar foreign antitrust Laws, (b) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) such filings with and approvals of the New York Stock Exchange and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Crompton Material Adverse Effect.

        SECTION 4.5.    Crompton SEC Documents; Undisclosed Liabilities; Off-Balance Sheet Contracts.

        (a)   Crompton has filed and furnished all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2002 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Crompton SEC Documents"). No Subsidiary of Crompton is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of the Crompton SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Crompton SEC Documents), the Crompton SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Crompton SEC Documents, and none of the Crompton SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The consolidated financial statements of Crompton included in the Crompton SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto and reports furnished or filed under Form 8-K) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Crompton and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements and reports furnished or filed under Form 8-K, to the absence of footnote disclosure and to normal year-end audit adjustments).

        (c)   Except (i) as set forth in the consolidated financial statements of Crompton as at and for the year ended December 31, 2004 included in the Draft Form 10-K (the "Crompton 2004 Financial Statements"), or (ii) for liabilities incurred since the date of the Crompton 2004 Financial Statements (x) in the ordinary course of business or (y) pursuant to the terms of Contracts in effect as of the date hereof or Contracts entered into after the date hereof not in violation of this Agreement, neither Crompton nor any of its Subsidiaries has any liabilities or obligations of any kind or nature (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in or reserved against or otherwise described in the consolidated balance sheet of Crompton (including the notes thereto) as of December 31, 2004 which, individually or in the aggregate, have had or would reasonably be expected to have a Crompton Material Adverse Effect.

        (d)   Neither Crompton nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among Crompton and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

        SECTION 4.6.    Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or permitted to be incurred pursuant to Section 5.1(b), (a) since December 31, 2004, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Crompton Material Adverse Effect and (b) since December 31, 2004 through the date of this Agreement, Crompton and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and have taken no actions which, if taken after the date of this Agreement, would have violated Section 5.1(b)(i), (ii), (iii), (iv), (v), (vii), (viii) or (ix).

        SECTION 4.7.    Legal Proceedings.    There is no suit, action or proceeding pending or, to the Knowledge of Crompton, threatened against Crompton or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Crompton Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Crompton, investigation by any Governmental Authority involving, Crompton or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Crompton Material Adverse Effect.

        SECTION 4.8.    Compliance With Laws; Permits.

        (a)   Crompton and its Subsidiaries are in compliance with all Laws applicable to Crompton or any of its Subsidiaries, any of their respective properties or other assets or any of their respective businesses or operations, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect. Since December 31, 2003, neither Crompton nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that Crompton or any of its Subsidiaries was not in compliance with all Laws applicable to Crompton or any of its Subsidiaries, any of their respective properties or other assets or any of their respective businesses or operations, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect. Crompton and each of its Subsidiaries hold or have in effect all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Laws, Environmental Laws or Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, "Crompton Permits"), except for such Crompton Permits the failure of which to hold or have in effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Crompton Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Crompton Permit, except for violations, defaults or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Crompton Permit, except for such revocations or cancellations that, individually or in the aggregate, would not reasonably be expected to have a Crompton Material Adverse Effect.

        (b)   Crompton and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Crompton has previously disclosed to Great Lakes any of the information required to be disclosed by Crompton and certain of its officers to the Board of Directors of Crompton or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.

        (c)   Crompton has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Crompton, including its consolidated Subsidiaries, is made known to Crompton's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting Crompton's principal executive officer and its principal financial officer to material information required to be included in Crompton's periodic reports required under the Exchange Act.

        (d)   Crompton has disclosed, based on its most recent evaluation prior to the date hereof, to Crompton's auditors and the audit committee of the Board of Directors of Crompton and to Great Lakes (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed as of December 31, 2004 or later which are reasonably likely to adversely affect in any material respect Crompton's ability to record, process, summarize and report financial information for its financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Crompton's internal controls over financial reporting.

        (e)   To the Knowledge of Crompton, Crompton's auditors and its principal executive officer and its principal financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Sections 302, 906 and 404 of Sarbanes-Oxley, without qualification, when next due.

        SECTION 4.9.    Information Supplied.    None of the information supplied (or to be supplied) in writing by or on behalf of Crompton or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement will, on the date it is first mailed to stockholders of Great Lakes and stockholders of Crompton, and at the time of Great Lakes Stockholders Meeting and the Crompton Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Crompton and Merger Sub make no representation or warranty with respect to any information supplied (or to be supplied) by or on behalf of Great Lakes for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 4.10.    Tax Matters.

        (a)   Each of Crompton and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

        (b)   No material deficiency with respect to Taxes has been proposed, asserted or assessed against Crompton or any of its Subsidiaries that has not previously been paid.

        (c)   The Federal income Tax Returns of Crompton and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 2001. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

        (d)   Neither Crompton nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two year period ending on the Closing Date.

        (e)   No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to income or franchise Taxes of Crompton or any of its Subsidiaries and no written notice thereof has been received.

        (f)    Neither Crompton nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

        (g)   Crompton has made available to Great Lakes true and complete copies of (i) all income and franchise Tax Returns of Crompton and its Subsidiaries for the preceding three taxable years and

(ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of Crompton or any of its Subsidiaries.

        (h)   Neither Crompton nor any of its Affiliates has taken or agreed to take (or failed to so take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (i)    Neither Crompton nor any of its Subsidiaries has participated in, or made a filing under Treasury Regulation Section 1.6011-4 with respect to, any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        SECTION 4.11.    Employee Benefits and Labor Matters.

        (a)   Section 4.11(a) of Crompton Disclosure Schedule sets forth a true and complete list of "employee benefit plans" (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, policies, agreements, arrangements or payroll practices, including employment, individual consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave, vacation pay, employee loans, salary continuation, health insurance, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which Crompton or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of Crompton or any of its Subsidiaries (collectively, the "Crompton Plans"). Section 4.11(a) of Crompton Disclosure Schedule separately sets forth each Crompton Plan which is subject to Title IV of ERISA or is a Multiemployer Plan, or is or has been subject to Sections 4063 or 4064 of ERISA.

        (b)   True and complete copies of the following documents with respect to each of the Crompton Plans (other than a Multiemployer Plan) have been made available to Great Lakes by Crompton to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Crompton Plans.

        (c)   The Crompton Plans have been maintained, in form and operation in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

        (d)   The Crompton Plans intended to qualify under Section 401 or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Crompton Plans that would reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (e)   Neither Crompton nor any of its Subsidiaries is required to contribute to, or otherwise has any liability with respect to, a Multiemployer Plan.

        (f)    All contributions required to have been made under any of the Crompton Plans or by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of Crompton Plans subject to Title IV of ERISA or Section 412 of the Code.

        (g)   The "benefit liabilities" as defined in Section 4001(a)(16) of ERISA of each Title IV Plan using the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of such Title IV Plan do not exceed the assets of such Title IV Plan.

        (h)   There are no pending actions, claims or lawsuits arising from or relating to the Crompton Plans, or the assets thereof (in each case, other than routine benefit claims), nor does Crompton have any Knowledge of facts that would form the basis for any such claim or lawsuit that, individually or in the aggregate, has had or would reasonably be expected to have a Crompton Material Adverse Effect.

        (i)    None of the Crompton Plans provide for post-employment life insurance or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or similar provisions of applicable state Law and at the expense of the participant or the participant's beneficiary.

        (j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee of Crompton or any of its Subsidiaries (under any of the Crompton Plans or otherwise), (ii) increase any benefits otherwise payable to any current or former employee of Crompton or any of its Subsidiaries under any of the Crompton Plans, (iii) result in the acceleration of the time of payment of or vesting of any rights with respect to such benefits under any of the Crompton Plans, or (iv) require any contributions or payments to fund any obligations under any of the Crompton Plans.

        (k)   To the Knowledge of Crompton, any individual who performs services for Crompton or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Crompton or any of its Subsidiaries for Federal income tax purposes by Crompton is not an employee for such purposes.

        (l)    None of the employees of Crompton or any of its Subsidiaries is represented in his or her capacity as an employee of Crompton or any of its Subsidiaries by any labor organization. Neither Crompton nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of Crompton or any of its Subsidiaries, nor has Crompton or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of Crompton or any of its Subsidiaries. There is no union organization activity involving any of the employees of Crompton or any of its Subsidiaries pending or, to the Knowledge of Crompton, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Crompton Material Adverse Effect. There is no picketing pending or, to the Knowledge of Crompton, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of Crompton or any of its Subsidiaries pending or, to the Knowledge of Crompton, threatened that, individually or in the aggregate, have had or would reasonably be expected to have a Crompton Material Adverse Effect. There are no complaints, charges or claims against Crompton or any of its Subsidiaries pending or, to the Knowledge of Crompton, threatened that could be brought by or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Crompton or any of its Subsidiaries, of any individual that, individually or in the aggregate, have had or would reasonably be expected to have a Crompton Material Adverse Effect. Crompton and its Subsidiaries are in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax. In the six years preceding the date hereof, there has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to Crompton or any of its Subsidiaries.

        SECTION 4.12.    Environmental Matters.    Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect, (i) each of Crompton and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to

Environmental Liabilities or relating to or arising under Environmental Laws that is pending or, to the Knowledge of Crompton, threatened against or affecting Crompton or any of its Subsidiaries or any real property currently or, to the Knowledge of Crompton, formerly owned, operated or leased by Crompton or any of its Subsidiaries, (iii) neither Crompton nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract, any known obligation, liability, order, settlement, judgment, injunction or decree relating to Environmental Liabilities or relating to or arising under Environmental Laws, (iv) to the knowledge of Crompton, no facts, circumstances or conditions exist with respect to Crompton or any of its Subsidiaries that would reasonably be expected to result in Crompton or any of its Subsidiaries incurring Environmental Liabilities, including facts, circumstances or conditions relating to any property currently or, to the Knowledge of Crompton, formerly owned, operated or leased by Crompton or any of its Subsidiaries or any property to or at which Crompton or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials and (v) none of the transactions contemplated hereby requires notice to, or approval of, any Governmental Authority with jurisdiction over Environmental Laws.

        SECTION 4.13.    Contracts.

        (a)   Except as has not had and would not reasonably be expected to have a Crompton Material Adverse Effect, neither Crompton nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Crompton SEC Documents.

        (b)   All "material contracts" (as defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) of Crompton or any of its Subsidiaries (collectively, the "Crompton Material Contracts") are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Crompton Material Adverse Effect. None of Crompton or any of its Subsidiaries nor, to the Knowledge of Crompton, any other party to any of the Crompton Material Contracts is in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Crompton Material Contract, except, in each case for violations, breaches, defaults or failures to enforce rights or benefits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect.

        SECTION 4.14.    Title to Properties.

        (a)   Each of Crompton and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and other assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect. All such properties and other assets, other than properties and other assets in which Crompton or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect.

        (b)   Each of Crompton and its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Crompton Material Adverse Effect.

        SECTION 4.15.    Intellectual Property.

        (a)   Each of Crompton and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all Intellectual Property Rights which are material to the conduct of the business of Crompton and its Subsidiaries, taken as a whole.

        (b)   No claims are pending or, to the Knowledge of Crompton, threatened that Crompton or any of its Subsidiaries is infringing (including with respect to the manufacture, use or sale by Crompton or any of its Subsidiaries of their respective commercial products), misappropriating or otherwise violating the Intellectual Property Rights of any Person which, individually or in the aggregate, have had or would reasonably be expected to have a Crompton Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Crompton, no Person or Persons are infringing, misappropriating or otherwise violating the rights of Crompton or any of its Subsidiaries with respect to any Intellectual Property Right in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Crompton Material Adverse Effect.

        (c)   No claims are pending or, to the Knowledge of Crompton, threatened with regard to the ownership by Crompton or any of its Subsidiaries or the validity or enforceability of any of their respective Intellectual Property Rights which, individually or in the aggregate, have had or would reasonably be expected to have a Crompton Material Adverse Effect.

        (d)   The consummation of the transactions contemplated hereby will not: (i) result in the breach, modification, cancellation, termination or suspension of any agreement for Intellectual Property Rights, which, individually or in the aggregate, would reasonably be expected to have a Crompton Material Adverse Effect or (ii) result in the loss or impairment of Crompton's ownership of or right to use its Intellectual Property Rights, which, individually or in the aggregate, would reasonably be expected to have a Crompton Material Adverse Effect.

        SECTION 4.16.    Opinion of Financial Advisor.    The Board of Directors of Crompton has received the opinion of each of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Crompton.

        SECTION 4.17.    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Crompton, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Crompton.

        SECTION 4.18.    State Takeover Statutes; Crompton Charter Documents.    The Board of Directors of Crompton has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of (i) Section 203 to the extent, if any, Section 203 would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) Article XIII of the Amended and Restated Certificate of Incorporation of Crompton to the extent, if any, such Article would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

        SECTION 4.19.    Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        SECTION 4.20.    Draft Form 10-K.    Section 4.20 of the Crompton Disclosure Schedule sets forth a true and complete copy of the draft annual report on Form 10-K of Crompton for the year ended December 31, 2004 (including the Crompton 2004 Financial Statements) presented to the Audit Committee of the Board of Directors of Crompton on March 8, 2005 (the "Draft Form 10-K"). At such March 8, 2005 meeting, the Audit Committee of the Board of Directors of Crompton reviewed and approved the Draft Form 10-K. The annual report on Form 10-K of Crompton for the year ended December 31, 2004 to be filed with the SEC shall be identical in all substantial respects to the Draft Form 10K, except for the completion of blanks, removal of brackets and other minor changes thereto (collectively, the "Permitted Changes"). As of the date of this Agreement, the Draft Form 10-K does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that the Permitted Changes in the Draft Form 10-K shall not constitute misstatements or omissions for purposes of this Section 4.20. The Crompton 2004 Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the footnotes thereto) and fairly present in all material respects the consolidated financial position of Crompton and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        SECTION 4.21.    No Restatement.    None of the items set forth on Section 7.3(d) of the Crompton Disclosure Schedule has caused, nor will cause, a restatement or other modification of the historical earnings or other financial results of Crompton and its consolidated Subsidiaries.

ARTICLE V

Covenants Relating to the Conduct of Business; Non-Solicitation

        SECTION 5.1.    Conduct of Business.

        (a)    Conduct of Business of Great Lakes.    During the period from the date of this Agreement to the Effective Time, Great Lakes shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use all reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Great Lakes or any of its Subsidiaries with the intention that the goodwill and ongoing business of Great Lakes and its Subsidiaries shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(a) of the Great Lakes Disclosure Schedule or as expressly contemplated by this Agreement, Great Lakes shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Crompton, which shall not be unreasonably withheld or delayed:

            (i)  (A) declare, set aside or pay any dividends on (other than the continuation of Great Lakes' regular quarterly cash dividend not in excess of $0.10 per share of Great Lakes Common Stock), or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Great Lakes to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than (A) (I) the issuance of shares of Great Lakes Common Stock upon the exercise of Great Lakes Stock Options or Great Lakes Restricted Share Units outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), or (II) the issuance of Great Lakes Restricted Shares or Great Lakes Restricted Share Units granted under the Great Lakes Stock Plans or granted under individual agreements as in effect on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later) and (B) the grant of Great Lakes Stock Options, Great Lakes Restricted Shares or Great Lakes Restricted Share Units to (x) non-employee directors and (y) employees hired any time after the date hereof, under the Great Lakes Stock Plans or under any individual agreement in accordance with Great Lakes' ordinary course of business consistent with past practice);

          (iii)  amend the Great Lakes Charter Documents or the Great Lakes Subsidiary Charter Documents;

          (iv)  acquire in any manner an amount of assets of any third party or third parties, individually or in the aggregate, in excess of $5,000,000, except (A) for acquisitions of assets in the ordinary course of business consistent with past practice that would not materially hinder or delay the consummation of the transactions contemplated by this Agreement and (B) as required by existing Contracts as of the date hereof;

           (v)  sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets to a third party or third parties, individually or in the aggregate, in excess of $5,000,000, except for (A) sales of properties or other assets in the ordinary course of business consistent with past practice and (B) pursuant to existing Contracts as of the date hereof;

          (vi)  except as provided for in Great Lakes' 2005 capital expenditure budget, a true and complete copy of which has been made available by Great Lakes to Crompton, make any new capital expenditures;

         (vii)  grant to any director, officer or employee of Great Lakes or any of its Subsidiaries (A) any material increase in compensation, bonus or other benefits or (B) any increase in severance or termination pay, in each case except in the ordinary course of business consistent with past practice or as required by any employment, severance or termination agreement or collective bargaining agreement as in effect as of the date hereof;

        (viii)  (A) enter into any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director or officer of Great Lakes or any of its Subsidiaries; (B) increase or accelerate the vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements, in each case except as required by applicable Law, in the ordinary course of business consistent with past practice or as required by any employment, severance or termination agreement or collective bargaining agreement as in effect as of the date hereof or (C) increase benefits or rights under any Great Lakes Plan (except as required by applicable Law) or adopt or establish any new employee benefit plan, program, arrangement or policy; provided, however, that Great Lakes may amend the Great Lakes Supplemental Retirement Plan to provide for full vesting and lump sum payouts of the present value of participants' accrued benefits thereunder upon or following the Closing, subject to review and approval of any present value calculations by Crompton, which approval will not be unreasonably withheld; and provided further that, as soon as practicable following the signing of this Agreement, Great Lakes shall provide Crompton with the present value calculations required above (and all data reasonably required for Crompton to verify such calculations) and Crompton shall review such calculations and provide its approval within ten Business Days after the receipt of such information;

          (ix)  except as required by existing Contracts as of the date hereof, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Great Lakes or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than Great Lakes or any direct or indirect wholly owned Subsidiary of Great Lakes, in each case except for any such incurrences or making of loans, advances, capital contributions or investments that would not require the approval of the Board of Directors of Great Lakes or any committee thereof;

           (x)  enter into any Contract which if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.13(b) to the extent consummation of the transactions contemplated by this Agreement or compliance by Great Lakes with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Great Lakes or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

          (xi)  revalue any assets material to Great Lakes and its Subsidiaries, taken as a whole, or, except as required by GAAP, make any material change in accounting methods, principles or practices;

         (xii)  make any material tax election or settle or compromise any material Tax liability in excess of the amount reserved therefor on the Great Lakes 2004 Audited Financial Statements, or agree to an extension of a statute of limitations with respect to material Taxes;

        (xiii)  fund the respective Trust Agreements, dated as of February 12, 1998 and January 1, 2004, as amended, or make any payments from the Trust Agreement, dated as of February 12, 1998, prior to the Closing; provided, however, that no earlier than five Business Days prior to the Closing, Great Lakes may fund the Trust Agreement, dated February 12, 1998, as amended, for (A) payments that may be required under the Great Lakes Non-Employee Directors' Deferred and Long Term Compensation Plan upon or after the Closing with respect to settlement of stock units outstanding thereunder as of the date hereof, (B) the present value of the accrued benefits remaining to be paid under the Great Lakes Directors Retirement Plan, (C) the present value of the lump sum payments to be made under the Great Lakes Supplemental Retirement Plan pursuant to the amendment thereto described in Section 5.1(a)(viii), and (D) the cash value of the payments that may be required under the terms of the Change in Control Agreements listed on Section 5.1(a) of the Great Lakes Disclosure Schedule upon or after the Closing, with any present value calculations pursuant to this Section 5.1(a)(xiii) to be made using reasonable actuarial assumptions and subject to review and approval by Crompton, which approval shall not be unreasonably withheld; and provided further, that, as soon as practicable following the signing of this Agreement, Great Lakes shall provide Crompton with the present value calculations required above (and all data reasonably necessary for Crompton to verify such calculations) and Crompton shall review such calculations and provide its approval within ten Business Days after the receipt thereof; provided further, notwithstanding anything contained in the foregoing provisions of this Section 5.1(a)(xiii), no approval by Crompton shall be required for eligible participants to receive payment of the amounts otherwise payable under the terms of the plans set forth above and at the time and in accordance with the other provisions of the applicable plans;

        (xiv)  take any action that would violate the last sentence of Section 6.3(a); or

         (xv)  authorize any of, or commit, propose or agree to take any of, the foregoing actions.

        (b)    Conduct of Business of Crompton.    During the period from the date of this Agreement to the Effective Time, Crompton shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use all reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Crompton or any of its Subsidiaries with the intention that the goodwill and ongoing business of Crompton and its Subsidiaries shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(b) of the Crompton Disclosure Schedule or as expressly contemplated by this Agreement, Crompton shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Great Lakes, which shall not be unreasonably withheld or delayed:

            (i)  (A) declare, set aside or pay any dividends on (other than the continuation of Crompton's regular quarterly cash dividend not in excess of $0.05 per share of Crompton Common Stock), or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Crompton to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than (A) the issuance of shares of Crompton Common Stock upon the exercise of Crompton Stock Options or other awards outstanding under the Crompton Stock Plans on the date hereof or granted after the date hereof in accordance with clauses (B) or (C) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), (B) the grant of Crompton Stock Options or other awards under the Crompton Stock Plans to (x) non-employee directors and (y) employees hired any time after the date hereof, in accordance with Crompton's ordinary course of business consistent with past practice, and (C) the grant of Crompton Stock Options to participants in the Crompton's Employee Stock Purchase Plan in accordance with the terms of such plan);

          (iii)  amend the Crompton Charter Documents or the Crompton Subsidiary Charter Documents;

          (iv)  acquire in any manner an amount of assets of any third party, except (A) for acquisitions of assets in the ordinary course of business consistent with past practice that would not materially delay or materially impair the consummation of the transactions contemplated by this Agreement,

  (B) as required by existing Contracts as of the date hereof and (C) for acquisitions of assets that would not require the approval of the Board of Directors of Crompton or any committee thereof;

           (v)  sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets to a third party, except (A) for sales of properties or other assets in the ordinary course of business consistent with past practice, (B) pursuant to existing Contracts as of the date hereof and (C) for sales of properties or other assets that would not require the approval of the Board of Directors of Crompton or any committee thereof;

          (vi)  except as provided for in Crompton's 2005 capital expenditure budget, a true and complete copy of which has been made available by Crompton to Great Lakes, make any new capital expenditure or expenditures which, in the aggregate, are in excess of $10,000,000;

         (vii)  grant to any director, officer or employee of Crompton or any of its Subsidiaries (A) any material increase in compensation, bonus or other benefits or (B) any increase in severance or termination pay, in each case except (I) in the ordinary course of business consistent with past practice, (II) as required by any employment, severance or termination agreement or collective bargaining agreement as in effect as of the date hereof or (III) for any such grants that would not require the approval of the Board of Directors of Crompton or any committee thereof;

        (viii)  (A) enter into any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director or officer of Crompton or any of its Subsidiaries or (B) increase or accelerate the vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements, in each case except (I) as required by applicable Law, (II) in the ordinary course of business consistent with past practice, (III) as required by any employment, severance or termination agreement or collective bargaining agreement as in effect as of the date hereof or (IV) for any such agreements, increases or accelerations that would not require the approval of the Board of Directors of Crompton or any committee thereof;

          (ix)  except as required by existing Contracts as of the date hereof, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Crompton or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than Crompton or any direct or indirect wholly owned Subsidiary of Crompton, in each case except for any such incurrences or making of loans, advances, capital contributions or investments that would not require the approval of the Board of Directors of Crompton or any committee thereof;

           (x)  enter into any Contract which if in effect as of the date hereof would be required to be disclosed pursuant to Section 4.13(b) to the extent consummation of the transactions contemplated by this Agreement or compliance by Crompton with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Crompton or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

          (xi)  revalue any assets material to Crompton and its Subsidiaries, taken as a whole, or, except as required by GAAP, make any material change in accounting methods, principles or practices;

         (xii)  make any material tax election or settle or compromise any material Tax liability in excess of the amount reserved therefor on the Crompton 2004 Financial Statements, or agree to an extension of a statute of limitations with respect to material Taxes;

        (xiii)  take any action that would violate the last sentence of Section 6.3(a); or

        (xiv)  authorize any of, or commit, propose or agree to take any of, the foregoing actions.

        (c)    Notification of Changes; Filings.    Great Lakes and Crompton shall promptly inform the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality, Great Lakes Material Adverse Effect or Crompton Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Great Lakes and Crompton shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

        SECTION 5.2.    No Solicitation by Great Lakes; Etc.

        (a)   Great Lakes shall not, nor shall it authorize or permit any of its Subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") retained by it or any of its Subsidiaries to, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes a Great Lakes Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information, or otherwise cooperate in any way with, any Great Lakes Takeover Proposal. Great Lakes shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Great Lakes Takeover Proposal. Notwithstanding the foregoing, prior to receipt of the Great Lakes Stockholder Approval, in response to a Great Lakes Takeover Proposal that the Board of Directors of Great Lakes determines in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Great Lakes Superior Proposal, and which Great Lakes Takeover Proposal did not result from a breach of this Section 5.2(a), Great Lakes may (A) furnish information with respect to Great Lakes and its Subsidiaries to the Person making such Great Lakes Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement that does not contain terms that would prevent Great Lakes from complying with its obligations under this Section 5.2, and (B) participate in discussions or negotiations with the Person making such Great Lakes Takeover Proposal (and its Representatives) regarding such Great Lakes Takeover Proposal.

        (b)   For purposes of this Agreement, "Great Lakes Takeover Proposal" shall mean any written, bona fide proposal or offer (i) for a merger, consolidation, dissolution, recapitalization or other business combination involving Great Lakes, (ii) for the issuance of 25% or more of the equity securities of Great Lakes as consideration for the assets or securities of another Person or (iii) to acquire in any manner, directly or indirectly, 25% or more of the equity securities of Great Lakes or assets (including equity securities of any Subsidiary of Great Lakes) that represent 25% or more of the total consolidated assets of Great Lakes, in each case other than the transactions contemplated by this Agreement.

        (c)   For purposes of this Agreement, "Great Lakes Superior Proposal" shall mean any written, bona fide offer made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, 50% or more of the shares of Great Lakes Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or 50% or more of the total consolidated assets of Great Lakes, which the Board of Directors of Great Lakes determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the stockholders of Great Lakes than the Merger (taking into account all the terms and conditions of such proposal and this Agreement).

        (d)   In addition to the other obligations of Great Lakes set forth in this Section 5.2, Great Lakes shall promptly advise Crompton, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Great Lakes in respect of any Great Lakes Takeover Proposal, and shall, in any such notice to Crompton, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall promptly keep Crompton informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

        (e)   Neither the Board of Directors of Great Lakes nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Crompton), or propose to withdraw (or modify in a manner adverse to Crompton), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement or the Merger or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Great Lakes Takeover Proposal (any action described in this clause (i) being referred to as a "Great Lakes Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow Great Lakes or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Great Lakes Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.2(a)). Notwithstanding the foregoing, the Board of Directors of Great Lakes may (I) make a Great Lakes Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Great Lakes under applicable Law or (II) in response to a Great Lakes Superior Proposal that did not result from a breach of Section 5.2(a), cause Great Lakes to terminate this Agreement pursuant to Section 8.1(f)(ii) (provided that Great Lakes shall pay to Crompton the Great Lakes Termination Fee as provided in Section 8.2(a) concurrently with such termination); provided, however, that (x) no Great Lakes Adverse Recommendation Change may be made in response to a Great Lakes Superior Proposal and (y) Great Lakes shall not terminate this Agreement pursuant to Section 8.1(f)(ii), in each case until after the third Business Day following Crompton's receipt of written notice from Great Lakes (a "Great Lakes Adverse Recommendation or Termination Notice") advising Crompton that the Board of Directors of Great Lakes intends to make such Great Lakes Adverse Recommendation Change or to cause Great Lakes to terminate this Agreement pursuant to Section 8.1(f)(ii) (it being understood and agreed that any amendment or change to the financial terms or other material terms of such Great Lakes Superior Proposal shall require a new Great Lakes Adverse Recommendation or Termination Notice and a new three Business Day period). In determining whether to make a Great Lakes Adverse Recommendation Change in response to a Great Lakes Superior Proposal or to cause Great Lakes to terminate this Agreement pursuant to Section 8.1(f)(ii), the Board of Directors of Great Lakes shall take into account any changes to the terms of this Agreement proposed by Crompton or other proposals or offers made by Crompton (in response to a Great Lakes Adverse Recommendation or Termination Notice or otherwise) in determining whether such Great Lakes Takeover Proposal still constitutes a Great Lakes Superior Proposal.

        (f)    Nothing contained in this Section 5.2 shall prohibit Great Lakes or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of Great Lakes if the Board of Directors of Great Lakes determines in good faith (after consultation with outside counsel) that failure to do so would constitute a violation of applicable Law; provided, however, that in no event shall Great Lakes or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.2(e).

        SECTION 5.3.    No Solicitation by Crompton; Etc.

        (a)   Crompton shall not, nor shall it authorize or permit any of its Subsidiaries, any of their respective directors, officers or employees or any Representatives retained by it or any of its Subsidiaries to, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes a Crompton Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information, or otherwise cooperate in any way with, any Crompton Takeover Proposal. Crompton shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Crompton Takeover Proposal. Notwithstanding the foregoing, prior to receipt of the Crompton Stockholder Approval, in response to a Crompton Takeover Proposal that the Board of Directors of Crompton determines in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Crompton Superior Proposal, and which Crompton Takeover Proposal did not result from a breach of this Section 5.3(a), Crompton may (A) furnish information with respect to Crompton and its Subsidiaries to the Person making such Crompton Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement that does not contain terms that would prevent Crompton from complying with its obligations under this Section 5.3, and (B) participate in discussions or negotiations with the Person making such Crompton Takeover Proposal (and its Representatives) regarding such Crompton Takeover Proposal.

        (b)   For purposes of this Agreement, "Crompton Takeover Proposal" shall mean any written, bona fide proposal or offer (i) for a merger, consolidation, dissolution, recapitalization or other business combination involving Crompton, (ii) for the issuance of 25% or more of the equity securities of Crompton as consideration for the assets or securities of another Person or (iii) to acquire in any manner, directly or indirectly, 25% or more of the equity securities of Crompton or assets (including equity securities of any Subsidiary of Crompton) that represent 25% or more of the total consolidated assets of Crompton, in each case other than the transactions contemplated by this Agreement.

        (c)   For purposes of this Agreement, "Crompton Superior Proposal" shall mean any written, bona fide offer made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, 50% or more of the shares of Crompton Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or 50% or more of the total consolidated assets of Crompton, which the Board of Directors of Crompton determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the stockholders of Crompton than the Merger (taking into account all the terms and conditions of such proposal and this Agreement).

        (d)   In addition to the other obligations of Crompton set forth in this Section 5.3, Crompton shall promptly advise Great Lakes, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Crompton in respect of any Crompton Takeover Proposal, and shall, in any such notice to Great Lakes, indicate the identity of the

Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall promptly keep Great Lakes informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

        (e)   Neither the Board of Directors of Crompton nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Great Lakes), or propose to withdraw (or modify in a manner adverse to Great Lakes), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement or the Merger or the issuance of shares of Crompton Common Stock contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Crompton Takeover Proposal (any action described in this clause (i) being referred to as a "Crompton Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow Crompton or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Crompton Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.3(a)). Notwithstanding the foregoing, the Board of Directors of Crompton may (I) make a Crompton Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Crompton under applicable Law or (II) in response to a Crompton Superior Proposal that did not result from a breach of Section 5.3(a), cause Crompton to terminate this Agreement pursuant to Section 8.1(e)(ii) (provided that Crompton shall pay to Great Lakes the Crompton Termination Fee as provided in Section 8.2(c) concurrently with such termination); provided, however, that (x) no Crompton Adverse Recommendation Change may be made in response to a Crompton Superior Proposal and (y) Crompton shall not terminate this Agreement pursuant to Section 8.1(e)(ii), in each case until after the third Business Day following Great Lakes' receipt of written notice from Crompton (a "Crompton Adverse Recommendation or Termination Notice") advising Great Lakes that the Board of Directors of Crompton intends to make such Crompton Adverse Recommendation Change or to cause Crompton to terminate this Agreement pursuant to Section 8.1(e)(ii) (it being understood and agreed that any amendment or change to the financial terms or other material terms of such Crompton Superior Proposal shall require a new Crompton Adverse Recommendation or Termination Notice and a new three Business Day period). In determining whether to make a Crompton Adverse Recommendation Change in response to a Crompton Superior Proposal or to cause Crompton to terminate this Agreement pursuant to Section 8.1(e)(ii), the Board of Directors of Crompton shall take into account any changes to the terms of this Agreement proposed by Great Lakes or other proposals or offers made by Great Lakes (in response to a Crompton Adverse Recommendation or Termination Notice or otherwise) in determining whether such Crompton Takeover Proposal still constitutes a Crompton Superior Proposal.

        (f)    Nothing contained in this Section 5.3 shall prohibit Crompton or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of Crompton if the Board of Directors of Crompton determines in good faith (after consultation with outside counsel) that failure to do so would constitute a violation of applicable Law; provided, however, that in no event shall Crompton or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(e).

ARTICLE VI

Additional Agreements

        SECTION 6.1.    Preparation of the Form S-4 and the Joint Proxy Statement; Stockholder Meetings.

        (a)   As soon as practicable following the date of this Agreement, Great Lakes and Crompton shall prepare and file with the SEC the Joint Proxy Statement and Great Lakes and Crompton shall prepare and Crompton shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Great Lakes and Crompton shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. Great Lakes shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Great Lakes, and Crompton shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Crompton, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Crompton shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Crompton Common Stock in the Merger, and Great Lakes shall furnish all information concerning Great Lakes and the holders of shares of Great Lakes Common Stock as may be reasonably requested by Crompton in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Crompton, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by Great Lakes or Crompton, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to Great Lakes or Crompton, or any of their respective Affiliates, directors or officers, should be discovered by Great Lakes or Crompton which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Great Lakes and the stockholders of Crompton. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

        (b)   Great Lakes shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Great Lakes Stockholders Meeting") for the purpose of obtaining the Great Lakes Stockholder Approval. Subject to Section 5.2(e), Great Lakes shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement, and for so long as there has not been a Great Lakes Adverse Recommendation Change, Great Lakes shall use its reasonable best efforts to solicit proxies from its stockholders to vote in favor of the adoption of this Agreement at the Great Lakes Stockholders Meeting. Notwithstanding any Great Lakes Adverse Recommendation Change, but only if this Agreement is not otherwise terminated, the Great Lakes Stockholders Meeting shall be duly called, noticed, convened and held and the adoption of this Agreement shall be submitted to the stockholders of Great Lakes for a vote at the Great Lakes Stockholders Meeting. Great Lakes shall use its reasonable best efforts to cause the Great Lakes Stockholders Meeting to occur on the same date as the Crompton Stockholders Meeting.

        (c)   Crompton shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Crompton Stockholders Meeting") for the purpose of obtaining the Crompton Stockholder Approval. Subject to Section 5.3(e), Crompton shall, through its Board of Directors, recommend to its stockholders approval of the issuance of shares of Crompton Common Stock contemplated by this Agreement (including pursuant to the Merger and the exercise of Great Lakes Stock Options and Great Lakes Restricted Share Units as adjusted pursuant to Section 2.3), and for so long as there has not been a Crompton Adverse Recommendation Change, Crompton shall use its reasonable best efforts to solicit proxies from its stockholders to vote in favor of the approval of the issuance of shares of Crompton Common Stock contemplated by this Agreement (including pursuant to the Merger and the exercise of Great Lakes Stock Options and Great Lakes Restricted Share Units as adjusted pursuant to Section 2.3) at the Crompton Stockholders Meeting. Notwithstanding any Crompton Adverse Recommendation Change, but only if this Agreement is not otherwise terminated, the Crompton Stockholders Meeting shall be duly called, noticed, convened and held and this Agreement and the issuance of shares of Crompton Common Stock contemplated by this Agreement (including pursuant to the Merger and the exercise of Great Lakes Stock Options and Great Lakes Restricted Share Units as adjusted pursuant to Section 2.3) shall be submitted to the stockholders of Crompton for a vote at the Crompton Stockholders Meeting. Crompton shall use its reasonable best efforts to cause the Crompton Stockholders Meeting to occur on the same date as the Great Lakes Stockholders Meeting.

        SECTION 6.2.    Access to Information; Confidentiality.

        (a)   Subject to applicable Laws relating to the exchange of information and other Laws relating to competition, each of Great Lakes and Crompton shall and shall cause each of their Subsidiaries to, afford to the other, and the other's officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries' properties, contracts, commitments, personnel, books and records. During such period, each party shall furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (ii) all other information concerning such party and its Subsidiaries' business, properties and personnel as the other party may reasonably request. Notwithstanding the foregoing, the parties shall take appropriate measures to preserve attorney-client privilege (or other evidentiary privilege) and not to contravene any applicable Law.

        (b)   Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of December 31, 2004, between Great Lakes and Crompton, as amended from time to time (the "Confidentiality Agreement"), each party shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party, directly or indirectly, and whether obtained pursuant to the provisions of this Section 6.2 or otherwise, in confidence in accordance with the terms of the Confidentiality Agreement.

        (c)   No investigation or consultation pursuant to this Section 6.2 or otherwise, nor any information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

        SECTION 6.3.    Reasonable Best Efforts.

        (a)   Upon the terms and subject to the cond2lions set forth in this Agreement (including, for the avoidance of doubt, Sections 5.2 and 5.3), each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (v) the obtaining of the tax opinions referred to in Sections 7.2(c) and 7.3(c) and (vi) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Sections 5.2 and 5.3), each of the parties agrees that it shall not take any action that would reasonably be expected to prevent or materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

        (b)   In furtherance and not in limitation of Section 6.3(a), (i) each party hereto agrees to make an appropriate filing of a premerger notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within 15 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) if required by applicable Law, Crompton agrees to file with the European Commission as promptly as reasonably practicable the Form CO required for the transactions contemplated by this Agreement pursuant to the EC Merger Regulation and Great Lakes agrees to provide Crompton as promptly as practicable with such assistance as Crompton reasonably requests for the purposes of filing such Form CO and, if such a filing is made, each party agrees to supply as promptly as practical any additional information and documentary material that may be required or requested by the European Commission and use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 6.3 necessary to obtain clearance from the European Commission and (iii) Great Lakes or Crompton, as the case may be, agrees to file, as necessary, as promptly as practicable any other merger notifications or filings required by other applicable foreign competition, antitrust, merger control or other similar Laws and Great Lakes or Crompton, as the case may be, agrees to provide the other as promptly as practicable with such assistance as the other reasonably requests for the purposes of such notifications or filings and, if any such notifications or filings are made, each party agrees to supply as promptly as practicable any additional information and documentary material that may be required or requested by the relevant Governmental Authority under such Laws and use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 6.3 necessary to obtain clearance from the relevant Governmental Authority under such Laws.

        (c)   In addition to Section 6.3(b) and without limiting this Section 6.3, Great Lakes and Crompton each agrees to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any competition, antitrust, merger control or other similar Laws that may be asserted by any relevant Governmental Authority under such Laws, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible. In addition, each of Great Lakes and Crompton agrees to use its reasonable best efforts to take promptly any and all steps necessary to vacate or lift any order relating to competition, antitrust, merger control or other similar Laws that would have the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting or materially delaying their consummation.

        (d)   In connection with the foregoing and without limiting this Section 6.3, each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the European Commission or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

        (e)   Notwithstanding anything to the contrary in this Agreement, (i) Great Lakes shall not, without Crompton's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any of its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and Great Lakes shall commit to, and shall use reasonable best efforts to effect (and shall cause its Subsidiaries to commit to and use reasonable best efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Crompton shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the transactions contemplated by this Agreement and (ii) neither Crompton nor any of its Subsidiaries shall be required (pursuant to Section 6.3 or otherwise) to agree (with respect to (x) Crompton or any of its Subsidiaries or (y) Great Lakes or any of its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets and liabilities (contingent or otherwise), taken together, or financial condition of either Crompton and its Subsidiaries, taken as a whole, or Great Lakes and its Subsidiaries, taken as a whole.

        (f)    In connection with and without limiting Section 6.3(a), each of Great Lakes and its Board of Directors and Crompton and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated by this Agreement.

        SECTION 6.4.    Indemnification; Directors' and Officers' Insurance.

        (a)   From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Great Lakes or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Great Lakes or any Subsidiary of Great Lakes, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement pursuant to (i) the Great Lakes Charter Documents and (ii) any indemnification agreements in existence on the date hereof between Great Lakes or any of its Subsidiaries, on the one hand, and any director, officer or employee of Great Lakes or any of its Subsidiaries, on the other hand.

        (b)   For six years after the Effective Time, Crompton shall maintain in effect Great Lakes' current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), covering each person currently covered by Great Lakes' directors' and officers' liability insurance policy (a true and complete copy of which has been heretofore made available to Crompton), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Crompton may substitute therefor policies of Crompton containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, that in satisfying its obligation under this Section 6.4(b), Crompton shall not be obligated to pay aggregate premiums in excess of 300% of the amount paid by Great Lakes in its last full fiscal year, it being understood and agreed that Crompton shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount. Crompton shall have the right to cause coverage to be extended under Great Lakes' directors' and officers' liability insurance policy by obtaining a six-year "tail" policy on terms and conditions no less favorable than Great Lakes' existing directors' and officers' liability insurance policy, and such "tail" policy shall satisfy the provisions of this Section 6.4(b).

        (c)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.4.

        (d)   Crompton, from and after the Effective Time, hereby unconditionally guarantees the timely payment of all funds owed by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 6.4. Crompton agrees that its payment obligations hereunder are unconditional, irrespective of the validity or enforceability of this Agreement against the Surviving Corporation or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the defenses of statute of limitations, which are not waived). Crompton hereby acknowledges that its obligations under this Section 6.4 constitute a guaranty of payment and not merely of collectability and Crompton hereby waives (i) promptness, diligence, presentment, demand of payment, protest and order in connection with this guarantee and (ii) any requirement that any party enforcing the guarantee exhaust any right to take any action against the Surviving Corporation or any other person prior to or contemporaneously with proceeding to exercise any right against Crompton hereunder.

        (e)   The provisions of this Section 6.4: (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights, including in the case of any Indemnified Party, any right to indemnification or contribution, that any such person may have by contract or otherwise.

        SECTION 6.5.    Fees and Expenses.    Except as provided in Section 8.2, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that Crompton and Great Lakes each shall bear and pay 50% of the costs and expenses incurred in connection with filing, printing and mailing the Form S-4 and the Joint Proxy Statement and the filing fee under the HSR Act.

        SECTION 6.6.    Public Announcements.    Great Lakes and Crompton shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        SECTION 6.7.    Affiliates.    As soon as practicable after the date hereof, Great Lakes shall deliver to Crompton a letter identifying all Persons who Great Lakes believes will be at the time this Agreement is submitted for adoption by the stockholders of Great Lakes, "affiliates" of Great Lakes for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. Great Lakes shall use its reasonable best efforts to cause each such Person to deliver to Crompton on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B.

        SECTION 6.8.    Stock Exchange Listing.    To the extent Crompton does not issue treasury shares in the Merger which are already listed, Crompton shall use its reasonable best efforts to cause the shares of Crompton Common Stock to be issued in the Merger and the exercise of Great Lakes Stock Options and Great Lakes Restricted Share Units as adjusted pursuant to Section 2.3 to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

        SECTION 6.9.    Stockholder Litigation.    Great Lakes and Crompton shall give the other the opportunity to participate in the defense or settlement of any stockholder litigation against either party and/or its directors relating to the transactions contemplated by this Agreement.

        SECTION 6.10.    Tax Treatment.

        (a)   Great Lakes and Crompton shall execute and deliver to Weil, Gotshal & Manges LLP, counsel to Great Lakes, and Mayer, Brown, Rowe & Maw LLP, counsel to Crompton, certificates substantially in the forms attached hereto as Exhibits C and D at such time or times as reasonably requested by such law firms in connection with their delivery of the opinions referred to in Sections 7.2(c) and 7.3(c). None of Great Lakes, Crompton or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

        (b)   Great Lakes, Crompton and Merger Sub intend that the transactions contemplated hereby will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the parties hereto will take the position for all Tax purposes that the transactions contemplated hereby so qualify unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code. Great Lakes, Crompton and Merger Sub shall each use their respective reasonable best efforts to cause the transactions contemplated hereby to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and shall not take actions, cause actions to be taken or fail to take actions that are reasonably likely to prevent such result.

        SECTION 6.11.    Employee Matters.

        (a)   For a period ending not earlier than the first anniversary of the Effective Time, employees of Great Lakes or any of its Subsidiaries who continue their employment after the Effective Time (the "Affected Employees") shall be provided, while they continue to be employed by Great Lakes, Crompton or any of their respective Subsidiaries, base salary or hourly wage rates that are no less favorable than those then provided for similarly situated employees of Crompton. Nothing in this Section 6.11 shall be deemed to require Great Lakes, Crompton or any of their respective Subsidiaries to continue the employment of any Affected Employee after the Effective Time.

        (b)   For a period ending not earlier than the first anniversary of the Effective Time, the Affected Employees shall be provided employee benefits that are not materially less favorable in the aggregate than the benefits then provided to similarly situated employees of Crompton; provided, however, that continuing the material Great Lakes Plans during this one year period shall be deemed to satisfy the requirements of this Section 6.11(b).

        (c)   With respect to any benefit plan, program, arrangement (including any "employee benefit plan" (as defined in Section 3(3) of ERISA) and any vacation or sick leave program), Crompton shall, and shall cause the Surviving Corporation to, recognize the service with Great Lakes or any of its Subsidiaries immediately prior to the Effective Time of the Affected Employees for purposes of eligibility, vesting and, solely for purposes of vacation and sick leave (but not for any other plan, program or arrangement), benefit accrual, under such plan or program.

        (d)   With respect to any welfare plan in which employees of Great Lakes or any of its Subsidiaries may become eligible to participate after the Effective Time, other than the Great Lakes Plans in which such employees participate immediately prior to the Effective Time, Crompton shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the corresponding Great Lakes Plans immediately prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time (but in the same calendar year in which the Effective Time occurs) under a corresponding Great Lakes Plan towards satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

        (e)   With respect to any accrued but unused vacation time to which any Affected Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Effective Time, Crompton shall, and shall cause the Surviving Corporation to, (i) either allow such Affected Employee to use such accrued vacation or pay to such Affected Employee in cash the amount of such accrued vacation pay and (ii) to the extent required by the terms of the Great Lakes vacation policy as in effect immediately prior to the Effective Time, pay in cash the accrued vacation of any Affected Employee whose employment terminates for any reason prior to the close of business on the last calendar day of the year in which the Effective Time occurs.

        (f)    With respect to jurisdictions outside of the United States, Great Lakes shall, and shall cause its Affiliates to, comply with applicable requirements of local Laws relating to employees and employee benefit plans with respect to the effect of the transactions contemplated by this Agreement.

        SECTION 6.12.    Rule 16b-3.    Prior to the Effective Time, Great Lakes and Crompton shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Great Lakes equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Great Lakes to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        SECTION 6.13.    Governance.

        (a)   Crompton shall cause the number of directors that will comprise the full Board of Directors of Crompton at the Effective Time to be eleven. Crompton shall cause the election of each of the five Great Lakes Board Designees to become directors of Crompton as of, and conditioned upon the occurrence of, the Effective Time. Crompton shall cause the remaining six members of the Board of Directors of Crompton as of the Effective Time to consist of five of the individuals who are members of the Board of Directors of Crompton as of the date of this Agreement (which individuals will be designated by Crompton in writing prior to the mailing of the Joint Proxy Statement) and the individual who is the Chairman and Chief Executive Officer of Crompton (collectively, the "Original Crompton Board Members"). Crompton shall use its best efforts to cause each Great Lakes Board Designee whose term expires in 2006 or 2007 to be re-nominated for one additional term, unless such Great Lakes Board Designee does not meet Crompton's board membership criteria then in effect or such Great Lakes Board Designee is the Great Lakes Board Designee designated to resign from or not seek re-election to the Board of Directors of Crompton under Section 6.13(b). For purposes of this Agreement, "Great Lakes Board Designees" shall mean the five individuals, each of whom must be serving as a member of the Board of Directors of Great Lakes as of the date of this Agreement, designated by Great Lakes in writing prior to the mailing of the Joint Proxy Statement to be elected to the Board of Directors of Crompton as of, and conditioned upon the occurrence of, the Effective Time. The Great Lakes Board Designees shall be allocated among the various classes of the Board of Directors of Crompton in a manner to be reasonably agreed upon by Great Lakes and Crompton prior to the mailing of the Joint Proxy Statement, provided that the total number of directors in each of Class I, Class II and Class III shall be as nearly equal in number as possible.

        (b)   As of the 2006 annual meeting of stockholders of Crompton, Crompton shall cause the number of directors that will comprise the full Board of Directors of Crompton to be nine. In order to achieve such reduced number of directors, Crompton shall cause one Great Lakes Board Designee and one of the Original Crompton Board Members to either resign from or to not seek re-election to the Board of Directors of Crompton as of or at the 2006 annual meeting of stockholders of Crompton.

        (c)   Notwithstanding anything to the contrary in this Section 6.13, after the Effective Time, Crompton shall have the right, and shall be permitted, to take any action inconsistent with Sections 6.13(a) and 6.13(b) if, after the Effective Time, the entire Board of Directors of Crompton unanimously approves the taking of such action.

        SECTION 6.14.    Crompton 2004 Indentures.    Crompton shall use its reasonable best efforts to cause the condition to Closing set forth in Section 7.1(f) to be satisfied as soon as reasonably practicable following the date of this Agreement (it being understood that the use of such reasonable best efforts shall include the preparation and commencement of the Crompton Consent Solicitations), and Great Lakes shall use its reasonable best efforts to cooperate with Crompton in connection therewith. Without limiting the generality of the foregoing, Crompton shall provide Great Lakes (a) drafts of all consent solicitation materials that Crompton proposes to send to holders of Crompton's Senior Floating Rate Notes due 2010 (the "Crompton Floating Rate Notes") or Crompton's 9 7/8% Senior Notes due 2012 (the "Crompton 9 7/8% Notes" and, together with the Crompton Floating Rate Notes, the "Crompton Notes") seeking such holders' consent to one or more amendments or to the waiver of one or more covenants (the "Merger Amendments") to (i) the Indenture, dated as of August 16, 2004, among Crompton, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, relating to the Crompton Floating Rate Notes (the "Crompton Floating Rate Notes Indenture"), and (ii) the Indenture, dated as of August 16, 2004, among Crompton, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, relating to the Crompton 9 7/8% Notes (the "Crompton 9 7/8% Notes Indenture" and, together with the Crompton Floating Rate Notes Indenture, the "Crompton 2004 Indentures") which provide that the consummation of the Merger and the other transactions contemplated by this Agreement shall not constitute a Default or an Event of Default under either of the Crompton 2004 Indentures and (b) a reasonable opportunity to consult with Crompton as to the form and content of, and a reasonable opportunity to review and comment on, such consent solicitation materials prior to the time that Crompton commences such consent solicitations (the "Crompton Consent Solicitations"). In addition, Crompton shall be entitled to seek in connection with the Crompton Consent Solicitations the consent of the holders of the Crompton Notes to one or more other amendments (collectively, the "Discretionary Amendments") to the Crompton 2004 Indentures so long as Crompton determines in good faith, after consultation with its financial and legal advisors, that seeking such Discretionary Amendments would not reasonably be expected to prevent or materially delay obtaining such holders' consent to the Merger Amendments; provided, however, that if Crompton elects to seek consent to a Discretionary Amendment and it thereafter becomes reasonably apparent that such consent cannot be obtained without preventing or materially delaying the Merger, Crompton shall promptly eliminate from the Crompton Consent Solicitations the request for consent to such Discretionary Amendment and continue to seek the Merger Amendments in accordance with the terms of this Section 6.14.

        SECTION 6.15.    Dividend Coordination.    Great Lakes shall coordinate with Crompton the declaration, setting of record dates and payment dates of dividends on Great Lakes Common Stock so that holders of shares of Great Lakes Common Stock do not receive a dividend on both Great Lakes Common Stock and Crompton Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Great Lakes Common Stock or Crompton Common Stock received in the Merger in respect of any calendar quarter.

        SECTION 6.16.    Filing of Annual Report on Form 10-K.    Crompton shall file its annual report on Form 10-K for the year ended December 31, 2004 on or prior to March 16, 2005.

        SECTION 6.17.    Credit Agreement.    Crompton shall use its reasonable best efforts to have in full force and effect as of the Closing Date a new credit agreement or similar agreement that replaces the Crompton Credit Agreement (the "New Credit Agreement") under which the execution of this Agreement and the consummation of the transactions contemplated hereby will not violate or otherwise cause a default under the New Credit Agreement; provided, however, that Crompton shall not be required to comply with this Section 6.17 if it obtains the consent of the requisite percentage of lenders under the Crompton Credit Agreement to the consummation of the transactions contemplated by this Agreement. Crompton shall consult with Great Lakes regarding, and shall provide Great Lakes with a reasonable opportunity to review and comment on, such proposed New Credit Agreement prior to the execution thereof by Crompton.

ARTICLE VII

Conditions Precedent

        Section 7.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

        (a)    Stockholder Approvals.    Each of the Great Lakes Stockholder Approval and the Crompton Stockholder Approval shall have been obtained.

        (b)    Stock Exchange Listing.    The shares of Crompton Common Stock issuable to the stockholders of Great Lakes as contemplated by this Agreement (including pursuant to the Merger and the exercise of Great Lakes Stock Options and Great Lakes Restricted Share Units as adjusted pursuant to Section 2.3) shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

        (c)    Antitrust.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any regulatory or governmental clearance or approval required prior to the Closing under any competition, antitrust, merger control or other similar Law of any other relevant jurisdiction shall have been obtained, any required notice or filing thereunder shall have been made and any relevant waiting period thereunder shall have expired or terminated, except where the failure to obtain such clearance, approval, expiration or termination or to make such notice or filing would not, individually or in the aggregate, reasonable be expected to have a Crompton Material Adverse Effect or a Great Lakes Material Adverse Effect.

        (d)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

        (e)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (f)    Crompton 2004 Indentures.    The consummation of the Merger and the other transactions contemplated by this Agreement shall not constitute a Default or an Event of Default under either of the Crompton 2004 Indentures.

        (g)    Consent under Crompton Credit Agreement.    (i) Crompton shall have obtained the consent of the requisite percentage of lenders under the Credit Agreement, dated as of August 16, 2004, among Crompton, various lending institutions, Deutsche Bank AG, Cayman Islands Branch (as Deposit Bank), and Deutsch Bank AG New York Branch (as Administrative Agent), as amended (the "Crompton Credit Agreement"), to the consummation of the transactions contemplated by this Agreement or (ii) the New Credit Agreement shall be in full force and effect as of the Closing Date and Crompton shall not be in default thereunder as of the Closing Date.

        SECTION 7.2.    Conditions to Obligations of Crompton and Merger Sub.    The obligations of Crompton and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties of Great Lakes contained in Sections 3.2, 3.3(a), 3.3(b), 3.3(d) and 3.18 that are qualified as to materiality or Great Lakes Material Adverse Effect shall be true and correct, and the representations and warranties of Great Lakes contained in Sections 3.2, 3.3(a), 3.3(b), 3.3(d) and 3.18 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and except to the extent that the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not reasonably be expected to have a materially detrimental effect on Crompton or its stockholders, compared to what would be the case if there were no such failure, if the Merger were consummated and (ii) all other representations and warranties of Great Lakes contained in this Agreement that are qualified as to materiality or Great Lakes Material Adverse Effect shall be true and correct, and the representations and warranties of Great Lakes contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Great Lakes Material Adverse Effect set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Great Lakes Material Adverse Effect. Crompton shall have received a certificate signed on behalf of Great Lakes by an executive officer of Great Lakes to such effect.

        (b)    Performance of Obligations of Great Lakes.    Great Lakes shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Crompton shall have received a certificate signed on behalf of Great Lakes by an executive officer of Great Lakes to such effect.

        (c)    Tax Opinion.    Crompton and Merger Sub shall have received from Mayer, Brown, Rowe & Maw LLP, counsel to Crompton and Merger Sub, an opinion dated as of the Closing Date and stating that the Merger will be treated for Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Mayer, Brown, Rowe & Maw LLP may rely upon the representations and covenants contained in the certificates of Great Lakes and Crompton referred to in Section 6.10(a).

        SECTION 7.3.    Conditions to Obligation of Great Lakes.    The obligation of Great Lakes to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties of Crompton and Merger Sub contained in Sections 4.2, 4.3(a), 4.3(b), 4.3(d), 4.3(e) and 4.18 that are qualified as to materiality or Crompton Material Adverse Effect shall be true and correct, and the representations and warranties of Crompton contained in Sections 4.2, 4.3(a), 4.3(b), 4.3(d), 4.3(e) and 4.18 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and except to the extent that the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not reasonably be expected to have a materially detrimental effect on Great Lakes or its stockholders, compared to what would be the case if there were no such failure, if the Merger were consummated, (ii) the representations and warranties of Crompton contained in Section 4.20 that are qualified as to materiality or in all substantial respects shall be true and correct, and the representations and warranties of Crompton contained in Section 4.20 that are not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (iii) all other representations and warranties of Crompton and Merger Sub contained in this Agreement (other than Section 4.21) that are qualified as to materiality or Crompton Material Adverse Effect shall be true and correct, and the representations and warranties of Crompton contained in this Agreement (other than Section 4.21) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Crompton Material Adverse Effect set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Crompton Material Adverse Effect. Great Lakes shall have received a certificate signed on behalf of Crompton by an executive officer of Crompton to such effect.

        (b)    Performance of Obligations of Crompton and Merger Sub.    Crompton and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Great Lakes shall have received a certificate signed on behalf of Crompton by an executive officer of Crompton to such effect.

        (c)    Tax Opinion.    Great Lakes shall have received from Weil, Gotshal & Manges LLP, counsel to Great Lakes, an opinion dated as of the Closing Date and stating that the Merger will be treated for Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon the representations and covenants contained in the certificates of Great Lakes and Crompton referred to in Section 6.10(a).

        (d)    Certifications.    Crompton's principal executive officer and its principal financial officer, or executive officers performing similar functions, shall have given, when next due and prior to the Closing and, except as set forth on Section 7.3(d) of the Crompton Disclosure Schedule, without qualification, the certifications and related disclosure required by Sections 302 and 906 of Sarbanes-Oxley in connection with Crompton's annual report on Form 10-K for the year ended December 31, 2004 (collectively, the "Sections 302 and 906 Disclosure"). Crompton's management and independent auditor shall have given, when next due and prior to the Closing and, except as set forth on Section 7.3(d) of the Crompton Disclosure Schedule, without qualification, (i) management's report on internal control over financial reporting and related disclosure required by Section 404(a) of Sarbanes-Oxley that concludes that internal control over financial reporting is effective and (ii) the auditor's attestation required by Section 404(b) of Sarbanes-Oxley that concludes that (A) Crompton's management maintained, in all material respects, effective internal control over financial reporting and (B) management's report on internal control over financial reporting is fairly stated in all material respects (collectively, the "Section 404 Disclosure").

        (e)    No Restatement.    None of the items set forth on Section 7.3(d) of the Crompton Disclosure Schedule has caused, nor will cause, a restatement or other modification of the historical earnings or other financial results of Crompton and its consolidated Subsidiaries.

        SECTION 7.4.    Limitations on Certain Conditions to Obligations of Great Lakes.    Notwithstanding anything set forth in Section 7.3 to the contrary, (i) the conditions set forth in Sections 7.3(a)(ii) and 7.3(d) shall expire, and may no longer be asserted, after March 23, 2005 if this Agreement has not been terminated by Great Lakes pursuant to Section 8.1(d)(iii) on or prior to March 23, 2005, and (ii) Crompton's performance or non-performance under Section 6.16 shall be disregarded for purposes of determining whether the condition set forth in Section 7.3(b) has been satisfied if this Agreement has not been terminated by Great Lakes pursuant to Section 8.1(d)(iv) on or prior to March 23, 2005.

ARTICLE VIII

Termination; Amendment

        Section 8.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Great Lakes Stockholder Approval or the Crompton Stockholder Approval:

        (a)   by the mutual written consent of Great Lakes and Crompton;

        (b)   by either Great Lakes or Crompton:

            (i)  if the Merger shall not have been consummated on or before September 30, 2005; provided, however, that if on such date the condition to Closing set forth in Section 7.1(c) shall not have been satisfied, then either Great Lakes or Crompton may cause such date to be extended to December 31, 2005, upon delivery of written notice to the other party; provided further, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

           (ii)  if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable;

          (iii)  if the Great Lakes Stockholder Approval shall not have been obtained at the Great Lakes Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (iv)  if the Crompton Stockholder Approval shall not have been obtained at the Crompton Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

        (c)   by Crompton, if (i) Great Lakes shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (y) is not cured by Great Lakes within 30 calendar days following receipt of written notice of such breach or failure to perform from Crompton or (ii) a condition set forth in Section 7.2(a) or 7.2(b) is not reasonably capable of being satisfied on or prior to the applicable date specified in Section 8.1(b)(i);

        (d)   by Great Lakes, if (i) Crompton or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3(a)(i) or (iii) or 7.3(b) and (y) is not cured by Crompton or Merger Sub within 30 calendar days following receipt of written notice of such breach or failure to perform from Great Lakes, (ii) a condition set forth in Section 7.3(a)(i) or (iii) or 7.3(b) is not reasonably capable of being satisfied on or prior to the applicable date specified in Section 8.1(b)(i), (iii) a condition set forth in Section 7.3(a)(ii) or 7.3(d) shall not have been satisfied on or prior to March 16, 2005, (iv) the covenant set forth in Section 6.16 has been breached or (v) the condition set forth in Section 7.3(e) shall not have been satisfied or is not reasonably capable of being satisfied; provided, however, that Great Lakes shall only have the right to terminate this Agreement pursuant to clause (iii) or (iv) above on or prior to March 23, 2005;

        (e)   by Crompton, (i) in the event that a Great Lakes Adverse Recommendation Change shall have occurred or (ii) as permitted by, and in accordance with, Section 5.3(e); or

        (f)    by Great Lakes, (i) in the event that a Crompton Adverse Recommendation Change shall have occurred or (ii) as permitted by, and in accordance with, Section 5.2(e).

        SECTION 8.2.    Termination Fee.

        (a)   In the event that (i) (A) a Great Lakes Adverse Recommendation Change has occurred that is related to a Great Lakes Takeover Proposal that has been made to Great Lakes or directly to the stockholders of Great Lakes generally, in each case prior to the Great Lakes Stockholders Meeting, and (B) this Agreement is terminated by Crompton pursuant to Section 8.1(e)(i), (ii) (A) a Great Lakes Adverse Recommendation Change has occurred that is related to a Great Lakes Takeover Proposal that has been made to Great Lakes or directly to the stockholders of Great Lakes generally, in each case prior to the Great Lakes Stockholders Meeting, (B) Crompton has not terminated this Agreement pursuant to Section 8.1(e)(i) and (C) this Agreement is terminated by Great Lakes or Crompton pursuant to Section 8.1(b)(iii), (iii) this Agreement is terminated by Great Lakes pursuant to Section 8.1(f)(ii) or (iv) (A) a Great Lakes Takeover Proposal shall have been made, and not withdrawn, to Great Lakes or shall have been made, and not withdrawn, directly to the stockholders of Great Lakes generally, in each case prior to the Great Lakes Stockholders Meeting, (B) a Great Lakes Adverse Recommendation Change has not occurred and (C) this Agreement is terminated by Great Lakes or Crompton pursuant to Section 8.1(b)(iii), then Great Lakes shall pay Crompton a fee equal to (I) in the case of clause (i), (ii) or (iii) above, $50,000,000 (the "Great Lakes Termination Fee"), in each case by wire transfer of same-day funds concurrently with any such termination of this Agreement, or (II) in the case of clause (iv) above, (x) $25,000,000, by wire transfer of same-day funds concurrently with such termination of this Agreement, and (y) if within 12 months of such termination of this Agreement, Great Lakes enters into a definitive agreement to consummate, or consummates, a Great Lakes Takeover Proposal, $25,000,000, by wire transfer of immediately available funds concurrently with the consummation of the transactions contemplated by such Great Lakes Takeover Proposal.

        (b)   Great Lakes acknowledges and agrees that the agreements contained in Section 8.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Crompton would not enter into this Agreement. If Great Lakes fails promptly to pay the amount due pursuant to Section 8.2(a), and, in order to obtain such payment, Crompton commences a suit that results in a judgment against Great Lakes for such amount, Great Lakes shall pay to Crompton its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on such amount from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        (c)   In the event that (i) (A) a Crompton Adverse Recommendation Change has occurred that is related to a Crompton Takeover Proposal that has been made to Crompton or directly to the stockholders of Crompton generally, in each case prior to the Crompton Stockholders Meeting, and (B) this Agreement is terminated by Great Lakes pursuant to Section 8.1(f)(i), (ii) (A) a Crompton Adverse Recommendation Change has occurred that is related to a Crompton Takeover Proposal that has been made to Crompton or directly to the stockholders of Crompton generally, in each case prior to the Crompton Stockholders Meeting, (B) Great Lakes has not terminated this Agreement pursuant to Section 8.1(f)(i) and (C) this Agreement is terminated by Crompton or Great Lakes pursuant to Section 8.1(b)(iv), (iii) this Agreement is terminated by Crompton pursuant to Section 8.1(e)(i) or (iv) (A) a Crompton Takeover Proposal shall have been made, and not withdrawn, to Crompton or shall have been made, and not withdrawn, directly to the stockholders of Crompton generally, in each case prior to the Crompton Stockholders Meeting, (B) a Crompton Adverse Recommendation Change has not occurred and (C) this Agreement is terminated by Crompton or Great Lakes pursuant to Section 8.1(b)(iv), then Crompton shall pay Great Lakes a fee equal to (I) in the case of clause (i), (ii) or (iii) above, $50,000,000 (the "Crompton Termination Fee"), in each case by wire transfer of same-day funds concurrently with any such termination of this Agreement, or (II) in the case of clause (iv) above, (x) $25,000,000, by wire transfer of same-day funds concurrently with such termination of this Agreement, and (y) if within 12 months of such termination of this Agreement, Crompton enters into a definitive agreement to consummate, or consummates, a Crompton Takeover Proposal, $25,000,000, by wire transfer of immediately available funds concurrently with the consummation of the transactions contemplated by such Crompton Takeover Proposal.

        (d)   Crompton acknowledges and agrees that the agreements contained in Section 8.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Great Lakes would not enter into this Agreement. If Crompton fails promptly to pay the amount due pursuant to Section 8.2(c), and, in order to obtain such payment, Great Lakes commences a suit that results in a judgment against Crompton for such amount, Crompton shall pay to Great Lakes its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on such amount from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        SECTION 8.3.    Effect of Termination.    In the event of termination of this Agreement by either Great Lakes or Crompton as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Great Lakes, Crompton or Merger Sub, other than the provisions of Sections 3.18, 4.18, 6.2(b), 6.5, 8.2 and 8.7, this Section 8.3 and Article IX, which provisions shall survive such termination, and except that no party shall be relieved or released from any liabilities or damages arising out of its fraud or its willful breach of this Agreement.

        SECTION 8.4.    Amendment.    At any time prior to the Effective Time, before or after receipt of the Great Lakes Stockholder Approval or the Crompton Stockholder Approval, this Agreement may be amended by the parties hereto; provided, however, that after the Great Lakes Stockholder Approval or the Crompton Stockholder Approval, as the case may be, has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of Great Lakes or the approval of the stockholders of Crompton, as the case may be, without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 8.5.    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 8.6.    Procedure for Termination or Amendment.    A termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement pursuant to Section 8.4 shall, in order to be effective, require, in the case of Great Lakes or Crompton, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 8.4, the duly authorized committee or other designee of its Board of Directors to the extent permitted by Law.

        SECTION 8.7.    Lender Consent Under the Crompton Credit Agreement.    Notwithstanding anything set forth in this Agreement to the contrary, it is agreed that the consent of the requisite percentage of lenders under the Crompton Credit Agreement to the consummation of the transactions contemplated by this Agreement is required to be obtained in connection therewith and to the extent that such consent is not obtained, neither Crompton nor any of its Subsidiaries will be required to pay any liquidated or other damages or other material amounts in connection therewith.

ARTICLE IX

Miscellaneous

        SECTION 9.1.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.2.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.3.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Great Lakes Disclosure Schedule, the Crompton Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II (only with respect to the right to receive the Merger Consideration and any amounts pursuant to Sections 2.2(c) and 2.2(e), and provided that no third party beneficiary rights exist with respect to Article II unless and until the Merger has occurred) and Sections 6.4 and 6.13 (provided that no third party beneficiary rights exist with respect to Sections 6.4 and 6.13 unless and until the Merger has occurred), are not intended to confer upon any Person, other than the parties hereto, any rights or remedies.

        SECTION 9.4.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 9.5.    Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in Wilmington, Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in Wilmington, Delaware. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

        SECTION 9.6.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

        If to Crompton or Merger Sub, to:

CROMPTON CORPORATION 199 Benson Road Middlebury, CT 06749
Attention:	Lynn A.Schefsky, Esq. Senior Vice President and General Counsel
Facsimile:	(203) 573-4301

        with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, IL 60603
Attention:	Scott J. Davis, Esq. James T. Lidbury, Esq., and D. Michael Murray, Esq.
Facsimile:	(312) 701-7711

        If to Great Lakes, to:

GREAT LAKES CHEMICAL CORPORATION 9025 North River Rd. Suite 400 Indianapolis, IN 46240
Attention:	Jeffrey M. Lipshaw, Esq. Senior Vice President and General Counsel
Facsimile:	(317) 715-3132

        with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Attention:	Thomas A. Roberts, Esq.
Facsimile:	(212) 310-8007
and
Weil, Gotshal & Manges LLP 200 Crescent Court Suite 300 Dallas, TX 75201
Attention:	R. Jay Tabor, Esq.
Facsimile:	(214) 746-7777

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 9.7.    Disclosure Schedules.

        (a)   Any information which is disclosed in the Great Lakes Disclosure Schedule shall specifically refer to the Section or subsection of this Agreement to which the information stated therein relates; provided, however, that any fact, condition or other information disclosed in any Section of the Great Lakes Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another Section of the Great Lakes Disclosure Schedule reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Section of the Great Lakes Disclosure Schedule (whether or not specific cross references are made).

        (b)   Any information which is disclosed in the Crompton Disclosure Schedule shall specifically refer to the Section or subsection of this Agreement to which the information stated therein relates; provided, however, that any fact, condition or other information disclosed in any Section of the Crompton Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another Section of the Crompton Disclosure Schedule reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Section of the Crompton Disclosure Schedule (whether or not specific cross references are made).

        SECTION 9.8.    Definitions.

        (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Business Day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

        "Filed Crompton SEC Documents" means the Crompton SEC Documents filed by Crompton and publicly available prior to the date of this Agreement.

        "Filed Great Lakes SEC Documents" means the Great Lakes SEC Documents filed by Great Lakes and publicly available prior to the date of this Agreement.

        "GAAP" means generally accepted accounting principles in the United States.

        "Knowledge" of any Person that is not an individual means (i) with respect to Great Lakes regarding any matter in question, the actual knowledge of the chief executive officer, chief financial officer, general counsel, chief environmental officer and chief human resources officer of Great Lakes and (ii) with respect to Crompton regarding any matter in question, the actual knowledge of the chief executive officer, chief financial officer, general counsel, vice president with supervisory power over environmental matters and chief human resources officer of Crompton.

        "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

        "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

        (b)   The following terms are defined on the page of this Agreement set forth after such term below:

Adjusted Great Lakes Restricted Share Unit	9
Adjusted Great Lakes Restricted Shares	9
Adjusted Great Lakes Stock Option	8
Affected Employees	60
Agreement	2
Certificate	4
Certificate of Merger	2
Closing	2
Closing Date	2
Code	2
Confidentiality Agreement	54
Contract	14
Crompton	2
Crompton 2004 Financial Statements	31
Crompton 2004 Indentures	62
Crompton 9 7/8% Notes	62
Crompton 9 7/8% Notes Indenture	62
Crompton Adverse Recommendation Change	51
Crompton Adverse Recommendation or Termination Notice	51
Crompton Charter Documents	27
Crompton Common Stock	4
Crompton Consent Solicitations	62
Crompton Credit Agreement	64
Crompton Disclosure Schedule	26
Crompton Floating Rate Notes	62
Crompton Floating Rate Notes
Indenture	62
Crompton Material Adverse Effect	26
Crompton Material Contracts	38
Crompton Notes	62
Crompton Participating Preferred
Stock	27
Crompton Permits	32
Crompton Plans	35
Crompton Preferred Stock	27
Crompton Rights	27
Crompton Rights Agreement	27
Crompton SEC Documents	30
Crompton Significant Subsidiaries	27
Crompton Stock Plans	27
Crompton Stockholder Approval	30

Crompton Stockholders Meeting	53
Crompton Subsidiary Charter Documents	29
Crompton Superior Proposal	50
Crompton Takeover Proposal	50
Crompton Termination Fee	70
DGCL	2
Discretionary Amendments	62
Draft Form 10-K	40
EC Merger Regulation	14
Effective Time	3
Environmental Laws	23
Environmental Liabilities	23
ERISA	20
Excess Shares	6
Excess Shares Trust	6
Exchange Act	14
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	4
Form S-4	18
Governmental Authority	14
Great Lakes	2
Great Lakes 2004 Audited Financial Statements	15
Great Lakes Adverse Recommendation Change	49
Great Lakes Adverse Recommendation or Termination Notice	49
Great Lakes Board Designees	61
Great Lakes Charter Documents	12
Great Lakes Disclosure Schedule	11
Great Lakes Material Adverse Effect	11
Great Lakes Material Contracts	24
Great Lakes Permits	17
Great Lakes Plans	20
Great Lakes Restricted Share Unit	9
Great Lakes Restricted Shares	9
Great Lakes SEC Documents	15
Great Lakes Significant Subsidiaries	12
Great Lakes Stock Option	8
Great Lakes Stock Plans	8
Great Lakes Stockholder Approval	14
Great Lakes Stockholders Meeting	53
Great Lakes Subsidiary Charter Documents	14
Great Lakes Superior Proposal	48
Great Lakes Takeover Proposal	48
Great Lakes Termination Fee	69
Hazardous Materials	23
HSR Act	14
Indemnified Parties	57
Intellectual Property Rights	25
Joint Proxy Statement	14
Laws	16
Liens	12
Merger	2
Merger Amendments	62
Merger Consideration	4
Merger Sub Common Stock	28
Multiemployer Plan	20
New Credit Agreement	63
Original Crompton Board Members	61
PBGC	21
Permitted Changes	40
Release	23
Representatives	47
Restraints	64
Sarbanes-Oxley	17
SEC	10
Section 203	26
Section 404 Disclosure	67
Sections 302 and 906 Disclosure	67
Securities Act	15
Surviving Corporation	2
Taxes	19
Title IV Plan	20
WARN	22

        SECTION 9.9.    Interpretation.

        (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        SECTION 9.10.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.11.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CROMPTON CORPORATION
By:	/s/ ROBERT L. WOOD
	Name:	Robert L. Wood
	Title:	Chairman, President and Chief Executive Officer
COPERNICUS MERGER CORPORATION
By:	/s/ ROBERT L. WOOD
	Name:	Robert L. Wood
	Title:	President
GREAT LAKES CHEMICAL CORPORATION
By:	/s/ JEFFREY POTRZEBOWSKI
	Name:	Jeffrey Potrzebowski
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A
TO THE MERGER AGREEMENT

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GREAT LAKES CHEMICAL CORPORATION

(formerly Great Lakes Delaware, Inc.,
incorporated on January 26, 1970)

FIRST:	The name of the Corporation is Great Lakes Chemical Corporation.
SECOND:
The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
THIRD:
The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH:	The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.
FIFTH:	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
(a) to make, alter or repeal the By-laws of the Corporation; and
(b) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
SIXTH:	(a) The number of directors shall be not less than one. The exact number of directors shall be such as from time to time shall be fixed by, and in a manner set forth in, the By-laws of the Corporation.
(b)
Each director of the Corporation shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement or removal from office. Any vacancy in the Board of Directors or newly created directorship resulting from any increase in the number of directors may be filled by a majority of the directors then in office, excluding any directors who shall theretofore have resigned as of a future date, although less than a quorum.
SEVENTH:	The Corporation is to have perpetual existence.

EIGHTH:
The books of the Corporation may be kept (except as may be otherwise required by law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.
NINTH:
The Corporation shall indemnify the directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Directors of the Corporation, to the fullest extent permitted by the General Corporation Law of the State of Delaware, shall not be liable to the Corporation or its stockholders for monetary damages for breach of their fiduciary duty as a director.
TENTH:
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.
ELEVENTH:
None of the following transactions may be effectuated unless a meeting of stockholders of the Corporation is held to act thereon and the votes of the holders of its voting securities representing at least two-thirds of the votes entitled to be cast are cast in favor thereof:
(a) An acquisition by the Corporation of stock of an Interested Party;
(b) A sale, lease or exchange of all or the major portion of the assets of the Corporation of an Interested Party to the other;
(c) A merger or consolidation to which the Corporation and an Interested Party are parties; or
(d) An amendment or repeal of this Article.

As used in this Article, "Interested Party" means any person, firm or corporation, or any group thereof acting in concert, which owns of record or beneficially, directly or indirectly, more than 10% of any class of the stock of the Corporation.
TWELFTH:
Notwithstanding any provision of Delaware law, or any other provision of this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation, whether voting as a class or otherwise, must be taken at a duly called annual or special meeting of the stockholders of the Corporation and may not be taken by consent in writing of such stockholders.

No amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article Twelfth unless such amendment, in addition to receiving any stockholder vote or consent required by the laws of the State of Delaware in effect at the time, shall receive the affirmative vote or consent of the holders of 80% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Twelfth.

EXHIBIT B
TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

        The undersigned, a holder of shares of common stock, par value $1.00 per share ("Great Lakes Common Stock"), of GREAT LAKES CHEMICAL CORPORATION, a Delaware corporation ("Great Lakes"), acknowledges that the undersigned may be deemed an "affiliate" of Great Lakes within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact. Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 8, 2005, among CROMPTON CORPORATION, a Delaware corporation ("Crompton"), COPERNICUS MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Crompton ("Merger Sub"), and Great Lakes, Merger Sub will be merged with and into Great Lakes (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive common stock, par value $0.01 per share ("Crompton Common Stock"), of Crompton.

        If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Crompton Common Stock received by the undersigned in exchange for any shares of Great Lakes Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Crompton will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Crompton Common Stock by the undersigned.

        The undersigned hereby represents to and covenants with Crompton that the undersigned will not sell, assign or transfer any of the shares of Crompton Common Stock received by the undersigned in exchange for shares of Great Lakes Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

        In the event of a sale or other disposition by the undersigned of the shares of Crompton Common Stock pursuant to Rule 145, the undersigned will supply Crompton with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Crompton may instruct its transfer agent to withhold the transfer of any shares of Crompton Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Crompton shall cause the transfer agent to effectuate the transfer of the shares of Crompton Common Stock sold as indicated in such letter.

        Crompton covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Crompton Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

        The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Crompton Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion from counsel to the effect that such legend is no longer required for purposes of the Securities Act.

        There will be placed on the certificates for Crompton Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

        It is understood and agreed that certificates with the legend set forth above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Crompton Common Stock received in the Merger and the provisions of Rule 145(c)(2) are then available, (ii) two years shall have elapsed from the date the undersigned acquired the Crompton Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available or (iii) Crompton has received either a written opinion of counsel, or a "no action" letter obtained by the undersigned from the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

        The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Crompton Common Stock and (ii) the receipt by Crompton of this letter is an inducement to Crompton's obligations to consummate the Merger.

                        Very truly yours,

Dated:

ANNEX I TO
EXHIBIT B OF THE MERGER AGREEMENT

        On [            ], the undersigned sold the securities of CROMPTON CORPORATION ("Crompton") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of COPERNICUS MERGER CORPORATION, a Delaware corporation, with and into GREAT LAKES CHEMICAL CORPORATION, a Delaware corporation.

        Based upon the most recent report or statement filed by Crompton with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a) (38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

[Space to be provided for description of the Securities]

EXHIBIT C
OF THE MERGER AGREEMENT

Form of Great Lakes Tax Certificate

GREAT LAKES CHEMICAL CORPORATION CERTIFICATE

        In connection with the merger of Copernicus Merger Corporation ("Merger Sub"), a Delaware corporation and a directly wholly-owned subsidiary of Crompton Corporation, a Delaware corporation ("Crompton"), with and into Great Lakes Chemical Corporation, a Delaware corporation ("Great Lakes"), pursuant to the Agreement and Plan of Merger, dated as of March 8, 2005 (the "Merger Agreement"), among Crompton, Merger Sub, and Great Lakes, Great Lakes hereby certifies the following are now true and will continue to be true as of the Effective Time and thereafter where relevant (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

  1.
  The consideration to be received in the Merger by the stockholders of Great Lakes was the result of arm's-length bargaining between the managements of Great Lakes and Crompton. The fair market value of the common stock of Crompton ("Crompton Common Stock") and any cash received in lieu of fractional shares to be received by each stockholder of Great Lakes will be approximately equal to the fair market value of the common stock of Great Lakes ("Great Lakes Common Stock") surrendered in the Merger.

  2.
  Prior to and in connection with the Merger, no outstanding stock of Great Lakes has been or will be (i) redeemed by Great Lakes, or (ii) acquired by a person related to Great Lakes (with the meaning of Treasury Regulation Section 1.368-1(e)(3) determined without regard to Treasury Regulation Section 1.368-1(e)(3)(i)(A)) for consideration other than Crompton Common Stock or Great Lakes Common Stock.

  3.
  To the best knowledge of Great Lakes, there is no plan or intention on the part of any stockholders of Great Lakes to sell, exchange, or otherwise dispose of Crompton Common Stock to be received in the Merger by such holder of Great Lakes Common Stock directly or indirectly to Crompton or to a person related to Crompton (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) for consideration other than Crompton Common Stock.

  4.
  Great Lakes has no outstanding equity interests other than as described in Section 3.2 of the Merger Agreement. At the Effective Time and following the Merger, Great Lakes will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Great Lakes that, if exercised or converted, would affect Crompton's acquisition or retention of "control" of Great Lakes within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

  5.
  Great Lakes has no plan or intention to alter the terms of the Great Lakes Common Stock or to issue additional shares of its stock that would result in Crompton losing "control" of Great Lakes within the meaning of Section 368(c) of the Code.

  6.
  Holders of Great Lakes Common Stock do not have dissenter's rights in connection with the Merger.

  7.
  Great Lakes and its stockholders will pay their respective expenses, if any, incurred in connection with the Merger, except that the costs and expenses described in Section 6.5 of the Merger Agreement shall be borne by the parties in accordance therewith.

  8.
  Great Lakes is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

  9.
  Great Lakes is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

  10.
  There is no intercorporate indebtedness existing between Crompton and Great Lakes or between Merger Sub and Great Lakes that was issued, acquired, or will be settled at a discount.

  11.
  In the Merger, shares of Great Lakes Common Stock representing control of Great Lakes within the meaning of Section 368(c) of the Code will be exchanged solely for Crompton Common Stock. In connection with the Merger, no shares of Great Lakes Common Stock will be exchanged for cash or other property originating with Crompton or any person related to Crompton (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) except for cash received by holders of Great Lakes Common Stock in lieu of fractional shares of Crompton Common Stock. Further, no liabilities of Great Lakes or of the stockholders of Great Lakes will be assumed by Crompton, nor to the best of the knowledge of the management of Great Lakes, will any Great Lakes Common Stock be subject to any liabilities.

  12.
  In connection with the Merger, Great Lakes has not sold, transferred, or otherwise disposed of any of its assets as would prevent Crompton or members of its qualified group (within the meaning of Treasury Regulation 1.368-1(d)(4)(ii)) from causing Great Lakes after the Merger to continue the historic business of Great Lakes or to use a significant portion of Great Lakes' historic business assets in a business.

  13.
  On the date of the Merger, the fair market value of the assets of Great Lakes will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

  14.
  Following the Merger, Great Lakes will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Great Lakes to Great Lakes stockholders who receive cash or other property in the Merger, amounts used by Great Lakes to pay its reorganization expenses and those of its stockholders, and all redemptions and distributions (except for regular, normal dividends) made by Great Lakes will be included as assets of Great Lakes immediately prior to the Merger.

  15.
  None of the compensation to be received by any stockholder-employee of Great Lakes in the Merger will be separate consideration for, or allocable to, any of their shares of Great Lakes Common Stock; none of the Crompton Common Stock to be received by any stockholder-employee of Great Lakes will be separate consideration for, or allocable to, any employment or consulting agreement; and the compensation to be paid to any stockholder-employee after the Merger pursuant to arrangements entered into in connection with the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

  16.
  All options, warrants, or rights to acquire shares of Great Lakes Common Stock were issued with an exercise price no less than fair market value at the time of issue.

  17.
  The Merger is being effected for bona fide business reasons, as described in the Joint Proxy Statement.

  18.
  The Merger Agreement (including all exhibits and attachments thereto) represents the full and complete agreement between Crompton and Great Lakes regarding the Merger, and there are no other written or oral agreements regarding the Merger.

  19.
  The payment of cash in lieu of fractional shares of Crompton Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Crompton of issuing fractional shares, if any, and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Great Lakes Common Stock in lieu of issuing fractional shares of Crompton Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of Great Lakes Common Stock in exchange for their Great Lakes Common Stock.

        The undersigned recognizes that opinions issued by counsel of Crompton and Great Lakes regarding certain federal income tax consequences of the Merger ("Tax Opinions") will be based on the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto. The Tax Opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all respects.

        IN WITNESS WHEREOF, Great Lakes has executed this Certificate on this            day of            , 2005.

Great Lakes Chemical Corporation
By:
Name:
Title:

EXHIBIT D
OF THE MERGER AGREEMENT

Form of Crompton and Merger Sub Tax Certificate

CROMPTON CORPORATION
CERTIFICATE

        In connection with the merger (the "Merger") of Copernicus Merger Corporation ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of Crompton Corporation, a Delaware corporation ("Crompton"), with and into Great Lakes Chemical Corporation, a Delaware corporation ("Great Lakes"), pursuant to the Agreement and Plan of Merger, dated as of March 8, 2005 (the "Merger Agreement"), among Crompton, Merger Sub, and Great Lakes, Crompton hereby certifies, on behalf of Crompton and Merger Sub, the following are now true and will continue to be true as of the Effective Time and thereafter where relevant (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

  1.
  The consideration to be issued in the Merger to the stockholders of Great Lakes was the result of arm's-length negotiation between the managements of Crompton and Great Lakes. The fair market value of the common stock of Crompton ("Crompton Common Stock") and any cash in lieu of fractional shares to be received by each stockholder of Great Lakes will be approximately equal to the fair market value of the common stock of Great Lakes ("Great Lakes Common Stock") surrendered in the Merger.

  2.
  In connection with the Merger, none of the Great Lakes Common Stock will be acquired by Crompton or any person related to Crompton (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) for consideration other than Crompton Common Stock and cash in lieu of fractional share interests therein.

  3.
  In the Merger, shares of Great Lakes Common Stock representing control of Great Lakes, as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), will be exchanged solely for Crompton Common Stock. In connection with the Merger, no shares of Great Lakes Common Stock will be exchanged for cash or other property originating with Crompton or any person related to Crompton (within the meaning of Treasury Regulation Section 1.368-1(e)(3)). Further, no liabilities of Great Lakes or of the stockholders of Great Lakes will be assumed by Crompton, nor to the best knowledge of the management of Crompton, will any Great Lakes Common Stock be subject to any liabilities.

  4.
  Following the Merger, Crompton will cause Great Lakes to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Merger Sub held immediately before the Merger. For purposes of this representation, assets transferred from Crompton to Merger Sub are not included as assets of Merger Sub immediately before the Merger where such assets are used to pay reorganization expenses, to pay creditors of Great Lakes or to enable Merger Sub to satisfy state minimum capitalization requirements (where the money is returned to Crompton as part of the transaction).

  5.
  Following the Merger, the historic business of Great Lakes will be continued by, or a significant portion of Great Lakes' historic business assets will be used in a business of, Crompton or a corporation within Crompton's qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)).

  6.
  Crompton has no plan or intention to liquidate Great Lakes; to merge Great Lakes with or into another corporation; to sell, distribute or otherwise dispose of Great Lakes Common Stock acquired in the Merger except for transfers or successive transfers of Great Lakes Common Stock to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor; or to cause Great Lakes to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers or successive transfers of assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation.

  7.
  In connection with the Merger, neither Crompton nor any person related to Crompton (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) will purchase, exchange, redeem, or otherwise acquire (directly or indirectly) any Crompton Common Stock issued to holders of Great Lakes Common Stock in the Merger.

  8.
  Holders of Great Lakes Common Stock do not have dissenter's rights in connection with the Merger.

  9.
  Crompton and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger, except that the costs and expenses described in Section 6.5 of the Merger Agreement shall be borne by the parties in accordance therewith. Crompton will not pay any of the expenses of the stockholders of Great Lakes incurred in connection with the Merger.

  10.
  Neither Crompton nor any person related to Crompton (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) has owned any stock of Great Lakes during the past five (5) years.

  11.
  Neither Crompton nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

  12.
  At the Effective Time, Crompton will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

  13.
  Crompton has no plan or intention to cause Great Lakes to alter the terms of the Great Lakes Common Stock or to issue additional shares of its stock that would result in Crompton losing control of Great Lakes within the meaning of Section 368(c) of the Code.

  14.
  There is no intercorporate indebtedness existing between Crompton and Great Lakes or between Merger Sub and Great Lakes that was issued, acquired, or will be settled at a discount.

  15.
  Merger Sub will have no liabilities assumed by Great Lakes, and will not transfer to Great Lakes any assets subject to liabilities, in the Merger.

  16.
  None of the compensation to be received by any stockholder-employee of Great Lakes will be separate consideration for, or allocable to, any of such person's shares of Great Lakes Common Stock; none of the shares of Crompton Common Stock to be received by any stockholder-employee of Great Lakes in the Merger will be separate consideration for, or allocable to, any past or future services; and the compensation to be paid to any stockholder-employee after the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

  17.
  The Merger is being effected for bona fide business reasons, as described in the Joint Proxy Statement.

  18.
  The Merger Agreement (including all exhibits and attachments thereto) represents the full and complete agreement between Crompton and Great Lakes regarding the Merger, and there are no other written or oral agreements regarding the Merger.

  19.
  The payment of cash in lieu of fractional shares of Crompton Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Crompton of issuing fractional shares, if any, and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Great Lakes Common Stock in lieu of issuing fractional shares of Crompton Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of Great Lakes Common Stock in exchange for their Great Lakes Common Stock.

  20.
  Crompton Common Stock entitles the holder to vote for the election of the board of directors of Crompton.

  21.
  No holder of Great Lakes Common Stock is acting as agent for Crompton in connection with the Merger or approval thereof, and neither Crompton nor Merger Sub will reimburse any holder of Great Lakes Common Stock for the Great Lakes Common Stock such holder may have purchased, or for other obligations such holder may have incurred, as agent for Crompton or Merger Sub.

        The undersigned recognizes that opinions issued by counsel of Crompton and Great Lakes regarding certain federal income tax consequences of the Merger ("Tax Opinions") will be based on the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto. The Tax Opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all respects.

        IN WITNESS WHEREOF, Crompton, on behalf of Crompton and Merger Sub, has executed this Certificate on this        day of                    , 2005.

Crompton Corporation
By:
Name:
Title:

ANNEX B

CONFIDENTIAL

March 8,2005

The Board of Directors
Crompton Corporation
199 Benson Road
Middlebury, CT 06749

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to Crompton Corporation, a Delaware corporation ("Crompton"), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger dated as of March 8, 2005 (the "Merger Agreement"), among Crompton; Copernicus Merger Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Crompton ("Merger Sub"); and Great Lakes Chemical Corporation, a Delaware corporation ("GLCC"). As more fully described in the Merger Agreement, (i) Merger Sub shall be merged with and into GLCC (the "Merger") and (ii) each outstanding share of the common stock, par value $1.00 per share, of GLCC ("GLCC Common Stock"), other than shares of GLCC Common Stock owned by GLCC as treasury stock or owned by Crompton or Merger Sub, shall be converted into the right to receive 2.2232 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Crompton ("Crompton Common Stock").

        In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Crompton and certain senior officers and other representatives and advisors of GLCC concerning the businesses, operations and prospects of Crompton and GLCC. We examined certain publicly available business and financial information relating to Crompton and GLCC as well as certain financial forecasts and other information and data relating to Crompton and GLCC which were provided to or discussed with us by the respective managements of Crompton and GLCC, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Crompton and GLCC to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of each of Crompton Common Stock and GLCC Common Stock; the historical and projected earnings and other operating data of each of Crompton and GLCC; and the capitalization and financial condition of each of Crompton and GLCC. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Crompton and GLCC. We also evaluated certain potential pro forma financial effects of the Merger on Crompton. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

        In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Crompton and GLCC that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Crompton and GLCC provided to or otherwise reviewed by

B-1

or discussed with us, we have been advised by the respective managements of Crompton and GLCC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Crompton and GLCC as to the future financial performance of Crompton and GLCC, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger and the other matters covered thereby. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Crompton, GLCC or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Crompton and GLCC. We are not expressing any opinion as to what the value of the Crompton Common Stock actually will be when issued pursuant to the Merger, or the price at which the Crompton Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Crompton or GLCC nor have we made any physical inspection of the properties or assets of Crompton or GLCC. We were not requested to, and we did not, consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Crompton or the effect of any other transaction in which Crompton might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it and we do not assume any obligation to update, revise or reaffirm this opinion.

        Citigroup Global Markets Inc. has acted as financial advisor to Crompton in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided, and currently provide, services to Crompton and GLCC unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, (i) acting as co-syndication agent and lender in connection with Crompton's $120 million revolving credit facility dated as of August 16, 2004, (ii) acting as joint book-running manager for the August 16, 2004, offering by Crompton of $375 million 9-7/8% senior notes due 2012 and $225 million floating rate notes due 2010 and (iii) acting as lead arranger, administrative agent and lender in connection with GLCC's $375 million revolving credit facility dated as of September 30, 2004. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Crompton and GLCC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Crompton, GLCC and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Crompton in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Crompton.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

B-2

ANNEX C

March 8, 2005

Board of Directors
Crompton Corporation
199 Benson Road
Middlebury, CT 06749

Members of the Board:

        We understand that Crompton Corporation ("Crompton" or the "Company"), Copernicus Merger Corporation, a wholly owned subsidiary of Crompton ("Crompton Merger Sub"), and Great Lakes Chemical Corporation ("Great Lakes") propose to enter into an Agreement and Plan of Merger dated as of March 8, 2005 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Crompton Merger Sub with and into Great Lakes. Pursuant to the Merger, Great Lakes will become a wholly owned subsidiary of the Company, and each outstanding share of common stock, par value $1.00 per share (the "Great Lakes Common Stock"), of Great Lakes, other than shares held in treasury or shares owned by Crompton or Crompton Merger Sub, will be converted into the right to receive 2.2232 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Exchange Ratio to be paid pursuant to the Merger Agreement is fair from a financial point of view to the Company.

        For purposes of the opinion set forth herein, we have:

  (a)
  reviewed certain publicly available financial statements and other business and financial information of Great Lakes and the Company, respectively;

  (b)
  reviewed certain internal financial statements and other financial and operating data concerning Great Lakes and the Company, respectively;

  (c)
  reviewed certain financial projections prepared by the managements of Great Lakes and the Company, respectively;

  (d)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the managements of Great Lakes and the Company, respectively;

  (e)
  discussed the past and current operations and financial condition and the prospects of Great Lakes, including information relating to certain strategic, financial and operational benefits anticipated from the Merger with senior executives of Great Lakes;

  (f)
  discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger with senior executives of the Company;

  (g)
  reviewed the pro forma impact of the Merger on the Company's earnings per share, cash flow, consolidated capitalization and financial ratios;

  (h)
  reviewed the reported prices and trading activity for Great Lakes Common Stock and the Company Common Stock;

  (i)
  compared the financial performance of Great Lakes and the Company and the prices and trading activity of Great Lakes Common Stock and the Company Common Stock with that of certain other publicly-traded companies comparable with Great Lakes and the Company, respectively, and their securities;

  (j)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (k)
  participated in discussions and negotiations among representatives of Great Lakes and the Company and their financial and legal advisors;

  (l)
  reviewed the Merger Agreement and certain related documents; and

  (m)
  performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by Great Lakes and the Company for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Great Lakes and the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended.

        Morgan Stanley has also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal or tax advisors and have relied upon, without independent verification, the assessment of the Company and its legal and tax advisors with respect to legal and tax matters.

        We have not made any independent valuation or appraisal of the assets or liabilities of Great Lakes, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof, may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the transaction. In the past, we have provided financial advisory and financing services for the Company and Great Lakes and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, Great Lakes or any other company or any currency or commodity that may be involved in this transaction.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the

Securities and Exchange Commission in connection with this transaction. In addition, this opinion does not in any manner address the prices at which the Company's Common Stock will trade following consummation of the transaction and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and Great Lakes should vote at the shareholders' meetings to be held in connection with the transaction.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio to be paid pursuant to the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ PATRICK MCDONOUGH Patrick McDonough Managing Director

ANNEX D

March 8, 2005

Board of Directors
Great Lakes Chemical Corporation
9025 North River Road, Suite 400
Indianapolis, Indiana 46240

Members of the Board of Directors:

        Great Lakes Chemical Corporation (the "Company"), Crompton Corporation (the "Acquiror"), and Copernicus Merger Corporation, a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $1.00 per share (the "Company Shares"), other than any shares owned by the Company as treasury stock or by the Acquiror or the Acquisition Sub, will be converted into the right to receive 2.2232 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $0.01 per share (the "Acquiror Shares").

        You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and the Acquiror, respectively;

  (3)
  Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  (8)
  Reviewed the potential pro forma impact of the Merger;

  (9)
  Reviewed a draft dated March 8, 2005 of the Agreement; and

D-1

  (10)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

        In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of the Company.

        We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

        We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

D-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

        Delaware.    Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court will deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

        Article X of the Amended and Restated Certificate of Incorporation and Article VI of the Bylaws of Crompton Corporation provide for the indemnification of directors and officers as authorized by Section 145 of the Delaware General Corporation Law. The directors and officers of Crompton Corporation and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by us.

ITEM 21. Exhibits and Financial Statement Schedules

(a)
Exhibits. The following exhibits are filed herewith or incorporated herein by reference by reference to the respective reports and registration statements identified in the parenthetical clause following the description of the exhibit:

        See Index to Exhibits, which is incorporated by reference in this item.

(b)
Financial Statement Schedule

        Not applicable.

ITEM 22. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Crompton pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining any liability under the Securities Act of 1933, each filing of Crompton's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (5)   That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (6)   That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on June 2, 2005.

CROMPTON CORPORATION
By:	/s/ ROBERT L. WOOD
Name:	Robert L. Wood
Title:	Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT L. WOOD (Robert L. Wood)	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 2, 2005
/s/ KAREN R. OSAR (Karen R. Osar)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 2, 2005
* (Michael F. Vagnini)	Senior Vice President and Corporate Controller (Principal Accounting Officer)	June 2, 2005
* (Robert A. Fox)	Director	June 2, 2005
* (Roger L. Headrick)	Director	June 2, 2005
* (Leo I. Higdon, Jr.)	Director	June 2, 2005
* (C.A. Piccolo)	Director	June 2, 2005

* (Bruce F. Wesson)	Director	June 2, 2005
* (Patricia K. Woolf)	Director	June 2, 2005

*
An asterisk denotes execution by Robert L. Wood, Karen R. Osar or Lynn Schefsky, as attorney-in-fact.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 8, 2005, by and among the Registrant, Copernicus Merger Corporation and Great Lakes Chemical Corporation (attached as Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)*
3.1
Amended and Restated Certificate of Incorporation of the Registrant dated September 1, 1999 (incorporated by reference to Exhibit 3(i)(a) to the Registrant's Form 10-K for the fiscal year ended December 31, 2001 ("2001 Form 10-K"))
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant dated April 27, 2000 (incorporated by reference to Exhibit 3(i)(b) to the Registrant's 2001 Form 10-K)
3.3	Certificate of Change of Location of Registered Office and of Registered Agent dated May 18, 2000 (incorporated by reference to Exhibit 3(i)(c) to the Registrant's 2001 Form 10-K)
3.4	By-laws of the Registrant (incorporated by reference to Exhibit 3(ii) to the Registrant's 2001 Form 10-K)
4.1
Rights Agreement dated as of September 2, 1999, by and between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent which includes, as Exhibit A, the form of Certificate of Designations setting forth the terms of the Registrant's Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-A dated September 28, 1999)
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP regarding legality of the securities of the Registrant to be registered under this Registration Statement*****
8.1	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the United States federal income tax consequences of the merger to stockholders of the Registrant*****
8.2	Opinion of Weil, Gotshal & Manges LLP regarding the United States federal income tax consequences of the merger to Great Lakes Chemical Corporation stockholders*****
15.1	Accountants' Acknowledgment
23.1	Consent of KPMG LLP, independent registered public accounting firm for the Registrant
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Great Lakes Chemical Corporation
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.4	Consent of Mayer, Brown, Rowe & Maw LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference)
23.5	Consent of Weil, Gotshal & Manges LLP (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference)
24.1	Powers of Attorney of the Registrant's directors**
99.1	Form of Proxy Card for the Registrant's common stockholders***
99.2	Form of Proxy Card for Great Lakes Chemical Corporation's common stockholders***
99.3	Consent of Citigroup Global Markets, Inc.****
99.4	Consent of Morgan Stanley & Co. Incorporated****

99.5	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated****
99.6	Consent of persons named as about to become directors of the Registrant**

*
Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to the Agreement and Plan of Merger have been omitted from Exhibit 2.1:

  Great Lakes Disclosure Schedules:

Section 3.2(a)	Capitalization
Section 3.2(b)	Voting Arrangements
Section 3.3	Authority; Noncontravention; Voting Requirements
Section 3.4	Governmental Approvals
Section 3.6	Absence of Certain Changes or Events
Section 3.8	Compliance with Laws; Permits
Section 3.10(a)	Foreign Tax Returns
Section 3.10(b)	Tax Deficiencies
Section 3.10(e)	Pending Income or Franchise Tax Audits and Proceedings
Section 3.10(f)	Non-deductible Payments
Section 3.11(a)	Material Employee Benefits Plans
Section 3.11(i)	Post-employment Life Insurance or Health Coverage
Section 3.11(j)	Vesting, Acceleration or Contributions of Employee Benefits
Section 3.11(l)	Recognized Labor/Union Organizations and Plant Closures
Section 3.12	Environmental Matters
Section 3.14	Title to Properties
Section 5.1(a)	Conduct of Business
Crompton Disclosure Schedules:
Section 4.1	Organization; Standing; Corporate Power; Subsidiaries
Section 4.2	Capitalization
Section 4.3	Authority; Noncontravention; Voting Requirements
Section 4.4	Governmental Approvals
Section 4.5	Crompton SEC Documents; Undisclosed Liabilities; Off-Balance Sheet Contracts
Section 4.6	Absence of Certain Changes or Events
Section 4.7	Legal Proceedings
Section 4.8	Compliance with Laws; Permits
Section 4.9	Information Supplied
Section 4.10	Tax Matters
Section 4.11	Employee Benefits and Labor Matters
Section 4.12	Environmental Matters
Section 4.13	Contracts
Section 4.14	Title to Properties
Section 4.15	Intellectual Property
Section 4.16	Opinions of Financial Advisors
Section 4.17	Brokers and Other Advisors
Section 4.18	State Takeover Statutes; Crompton Charter Documents
Section 4.19	Operation of Merger Sub
Section 4.20	Draft Form 10-K
Section 5.1(b)	Conduct of Business
Section 7.3(d)	Section 404 Certification

  Crompton agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule.

**
Filed with the original filing of this registration statement (Registration No. 333-123857) on April 5, 2005.

***
Filed with Amendment No. 1 to this registration statement (Registration No. 333-123857) on May 10, 2005.

****
Filed with Amendment No. 2 to this registration statement (Registration No. 333-123857) on May 20, 2005.

*****
Filed with Amendment No. 3 to this registration statement (Registration No. 333-123857) on June 1, 2005.

QuickLinks

TABLE OF CONTENTS
SUMMARY
Selected Historical Consolidated Financial Data of Crompton
Selected Historical Consolidated Financial Data of Great Lakes
Comparative Per Share Data
Selected Unaudited Pro Forma Combined Condensed Financial and Other Data
RISK FACTORS
THE COMPANIES
MARKET PRICES AND DIVIDEND INFORMATION
THE SPECIAL MEETINGS
THE MERGER
THE MERGER AGREEMENT
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF CROMPTON CAPITAL STOCK
COMPARISON OF THE RIGHTS OF CROMPTON AND GREAT LAKES STOCKHOLDERS
ADDITIONAL INFORMATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Combined Balance Sheet As of March 31, 2005 (in thousands)
Unaudited Pro Forma Combined Statement of Operations For the Year Ended December 31, 2004 (in thousands except per share data)
Unaudited Pro Forma Combined Statement of Operations For the Quarter Ended March 31, 2005 (in thousands except per share data)
AGREEMENT AND PLAN OF MERGER
ARTICLE I The Merger
ARTICLE II Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Great Lakes Stock Options, Great Lakes Restricted Share Units and Great Lakes Restricted Shares
ARTICLE III Representations and Warranties of Great Lakes
ARTICLE IV Representations and Warranties of Crompton and Merger Sub
ARTICLE V Covenants Relating to the Conduct of Business; Non-Solicitation
ARTICLE VI Additional Agreements
ARTICLE VII Conditions Precedent
ARTICLE VIII Termination; Amendment
ARTICLE IX Miscellaneous
  EXHIBIT C OF THE MERGER AGREEMENT
  ANNEX B
  ANNEX C
SIGNATURES
EXHIBIT INDEX